Form 10-K, Exhibit 13
period 1993-12-31
SUNDSTRAND CORP /DE/
filed 1994-03-04
CIK 95395

SUNDSTRAND CORPORATION

1993 Annual Report

Sundstrand Aerospace
Milton Roy Company
The Falk Corporation
Sullair Corporation






                                  [Front Cover]

CONTENTS

Financial Highlights   1
Mission Statement   2
Letter to Shareholders   3
Sundstrand at a Glance   6
Aerospace Market Review   8
Industrial Market Review   16
Financial Contents   24
Management's Discussion and Analysis   25
Financial Statements   30
Board of Directors   48
Officers   49
Sundstrand Corporate Information   50






                              [Inside front cover]

FINANCIAL HIGHLIGHTS



(Dollar amounts in millions except per share data)

                                    1993            1992            Change
                                                 (restated)

Net sales                         $1,383.1       $1,479.1           (6.5%)
Orders received                   $1,151.5       $1,527.3          (24.6%)
Unfilled orders                   $  682.4       $  914.0          (25.3%)
Net earnings (loss)               $  140.7       $ (121.7)            NM
Net earnings (loss) per share     $   3.97       $  (3.37)            NM
Dividends per share               $   1.20       $  1.175            2.1%
Year-end employment                  9,300         10,800          (13.9%)




SUNDSTRAND SALES PROFILE

[Pie chart:]        Aerospace   54%
                    Industrial   46%

[Pie chart:]        Commercial   77%
                    Military (a)   23%

[Pie chart:]        Domestic   65%
                    International   35%

(a) Military sales include sales to other government agencies.



                                       [1]

MISSION STATEMENT

To satisfy the needs of selected worldwide aerospace and industrial markets by developing and manufacturing high quality, proprietary, technology-based components and subsystems and by achieving customer satisfaction.

To serve market segments where we can either be a market leader or have a strategy to become one while achieving returns that reward shareholders and employees and permit the business to grow and prosper.



                                       [2]

TO OUR SHAREHOLDERS

[Bar chart:]


SHARES OUTSTANDING AT YEAR END
(millions)      1989      1990      1991      1992      1993
                ----      ----      ----      ----      ----

                37.1      36.0      36.1      36.1      33.5


Our aerospace markets continued to decline during 1993, while our industrial markets remained flat. Although this weakness caused our sales for the year to be disappointing, we accomplished several strategic initiatives which will enhance the Company's performance when our markets recover. The focus of these often painful actions remains long-term growth in shareholder value.

SIGNIFICANT ACTIVITIES
Through the ongoing restructuring of our operations, we achieved a cost and organizational structure appropriate for the anticipated level of business available in our markets. These efforts produced record cash flow and strong operating margins. We will continue to adjust our cost structure to match projected sales activity, reflecting our strategy of significantly improving margins during a recovery through operating leverage. We also have made steady progress introducing modern management practices. Techniques such as self-directed work teams and integrated product development improve operating efficiency and apply the talents of all employees in achieving optimum performance.
     The continuing review of our businesses against our strategic objectives led to the sale of the Sundstrand Data Control division of our aerospace segment
(SDC) to AlliedSignal for $195 million in November 1993. As avionics technology evolved, we concluded that the systems integrators would dominate the market to the detriment of the specialty subsystems suppliers. Accordingly, we determined that the long-term financial investment required to be competitive in the avionic systems business was not consistent with our objectives, and SDC was divested. The proceeds were used primarily to repay high-cost, long-term debt. All financial results in this annual report reflect SDC as a discontinued operation.
     In February 1993, the Company's Board of Directors authorized the repurchase of up to four million shares of the Company's common stock, reflecting its confidence in our long-term earnings and cash flow potential. In November, the repurchase of an additional six million shares was authorized. By year end, we had purchased 3,273,300 shares. Through dividend payments and the repurchase of our common stock, we returned more than $170 million to our shareholders in 1993. We will continually evaluate the optimum application of the Company's considerable cash flow capacity to dividends, share repurchases, and investment opportunities.

FINANCIAL PERFORMANCE
Sales were $1,383.1 million in 1993 compared with sales of $1,479.1 million in 1992. Aerospace sales declined to 54 percent of our total sales, reflecting the sale of SDC, the persistent weakness in commercial aerospace markets, and the continuing reduction in military aerospace spending. Industrial segment sales were flat compared with 1992 results.

[Bar chart:]

EARNINGS PER SHARE FROM CONTINUING OPERATIONS
(dollars)       1989      1990      1991      1992      1993
                ----      ----      ----      ----      ----

                2.54      2.66      2.45      1.94      2.56


     Net earnings were $140.7 million in 1993, including earnings of $55.0 million from the discontinued SDC business and a $5.0 million extraordinary charge related to the early retire-



                                       [3]

[Photo description:]
Photo of Robert J. Smuland, Executive Vice President and Chief Operating Officer, Aerospace; Berger G. Wallin, Executive Vice President and Chief Operating Officer, Industrial; Harry C. Stonecipher, Chairman of the Board, President and Chief Executive Officer; Paul Donovan, Executive Vice President and Chief Financial Officer.

[Photo caption:]
(Left to right) Robert J. Smuland, Executive Vice President and Chief Operating Officer, Aerospace; Berger G. Wallin, Executive Vice President and Chief Operating Officer, Industrial; Harry C. Stonecipher, Chairman of the Board, President and Chief Executive Officer; Paul Donovan, Executive Vice President and Chief Financial Officer


ment of long-term debt. Earnings from continuing operations were $90.7 million, or $2.56 per share, in 1993. Excluding restructuring charges, 1992 earnings from continuing operations were $90.5 million, or $2.51 per share. As a percentage of sales, marketing and administrative expenses fell from 22.3 percent in 1992 to 21.1 percent in 1993. We were pleased to achieve strong operating profit margins in 1993 of 14.1 percent in our aerospace businesses, and 13.4 percent in our industrial businesses, for a total Company average of
13.8 percent.

[Bar chart:]


OPERATING CASH FLOW PER SHARE AFTER CAPITAL SPENDING
(dollars)       1989      1990      1991      1992      1993
                ----      ----      ----      ----      ----

                .54       2.77      3.31      4.32      5.19


     In 1993, cash flow from operations after capital spending was $183.6 million, compared with $155.1 million in 1992. Our 1993 operating cash flow was enhanced by a $124.3 million reduction in working capital. We expect to make further improvements in the coming years.
     With the cash from the sale of SDC, we prepaid $145 million of high-cost, long-term debt, which contributed to the reduction in our debt-to-capital ratio from 47.5 percent at year-end 1992 to 35.5 percent at year-end 1993. Our



                                       [4]
improved balance sheet and continued strong cash flow will provide us with the financial flexibility to continue our stock repurchase program and to pursue future growth and acquisition opportunities.

[Bar chart:]

DIVIDENDS PER SHARE
(dollars)       1989      1990      1991      1992      1993
                ----      ----      ----      ----      ----

                .90       1.10      1.10      1.175     1.20

OUTLOOK
We continue to evaluate possible acquisitions which would add sales growth and enhance the Company's long-term financial performance. We were disappointed in 1993 that, although numerous candidates were explored, we found none that met our stringent criteria.
     Long-term growth is expected to result from a sustained recovery of the commercial aerospace industry and continued international expansion in our industrial businesses. We are actively pursuing new partnerships in Asia and the Pacific Rim and building our market presence over the longer term in Eastern Europe. During 1993, our Sullair industrial unit began work on establishing a compressor assembly and distribution joint venture in China, and our Falk subsidiary initiated steps to form an alliance for gear manufacturing in Indonesia. Our aerospace segment participates in the rapidly growing Chinese aviation industry as Western aircraft are sold in this market.
     Even though we expect most of our major markets to remain relatively weak through 1994, our progress in 1993 will allow us to sustain strong operating margins and cash flow. As our markets begin to recover, we expect to enjoy significant improvements in operating performance which will result in greater returns for our shareholders.

RETIREMENT
We would like to acknowledge the contributions of David C. Acheson, President of the Atlantic Council of the United States, who retired as a director upon the expiration of his term at the 1993 Annual Meeting of Stockholders. Mr. Acheson served as a director since 1989, and has become a Director Emeritus of the Company.

We thank our shareholders, employees, customers, and suppliers for their continued support.

February 16, 1994

/s/ Harry C. Stonecipher
Harry C. Stonecipher
Chairman of the Board, President and
Chief Executive Officer

/s/ Paul Donovan
Paul Donovan
Executive Vice President and
Chief Financial Officer

/s/ Robert J. Smuland
Robert J. Smuland
Executive Vice President and
Chief Operating Officer, Aerospace

/s/ Berger G. Wallin
Berger G. Wallin
Executive Vice President and
Chief Operating Officer, Industrial



                                       [5]

SUNDSTRAND AT A GLANCE

AEROSPACE

BUSINESSES               MAJOR PRODUCTS                     HEADQUARTERS

Electric Power Systems   Electric power generating          Rockford, Illinois
                         systems, constant speed
                         drives, generators, controls

Power Systems            Auxiliary power units, gas         San Diego,
                         turbine engines, fans,             California
                         environmental control systems

Aerospace                Pumping, actuation, emergency      Rockford,
Mechanical               power, and secondary power         Illinois
Systems                  systems


SALES
(millions of dollars)        1989    1990    1991    1992    1993
                            -----   -----   -----   -----   -----
Commercial OEM              206.9   269.9   271.6   264.0   204.6
Commercial Aftermarket      261.6   247.3   217.7   253.0   229.6
Military OEM                243.7   225.6   238.7   231.8   226.5
Military Aftermarket        130.5   101.2    79.9    90.8    92.9
                            -----   -----   -----   -----   -----
  Total Aerospace           842.7   844.0   807.9   839.6   753.6


[Pie chart:]


PRIMARY MARKETS
Commercial OEM           27%           Military OEM           30%
Commercial Aftermarket   31%           Military Aftermarket   12%

Sundstrand's aerospace segment serves original equipment manufacturers (OEMs) and operators of commercial and military aircraft. Sales of the largest division, Electric Power Systems, were $449.2 million in 1993, $478.5 million in 1992, and $424.7 million in 1991.


OPERATING PERFORMANCE

[Bar chart:]


NET SALES
(millions of dollars)        1989    1990    1991    1992    1993
                            -----   -----   -----   -----   -----
Commercial                  468.5   517.2   489.3   517.0   434.2
Military                    374.2   326.8   318.6   322.6   319.4
                            -----   -----   -----   -----   -----
  Total Aerospace           842.7   844.0   807.9   839.6   753.6



[Bar chart:]


OPERATING PROFIT
(millions of dollars)        1989    1990    1991    1992    1993
                            -----   -----   -----   -----   -----
                            131.9   136.5   128.3    90.4   106.3


[Bar chart:]


ORDERS RECEIVED
(millions of dollars)        1989    1990    1991    1992    1993
                            -----   -----   -----   -----   -----

                            861.5   857.9   685.6   885.7   526.7

[Bar chart:]


UNFILLED ORDERS
(millions of dollars)        1989    1990    1991    1992    1993
                            -----   -----   -----   -----   -----
                            861.3   875.2   752.9   799.0   572.2



                                       [6]

INDUSTRIAL
BUSINESSES               MAJOR PRODUCTS                     HEADQUARTERS

Milton Roy Company       Process pumps, metering pumps,     Arvada,
                         specialty pumps, analytical        Colorado
                         instruments

The Falk Corporation     Mechanical power                   Milwaukee,
                         transmissions, couplings,          Wisconsin
                         stationary fluid power drives,
                         marine drives

Sullair Corporation      Rotary screw air and gas           Michigan City,
                         compressors, contaminant           Indiana
                         removal systems, pneumatic
                         tools


SALES
(millions of dollars)     1989      1990      1991      1992      1993
                         -----     -----     -----     -----     -----
Milton Roy                77.2      93.3     238.0     248.7     240.6
Falk                     200.9     221.9     209.4     192.0     195.6
Sullair                  170.0     221.7     198.6     198.8     193.3
                         -----     -----     -----     -----     -----
  Total Industrial       448.1     536.9     646.0     639.5     629.5


The three businesses in Sundstrand's industrial segment produce a broad range of products for the world's basic industries.

[Pie chart:]


PRIMARY MARKETS

Construction     15%                         Other               7%
Mines & Metals   10%                         Hydrocarbon        16%
Agribusiness      3%                         Consumer            2%
Chemical         12%                         Wood & Paper        8%
Transportation    3%                         General Industry   24%


OPERATING PERFORMANCE

[Bar chart:]


NET SALES
(millions of dollars)     1989      1990      1991      1992      1993
                         -----     -----     -----     -----     -----

Milton Roy                77.2      93.3     238.0     248.7     240.6
Falk                     200.9     221.9     209.4     192.0     195.6
Sullair                  170.0     221.7     198.6     198.8     193.3
                         -----     -----     -----     -----     -----
  Total Industrial       448.1     536.9     646.0     639.5     629.5


[Bar chart:]


OPERATING PROFIT
(millions of dollars)     1989      1990      1991      1992      1993
                         -----     -----     -----     -----     -----
                          81.1      73.6      78.0      82.1      84.1

[Bar chart:]


ORDERS RECEIVED
(millions of dollars)     1989      1990      1991      1992      1993
                         -----     -----     -----     -----     -----
                         456.9     550.3     625.8     641.6     624.8


[Bar chart:]


UNFILLED ORDERS
(millions of dollars)     1989      1990      1991      1992      1993
                         -----     -----     -----     -----     -----
                         119.7     133.1     112.9     115.0     110.2


                                       [7]

AEROSPACE MARKET REVIEW

The work force reductions we continue to implement reflect the adaptation of our business structure to the anticipated size and nature of future aerospace markets. We also are changing our work processes to improve our efficiency while further enhancing our excellent product quality. Through teams involving multiple functional areas, we are reducing order-to-delivery cycle times, minimizing scrap, repair and rework, and eliminating non-value-added tasks. These continuous improvement efforts are providing additional intangible benefits in employee ownership and job satisfaction, and improving our ability to maintain acceptable levels of profitability even though weakness in the aerospace industry continues.
     Our commercial aerospace markets faced particular difficulties in 1993.
Low air fares have helped restore passenger traffic, but the competitive pricing required because of excess aircraft capacity has restricted airline profits. Airlines are working to improve their cash flow and profitability by cutting all costs, including reducing inventories of spare replacement units and parts. We believe that many airlines have not yet exhausted these inventories. Airline contractions and combinations also have generated surplus parts stocks. In addition, the airlines are improving their yields through retirement of aircraft and postponement or cancellation of orders for new aircraft.
     In our original equipment markets, aircraft manufacturers are suffering the effects of the airline industry problems. The impact has been softened by the airlines' preference to operate newer aircraft that are more fuel efficient and less expensive to maintain. Nevertheless, aircraft production by the three major manufacturers has dropped significantly from its peak in 1991, and is expected to decline further before the delivery cycle reverses.
     Despite the economic challenges, some market segments are growing. The number of Western aircraft in service in China, for example, is expected to increase by 40 percent over the next three years and continue growing steadily thereafter. Economic and regulatory liberalization in India is opening the door to another underserved major region. Airlines have begun operating Western aircraft within the Commonwealth of Independent States as a result of certifications granted in 1993. The Russian-built IL 96M and TU 204-200 aircraft, which use Western engines and Sundstrand electric power systems, also are working toward certification in the United States and Europe.
     The impact of economic growth is reflected in the International Air Transport Association forecast for 6.6 percent average annual growth in worldwide airline traffic from 1993 through 1997. In addition, more than 2,000 commercial jet aircraft in service in 1994, nearly 20 percent of the worldwide fleet, will be 25 years old or older, and of the 1,000 jet aircraft currently in storage, only about 300 meet the new noise standards which are being phased in over a six-year period in Europe and the United States. As a result of growing traffic and the retirement of aging aircraft, production of commercial jet aircraft is expected to begin increasing after 1994.
     Another growing source of business for Sundstrand is the regional jet market. Strong passenger acceptance and low operating costs are making these small commercial jet transports popular on shorter routes. Sundstrand has significant product content on the new aircraft being developed for this market.
     Our military sales remained flat in 1993 compared with 1992 but increased as a percentage of sales due to the sale of SDC, which served primarily commercial markets. Although we expect a significant decline in military sales to a low point in 1994, our military business will remain an important part of our overall activity.



                                       [8]

[Photo description:]
Model of Boeing 777 aircraft posed to simulate landing on runway.

[Photo caption:]
None



                                       [9]

ELECTRIC POWER SYSTEMS

Increasing demands for electric power on aircraft during World War II led to the development of lightweight alternating current (AC) generating systems to replace the heavier direct current (DC) systems that had been used previously.
A key technological hurdle was converting the variable speed of the aircraft engine into a constant speed power source for the AC generators to create constant frequency power. Sundstrand's solution was a hydromechanical transmission called the constant speed drive (CSD).

[Photo description:]
Canadair Regional Jet aircraft in flight over wooded area.

[Photo caption:]
Canadair Regional Jet with multiple Sundstrand products

     Over the years, Sundstrand's aircraft electric power generating system content expanded from the CSD to include the generator and related controls. Integrated drive generators (IDGs), which combined the CSD and generator in one compact package, became the heart of the system. Continuous product improvements reduced weight and cost, increased power output, and improved product reliability.
     An alternate method of generating AC power was conceived in the same era as the CSD, but did not yield competitive products until the late 1980s.
Throughout the 1980s, Sundstrand developed power electronics technology to provide constant frequency with variable speed input. In 1992, Sundstrand acquired the Electrical Systems Division of Westinghouse, which had successfully marketed a commercial system using power electronics. Sundstrand's own technologies were then integrated with those obtained through the acquisition. Sundstrand now has proven products available to meet the needs of every customer.
     As a total system supplier, Sundstrand provides integrated products that best meet customer requirements for each airplane, and Sundstrand will assume responsibility for the complete electrical system, including primary, secondary and backup power, and system control and test equipment. Some new high power density electrical systems, such as those to be used on the F-22 Advanced Tactical Fighter and the Comanche helicopter, call for high voltage DC designs with electronic AC inverters. Other recent electric power generating system programs, like the Gulfstream V, 767 AWACS and Grumman J-STARS contracts won in 1993, use more conventional IDG-based designs.
     Sundstrand Electric Power Systems, based in Rockford, Illinois, is the world's leading supplier of electric power generating systems for aircraft, with systems on almost all Boeing, Airbus and McDonnell Douglas transports; regional jets; and many military applications. Emphasis is placed on designing the right system for each aircraft, whether it uses hydromechanical, power electronics, high-voltage DC, or a hybrid system incorporating more than one of the technologies.
     A new generation of electrical systems may include "switched reluctance" technology, which combines the tasks of electric motors and generators in one unit. A prototype starter/generator unit was delivered to General Electric in 1993 for developmental use in their turbine-powered vehicle research. This technology will find applications in future Sundstrand products.

[Photo description:]
Photo of Ronald F. McKenna, Vice President and General Manager, Sundstrand Electric Power Systems.

[Photo caption:]
Ronald F. McKenna
Vice President and General Manager
Sundstrand Electric Power Systems



                                      [10]

[Photo description:]
Aircraft mechanic inspecting integrated drive generator at bottom of aircraft engine with tail of second aircraft displaying Lufthansa logo in background.

[Photo caption:]
Sundstrand integrated drive generator on Airbus Industrie A340



                                      [11]

POWER SYSTEMS

Sundstrand Power Systems, based in San Diego, California, grew out of a relationship with Turbomach, a division of Solar Turbines, Inc. Turbomach was a major manufacturer of auxiliary power units (APUs) for helicopters, business aircraft and military aircraft as well as ground power applications. Sundstrand had selected Turbomach as a subcontractor to provide the jet fuel starter turbine for the F-16 engine start system. As part of a long-term strategy to enter the aircraft auxiliary power market, Sundstrand acquired Turbomach in 1985.

[Photo description:]
Saab 2000 aircraft in flight against blue sky and white clouds.

[Photo caption:]
Saab 2000 turboprop aircraft with APS 1000 auxiliary power unit

     An aggressive program of investment and product development led to the launch in 1988 of the APS 2000 APU for the Boeing 737. Since its introduction, the APS 2000 has gained significant market acceptance by the world's airlines, and has paved the way for subsequent sales of APUs for other aircraft.
     In 1989, Sundstrand and Labinal S.A. of France established a joint-venture company, Auxiliary Power International Corporation (APIC), to market and develop APUs for commercial transport aircraft. APIC combines the engineering and marketing expertise of Sundstrand and the Labinal companies Microturbo and Turbomeca to develop new APUs and market them to the commercial aerospace industry worldwide.
     The newly developed APS 3200 APU is being offered by Airbus on the A320 and A321 as well as the forthcoming A319 aircraft, and has been selected by a number of major international airlines. The first production units were delivered in 1993 for service by Lufthansa German Airlines and United Airlines beginning in 1994. In addition, during 1993 the APS 1000 APU was selected as the standard APU on the British Aerospace/AVRO regional jet family of aircraft, and the APS 500 APU was selected by Brazilian aircraft manufacturer Embraer for its new EMB-145 regional jet. Sundstrand/APIC APUs also have been selected as optional equipment for the Learjet 45 and 60 executive jets. The Federal Aviation Administration approved the APS 1000 in 1993 for flight critical use in the fifty-passenger Saab 2000 turboprop aircraft.
     Power Systems continues to serve the military and business aircraft markets directly. Current APU programs for Power Systems include the V-22 tilt rotor aircraft and CH-53 military helicopter, military aircraft such as the F-16 and KC-135R, and business aircraft such as the Cessna Citation III and Hawker 800/1000. In 1993, Power Systems was awarded a contract to provide the APU for the Saab 340 Airborne Early Warning radar aircraft.
     Power Systems also designs and produces high performance fans, compressors, and vapor cycle cooling systems for airborne applications. It provides 12 fans for varied applications on the Boeing 777 aircraft, and in 1993 received a follow-on contract for foreign military sales of its LANTIRN weapons pod environmental control unit.

[Photo description:]
Photo of Omar E. Winter, Vice President and General Manager, Sundstrand Power Systems.

[Photo caption:]
Omar E. Winter
Vice President and General Manager
Sundstrand Power Systems



                                      [12]

[Photo description:]
Aircraft mechanic inspecting auxiliary power unit installed in tail of Boeing 737 showing United Airlines logo.

[Photo caption:]
APS 2000 auxiliary power unit on Boeing 737



                                      [13]

AEROSPACE MECHANICAL SYSTEMS

Sundstrand's aerospace business grew in the 1950s and 1960s from a niche in constant speed drives to a full line of defense, aircraft and space subsystems. Although divisional boundaries have changed several times over the years, most current Sundstrand Aerospace Mechanical Systems products can trace their roots to the technologies developed in that era. Today, actuation, secondary/emergency power, and fluid systems are the three core product lines that the division produces from its headquarters in Rockford, Illinois. Aerospace Mechanical Systems remains active in several additional markets, including space applications and undersea propulsion systems.
     Actuation systems incorporate mechanical, hydraulic and electrical technologies for the movement and positioning of aircraft flight control surfaces such as wings and stabilizers. Geared rotary actuators currently being produced for the Boeing 757 leading edge flap system, and the linear ballscrew actuation systems being developed under a 1993 contract win for the Gulfstream V horizontal stabilizer and flaps, build on the collective expertise developed over the past several decades. As the military market continues to decline, Aerospace Mechanical Systems continues to pursue opportunities for growth in commercial aircraft programs.

[Photo description:]
Photo of Kenneth G. Eitenmiller, Vice President and General Manager, Sundstrand Aerospace Mechanical Systems.

[Photo caption:]
Kenneth G. Eitenmiller
Vice President and General Manager
Sundstrand Aerospace Mechanical Systems

     Secondary and emergency power systems include aircraft accessory drives and engine starting systems along with ram air turbines (RATs) that provide emergency hydraulic or electric power. Current secondary power programs include the F-16 engine start system, the B-2 aircraft-mounted accessory drive gearbox, and the gearboxes for APUs marketed by Power Systems and APIC. Aircraft using Sundstrand emergency RATs include several Airbus and Boeing commercial transports in ongoing production, as well as newer programs like the A321 and Canadair Regional Jet. A contract was signed in 1993 for military fueling pod RATs that operate full time for system power for in-flight refueling.

[Photo description:]
Sundstrand service representative inspecting emergency ram air turbine installed below wing on Airbus A321 aircraft.

[Photo caption:]
Sundstrand emergency ram air turbine on Airbus A321

     The division continues to be a major manufacturer of main fuel pumps for commercial turbofan engines such as the General Electric CF6-80 series and the Pratt & Whitney 2037. Fuel boost and transfer pumps for aircraft such as the Boeing 767 and Gulfstream IV continue as production programs. A new centrifugal main fuel pump for the General Electric F-119 engine, initially slated for the F-22 Advanced Tactical Fighter, is a simple, lightweight design that will form the basis for the next generation of military and commercial engine fuel pumps. In 1993, Aerospace Mechanical Systems was selected to provide the main fuel pump, which will be integrated with a Hamilton Standard fuel control, for the Pratt & Whitney 500 medium-size turboshaft engine.
     Two products targeted for further development are localized hydraulic service centers, which develop hydraulic power as needed at specific locations in an aircraft, and vortex turbines, which reduce drag and generate power using the vortex developed at an aircraft's wing tips. Technological advancement, quality and cost control continue as the division's hallmarks in developing products for future applications.



                                      [14]

[Photo description:]
Aircraft mechanic inspecting fuel pump inside engine covers on Boeing 767 showing American Airlines logo.

[Photo caption:]
Boeing 767 with Sundstrand pumping products



                                      [15]

INDUSTRIAL MARKET REVIEW

The Company's industrial businesses offer a wide variety of products ranging from small water pumps to some of the world's largest ring gears, and serve a diverse group of basic industries worldwide. These industries are involved primarily in raw material processing, bulk material handling, direct manufacturing, or construction, and their operations are tied closely to the level of general economic activity.
     In the industrial segment's principal markets, the economic weakness of the past few years continued in 1993. The North American market remained generally flat, while Europe continued to suffer from a deep recession. Weak worldwide oil prices curtailed growth in the Middle Eastern region. Asia, the Pacific Rim, and the Australia/New Zealand region showed the greatest strength, while Latin America, Eastern Europe, and Africa hold some promise for future expansion.
     Within the range of general economic conditions, each of the industrial businesses experienced some strengths and weaknesses in 1993. Milton Roy saw sluggish capital spending in its core petrochemical and hydrocarbon processing industries and flat project work in water treatment outside of Asia. Some growth occurred in the fertilizer industry in China and India. Environmental issues increased demand for canned motor pumps, which serve in the handling of toxic or corrosive chemicals.
     Environmental activity benefitted Falk as well, with strong domestic success and solid worldwide potential for flue gas desulfurization equipment, which is used for reducing stack emissions primarily in the utility industry. Falk enjoyed its greatest growth in 1993 in its largest market, the mining and metals processing industry, while its second largest market, wood and paper processing, remained flat. The coal industry suffered from labor problems which limited capital expansion, while the transportation industry generated some small improvements. Falk's business showed good progress in large project work leading to sales of custom engineered products, but relatively soft demand for standard products for more routine industrial uses.
     At Sullair, the construction market was flat in the United States and severely depressed in Europe. The industrial compressor business, however, remained attractive. In both the strong domestic market and the weak European market, Sullair gained market share for its industrial compressor business in 1993. In addition, the Asian and Eastern European markets have the potential to grow rapidly over the next decade.
     The emphasis on international growth and quality enhancement throughout the industrial segment has driven the pursuit of International Standards Organization (ISO) 9000 certification. All of the major industrial facilities are now certified under ISO 9001 standards, and the remaining smaller locations are actively pursuing approval. This certification assures customers that standard procedures and practices are applied throughout the organization to produce high-quality products.



                                      [16]

[Photo description:]
Silhouette of oil refinery against sunset.

[Photo caption:]
None



                                      [17]

MILTON ROY COMPANY

In the 1960s, Sundstrand's aerospace engineers developed a pumping technology that produced high pressure at low flow rates. Efforts to market this technology for industrial applications led to the development of a spinoff business, Sundstrand Fluid Handling, which grew into a leading supplier of pumps for the hydrocarbon and chemical processing industries.
     In 1991, Sundstrand acquired Milton Roy Company, a manufacturer of high-quality metering pumps and scientific instruments. Sundstrand Fluid Handling was integrated into Milton Roy as one of five divisions. Both the Milton Roy and Fluid Handling headquarters are in Arvada, Colorado.

[Photo description:]
Technician monitoring production test of small process pumps.

[Photo caption:]
Production testing at Dosapro Milton Roy factory

     The Fluid Handling division manufactures pumps, compressors and blowers for hydrocarbon and chemical processing, pulp and paper, and electric power industries worldwide. Fluid Handling also has a joint venture, Nikkiso Sundstrand, in Tokyo, Japan.
     The Flow Control division, based in Ivyland, Pennsylvania, produces metering pumps for the North and South American and Far Eastern markets. These pumps typically are applied in water treatment and chemical processing. The Hartell unit, also in Ivyland, produces low-cost pumps for the laundry, beverage and ice machine industries as well as the growing solar energy market.

[Photo description:]
Photo of Patrick L. Thomas, President, Milton Roy Company.

[Photo caption:]
Patrick L. Thomas
President
Milton Roy Company

     Dosapro Milton Roy, a manufacturer of industrial process, water treatment and water conditioning pumps, serves markets primarily in Europe, the Middle East and Africa from its headquarters in Pont-St.-Pierre, France.
     Liquid Metronics produces light-duty electric metering pumps and programmable digital controllers principally used in the global water conditioning markets. From its new facility in Acton, Massachusetts, and its plant in Shannon, Ireland, Liquid Metronics has strong worldwide distribution.
     The Milton Roy Instruments Group manufactures spectroscopic equipment for the industrial, life science and educational markets in the United States, Europe, and the Pacific Rim. It has facilities in Urbana, Illinois, and Rochester, New York.
     All Milton Roy divisions are increasing their international emphasis. Shipments to the Far East have been strong over the past five years, both directly and through engineering contractors. Direct presence now is essential for further market share growth, and offices have been established in Shanghai, China, and in Singapore. Similar potential in the Commonwealth of Independent States led to the establishment of a support office in Moscow.
     Throughout Milton Roy, cost reductions are being pursued by consolidating operations and establishing process focused work teams. The effects of these efforts will become more evident as economic conditions improve.



                                      [18]

[Photo description:]
Technician with clipboard inspecting valves near process pumps at hydrocarbon processing plant with spherical butane tank in background.

[Photo caption:]
Sundstrand Fluid Handling pumps at hydrocarbon processing plant



                                      [19]

THE FALK CORPORATION

The Falk Corporation, acquired by Sundstrand in 1968, has been delivering quality mechanical power transmission equipment for more than 100 years. Falk is an established global supplier to basic industry such as mining, metal processing, wood and paper, construction and cement, chemical processing, utilities, transportation, food processing, and a variety of other smaller markets.

[Photo description:]
Top of large conveyor system tower showing motor and gearbox.

[Photo caption:]
Falk conveyor drive equipment at copper mine

     With headquarters in Milwaukee, Wisconsin, facilities in Auburn, Alabama, and Sao Paulo, Brazil, and a joint venture in Mexico, the division has well established markets in North and South America. In 1993, Falk began work on establishing a gear manufacturing joint venture in Indonesia. Sales efforts have been expanding in Asia and the Pacific Rim as well as Australia, and Falk is just beginning to penetrate the depressed and highly competitive markets in Europe.
     Typical applications for the power transmission equipment manufactured by Falk involve the physical movement of bulk materials. Falk also is involved in the processing of these raw materials into finished goods. Falk's standard enclosed gear drives and couplings frequently see use in smaller batch processing operations, while custom drives operate in the larger continuous processing environments.
     Falk's products include a broad line of standard enclosed gear drives and rotating shaft couplings as well as custom-engineered enclosed gear drives, large open gear sets, large alloy steel castings, and main propulsion marine drives.
     A focus on quality at Falk has led to strong vertical integration of the marketing, engineering development and manufacturing processes. Falk provides engineering solutions to meet customer needs, pours high-quality castings to exacting specifications, machines most of its own components, and assembles them into finished products. This top-to-bottom control allows Falk to maintain its reputation as a quality supplier while providing opportunities throughout the process to monitor and control costs. In addition, manufacturing flexibility and short cycle times permit rapid turnaround on rush projects for customers with tight deadlines.
     Falk is competing globally on the basis of price and performance as well as service. In this environment, the emphasis in engineering is to reduce size and cost without sacrificing performance. The focus in manufacturing and administration is to reduce lead times and working capital while meeting commitments. The thrust of the service organization is to improve responsiveness, accuracy and on-time performance.
     Further growth will remain dependent on Falk's ability to deliver quality products, competitive pricing, and responsive service in conjunction with aggressive marketing efforts in expanding worldwide economies.

[Photo description:]
Photo of Thomas L. Misiak, President, The Falk Corporation.

[Photo caption:]
Thomas L. Misiak
President
The Falk Corporation



                                      [20]

[Photo description:]
Teeth of large ring gear in foreground and technician observing machining of gear blank in background.

[Photo caption:]
Large ring gear in Falk manufacturing facility




                                      [21]

SULLAIR CORPORATION

Sullair Corporation, a 1984 acquisition for Sundstrand, holds a strong position worldwide with a full line of rotary screw air and gas compressors, vacuum pumps, and accessories to complement these products. The products are sold primarily through independent distributors to industrial and construction markets.

[Photo description:]
Grouping of four Sullair encapsulated compressors, two in housings and two exposed.

[Photo caption:]
Sullair encapsulated compressor family in new global paint scheme

     From its Michigan City, Indiana, headquarters, Sullair serves markets in the Americas and the Asia/Pacific region. Sullair Europe, formerly Maco-Meudon which was acquired in 1990, has facilities in St. Priest and Montbrison, France, and serves Europe, the Middle East, Africa, and the emerging Eastern European market. A new sales office in the Middle East is now reaching established and growing markets there and in Africa. A recently completed plant consolidation in Michigan City and a new plant in Montbrison will help foster a consistent global image by manufacturing products worldwide while providing localized sales and service throughout all geographic markets. In addition, a joint venture being developed in China will provide a manufacturing base to serve the growing Asian market, and a new license agreement with Champion Compressor will cover Australia and New Zealand.
     Sullair's industrial compressors range from five horsepower "encapsulated" models packaged with motors and controls in compact units, to 600 horsepower tandem models which can supply large volumes of air on a constant-duty basis. Sullair also produces a full array of rotary screw compressors for the refrigeration market and the industry's broadest line of rotary screw vacuum pumps. Filters and dryers round out the selection for those customers requiring clean, dry air. In portable construction compressors, Sullair's models range in size from 100 cfm to 1,600 cfm. Sullair also offers pneumatic tools for various applications.
     Expansion is being supported through new products designed for specific market segments. A series of oil-free industrial compressors introduced in 1992 is gaining acceptance for applications requiring extremely clean and dry compressed air, such as hospitals, pharmaceutical production, and food processing. A mid-size compressor has been added to the encapsulated family for small manufacturing facilities and light production work. Throughout Sullair's product lines, products are being updated with value improvements and reliability enhancements.
     Sullair is investing in its worldwide sales network through the addition of sales offices and increased sales and product training. A knowledgeable and effective distributor base is essential in supporting current efforts to expand into new markets and increase Sullair's share in present markets.

[Photo description:]
Photo of Joseph Weisiger, President, Sullair Corporation.

[Photo caption:]
Joseph Weisiger
President
Sullair Corporation



                                      [22]

[Photo description:]
Two electricians installing wiring above one of several large Sullair tandem compressors with control panel in foreground.

[Photo caption:]
New installation of Sullair tandem compressors and dryers



                                      [23]

FINANCIAL CONTENTS

Management's Discussion and Analysis   25
Consolidated Statement of Earnings   30
Consolidated Statement of Cash Flows   31
Consolidated Balance Sheet   32
Consolidated Statement of Shareholders' Equity   33
Information by Business Segment   34
Quarterly Results   35
Notes to Consolidated Financial Statements   36
Management's Report   44
Independent Auditor's Report   44
Additional 1O-K Information   45
Selected Financial Data, 1983-1993   46



                                      [24]

MANAGEMENT'S DISCUSSION AND ANALYSIS




                                                    1993                          1992                          1991
Sales (amounts in millions) and           -----------------------       -----------------------        ------------------------
increase (decrease) from prior year        AMOUNT          CHANGE        AMOUNT          CHANGE        AMOUNT            CHANGE
- -------------------------------------------------------------------------------------------------------------------------------
                                                                               (restated)                    (restated)
Business segment
  Aerospace-Commercial                     $  434.2        (16.0%)        $  517.0         5.7%         $  489.3          (5.4%)
           -Military                          319.4         (1.0%)           322.6         1.3%            318.6          (2.5%)
                                            -------                        -------                       -------
           -Total                             753.6        (10.2%)           839.6         3.9%            807.9          (4.3%)
  Industrial                                  629.5         (1.6%)           639.5        (1.0%)           646.0          20.3%
                                            -------                        -------                       -------
    Total                                  $1,383.1         (6.5%)        $1,479.1         1.7%         $1,453.9           5.3%
                                            -------                        -------                       -------
                                            -------                        -------                       -------


[Bar chart:]

SALES
(millions of dollars)       1989      1990      1991      1992      1993
                         -------   -------   -------   -------   -------
Industrial                 448.1     536.9     646.0     639.5     629.5
Aerospace                  842.7     844.0     807.9     839.6     753.6
                         --------  -------   -------   -------   -------
  Total Company          1,290.8   1,380.9   1,453.9   1,479.1   1,383.1


In 1993, total sales were $1,383.1 million and net earnings were $140.7 million, or $3.97 per share, compared with total sales of $1,479.1 million and a net loss of $121.7 million, or $3.37 per share, in 1992. Net earnings in 1993 consisted of $90.7 million from continuing operations, $55.0 million of earnings from the discontinued Sundstrand Data Control division (SDC), and a $5.0 million extraordinary loss related to the early retirement of high-cost, long-term debt. The net loss in 1992 consisted of $70.1 million of earnings from continuing operations, $13.2 million of earnings from SDC and a cumulative-effect charge of $205.0 million for the adoption of Statement of Financial Accounting Standards No. 106 (SFAS No. 106), "Accounting for Postretirement Benefits Other Than Pensions."

SALES BY BUSINESS SEGMENT
Aerospace segment sales in 1993 of $753.6 million were $86.0 million lower than in 1992 and represented 54.5 percent of the Company's total sales. Commercial aerospace sales decreased $82.8 million in 1993 primarily as a result of lower shipments of electric power generating and auxiliary power equipment to both original equipment manufacturer (OEM) and aftermarket customers. Military sales decreased $3.2 million during 1993 due to lower OEM shipments, partially offset by higher aftermarket sales.
     Aerospace segment sales in 1992 of $839.6 million were $31.7 million higher than in 1991 and represented 56.8 percent of the Company's total sales. Excluding sales of $59.4 million generated by the former Westinghouse Electrical Systems Division (ESD) acquired during the second quarter of 1992, aerospace segment sales in 1992 were $27.7 million lower than in 1991. Commercial aerospace sales, excluding those generated by ESD, decreased $7.2 million in 1992. This decrease was primarily the result of lower shipments of electric power generating equipment to OEMs. This decrease was partially offset by higher aftermarket sales of electric power generating equipment. Military sales, excluding those generated by ESD, decreased $20.5 million during 1992. This decrease was caused primarily by lower shipments of environmental control units and auxiliary power units to OEMs.
     Aerospace segment sales in 1994 are expected to decline less than 10 percent from the 1993 level as a result of further reductions in military OEM and aftermarket sales and flat commercial sales.
     The Company's Electric Power Systems division (Electric Power) is the dominant division within the aerospace segment. This division, which includes the 1992 ESD acquisition, accounted for 59.6 percent, 57.0 percent and 52.6 percent of aerospace segment sales in 1993, 1992 and 1991, respectively. In addition, Electric Power contributed significantly to the profits of the aerospace segment.
     Industrial segment sales in 1993 of $629.5 million were $10.0 million lower than in 1992 and represented 45.5 percent of the Company's total sales. The decrease was due primarily to the weak European economy, which resulted in lower sales for the Company's Milton Roy and Sullair businesses.
     Industrial segment sales in 1992 of $639.5 million were $6.5 million lower than in 1991 and represented 43.2 percent of the Company's total sales. The decrease in 1992 was due primarily to reduced demand by OEMs for custom-designed marine transmissions by the Falk business.
     The Company anticipates that industrial segment sales for 1994 will approximate the 1993 level.



                                      [25]

MANAGEMENT'S DISCUSSION AND ANALYSIS



                                                   1993                          1992                          1991
Operating profit (amounts in millions) and -----------------------       ----------------------         ---------------------
operating profit as a percent of net sales  AMOUNT            %          AMOUNT             %           AMOUNT            %
- -----------------------------------------------------------------------------------------------------------------------------
                                                                               (restated)                    (restated)
Business segment
  Aerospace                                 $106.3        14.1           $ 90.4         10.8           $128.3         15.9
  Industrial                                  84.1        13.4             82.1         12.8             78.0         12.1
                                            ------                       ------                        ------
    Total                                   $190.4        13.8           $172.5         11.7           $206.3         14.2
                                            ------                       ------                        ------
                                            ------                       ------                        ------



[Bar chart:]


OPERATING PROFIT
(millions of dollars)        1989    1990    1991    1992    1993
                            -----   -----   -----   -----   -----
Industrial                   81.1    73.6    78.0    82.1    84.1
Aerospace                   131.9   136.5   128.3    90.4   106.3
                            -----   -----   -----   -----   -----
  Total Company             213.0   210.1   206.3   172.5   190.4

OPERATING PROFIT BY BUSINESS SEGMENT
Aerospace segment operating profit was $106.3 million in 1993, compared with $90.4 million in 1992, which included a charge of $32.2 million in 1992 for restructuring as a result of the accelerated decline in military sales and slower growth in commercial sales during the next several years. The charge also provided for the costs associated with the integration of ESD with Electric Power. Excluding the restructuring charge, aerospace segment operating profit in 1993 decreased $16.3 million. The decrease was due primarily to the previously mentioned reduction in commercial OEM and aftermarket sales, largely offset by benefits achieved through the prior year's restructuring.
     Aerospace segment operating profit was $90.4 million in 1992, compared with $128.3 million in 1991. Operating profit in 1992 included the previously mentioned restructuring charge. Also reducing 1992 operating profit was an increase of $8.4 million in current-year postretirement benefit costs due to the adoption of SFAS No. 106 and a charge of $2.7 million for first quarter reductions in employment. Operating profit in 1992 benefitted from a reduction in pension expense of $4.5 million resulting from changes in certain actuarial assumptions. These changes were made to reflect recent actual and expected future trends for compensation growth and other actuarial assumptions.
     Aerospace segment operating profit is expected to decrease materially in 1994, primarily as a result of the lower sales volume, partially offset by benefits achieved through restructuring.
     Despite the $10.0 million decline in industrial segment sales, operating profit increased $2.0 million in 1993 to $84.1 million due to continuing cost reductions.
     Industrial segment operating profit increased to $82.1 million in 1992 from $78.0 million in 1991, primarily as a result of employment and other cost reductions. Operating profit in 1992 was constrained by an increase of $8.0 million in current-year postretirement benefit costs due to the adoption of SFAS No. 106 and benefitted from a reduction of $3.8 million in pension expense due to the previously mentioned actuarial assumption changes.
     Industrial segment operating profit is expected to increase materially in 1994 due to previous and continuing cost reduction efforts.
     General corporate expenses in 1992 decreased to $15.0 million from $19.9 million in 1991. This decrease was primarily the result of employment and other cost reductions.
     Other expense in 1993 of $6.5 million was due primarily to modest losses at unconsolidated subsidiaries, premiums on forward exchange contracts which protect the Company's earnings from adverse currency movements, and postretirement benefit costs for retired employees of divested business units.
     Other expense in 1992 of $7.8 million was due primarily to monetary corrections at a Brazilian subsidiary and premiums on forward exchange contracts. In 1991, other expense was $5.1 million due to modest losses from unconsolidated subsidiaries and currency translations.

FOREIGN OPERATIONS AND ACTIVITY
The Company has been expanding its international activity over the past several years, in part through the acquisition and development of foreign operations. As a result of the Company's previously discussed hedging practices, foreign currency exchange rate fluctuations are not expected to have a material impact on the Company's financial condition or operations.



                                      [26]

     The Company also is expanding internationally by forming joint ventures in China and Indonesia. Entering these relatively new markets for the Company entails a certain amount of investment risk, and these joint ventures are being formed to limit the Company's risk as well as to gain access to local markets. The Company expects significant long-term benefits from these new markets, but does not expect its involvement in these joint ventures to impact its financial condition or operations materially in the near future.

UNFILLED ORDERS
Unfilled orders decreased to $682.4 million at December 31, 1993, from $914.0 million at December 31, 1992, primarily as a result of reduced aircraft build rates and order lead times. Unfilled orders in the aerospace and industrial segments at December 31, 1993, decreased $226.8 million and $4.8 million, respectively, since the beginning of the year. The backlog for the aerospace segment is expected to decline significantly in 1994 due to the previously mentioned reduced build rates and order lead times. The industrial segment backlog is expected to approximate the 1993 level.

CHANGES IN ACCOUNTING STANDARDS
In November 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 112 (SFAS No. 112), "Employers' Accounting for Postemployment Benefits." SFAS No. 112 is effective for fiscal years beginning after December 15, 1993. The Company adopted SFAS No. 112 as of January 1, 1994, with no significant effect.

SUNDSTRAND DATA CONTROL DIVISION SALE
Results for 1992 and prior years have been restated and results for 1993 have been disaggregated to reflect SDC as a discontinued operation. For additional discussion, see the Sundstrand Data Control Division Sale note on page 36.

WESTINGHOUSE ELECTRICAL SYSTEMS DIVISION ACQUISITION
On May 8, 1992, the Company acquired the assets of ESD, a manufacturer of electric power generating equipment for aircraft, for a purchase price of $128.0 million. Through this acquisition, the Company expanded its share in the domestic and international aircraft electric power generating equipment markets. The acquisition of ESD increased Electric Power and aerospace segment sales by $59.4 million and was slightly dilutive to earnings in 1992. ESD has manufacturing facilities in Lima, Ohio, and Santa Isabel, Puerto Rico. Funds for the acquisition were provided by the Company's 4(2) commercial paper program.

AUXILIARY POWER UNITS
The Company has been a supplier of small auxiliary power units (APUs) to the military market for a number of years. For the past several years, the Company has been developing, through its Power Systems division, APUs for the commercial aerospace market. The commercial APU business entails a certain amount of investment risk due to the established position of suppliers in this market.
     In 1989, the Company and Labinal, Inc., a subsidiary of Labinal S.A. of France, formed a joint venture, Auxiliary Power International Corporation
(APIC), to increase the overall return on the APU business by reaching a broader market. APIC markets, sells and supports APUs for commercial aerospace applications worldwide. Several aircraft manufacturers have selected APUs being marketed by APIC as options for customers on certain aircraft and a number of airlines have chosen these options.
     The Company believes this market promises future growth and profit, and, therefore, has made substantial research, development and marketing expenditures, which have resulted in operating losses for this business. These expenditures are expected to continue for the next few years as the Company develops new APU products and increases market share.

ENVIRONMENTAL MATTERS
For a detailed discussion, see the Environmental Matters note on pages 42 and 43.

SIGNIFICANT CUSTOMER
In addition to the U.S. government, as discussed below, the Boeing Company is a significant customer of the Company's aerospace segment. Sales in 1993 to Boeing, including sales where the U.S. government was the ultimate customer, were 9.5 percent of consolidated sales and 17.4 percent of aerospace segment sales. Sales in 1992 to Boeing, including sales where the U.S. government was the ultimate customer, were 10.0 percent of consolidated sales and 17.6 percent of aerospace segment sales. Sales in 1991 to Boeing, including sales where the U.S. government was the ultimate customer, were 10.7 percent of consolidated sales and 19.3 percent of aerospace segment sales.


                                      [27]

MANAGEMENT'S DISCUSSION AND ANALYSIS

LIQUIDITY AND CAPITAL RESOURCES
Working capital decreased $124.3 million to $365.3 million at December 31, 1993, compared with $489.6 million at December 31, 1992. The decrease was due primarily to reductions in accounts receivable, inventories and the sale of SDC.


[Bar chart:]


OPERATING CASH FLOW
(millions of dollars)        1989    1990    1991    1992    1993
                            -----   -----   -----   -----   -----
                             76.4   178.9   183.2   230.5   241.8

     The decreases in receivables and inventories reflected the lower sales volume and management's efforts to reduce working capital. These decreases were partially offset by reductions in the current portion of debt. The decrease in current deferred income taxes, as well as the establishment of the non-current asset "Deferred Income Taxes," was the result of the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."
     Net cash flow from operating activities in 1993 was $241.8 million, an increase of $11.3 million from 1992. The increase was primarily the result of higher earnings from continuing operations.
     Net cash flow from operating activities in 1992 was $230.5 million, compared with $183.2 million in 1991. The increase was due primarily to lower working capital. Cash flow was not affected by the adoption of SFAS No. 106.
     In 1993, the Company generated $143.9 million of cash from investing activities due primarily to the sale of SDC, partially offset by the purchase of fixed assets. The Company used $363.2 million of cash for financing activities for debt repayments, dividend payments and repurchases of the Company's stock.
     In 1992, $201.8 million of cash was used for investing activities, which consisted primarily of the acquisition of ESD and the purchase of fixed assets. The Company used $21.6 million of cash for financing activities, primarily as a result of dividend payments, partially offset by a net increase in debt.
     In 1991, $194.2 million of cash was used for investing activities, which consisted primarily of the acquisition of Milton Roy and the purchase of fixed assets. The Company generated $17.5 million of cash from financing activities, primarily as a result of the net reduction in long-term debt, partially offset by dividend payments.
     At December 31, 1993, eight banks provided a total of $335.0 million of unsecured revolving domestic credit facilities to the Company under a single agreement, all of which was unused. The Company also maintains foreign lines of credit for use in foreign operations totaling the equivalent of approximately $21 million, of which $1.8 million was used at December 31, 1993. The entire unused portion of these credit facilities was available under the Company's most restrictive debt covenants at December 31, 1993. Cash flow from operating activities and access to credit facilities and the commercial paper market provide the Company with current and continuing sources of liquidity.
     The Company issues commercial paper in the United States, which is supported by its domestic revolving credit facilities. At December 31, 1993, the Company had $24.8 million of commercial paper outstanding. At December 31, 1992, the Company had no commercial paper outstanding.
     On November 16, 1993, the Company's Board of Directors expanded its authorization for the repurchase of the Company's outstanding common stock to a total of ten million shares, up six million shares from the previous authorization granted on February 16, 1993. The Company will consider a variety of options for the repurchase of the shares, from time to time, including open market, Dutch auction, and other purchases. The Company will hold the repurchased shares as treasury stock. The Company had purchased 3.3 million shares through December 31, 1993, pursuant to the repurchase authorization, at a total purchase price of $131.2 million. Funds for the repurchases were provided by the Company's 4(2) commercial paper program and operating activities.

[Bar chart:]


CAPITALIZATION
(millions of dollars)        1989    1990    1991    1992    1993
                          ------- ------- ------- ------- -------
Debt                        355.7   369.3   454.7   478.9   281.6
Equity                      573.0   624.5   692.5   530.0   512.2
                          ------- ------- ------- ------- -------
  Total                     928.7   993.8 1,147.2 1,008.9   793.8


     In December 1993, the Company recorded an extraordinary loss of $5.0 million, or $.14 per share, for the early retirement of high-cost, long-term debt. The extraordinary loss was due to the redemption premiums paid to holders of its 9.375% bonds and 12.0% notes, and the writeoff of capitalized debt issuance costs associated with these instruments. Funds used to redeem these instruments were provided by the net proceeds from the sale of SDC. As a result of the reduction in debt, the Company expects net interest expense for 1994 to be significantly lower than for 1993.
     The Company uses debt to the extent internally generated cash flow is insufficient to



                                      [28]
meet its requirements. Accordingly, the ratio of its total debt to total capital is important since it indicates the Company's capacity to absorb additional debt. This ratio was 35.5 percent at the end of 1993, compared with
47.5 percent at the end of 1992, and 39.6 percent at the end of 1991. The decrease in 1993 was primarily the result of the gain on the sale of SDC, the previously mentioned reduction of debt and the improvement in working capital, partially offset by the share repurchases previously mentioned. The increase in 1992 was primarily the result of the adoption of SFAS No. 106.
     As a result of anticipated additional share repurchases during 1994, the Company's total-debt-to-total-capital ratio is expected to approximate 45 percent by the end of 1994. Capital expenditures, cash dividend payments, working capital requirements, and any future payments to the IRS will be financed from the Company's continuing sources of liquidity.
     The Company remains actively involved in evaluating potential acquisitions, which may be financed with debt, stock or a combination of both.
     Capital expenditures (excluding leased equipment) consisting primarily of normal replacements of property, plant and equipment were $56.0 million in 1993, compared with $74.6 million in 1992. The Company expects capital expenditures (excluding leased equipment) in 1994 to approximate the 1993 level.
     Total research and development expenditures for the years 1993, 1992 and 1991 were $126.9 million, $122.0 million and $116.5 million, respectively, of which $50.1 million, $43.0 million and $32.1 million, respectively, was funded by customers. Research and development expenditures in 1994 are expected to be approximately $115 million, of which approximately $60 million is expected to be customer-funded.

TAX ISSUES
For a detailed discussion, see the Income Taxes note on pages 39 and 40.

GOVERNMENT CONTRACT MATTERS
A portion of the Company's business results from contracts with or for government agencies. The Company's military sales in 1993 were $322.5 million, of which 32 percent and 68 percent were from prime contracts and subcontracts, respectively. The Company's military sales in 1992 were $327.8 million, of which 35 percent and 65 percent were from prime contracts and subcontracts, respectively. The Company's military sales in 1991 were $332.1 million, of which 39 percent and 61 percent were from prime contracts and subcontracts, respectively. In addition, sales where the final customer was the U.S. government represented 88 percent, 91 percent and 91 percent of total military sales in 1993, 1992 and 1991, respectively. Government contracts generally provide for the termination or the adjustment of material terms of such contracts at the election of the government and the government may pursue contractual, administrative, civil and criminal remedies for improper or illegal activities associated with obtaining and performing government contracts. Administrative remedies include the suspension, debarment or ineligibility of all or part of a company from receiving government contracts and government-approved subcontracts. As is the case with any company that performs material amounts of business with the federal government, any such action by the government could have a material impact upon the Company's business.
Management is not aware of any such situations, except as discussed below.
     In 1986, the U.S. Navy terminated for its convenience a contract with the Company for the supply of jet aircraft start units. In connection with the termination of the contract, the Company's current settlement proposal to the cognizant Defense Contract Management District Termination Contracting Officer
(TCO), requests termination costs of approximately $20 million. On February 2, 1990, the TCO issued a final decision that production costs were not allocable to the contract. The TCO also issued a demand for payment of $20.3 million by the Company representing previously paid progress payments associated with production costs. The Company appealed the TCO's final decision to the Armed Services Board of Contract Appeals (ASBCA) in May 1990 and subsequently received a deferment of the demand for payment, pending the outcome of its contract dispute appeal. On July 19, 1993, the Company and the Department of Defense entered into an agreement in principle, which provided a basis to begin negotiations to attempt to eliminate the government's demand for payment and settle the Company's claim for contract termination costs. Also on July 19, 1993, the ASBCA case was dismissed, without prejudice, pending the outcome of these settlement negotiations. To date, the settlement negotiations have resulted in some progress in reducing the amount of the refund claimed by the government, but a substantial disparity remains between the respective settlement positions of the Company and the government. While the Company believes that it will substantially prevail on its claim for termination costs, the Company may not prevail on all issues, and less than all of the claimed termination costs might be recovered. Although a refund could be due the government, the Company believes that this result is unlikely.
     For additional discussions on government contract matters, see the Government Contract Matters note on page 43.



                                      [29]

CONSOLIDATED STATEMENT OF EARNINGS
SUNDSTRAND CORPORATION AND SUBSIDIARIES (SNS)


Year ended December 31,                                    1993          1992           1991
- ------------------------------------------------------------------------------------------------
(Amounts in millions except per share data)                           (restated)     (restated)

Net sales                                               $1,383.1       $1,479.1       $1,453.9
Costs and expenses:
  Costs of products sold                                   912.5          963.6          924.8
  Marketing and administration                             291.9          329.9          342.4
  Restructuring of aerospace segment                           -           32.2              -
                                                         --------      --------       --------
                                                         1,204.4        1,325.7        1,267.2
                                                         --------      --------       --------
Earnings before other income (deductions)                  178.7          153.4          186.7

Other income (deductions):
  Interest expense                                         (40.0)         (59.1)         (70.3)
  Interest income                                            4.3           19.8           34.8
  Other, net                                                (9.7)          (3.7)          (5.4)
                                                         --------      --------       --------
                                                           (45.4)         (43.0)         (40.9)
                                                         --------      --------       --------
Earnings from continuing operations before
 income taxes, extraordinary item and cumulative
 effect of accounting change                               133.3          110.4          145.8
Less income taxes                                           42.6           40.3           57.4
                                                         -------       --------       --------

Earnings from continuing operations before extraordinary
 item and cumulative effect of accounting change            90.7           70.1           88.4
Earnings (loss) from discontinued SDC business
 prior to discontinuance, net of taxes                       (.7)          13.2           20.4
Gain on sale of SDC, net of taxes                           55.7              -              -
                                                         --------      --------       --------

Earnings before extraordinary item and
 cumulative effect of accounting change                    145.7           83.3          108.8

Extraordinary loss on early retirement of debt,
 net of taxes                                               (5.0)             -              -
Cumulative effect on prior years of change in
 method of accounting for postretirement benefits
 other than pensions, net of taxes                             -         (205.0)             -
                                                         --------      --------       --------
Net earnings (loss)                                     $  140.7       $ (121.7)      $  108.8
                                                         --------      --------       --------
                                                         --------      --------       --------

Weighted-average number of common shares outstanding        35.4           36.1           36.0

Earnings (loss) per share:
  Earnings from continuing operations                   $   2.56       $   1.94       $   2.45
  Earnings (loss) from discontinued SDC business,
   prior to discontinuance                                  (.02)           .37            .57
  Gain on sale of SDC                                       1.57              -              -
                                                         --------      --------       --------
  Earnings before extraordinary item and
   cumulative effect of accounting change                   4.11           2.31           3.02
  Extraordinary loss on early retirement of debt            (.14)             -              -
  Cumulative effect of change in accounting                    -          (5.68)             -
                                                         --------      --------       --------
  Net earnings (loss)                                    $   3.97      $  (3.37)      $   3.02
                                                         --------      --------       --------
                                                         --------      --------       --------

Cash dividends per common share                         $   1.20       $  1.175       $   1.10


See Notes to Consolidated Financial Statements



                                      [30]

CONSOLIDATED STATEMENT OF CASH FLOWS
SUNDSTRAND CORPORATION AND SUBSIDIARIES (SNS)


Year ended December 31,                                                  1993           1992            1991
- ----------------------------------------------------------------------------------------------------------------
(Amounts in millions)                                                                  (restated)     (restated)

Cash flow from operating activities:
Net earnings (loss)                                                     $ 140.7        $(121.7)       $ 108.8
Adjustments to reconcile net earnings (loss)
 to net cash provided by operating activities:
  Depreciation                                                             69.3           66.6           60.9
  Amortization                                                             18.8           16.3           12.6
  Deferred income taxes                                                     5.4         (184.7)         (15.7)
  Postretirement benefits other than pensions - cumulative effect             -          319.9              -
  Settlements of losses on long-term contracts                             (4.6)          (3.3)         (10.4)
  Change in operating assets and liabilities excluding
   the effects of acquisitions and divestitures:
    Accounts receivable                                                    40.8           (3.4)           (.5)
    Inventories                                                            41.0           26.6           10.5
    Other assets                                                           11.0           35.7           22.6
    Accounts payable                                                       (7.1)          (5.0)         (12.8)
    Accrued expenses                                                      (16.9)          54.4             .2
  Cash provided by (used for) discontinued SDC business                    11.7           17.2           (1.3)
  Pretax gain on sale of SDC                                              (90.0)             -              -
  Other                                                                    21.7           11.9            8.3
                                                                        --------       -------       --------
    Total adjustments                                                     101.1          352.2           74.4
                                                                        --------       -------       --------
Net cash provided by operating activities                                 241.8          230.5          183.2
                                                                        --------       -------       --------

Cash flow from investing activities:
  Cash paid for property, plant and equipment                             (58.2)         (75.4)         (67.0)
  Proceeds from sale of property, plant and equipment                      10.0            9.8           10.6
  Cash paid for Milton Roy, net of cash acquired                              -              -         (125.3)
  Cash paid for Electrical Systems Division                                   -         (128.0)             -
  Investment in equity companies                                           (1.1)          (3.0)          (6.3)
  Proceeds from sale of discontinued SDC business                         193.2              -              -
  Cash used for discontinued SDC business                                     -           (5.2)          (6.2)
                                                                        --------       -------       --------
Net cash provided by (used for) investing activities                      143.9         (201.8)        (194.2)
                                                                        --------       -------       --------

Cash flow from financing activities:
  Net payments under lines of credit                                      (32.4)             -              -
  Principal payments on long-term debt                                   (164.1)        (112.5)        (267.7)
  Issuance of long-term debt                                                  -            5.6          200.0
  Additional debt for Milton Roy acquisition                                  -              -          125.3
  Additional debt for Electrical Systems Division acquisition                 -          128.0            -
  Purchase of treasury stock                                             (124.2)              -             -
  Cash used for discontinued SDC business                                     -            (.2)           (.4)
  Dividends paid                                                          (42.5)         (42.5)         (39.7)
                                                                        --------       -------       --------
Net cash provided by (used for) financing activities                     (363.2)         (21.6)          17.5
                                                                        --------       -------       --------

Effect of exchange rate changes on cash                                   (12.3)         (10.3)          (4.0)
                                                                        --------       -------       --------
  Increase (decrease) in cash and cash equivalents                         10.2           (3.2)           2.5
  Cash and cash equivalents at January 1                                    5.2            8.4            5.9
                                                                        --------       -------       --------
Cash and cash equivalents at December 31                                $  15.4        $   5.2       $    8.4
                                                                        --------       -------       --------
                                                                        --------       -------       --------

Supplemental cash flow information:
  Interest paid                                                         $  45.8        $  59.9       $   73.8
  Income taxes paid                                                     $  72.3        $  62.6       $   75.7




See Notes to Consolidated Financial Statements




                                      [31]

CONSOLIDATED BALANCE SHEET
SUNDSTRAND CORPORATION AND SUBSIDIARIES (SNS)


December 31,                                                                            1993            1992
- ----------------------------------------------------------------------------------------------------------------
(Amounts in millions except share data)                                                              (restated)

Assets
Current Assets
  Cash and cash equivalents                                                           $   15.4        $   5.2
  Accounts receivable, net                                                               283.7          335.0
  Inventories, net of progress payments                                                  312.6          355.8
  Deferred income taxes                                                                   71.8          109.3
  Current assets of discontinued SDC business, net                                           -           69.4
  Other current assets                                                                     9.4           18.4
                                                                                       -------      ---------
    Total current assets                                                                 692.9          893.1

Property, Plant and Equipment, net                                                       471.5          498.4
Intangible Assets, net                                                                   274.4          299.1
Deferred Income Taxes                                                                     31.3              -
Non-Current Assets of Discontinued SDC Business, net                                         -           41.7
Other Assets                                                                              41.8           47.3
                                                                                       -------      ---------
                                                                                      $1,511.9       $1,779.6
                                                                                       -------      ---------
                                                                                       -------      ---------

Liabilities and Shareholders' Equity
Current Liabilities
  Notes payable                                                                       $   26.6       $   59.0
  Long-term debt due within one year                                                       8.2           19.8
  Accounts payable                                                                        82.1           93.4
  Income taxes payable                                                                    34.6           33.4
  Accrued salaries, wages and commissions                                                 26.4           25.4
  Restructuring of aerospace segment                                                       8.4           22.9
  Accrued postretirement benefits other than pensions                                     19.5           13.9
  Other accrued liabilities                                                              121.8          135.7
                                                                                       -------      ---------
    Total current liabilities                                                            327.6          403.5

Deferred Income Taxes                                                                        -            8.9
Long-Term Debt                                                                           246.8          400.1
Accrued Postretirement Benefits Other Than Pensions                                      348.7          343.8
Other Liabilities                                                                         76.6           93.3

Shareholders' Equity
  Common stock, par value $.50 per share; authorized
   150,000,000 shares; issued 1993 and 1992 -
   37,843,014 shares (including shares in treasury)                                       18.9           18.9
  Additional contributed capital                                                         146.6          138.7
  Retained earnings                                                                      525.6          427.4
  Foreign currency translation adjustment                                                (11.3)          (9.1)
  Common stock in treasury (at cost); 1993 - 4,392,996 shares
   and 1992 - 1,697,496 shares                                                          (153.6)         (38.8)
  Unamortized value of restricted stock issued                                           (14.0)          (7.1)
                                                                                       -------      ---------
                                                                                         512.2          530.0
                                                                                       -------      ---------
                                                                                      $1,511.9       $1,779.6
                                                                                       -------      ---------
                                                                                       -------      ---------




See Notes to Consolidated Financial Statements



                                      [32]

CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY
SUNDSTRAND CORPORATION AND SUBSIDIARIES (SNS)


                                                                         1993           1992            1991
- ----------------------------------------------------------------------------------------------------------------
(Amounts in millions except share data)

Common Stock
  Balance at December 31                                                $  18.9        $  18.9        $  18.9
                                                                        -------       --------       --------
                                                                        -------       --------       --------

Additional Contributed Capital
  Balance at January 1                                                  $ 138.7        $ 138.2        $ 136.8
  Stock issued under employee stock plans                                   7.9             .5            1.4
                                                                        -------       --------       --------
  Balance at December 31                                                $ 146.6        $ 138.7        $ 138.2
                                                                        -------       --------       --------
                                                                        -------       --------       --------

Retained Earnings
  Balance at January 1                                                  $ 427.4        $ 591.6        $ 522.5
  Net earnings (loss)                                                     140.7         (121.7)         108.8
  Cash dividends paid                                                     (42.5)         (42.5)         (39.7)
                                                                        -------       --------       --------
  Balance at December 31                                                $ 525.6        $ 427.4        $ 591.6
                                                                        -------       --------       --------
                                                                        -------       --------       --------


Foreign Currency Translation Adjustment
  Balance at January 1                                                  $  (9.1)       $  (8.0)       $  (4.4)
  Adjustment for the year                                                  (2.2)          (1.1)          (3.6)
                                                                        -------       --------       --------
  Balance at December 31                                                $ (11.3)       $  (9.1)       $  (8.0)
                                                                        -------       --------       --------
                                                                        -------       --------       --------

Treasury Stock
  Balance at January 1                                                  $ (38.8)       $ (38.8)       $ (41.2)
  Purchase of 3,273,300 shares in 1993 for treasury                      (131.2)             -              -
  Stock issued under employee stock plans                                  17.3             .2            2.4
  Purchase of shares previously issued under
   employee stock plans                                                     (.9)           (.2)             -
                                                                        -------       --------       --------
  Balance at December 31                                                $(153.6)       $ (38.8)       $ (38.8)
                                                                        -------       --------       --------
                                                                        -------       --------       --------

Unamortized Value of Restricted Stock Issued
  Balance at January 1                                                  $  (7.1)       $  (9.5)       $  (8.1)
  Stock issued under employee stock plans                                 (12.4)           (.3)          (3.3)
  Purchase of shares previously issued under
   employee stock plans                                                      .2             .4              -
  Amortization of deferred compensation under
   employee stock plans                                                     5.3            2.3            1.9
                                                                        -------       --------       --------
  Balance at December 31                                                $ (14.0)       $  (7.1)       $  (9.5)
                                                                        -------       --------       --------
                                                                        -------       --------       --------




See Notes to Consolidated Financial Statements



                                      [33]

INFORMATION BY BUSINESS SEGMENT   SUNDSTRAND CORPORATION AND SUBSIDIARIES (SNS)


Financial data with respect to the various business segments in which the Company operates are set forth below. Intersegment sales are immaterial. Military sales occur primarily in the aerospace segment.

                                                                         1993           1992            1991
- ----------------------------------------------------------------------------------------------------------------
(Amounts in millions)                                                                 (restated)      (restated)

Net sales
  Aerospace(a)(b)                                                      $  753.6       $  839.6        $  807.9
  Industrial                                                              629.5          639.5           646.0
                                                                       --------       --------        --------
                                                                       $1,383.1       $1,479.1        $1,453.9
                                                                       --------       --------        --------
                                                                       --------       --------        --------

  The above includes:
    Military sales (final customer is primarily the U.S. government)   $  322.5       $  327.8        $  332.1
                                                                       --------       --------        --------
                                                                       --------       --------        --------
    Export sales of domestically manufactured products
      Europe                                                           $  132.0       $  152.2        $  149.4
      Asia/Pacific Rim                                                    101.7           97.5            74.1
      North America                                                        62.2           58.5            78.0
      Other                                                                44.1           44.9            36.4
                                                                       --------       --------        --------
                                                                       $  340.0       $  353.1        $  337.9
                                                                       --------       --------        --------
                                                                       --------       --------        --------

  (a) Sales of the Electric Power Systems division were $449.2 million, $478.5 million and $424.7 million in
      1993, 1992 and 1991, respectively.
  (b) Sales to the Boeing Company, including sales where the U.S. government is the ultimate customer, were
      $130.9 million, $148.0 million and $155.9 million in 1993, 1992 and 1991, respectively.

- ----------------------------------------------------------------------------------------------------------------

Operating profit
  Aerospace                                                            $  106.3       $   90.4        $  128.3
  Industrial                                                               84.1           82.1            78.0
                                                                       --------       --------        --------
    Total operating profit                                                190.4          172.5           206.3

Interest expense                                                          (40.0)         (59.1)          (70.3)
Interest income                                                             4.3           19.8            34.8
General corporate expenses                                                (14.9)         (15.0)          (19.9)
Other                                                                      (6.5)          (7.8)           (5.1)
                                                                       --------       --------        --------
  Earnings from continuing operations before income taxes,
   extraordinary item and cumulative effect of accounting change       $  133.3       $  110.4        $  145.8
                                                                       --------       --------        --------
                                                                       --------       --------        --------

- ----------------------------------------------------------------------------------------------------------------

Assets
  Aerospace                                                            $  856.1       $1,001.7        $  873.9
  Industrial                                                              526.5          590.4           598.9
  Corporate                                                               129.3          187.5           213.2
                                                                       --------       --------        --------
                                                                       $1,511.9       $1,779.6        $1,686.0
                                                                       --------       --------        --------
                                                                       --------       --------        --------

Capital expenditures (includes leased equipment)
  Aerospace                                                            $   32.4       $   55.0        $   46.0
  Industrial                                                               20.1           20.1            18.0
  Corporate                                                                 3.7             .3             1.1
                                                                       --------       --------        --------
                                                                       $   56.2       $   75.4        $   65.1
                                                                       --------       --------        --------
                                                                       --------       --------        --------

Depreciation and amortization (includes leased equipment)
  Aerospace                                                            $   60.8       $   55.0        $   45.1
  Industrial                                                               23.3           25.5            25.3
  Corporate                                                                 4.1            2.3             3.2
                                                                       --------       --------        --------
                                                                       $   88.2       $   82.8        $   73.6
                                                                       --------       --------        --------
                                                                       --------       --------        --------


See Notes to Consolidated Financial Statements



                                      [34]

INFORMATION BY BUSINESS SEGMENT   SUNDSTRAND CORPORATION AND SUBSIDIARIES (SNS)
(CONTINUED)


                                                                           1993           1992            1991
- ----------------------------------------------------------------------------------------------------------------
(Amounts in millions)                                                                 (restated)      (restated)

Geographic Areas
Net sales
  Domestic                                                             $1,241.2       $1,314.5        $1,299.1
  Foreign                                                                 141.9          164.6           154.8
                                                                       --------       --------        --------
                                                                       $1,383.1       $1,479.1        $1,453.9
                                                                       --------       --------        --------
                                                                       --------       --------        --------

Operating profit
  Domestic                                                             $  185.2       $  152.8        $  190.1
  Foreign                                                                   5.2           19.7            16.2
                                                                       --------       --------        --------
                                                                       $  190.4       $  172.5        $  206.3
                                                                       --------       --------        --------
                                                                       --------       --------        --------
Assets
  Domestic                                                             $1,347.7       $1,586.4        $1,471.2
  Foreign                                                                 164.2          193.2           214.8
                                                                       --------       --------        --------
                                                                       $1,511.9       $1,779.6        $1,686.0
                                                                       --------       --------        --------
                                                                       --------       --------        --------



QUARTERLY RESULTS (UNAUDITED)


                                                                                 Quarter Ended
                                                             ---------------------------------------------------------
                                                             March 31        June 30(a)    Sept. 30         Dec. 31(b)
- ----------------------------------------------------------------------------------------------------------------------
(Amounts in millions except per share data)

1993
  Net sales                                                   $ 340.7        $ 341.8        $ 324.7         $ 375.9
  Gross profit                                                $ 127.7        $ 115.7        $ 101.5         $ 125.7
  Earnings before extraordinary item
   and cumulative effect of accounting change                 $  24.5        $  19.8        $  17.1         $  84.3
  Net earnings                                                $  24.5        $  19.8        $  17.1         $  79.3
  Earnings per share before extraordinary item
   and cumulative effect of accounting change                 $   .68        $   .55        $   .49         $  2.39
  Earnings per share                                          $   .68        $   .55        $   .49         $  2.25

1992 (restated)
  Net sales                                                   $ 337.5        $ 363.8        $ 369.6         $ 408.2
  Gross profit                                                $ 125.8        $ 125.3        $ 126.0         $ 138.4
  Earnings (loss) before extraordinary item
   and cumulative effect of accounting change                 $  18.0        $   (.2)       $  26.3         $  39.2
  Net earnings (loss)                                         $(187.0)       $   (.2)       $  26.3         $  39.2
  Earnings (loss) per share before extraordinary item
   and cumulative effect of accounting change                 $   .50        $  (.01)       $   .73         $  1.09
  Earnings (loss) per share                                   $ (5.18)       $  (.01)       $   .73         $  1.09

  (a) Results for 1992 included $20.4 million after taxes ($.57 per share) for restructuring of the aerospace segment.
  (b) Results for 1993 included $55.0 million after taxes ($1.55 per share) for the net gain on the sale of
      SDC and $5.0 million after taxes ($.14 per share) for the extraordinary loss on the early retirement of debt.


See Notes to Consolidated Financial Statements



                                      [35]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    PRINCIPLES OF CONSOLIDATION provide for the inclusion of the accounts of Sundstrand Corporation and all subsidiaries. All intercompany transactions are eliminated in consolidation.
    CASH EQUIVALENTS are considered by the Company to be all highly liquid debt instruments purchased with original maturities of three months or less.
    SALES UNDER LONG-TERM CONTRACTS, a portion of which are with the U.S. government, are accounted for under the percentage of completion method. The Company enters into long-term contracts, which require it to develop or advance state-of-the-art technology products. Sales on developmental contracts are recorded as the related costs are incurred and include estimated profits calculated on the basis of the relationship between costs incurred and total estimated costs (cost-to-cost method of percentage of completion). The Company also enters into long-term contracts for the production of products. Sales on production-type contracts are recorded as deliveries are made (units-of-delivery method of percentage of completion). Marketing and administrative costs are expensed as incurred.
    On a selective basis, the Company may enter into a contract to research and develop or produce a product with a loss anticipated at the date the contract is signed. These contracts are entered into in anticipation that profits will be obtained from future contracts for the same or similar products. These loss contracts often provide the Company with intellectual property rights which, in effect, establish it as the sole producer of certain products. Such losses are recognized at the date the Company becomes contractually obligated, with revisions made as changes occur in the related estimates to complete.
    Certain contracts and subcontracts are subject to government audit and review. Information related to government contract matters is presented on page 43.
    INVENTORIES are stated at the lower of cost (principally first-in, first-out method) or market. Certain inventories are valued using the last-in, first-out method. Inventoried costs relating to long-term contracts are accounted for based on the percentage-of-completion methods described above.
    PROPERTY, PLANT AND EQUIPMENT is recorded at cost and depreciation is generally provided on the straight-line basis by charges to expense at rates based on the estimated useful lives of the assets. Estimated useful lives range from 3 to 20 years for machinery and equipment and 10 to 40 years for buildings. Expenditures for new facilities and expenditures that substantially increase the useful lives of the property are capitalized. Maintenance and repairs are expensed as incurred.
    INTANGIBLE ASSETS of $274.4 million and $299.1 million at December 31, 1993 and 1992, respectively (net of accumulated amortization of $68.4 million and $53.1 million, respectively), consist primarily of goodwill associated with certain acquisitions. Goodwill is amortized primarily over 40 years using the straight-line method.
    FOREIGN EXCHANGE CONTRACTS are entered into by the Company as a hedge against foreign currency exposures.
    INFORMATION BY BUSINESS SEGMENT is presented on pages 34 and 35.

ADDITIONAL STATEMENT OF CASH FLOWS INFORMATION
Excluded from the Consolidated Statement of Cash Flows was $11.9 million of non-cash financing activities related to the conversion of Phantom Stock and Cash Equivalent Rights liabilities to Restricted Stock under the Company's Stock Incentive Plan. For additional information on this plan see the Stock Incentive Plan note on page 42.

SUNDSTRAND DATA CONTROL DIVISION (SDC) SALE
On November 12, 1993, pursuant to the Stock, Note and Real Property Purchase Agreement between AlliedSignal, Inc. ("Buyer") and the Company dated July 14, 1993 ("Purchase Agreement"), the Company transferred substantially all of the assets, business and properties which were utilized in connection with the business of SDC to the Buyer. The purchase price was $195.0 million, subject to final adjustment as set forth in the Purchase Agreement, and the Buyer agreed to assume certain liabilities of the business. This resulted in a pretax gain of $96.0 million and an after-tax gain of $55.7 million, which included earnings generated since the January 31, 1993, measurement date. Results for prior years have been restated and results for 1993 have been disaggregated to reflect SDC as a discontinued operation.

WESTINGHOUSE ELECTRICAL SYSTEMS DIVISION (ESD) ACQUISITION
On May 8, 1992, the Company acquired the assets of ESD for $128.0 million. ESD is a manufacturer of electric power generating equipment for aircraft. The acquisition has been recorded using the purchase method of accounting, and the results of operations of ESD since the acquisition date have been included in the Company's consolidated financial statements for 1992 and 1993. The cost in excess of the net assets acquired was $68.6 million and is being amortized using the straight-line method over 40 years.

RESTRUCTURING OF AEROSPACE SEGMENT
The anticipated accelerated decline in military sales and slower growth in commercial sales during the next several years made the initiation of restructuring actions necessary during 1992 in the Company's aerospace segment. These actions also provided for the integration of ESD with the Company's Electric Power Systems division and were directly related to reducing capacity and lowering fixed costs. Restructuring actions identified in 1992 resulted in charges to continuing operations of $32.2 million before taxes and $20.4 million after taxes ($.57 per share). The Company anticipates completion of the restructuring actions by the end of 1994, with the majority having occurred in 1992 and 1993.

                                      [36]

ACCOUNTS RECEIVABLE, NET
The components of net accounts receivable at December 31, 1993 and 1992, were as follows:


(Amounts in millions)                                  1993            1992
- -------------------------------------------------------------------------------
                                                                 (restated)

U.S. government
  Amounts billed                                     $ 46.0          $ 46.7
  Unbilled costs and accrued profits                   20.7            16.0
                                                     ------          ------
                                                       66.7            62.7
Commercial                                            217.0           272.3
                                                     ------          ------
                                                     $283.7          $335.0
                                                     ------          ------
                                                     ------          ------


INVENTORIES
The components of inventories at December 31, 1993 and 1992, were as follows:



(Amounts in millions)                                  1993            1992
- -------------------------------------------------------------------------------
                                                                  (restated)

Raw materials                                        $ 43.8          $ 57.8
Work in process                                       135.8           151.5
Finished goods and parts                              156.4           169.8
                                                     ------          ------
                                                      336.0           379.1
Less progress payments                                 23.4            23.3
                                                     ------          ------
                                                     $312.6          $355.8
                                                     ------          ------
                                                     ------          ------

     Prior to the application of progress payments, the inventories shown above included costs of $61.4 million and $86.9 million at December 31, 1993 and 1992, respectively, related to long-term contracts.

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment at December 31, 1993 and 1992, was classified as follows:


(Amounts in millions)                                  1993            1992
- -------------------------------------------------------------------------------
                                                                 (restated)

Land and improvements                              $   35.0        $   34.7
Buildings and improvements                            227.1           226.2
Machinery and equipment                               786.3           769.9
                                                   --------        --------
                                                    1,048.4         1,030.8
Less accumulated depreciation                         576.9           532.4
                                                   --------        --------
                                                   $  471.5        $  498.4
                                                   --------        --------
                                                   --------        --------

PENSION BENEFITS
The Company has defined benefit pension plans covering substantially all U.S. employees. Pay-related plans generally provide pension benefits that are based on the employee's highest compensation during a three-year or five-year period or the employee's average career compensation, prior to retirement. Nonpay-related plans provide benefits of stated amounts for each year of service. Pension plans for U.S. employees have been funded at amounts equal to or greater than the minimum required by ERISA.
     Pension cost for 1993, 1992 and 1991 included the following components:



(Amounts in millions)                                     1993           1992           1991
- --------------------------------------------------------------------------------------------
                                                                   (restated)      (restated)

Service cost of current period                          $ 17.0         $ 16.2         $ 20.1
Interest cost on projected benefit obligation             38.5           38.0           43.3
Actual return on plan assets                             (36.6)         (36.7)         (91.7)
Net amortization and deferral                             (6.0)          (1.5)          56.2
                                                        ------         ------         ------
Net pension cost                                        $ 12.9         $ 16.0         $ 27.9
                                                        ------         ------         ------
                                                        ------         ------         ------


    The funded status of the plans at December 31, 1993 and 1992, was as follows:


                                                                           1993                           1992
                                                     --------------------------     --------------------------
                                                       Assets in         Accum-      Assets in          Accum-
                                                       excess of         ulated      excess of          ulated
                                                          accum-       benefits         accum-        benefits
                                                          ulated      in excess         ulated       in excess
(Amounts in millions)                                   benefits      of assets       benefits       of assets
- --------------------------------------------------------------------------------------------------------------
                                                                                          (restated)

Benefit obligation liability:
  Vested benefits                                         $469.1         $  9.9         $368.2          $  5.2
  Nonvested benefits                                        40.1             .6           32.1              .3
                                                          ------         ------         ------          ------
  Accumulated benefit obligation                           509.2           10.5          400.3             5.5
  Effect of projected future
   compensation levels                                      85.9            1.8           91.0              .4
                                                          ------         ------         ------          ------
  Projected benefit obligation                             595.1           12.3          491.3             5.9
Less plan assets at market value                           614.4            1.9          590.6             1.1
                                                          ------         ------         ------          ------
Projected benefit obligation in
 excess of plan assets                                     (19.3)          10.4          (99.3)            4.8
Adjustments for deferrals of
 benefit obligation liability
 not yet recognized in cost:
    Net experience gain                                     45.1             .7          137.1             3.8
    Initial net obligation                                 (27.6)           (.4)         (31.5)            (.4)
    Prior service cost due to
     plan amendments                                          .9            (.6)            .5             (.8)
Adjustment required to recognize
 minimum liability                                             -             .7              -              .1
                                                          ------         ------         ------          ------
Pension liability recognized
 in the balance sheet                                     $  (.9)        $ 10.8         $  6.8          $  7.5
                                                          ------         ------         ------          ------
                                                          ------         ------         ------          ------



    The projected benefit obligation was determined using an assumed discount rate of 7.25 percent at December 31, 1993, and 8.75 percent at December 31, 1992 and 1991. The assumed weighted-average long-term rate of compensation increase was 4.5 percent at December 31, 1993, 5.5 percent at December 31, 1992, and 6.75 percent at December 31, 1991. The assumed long-term rate of return on plan assets was 8.75 percent at December 31, 1993, 1992 and 1991. Plan assets consist principally of common stocks and fixed income investments and included $3.1 million of the Company's common



                                      [37]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

stock at market value at December 31, 1992. The plan did not own any of the Company's common stock at December 31, 1993.
    During 1993, SDC was sold and, as a result, future benefits for former employees of this division were fixed causing recognition of a $7.5 million curtailment gain, which has been reflected in the gain on the sale of SDC.
    During 1991, the Company reduced its work force, which caused future benefits for these former employees to become fixed resulting in a $3.9 million curtailment gain.
    The Company also sponsors four defined contribution retirement benefit plans that cover substantially all U.S. and Puerto Rican employees. All of these plans are subject to ERISA. Three of the plans are intended to be maintained under the provisions of Section 401(k) of the Internal Revenue Code of 1986, as amended, and one plan is intended to be maintained under the Puerto Rico Income Tax Act of 1954, as amended. Two of these plans provide that the employer will match certain portions of the employee-directed contributions. The 1993, 1992 and 1991 Company matching contributions to the above plans were $.7 million, $.8 million and $.4 million, respectively.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
The Company provides health and life insurance benefits for retired employees and certain dependents when employees become eligible for these benefits by satisfying plan provisions, which include certain age and/or service requirements. Health and life insurance benefits for retirees of domestic operations are provided through insurance contracts, a group benefit trust or general assets of the Company. Health and life insurance benefits for retirees of foreign operations, where applicable, are provided through government-sponsored plans to which contributions by the Company are required. The health insurance plans covering substantially all U.S. employees are contributory, with contributions adjusted annually, and these plans contain other cost-sharing features such as deductibles and coinsurance. Currently, the Company requires contributions, which are adjusted annually, primarily from employees who retired subsequent to 1991. The Company does not prefund these plans and has the right to modify or terminate any of these plans in the future.
    In the second quarter of 1992, the Company adopted Statement of Financial Accounting Standards No. 106 (SFAS No. 106), "Employers' Accounting for Postretirement Benefits Other Than Pensions," retroactive to the first quarter of 1992. SFAS No. 106 requires that the projected future cost of retiree health and life insurance be recognized as a cost as employees render service instead of when the benefits are paid. Prior to 1992, the Company recognized retiree health and life insurance costs when benefits were paid. As a result of this adoption, the Company recorded a pretax charge of $319.9 million ($205.0 million after taxes or $5.68 per share) as the cumulative effect of the accounting change at that date. Postretirement health and life insurance costs for 1993 and 1992 were $34.6 million and $33.8 million, respectively. Postretirement health and life insurance costs for 1991, which were recorded on a cash basis, have not been restated and were $11.6 million.
    The components of postretirement benefit cost for 1993 and 1992 were as follows:


(Amounts in millions)                                  1993            1992
- -------------------------------------------------------------------------------
                                                                  (restated)
Service cost                                          $ 5.1           $ 6.1
Interest cost                                          29.4            27.7
Net amortization and deferral                            .1               -
                                                      -----           -----
Postretirement benefit cost                           $34.6           $33.8
                                                      -----           -----
                                                      -----           -----

     The funded status of the plans at December 31, 1993, and 1992 was as follows:


(Amounts in millions)                                  1993            1992
- -------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
  Retirees                                           $227.9          $233.8
  Eligible active plan participants                    14.2            28.0
  Other active plan participants                       65.1            95.7
                                                     ------          ------
                                                      307.2           357.5
Plan assets at market value                               -               -
                                                     ------          ------
Accumulated postretirement benefit obligation
 in excess of plan assets                             307.2           357.5
Unrecognized prior period gain                         32.0              .2
Unrecognized prior service cost                        29.0               -
                                                     ------          ------
Postretirement benefit liability
 recognized in the balance sheet                     $368.2          $357.7
                                                     ------          ------
                                                     ------          ------

    The assumed weighted-average annual rate of increase in the per capita cost of medical and prescription drug benefits (applicable only to employees who retired prior to 1992) is 9 percent for 1994 and is assumed to decrease gradually each year from 1994 to 2000 and remain level at 5 percent thereafter. The assumed weighted-average annual rate of increase in the per capita cost of dental benefits (applicable only to employees who retired prior to 1992) is 8 percent in 1994 and is assumed to decrease 1 percent per year from 1994 to 1997 and remain level at 5 percent thereafter. These rates have no effect on the Company's costs for employees retiring after 1991 as the Company's policy is to increase retiree contributions so that the Company's annual per capita cost increases at the general inflation rate. The assumed annual rate of increase in the general inflation rate (applicable to employees retiring after 1991) is 4 percent.




                                      [38]

    A 1 percent increase in the annual health care trend rates would have increased the accumulated postretirement benefit obligation at December 31, 1993 and 1992, by $20.8 million and $26.1 million, respectively, and increased postretirement benefit expense for 1993 and 1992 by $3.7 million and $4.4 million, respectively. The weighted-average discount rate used to estimate the accumulated postretirement benefit obligation was 7.5 percent at December 31, 1993, and 8.75 percent at December 31, 1992.
    During 1993, SDC was sold and, as a result, future benefits for former employees of this division were fixed causing recognition of a $10.9 million curtailment gain, which has been reflected in the gain on the sale of SDC.

INCOME TAXES
Income tax expense for the three years ended December 31, 1993, consisted of the following components:



(Amounts in millions)                                          1993           1992           1991
- -------------------------------------------------------------------------------------------------
                                                                        (restated)     (restated)
Current income tax expense                                   $ 37.2         $110.1         $ 73.1
Deferred income tax expense (benefit)                           5.4          (69.8)         (15.7)
                                                             ------         ------         ------
  Total income tax expense                                   $ 42.6         $ 40.3         $ 57.4
                                                             ------         ------         ------
                                                             ------         ------         ------

Total income tax expense (benefit) includes:
  State tax                                                  $  8.1         $  5.0         $  7.2
  Foreign tax                                                $ (2.5)        $  2.7         $  5.1


    State and foreign income taxes for 1993, 1992 and 1991 were principally current.
    Total income tax expense for each year varied from the amount computed by applying the statutory U.S. federal income tax rate to earnings before income taxes for the reasons set forth in the following reconciliation:



(Amounts in millions)                                          1993          1992            1991
- ----------------------------------------------------------------------------------------------------
                                                                       (restated)      (restated)
Income tax expense at the statutory rate                      $46.6          $37.5          $49.6
Increases (reductions) in taxes resulting from:
  State taxes based on income, net of
   federal income taxes                                         5.2            3.3            4.8
  Taxes on subsidiaries at rates
   other than the statutory rate                               (2.4)             -            4.9
  Taxes on undistributed earnings of
   foreign subsidiaries no longer
   deemed permanently invested                                    -           17.6              -
  Reversal of taxes provided at rates
   higher than the current statutory rate                         -          (13.3)             -
  Change in federal statutory rate                             (3.1)             -              -
  Adjustments to prior year accruals                           (2.7)             -              -
  R&E tax credit                                                  -              -           (2.0)
  FSC tax benefits                                             (3.3)          (8.0)          (1.9)
  Miscellaneous other items                                     2.3            3.2            2.0
                                                             ------         ------         ------
    Actual income tax expense                                 $42.6          $40.3          $57.4
                                                             ------         ------         ------
                                                             ------         ------         ------
    "Effective" tax rate                                       32.0%          36.5%          39.4%



    In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes," effective for fiscal years beginning after December 15, 1992. The Company adopted SFAS No. 109 as of January 1, 1993, with no significant effect. Prior to adopting SFAS No. 109, the Company accounted for income taxes based on Accounting Principles Board Opinion No. 11.
    Significant components of the net deferred tax assets at December 31, 1993, were as follows:



(Amounts in millions)                                                     1993
- -------------------------------------------------------------------------------
Deferred Tax Assets Arising From:
  Retiree medical                                                       $146.3
  Employee benefit plans                                                  10.6
  Inventory                                                               15.4
  Recoverable taxes                                                       20.0
  Environmental reserves                                                  12.2
  Warranty reserve                                                         9.1
  Other                                                                   33.9
                                                                        ------
    Total Deferred Tax Assets                                            247.5
                                                                        ------

Deferred Tax Liabilities Arising From:
  Property, plant & equipment                                             41.8
  Taxes provided on unremitted foreign earnings                           34.5
  Other                                                                   68.1
                                                                        ------
    Total Deferred Tax Liabilities                                       144.4
                                                                        ------

      Net Deferred Tax Assets                                           $103.1
                                                                        ------
                                                                        ------


    During the third quarter of 1993, President Clinton signed into law a tax bill which increased the federal statutory tax rate on the income of corporations from 34 percent to 35 percent. Due to the tax law change, deferred tax assets increased $11.2 million, of which $8.1 million was a reduction in goodwill related to the acquisition of ESD and $3.1 million was a reduction in current year tax expense.
    The sources of significant timing differences for 1992 and 1991 and their effects were as follows:


(Amounts in millions)                                  1992               1991
- -------------------------------------------------------------------------------
                                                  (restated)        (restated)
Undistributed earnings of foreign subsidiaries
 not considered permanently invested                $  12.4        $   5.1
Distributed earnings of foreign subsidiaries         (109.1)         (20.7)
Utilization of expected tax benefits                   58.4              -
Reversal of taxes provided at rates higher
 than the current statutory rate                      (13.3)             -
Differences in tax and book employee
 benefit expenses                                     (21.2)          (5.5)
Differences in tax and book inventories                 8.0            8.0
Environmental reserves                                  4.3             .7
Restructuring charge                                   (9.2)             -
Miscellaneous other items                               (.1)          (3.3)
                                                    -------        -------
  Total deferred income tax benefit                 $ (69.8)       $ (15.7)

                                                    -------        -------
                                                    -------        -------


                                      [39]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Domestic and foreign earnings from continuing operations before income taxes for the three years ended December 31, 1993, as shown below, exclude profits recorded on intercompany sales. Net interest expense is allocated between geographic segments based on non-cash assets.



(Amounts in millions)                                       1993           1992            1991
- -----------------------------------------------------------------------------------------------
                                                                     (restated)      (restated)
Domestic                                                  $130.9         $ 98.1          $135.3
Foreign                                                      2.4           12.3            10.5
                                                          ------         ------          ------
  Total earnings from continuing operations
   before income taxes, extraordinary
   item and cumulative effect of
   accounting change                                      $133.3         $110.4          $145.8
                                                          ------         ------          ------
                                                          ------         ------          ------


    Profits recorded on intercompany sales excluded above were $4.2 million, $3.0 million and $5.8 million, in 1993, 1992 and 1991, respectively, and were earned primarily by the Company's Singapore subsidiaries.
    At December 31, 1993, total assets of operations outside the United States were $164.2 million after deducting $54.9 million due from the Company's domestic operations. The Company's year-end 1993 equity in its foreign operations was $172.8 million. As of December 31, 1993, the Company had not provided federal income taxes on $59.0 million of undistributed earnings recorded by certain subsidiaries outside the United States, since these earnings were deemed permanently invested.
    For the years 1983 through 1985, the IRS has proposed to increase the Company's taxable income by approximately $225 million based upon the IRS' assertion that certain intercompany loans between the Company and its Sunpac subsidiary in Singapore should be taxed as if they were dividends to the Company. Based upon this proposed adjustment and certain smaller ones, the IRS has proposed an understatement penalty of $26.7 million. In July 1993, the Company was notified by the IRS of its intent to concede the proposed understatement penalty as it relates to this issue. For the years 1983 through 1985, the IRS has proposed tax deficiencies and negligence penalties relating to previously settled government contracts disputes. The tax deficiency relating to these matters is not material. The negligence penalty of $7.2 million is calculated as 5 percent of the entire amount of the tax deficiency for the year, plus 50 percent of the interest payable with respect to only the portion of the deficiency due to negligence. While the amounts of the proposed adjustments and penalties are material, the Company does not believe the IRS' position will be sustained.
    In connection with the resolution of government contracts disputes, amended federal income tax returns were filed for the years 1978 through 1987 which requested $32.3 million in refunds and created tax benefit carryforwards of $51.9 million, which the Company has subsequently used. The issue of whether the payments made upon the resolution of the government contracts disputes could reduce taxable income in the years in which the revenues from the contracts were reported was decided by the U.S. Tax Court for the years 1979 through 1982. During 1992, the Tax Court issued an opinion adverse to the Company on the issue involving the allocation of income among these years. The Company filed a motion for reconsideration of the Court's opinion, which motion was denied by the Court. In May 1993, the Company filed its Notice of Appeal related to the decision of the U.S. Tax Court on the treatment of certain payments made in resolution of government contract
disputes.   Jurisdiction of this matter now resides in the United States Court of Appeals for the Seventh Circuit. The IRS may propose further adjustments to the amounts reflected as nondeductible fines and penalties and the allocation of the changes in income among years subsequent to 1982.
    The Company believes that its recorded tax and interest provisions are sufficient to cover the final resolution of any tax deficiencies.

NOTES PAYABLE AND LONG-TERM DEBT
Notes payable consist of commercial paper and bank borrowings and were $26.6 million at an average interest rate of 3.6 percent at December 31, 1993. At December 31, 1992, outstanding notes payable consisted of bank borrowings and were $59.0 million at an average interest rate of 3.9 percent. At December 31, 1993, the Company maintained domestic revolving credit facilities totaling $335.0 million. Commitment fees incurred in 1993 were $.9 million. The Company also maintained foreign lines of credit for use in its foreign operations totaling the equivalent of approximately $21 million at December 31, 1993.
    Under the domestic credit facilities in place at December 31, 1993, payments of dividends are limited by the requirement to maintain a minimum level of net worth. At December 31, 1993, net worth exceeded the maintenance level by $205.3 million.



                                     [40]

     The composition of long-term debt at December 31, 1993 and 1992, was as follows:


(Amounts in millions)                                         1993       1992
- -----------------------------------------------------------------------------
11.05% notes due serially 1993-1999                         $ 25.0     $ 35.0
12.00% notes due serially 1993-1997                              -       50.0
9.48% notes due 2001                                         100.0      100.0
9.15% notes due 2003                                          50.0       50.0
9.34% notes due 2006                                          50.0       50.0
9.375% sinking fund debentures
 due serially 1997-2016                                          -      100.0
Other                                                         30.0       34.9
                                                            ------     ------
                                                             255.0      419.9
Less amount due within one year                                8.2       19.8
                                                            ------     ------
  Long-term debt (less current portion)                     $246.8     $400.1
                                                            ------     ------
                                                            ------     ------


    In December 1993, the Company recorded an extraordinary loss of $7.9 million before taxes, or $5.0 million after taxes for the early retirement of debt. The extraordinary loss was due primarily to the redemption premiums paid to holders of the 9.375% bonds and the 12.0% notes, and the writeoff of capitalized debt issuance costs associated with these instruments.
    Total principal payments required under long-term debt agreements for the five years subsequent to December 31, 1993, are $8.2 million in 1994, $7.6 million in 1995, $7.3 million in 1996, $9.4 million in 1997, and $9.7 million in 1998.
    Net interest cost, or interest expense less interest income, before capitalization was $35.8 million, $39.7 million and $36.8 million, in 1993, 1992 and 1991, respectively. Interest capitalized in 1993, 1992 and 1991 was $.1 million, $.4 million and $1.3 million, respectively.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs and to reduce its own exposure to fluctuations in exchange rates. These financial instruments include financial guarantees and forward exchange contracts. These instruments involve, to varying degrees, elements of credit and/or exchange rate risk in excess of the amount recognized in the financial statements.
    Financial guarantees are conditional commitments issued by the Company to guarantee the payment of certain liabilities of unconsolidated affiliates and unaffiliated entities to third parties. These guarantees are issued primarily to support borrowing arrangements, and are scheduled to expire, subject to extension, during 1994. The Company's exposure for financial guarantees is represented by the contractual amount of these guarantees. The contractual amounts and the maximum credit loss in the event of non-performance by any of the parties for financial guarantees at December 31, 1993, were both $8.8 million.
    Forward exchange contracts are contracts for delivery or purchase of foreign currencies at specified future dates. For forward exchange contracts, the contract amounts represent currency exposure if the other party fails to perform under the contract. At December 31, 1993, the Company had forward exchange contracts maturing during 1994 to sell the equivalent of $72.2 million and to purchase the equivalent of $30.0 million in foreign currency.

FAIR VALUES OF FINANCIAL INSTRUMENTS
The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:
    CASH AND CASH EQUIVALENTS: The carrying amount reported in the balance sheet for cash and cash equivalents approximates their fair value.
    FOREIGN CURRENCY EXCHANGE CONTRACTS: The fair value of the Company's foreign exchange contracts is estimated based on quoted market prices of comparable contracts.
    SHORT- AND LONG-TERM DEBT: The carrying amounts of the Company's borrowings under its short-term revolving credit agreements approximate their fair value. The fair value of the Company's long-term debt is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.
    The carrying amounts and fair values of the Company's financial instruments at December 31, 1993, were as follows:


                                                        Carrying       Fair
(Amounts in millions)                                     Amount      Value
- ---------------------------------------------------------------------------
Cash and cash equivalents                                 $ 15.4     $ 15.4
Foreign exchange contracts                                     -        (.1)
Short-term debt                                             26.6       26.6
Long-term debt                                             255.0      301.0


SUPPLEMENTARY STATEMENT OF EARNINGS INFORMATION
Maintenance and repair expenses for the years 1993, 1992 and 1991 were $41.5 million, $43.8 million and $48.1 million, respectively.
    Rent and lease expense for the years 1993, 1992 and 1991 were $16.4 million, $19.8 million and $19.5 million, respectively. The Company leases certain facilities and equipment under operating leases, many of which contain renewal options and escalation clauses. Minimum future rental commitments under noncancelable operating leases which extend


                                      [41]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

beyond one year are payable as follows: 1994, $12.6 million; 1995, $11.1 million; 1996, $8.5 million; 1997, $6.4 million; 1998, $4.7 million; and after 1998, $18.0 million. Facilities and equipment under capital leases, minimum future rentals receivable under subleases, and contingent rental expenses were not significant for the years 1993, 1992 and 1991.
    Royalties, advertising costs and taxes other than payroll and income taxes were each less than 1 percent of the total sales for the years 1993, 1992 and 1991. Amortization of intangible assets for the years 1993, 1992 and 1991 is set forth in the Statement of Cash Flows on page 31.

STOCK INCENTIVE PLAN
During 1992, the Company established a stock incentive plan, which was approved by the Company's shareholders at the April 20, 1993, Annual Meeting. The plan permits up to a maximum of 1.8 million shares of common stock to be granted as nonqualified and incentive stock options and restricted stock to managerial, supervisory and professional employees. The options are granted, at fair market value, for a term of ten years and become exercisable in increments of 25 percent of an individual grant on each of the second through fifth anniversary dates of the grant. The grant price for options granted during 1993 and 1992 ranged between $37.06 and $43.84 per share. The approval of this plan included the immediate conversion to Restricted Stock of 445,520 rights under the Company's Phantom Stock Plan and 102,800 rights under the Company's Cash Equivalent Program. In addition during 1993, the Company sold 52,500 shares of restricted stock to managerial employees. The restricted stock may not be resold until the restrictions placed on these shares expire. The amount of compensation represented by the sale of restricted stock is being amortized over a nine-year vesting period. Transactions involving stock options for the plan are summarized as follows:


STOCK OPTIONS                                          1993            1992
- ---------------------------------------------------------------------------
Outstanding January 1                               360,925               -
Granted                                               4,100         360,925
Canceled                                            (20,950)              -
Exercised                                                 -               -
                                                    -------         -------
Outstanding December 31                             344,075         360,925
                                                    -------         -------
                                                    -------         -------

Exercisable December 31                               6,400               -
                                                    -------         -------
                                                    -------         -------


    At December 31, 1993 and 1992 shares available for future grants under this plan were 855,105 and 1,439,075, respectively.

RESTRICTED STOCK PLANS
In accordance with the terms of the Company's restricted stock plans, which were approved by the shareholders, during 1993 and 1992, 500 and 7,200 shares, respectively, of common stock were sold to key managerial employees at their par value. This common stock may not be resold until the restrictions placed on these shares expire. The amount of compensation represented by the sale of restricted stock is being amortized over a nine-year vesting period. As of December 31, 1993, 165,300 shares were available for granting under these restricted stock plans.

RESEARCH AND DEVELOPMENT
The Company performs research and development under both Company-funded programs and under contracts with others, principally the U.S. government. Company-funded programs include bid and proposal work for both military and commercial products and research and development. All Company-funded research and development is expensed as incurred or expensed in accordance with the Company's policy on contract accounting; customer-funded research and development is accounted for under the Company's contract accounting policy. Total research and development expenditures for the years 1993, 1992 and 1991 were $126.9 million, $122.0 million and $116.5 million, respectively, of which $50.1 million, $43.0 million and $32.1 million, respectively, was funded by customers.

ENVIRONMENTAL MATTERS
In 1993, the Company spent $4.6 million on remediation cleanups and related studies, compared with $10.7 million in 1992 and $4.4 million in 1991. The Company anticipates spending approximately $8 million in 1994 for similar activities. In 1993, the costs associated with environmental matters as they relate to day-to-day activities were not material and such costs for 1994 are not expected to be material.
    The Company is involved in environmental investigation and/or remediation at certain of its present and former plant sites. At those sites where remediation activity is presently being conducted, the Company is not yet able to determine when such activity will be complete. The total annual remediation operating costs at such sites are not material to the Company. At one of the Company's plant sites, the Company is working with the Colorado Department of Health to develop appropriate remediation programs. At all of the other present and former plant sites, the Company believes the remediations being conducted are sufficient to meet the requirements of the applicable enforcement agencies. The Company believes the provisions it has made for the investigations and remediations at its present and former plant sites, at which it has retained certain environmental liability, are adequate to meet current requirements at such sites, and to meet claims made by third parties which have arisen from the conditions at such sites.


                                      [42]

    The Company, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (Superfund), has been named or notified that it is a potentially responsible party (PRP) at twenty-five sites where environmental damage is alleged. With respect to twenty of the Superfund sites, the Company's involvement is very limited and it is anticipated that the Company's liability will be resolved on a de minimis basis. The Company believes the provisions it has made are adequate to satisfy its liability at these sites.
    There are three Superfund sites with respect to which the Company, although its involvement is relatively small, will not be able to participate in a de minimis resolution. The Company believes the provisions it has made are adequate to satisfy its liability at these sites.
    The United States Environmental Protection Agency (USEPA) has named the Company as a PRP at the Southeast Rockford Superfund site. Based upon available information, the Company believes the contamination is from multiple
sources and the Company is not one of such sources.   The Southeast Rockford
Superfund site located in Rockford, Illinois, involves a historically contaminated regional groundwater situation with respect to which the Company and six other PRPs have been requested by the USEPA to reimburse past costs of $8.9 million which the USEPA has incurred and future costs. The provision established is to cover the costs of supporting the Company's position that it is not one of the sources of the contamination at this site and is believed to be adequate for this purpose.
    The Interstate Pollution Control (IPC) Superfund site, located in Rockford, Illinois, involves the Company and 41 other PRPs which have signed a consent decree with the Illinois Environmental Protection Agency (IEPA) to fund and perform a remedial investigation and feasibility study at this site and to pay the IEPA for certain past and future response costs relating to its investigations. In addition, pursuant to another consent order, certain removal and other interim remediations have been completed and paid for by the PRPs. The Company has established provisions with respect to this site to cover the costs associated with remediation cleanups and related studies.
    With respect to the Southeast Rockford and IPC Superfund sites, uncertainties such as the extent of contamination, the extent of the Company's contribution to the contamination at the sites, if any, the number of other PRPs and their financial viability, and the absence of a determination of the type of remediation which may be required have caused the Company to be unable reasonably to estimate the total remediation costs which it may incur with respect to these sites. However, the Company is actively involved in seeking solutions which would not result in a material loss to the Company and believes such solutions are probable.

GOVERNMENT CONTRACT MATTERS
In connection with U.S. government contracts and subcontracts, the Company received notification in prior years of several defective pricing claims. While the Company believes that its existing provisions for these claims are adequate, the amounts due upon final resolution may differ from the recorded provisions.


DIVIDENDS AND STOCK PRICE RANGE (UNAUDITED)

                                                    Per Share of Common Stock
                                          -----------------------------------
                                                              Price Range
                                          Dividends      -------------------
                                               Paid          High         Low
- -----------------------------------------------------------------------------
Quarter
1993
  First                                   $  .30          $41 1/2    $ 35
  Second                                     .30           44 3/4      38 1/8
  Third                                      .30           44 1/2      38 1/4
  Fourth                                     .30           42 1/2      36 3/4
                                          ------
                                          $ 1.20
                                          ------
                                          ------

1992
  First                                   $ .275          $47 1/4     $34 3/4
  Second                                    .300           47          31 1/8
  Third                                     .300           36 3/4      31 3/4
  Fourth                                    .300           41 1/8      32 7/8
                                          ------
                                          $1.175
                                          ------
                                          ------

[Bar chart:]

STOCK PRICE AT YEAR END
(dollars)                    1989    1990    1991    1992    1993
                            -------------------------------------
                            32.44   29.00   37.00   40.25   42.00


                                      [43]

MANAGEMENT'S REPORT

The management of Sundstrand is responsible for the preparation and presentation of the consolidated financial statements and related financial information included in this annual report. These have been prepared in conformity with generally accepted accounting principles consistently applied and as such include amounts based on estimates by management. The consolidated financial statements have been audited by Ernst & Young, the Company's independent auditors.
     Management also is responsible for maintaining a system of internal accounting controls which is designed to provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management's authorization and are properly recorded. To assure the maintenance of effective internal controls, management adopts and disseminates policies, procedures and directives; selects and trains qualified personnel; establishes organizational structures which permit the delegation of authority and responsibility; and maintains an active program of internal audits and appropriate followup by management.
     The management of Sundstrand also recognizes its responsibility to promote a strong ethical climate throughout the Company. Toward this end, the Company provides training in ethical decision making to each employee. In addition, each employee receives a copy of the Company's manual on Business Conduct and Ethics.
     The Board of Directors elects an Audit Committee from among its members who are not employees of the Company. The Audit Committee meets periodically with management, the internal auditors, and the independent auditors to review the work of each and satisfy itself that they are properly discharging their responsibilities. Both the independent auditors and internal auditors have free access to the Audit Committee, without the presence of management, to discuss internal accounting controls, auditing, and financial reporting matters.

/s/ Harry C. Stonecipher                    /s/ Paul Donovan
Harry C. Stonecipher                        Paul Donovan
Chairman of the Board, President            Executive Vice President
and Chief Executive Officer                 and Chief Financial Officer
January 27, 1994

- --------------------------------------------------------------------------------

INDEPENDENT AUDITOR'S REPORT

To the Shareholders and
Board of Directors
Sundstrand Corporation


We have audited the accompanying consolidated balance sheets of Sundstrand Corporation and subsidiaries as of December 31, 1993 and 1992, and the related statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sundstrand Corporation and subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.
     As discussed in the notes to the consolidated financial statements, in 1992 the Company changed its method of accounting for postretirement benefits other than pensions.

/s/ Ernst & Young
Chicago, Illinois
January 27, 1994

                                      [44]

ADDITIONAL 10-K INFORMATION

DATE OF INCORPORATION
The Company was incorporated in Illinois in 1910 and became a Delaware corporation in 1966.

MATERIALS AND SUPPLIES
The Company uses many raw and finished materials of primary and alloy-type metal in forms such as cast, forged, sheet, and bar, which are generally available from multiple sources. In addition, mechanical and electronic materials and supplies such as fasteners, bearings, gaskets, filters, motors, resistors, transformers, and semiconductors are procured from various sources. The Company deals with numerous suppliers and is not dependent upon any one manufacturer or supplier of materials, supplies or services. However, from time to time, general shortages of particular raw materials and supplies may have an adverse effect on the Company.

INTELLECTUAL PROPERTY RIGHTS
The Company owns a large number of patents (expiring through 2010) and other intellectual property rights and interests, e.g., trademarks, trade secrets and licenses, which are of importance in the aggregate to the conduct of its business and are expected to be of value in the future. In the judgment of the Company, its patents and other intellectual property rights and interests are adequate for the conduct of its business, but the loss or expiration of any single or group of patents or other intellectual properties or interests would not materially affect the conduct of its business as a whole. In the Company's opinion, its design, manufacturing and marketing skills, experience, and reputation are as responsible for its positions in the markets it serves as are its patents and other intellectual property rights and interests.

PROPERTIES
The Company occupies building space totaling approximately 7,471,000 square feet, which is divided by business segment as follows: industrial, 3,513,000 square feet; aerospace, 3,783,000 square feet; and corporate offices, 175,000 square feet. All building space is owned by the Company, except approximately 1,216,000 square feet of leased space, and is well maintained, in good operating condition, and suitable for its operations. The Company owns approximately 210 acres of vacant land for future expansion.
     Domestic manufacturing facilities are located in Auburn, Alabama; Phoenix, Arizona; Brea and San Diego, California; Arvada, Denver and Grand Junction, Colorado; Rockford and Urbana, Illinois; Michigan City, Indiana; Acton, Massachusetts; York, Nebraska; Rochester, New York; Lima, Ohio; Bend, Oregon; Ivyland, Pennsylvania; and Milwaukee, Wisconsin. Foreign manufacturing facilities are located in Sao Paulo, Brazil; Dijon, Merignac, Montbrison, Pont-St.-Pierre and St. Priest, France; Shannon, Ireland; Santa Isabel, Puerto Rico; and the Republic of Singapore.

COMPETITION
The Company has competitors or potential competitors in each of its product lines. Some of these competitors or potential competitors may have greater financial and personnel resources than the Company. The Company believes that its research and development, proprietary technology and product and service reputation have been of particular significance in maintaining the Company's competitive standing.

                                      [45]

SELECTED FINANCIAL DATA, 1983-1993(A)
SUNDSTRAND CORPORATION AND SUBSIDIARIES (SNS)


YEAR ENDED DECEMBER 31,                                                          1993     1992(b)(c)(i)  1991(c)(i)
- -------------------------------------------------------------------------------------------------------------------
(Amounts in millions except share data)
Summary of Operations
Net Sales
  Aerospace                                                                  $  753.6     $  839.6       $  807.9
  Industrial                                                                    629.5        639.5          646.0
                                                                             --------     --------       --------
  Total                                                                      $1,383.1     $1,479.1       $1,453.9
                                                                             --------     --------       --------
                                                                             --------     --------       --------
Operating Profit (loss)
  Aerospace                                                                  $  106.3     $   90.4       $  128.3
  Industrial                                                                     84.1         82.1           78.0
                                                                             --------       --------       --------
  Total                                                                      $  190.4     $  172.5       $  206.3
                                                                             --------     --------       --------
                                                                             --------     --------       --------


Earnings (loss) from continuing operations before income taxes,
 extraordinary item and cumulative effect of accounting change               $  133.3     $  110.4       $  145.8
Net earnings (loss) from continuing operations before extraordinary
 item and cumulative effect of accounting change                             $   90.7     $   70.1       $   88.4
Net earnings (loss) available for common shares                              $  140.7     $ (121.7)      $  108.8
Return on average equity, after tax                                             27.0%        (19.9%)         16.5%


- -------------------------------------------------------------------------------------------------------------------

Per Share of Common Stock
Earnings (loss) from continuing operations before extraordinary
 item and cumulative effect of accounting change                             $   2.56     $   1.94       $   2.45
Earnings (loss)                                                              $   3.97     $  (3.37)      $   3.02
Cash dividends                                                               $   1.20     $  1.175       $   1.10
Market value - high                                                          $  44.75     $  47.25       $  37.00
               low                                                           $  35.00     $  31.13       $  23.38
               year-end                                                      $  42.00     $  40.25       $  37.00
Book value                                                                   $  15.31     $  14.66       $  19.15

- -------------------------------------------------------------------------------------------------------------------

Year-End Financial Position
Working capital                                                              $  365.3     $  489.6       $  643.4
Current ratio                                                                     2.1          2.2            3.4
Total assets                                                                 $1,511.9     $1,779.6       $1,686.9
Long-term debt                                                               $  255.0     $  419.9       $  454.7
Total debt                                                                   $  281.6     $  478.9       $  454.7
Shareholders' equity                                                         $  512.2     $  530.0       $  692.5
Ratio of total debt to total capital                                            35.5%         47.5%          39.6%

- -------------------------------------------------------------------------------------------------------------------

Other Data
Orders received
  Aerospace                                                                  $  526.7     $  885.7       $  685.6
  Industrial                                                                    624.8        641.6          625.8
                                                                             --------     --------       --------
  Total                                                                      $1,151.5     $1,527.3       $1,311.4
                                                                             --------     --------       --------
                                                                             --------     --------       --------
Unfilled orders
  Aerospace                                                                  $  572.2     $  799.0       $  752.9
  Industrial                                                                    110.2        115.0          112.9
                                                                             --------     --------       --------
  Total                                                                      $  682.4     $  914.0       $  865.8
                                                                             --------     --------       --------
                                                                             --------     --------       --------
Property, plant and equipment (excluding leased equipment):
  Additions, at cost                                                         $   56.0     $   74.6       $   63.9
  Depreciation                                                               $   69.1     $   65.9       $   59.7
Approximate number of employees                                                 9,300       10,800         10,800
Approximate number of shareholders of record                                    4,100        4,300          4,500


                                      [46]


YEAR ENDED DECEMBER 31,                                                        1990(c)(d)(i)    1989(c)(e)(i)  1988(c)(e)(f)(i)
- ------------------------------------------------------------------------------------------------------------------------------
(Amounts in millions except share data)
Summary of Operations
Net Sales
  Aerospace                                                                     $  844.0        $  842.7       $  813.2
  Industrial                                                                       536.9           448.1          379.8
                                                                                --------        --------       --------
  Total                                                                         $1,380.9        $1,290.8       $1,193.0
                                                                                --------        --------       --------
                                                                                --------        --------       --------
Operating Profit (loss)
  Aerospace                                                                     $  136.5        $  131.9       $  (87.1)
  Industrial                                                                        73.6            81.1           52.3
                                                                                --------        --------       --------
  Total                                                                         $  210.1        $  213.0       $  (34.8)
                                                                                --------        --------       --------
                                                                                --------        --------       --------


Earnings (loss) from continuing operations before income taxes,
 extraordinary item and cumulative effect of accounting change                  $  160.4        $  157.1       $ (102.0)
Net earnings (loss) from continuing operations before extraordinary
 item and cumulative effect of accounting change                                $   95.4        $   92.5       $  (64.4)
Net earnings (loss) available for common shares                                 $  114.3        $  114.2       $  (76.6)
Return on average equity, after tax                                                 19.1%           21.5%         (14.1%)


- ---------------------------------------------------------------------------------------------------------------------------

Per Share of Common Stock
Earnings (loss) from continuing operations before extraordinary
 item and cumulative effect of accounting change                                $   2.60        $   2.50       $  (1.74)
Earnings (loss)                                                                 $   3.11        $   3.09       $  (2.08)
Cash dividends                                                                  $   1.10        $    .90       $    .90
Market value - high                                                             $  39.94        $  41.63       $  29.00
               low                                                              $  21.75        $  25.07       $  21.07
               year-end                                                         $  29.00        $  32.44       $  25.00
Book value                                                                      $  17.33        $  15.44       $  13.24

- ---------------------------------------------------------------------------------------------------------------------------

Year-End Financial Position
Working capital                                                                 $  570.3        $  456.7       $  360.8
Current ratio                                                                        3.0             2.1            1.8
Total assets                                                                    $1,534.5        $1,464.2       $1,545.2
Long-term debt                                                                  $  369.3        $  258.5       $  307.6
Total debt                                                                      $  369.3        $  355.7       $  369.3
Shareholders' equity                                                            $  624.5        $  573.0       $  589.5
Ratio of total debt to total capital                                                37.2%           38.3%          38.5%

- ---------------------------------------------------------------------------------------------------------------------------

Other Data
Orders received
  Aerospace                                                                     $  857.9        $  861.5       $  907.0
  Industrial                                                                       550.3           456.9          416.2
                                                                                --------        --------       --------
  Total                                                                         $1,408.2        $1,318.4       $1,323.2
                                                                                --------        --------       --------
                                                                                --------        --------       --------

Unfilled orders
  Aerospace                                                                     $  875.2        $  861.4       $  842.5
  Industrial                                                                       133.1           119.7          111.0
                                                                                --------        --------       --------
  Total                                                                         $1,008.3        $  981.1       $  953.5
                                                                                --------        --------       --------
                                                                                --------        --------       --------

Property, plant and equipment (excluding leased equipment):
  Additions, at cost                                                            $   77.1        $   56.4       $   63.4
  Depreciation                                                                  $   56.5        $   72.2       $   70.2
Approximate number of employees                                                   10,800          11,000         10,800
Approximate number of shareholders of record                                       4,750           4,800          5,000



YEAR ENDED DECEMBER 31,                                                     1987(g)(i)  1986(h)(i)      1985(i)
- -----------------------------------------------------------------------------------------------------------------
(Amounts in millions except share data)
Summary of Operations
Net Sales
  Aerospace                                                                 $  794.2    $  781.9        $  636.7
  Industrial                                                                   374.5       465.9           478.3
                                                                            --------    --------        --------
  Total                                                                     $1,168.7    $1,247.8        $1,115.0
                                                                            --------    --------        --------
                                                                            --------    --------        --------
Operating Profit (loss)
  Aerospace                                                                 $   93.4    $   69.4        $  107.5
  Industrial                                                                    21.9         6.2            20.5
                                                                            --------    --------        --------
  Total                                                                     $  115.3    $   75.6        $  128.0
                                                                            --------    --------        --------
                                                                            --------    --------        --------

Earnings (loss) from continuing operations before income taxes,
 extraordinary item and cumulative effect of accounting change              $   77.0    $   47.6        $  101.9
Net earnings (loss) from continuing operations before extraordinary
 item and cumulative effect of accounting change                            $   46.0    $   34.4        $   62.9
Net earnings (loss) available for common shares                             $   34.6    $   45.4        $   74.4
Return on average equity, after tax                                              5.8%        7.6%           13.2%


- -----------------------------------------------------------------------------------------------------------------

Per Share of Common Stock
Earnings (loss) from continuing operations before extraordinary
 item and cumulative effect of accounting change                            $    1.23   $    .92        $    1.70
Earnings (loss)                                                             $     .93   $   1.21        $    2.01
Cash dividends                                                              $     .90   $    .90        $     .90
Market value - high                                                         $   32.25   $  32.19        $   27.38
               low                                                          $   18.00   $  24.63        $   20.00
               year-end                                                     $   21.19   $  26.63        $   27.25
Book value                                                                  $   16.16   $  16.12        $   15.78

- -----------------------------------------------------------------------------------------------------------------

Year-End Financial Position
Working capital                                                             $  362.5    $  420.8        $  288.2
Current ratio                                                                    2.1         2.8             1.9
Total assets                                                                $1,457.1    $1,382.6        $1,283.6
Long-term debt                                                              $  300.0    $  308.9        $  237.3
Total debt                                                                  $  366.3    $  317.2        $  319.2
Shareholders' equity                                                        $  595.0    $  604.7        $  589.1
Ratio of total debt to total capital                                            38.1%       34.4%           35.1%

- -----------------------------------------------------------------------------------------------------------------

Other Data
Orders received
  Aerospace                                                                 $  789.4    $  779.1        $  805.3
  Industrial                                                                   396.9       471.3           479.1
                                                                            --------    --------        --------
  Total                                                                     $1,186.3    $1,250.4        $1,284.4
                                                                            --------    --------        --------
                                                                            --------    --------        --------
Unfilled orders
  Aerospace                                                                 $  773.1    $  778.8        $  779.1
  Industrial                                                                    83.2       113.3           107.9
                                                                            --------    --------        --------
  Total                                                                     $  856.3    $  892.1        $  887.0
                                                                            --------    --------        --------
                                                                            --------    --------        --------
Property, plant and equipment (excluding leased equipment):
  Additions, at cost                                                           100.9    $  104.7        $   99.2
  Depreciation                                                              $   65.2    $   62.7        $   52.1
Approximate number of employees                                               11,800      13,600          13,700
Approximate number of shareholders of record                                   5,400       5,900           6,900



YEAR ENDED DECEMBER 31,                                                           1984(i)       1983(i)
- -------------------------------------------------------------------------------------------------------
(Amounts in millions except share data)
Summary of Operations
Net Sales
  Aerospace                                                                      $  484.2      $  431.5
  Industrial                                                                        393.8         342.3
                                                                                 --------      --------
  Total                                                                          $  878.0      $  773.8
                                                                                 --------      --------
                                                                                 --------      --------
Operating Profit (loss)
  Aerospace                                                                      $   78.3      $   64.3
  Industrial                                                                         26.3           7.5
                                                                                 --------      --------
  Total                                                                          $  104.6      $   71.8
                                                                                 --------      --------
                                                                                 --------      --------


Earnings (loss) from continuing operations before income taxes,
 extraordinary item and cumulative effect of accounting change                   $   96.8      $   55.2
Net earnings (loss) from continuing operations before extraordinary
 item and cumulative effect of accounting change                                 $   57.1      $   34.5
Net earnings (loss) available for common shares                                  $   66.4      $   44.2
Return on average equity, after tax                                                 12.8%          8.9%


- ------------------------------------------------------------------------------------------------------

Per Share of Common Stock
Earnings (loss) from continuing operations before extraordinary
 item and cumulative effect of accounting change                                 $   1.57      $    .94
Earnings (loss)                                                                  $   1.82      $   1.21
Cash dividends                                                                   $    .90      $    .90
Market value - high                                                              $  26.00      $  25.88
               low                                                               $  17.19      $  18.94
               year-end                                                          $  22.25      $  24.38
Book value                                                                       $  14.49      $  13.68

- -------------------------------------------------------------------------------------------------------

Year-End Financial Position
Working capital                                                                  $  278.7      $  306.2
Current ratio                                                                         2.2           2.8
Total assets                                                                     $1,068.0      $  902.0
Long-term debt                                                                   $  173.3      $  131.2
Total debt                                                                       $  218.2      $  154.0
Shareholders' equity                                                             $  535.8      $  500.4
Ratio of total debt to total capital                                                28.9%         23.5%

- -------------------------------------------------------------------------------------------------------

Other Data
Orders received
  Aerospace                                                                      $  521.8      $  458.2
  Industrial                                                                        397.0         351.5
                                                                                 --------      --------
  Total                                                                          $  918.8      $  809.7
                                                                                 --------      --------
                                                                                 --------      --------

Unfilled orders
  Aerospace                                                                      $  610.4      $  572.8
  Industrial                                                                        107.1         103.8
                                                                                 --------      --------
  Total                                                                          $  717.5      $  676.6
                                                                                 --------      --------
                                                                                 --------      --------

Property, plant and equipment (excluding leased equipment):
  Additions, at cost                                                             $   78.4      $   70.2
  Depreciation                                                                   $   44.6      $   40.6
Approximate number of employees                                                    12,900        11,300
Approximate number of shareholders of record                                        7,500         7,400


(a)As previously disclosed, the Company pled guilty in October 1988 to criminal charges, including charges that, between at least January 1, 1980, and January 1, 1987, two operating units of the Company had mischarged the government by submitting false claims in the form of progress billings to the U.S. Department of Defense which contained millions of dollars in unallowable and misallocated general and administrative costs, which claims were then known to be false. Users of these financial statements should be aware that the statements set forth for the years 1983 through 1986 include revenues that the Company has now admitted it should not have sought or received. This fact may affect the comparability of these financial statements with those of subsequent reporting periods.
(b)Includes charges of $34.9 million before taxes ($22.2 million after taxes equivalent to $.62 per share) for restructuring of, and reduction in employment in the aerospace segment. Also includes charges of $17.3 million before taxes ($11.0 million after taxes equivalent to $.30 per share), exclusive of the cumulative effect, associated with the adoption of SFAS No. 106 and a credit of $9.1 million before taxes ($5.8 million after taxes equivalent to $.16 per share) resulting from a change in pension cost assumptions.
(c)Provisions for interest charges for the anticipated resolution of certain tax disputes in 1992, 1991, 1990, 1989 and 1988 were $2.0 million, $2.0 million,
$10.0 million, $19.0 million and $22.5 million before taxes and $1.3 million ($.04 per share), $1.2 million ($.03 per share), $5.9 million ($.16 per share), $11.2 million ($.30 per share) and $14.2 million ($.38 per share) after taxes, respectively.
(d) Includes the gain on the shareholder litigation lawsuit of $6.6 million before taxes ($3.9 million after taxes equivalent to $.11 per share).
(e)1989 and 1988 have been restated to reflect the Company's Heat Transfer business, which was sold in 1990, as a discontinued operation. The years 1983 through 1987 have not been restated as the amounts for those years are not material.
(f)Includes provisions of $118.3 million before taxes ($74.8 million after taxes equivalent to $2.03 per share) for settlement of government contracts disputes and $64.5 million before taxes ($39.8 million after taxes equivalent to $1.08 per share) for the effect of the change in accounting for long-term contracts. Also includes a cumulative effect provision of $26.5 million, net of tax of $16.5 million ($.72 per share), for the change in accounting for long-term contracts.
(g)Includes a provision of $34.2 million before taxes ($19.3 million after taxes equivalent to $.52 per share) for nonrecurring losses in the aerospace segment.
(h)Includes a loss provision of $57.8 million before taxes ($29.8 million after taxes equivalent to $.80 per share) for the resolution of government contracts disputes in the Company's aerospace segment.
(i)Amounts have been restated to reflect the Company's Sundstrand Data Control division as a discontinued operation.

                                      [47]

BOARD OF DIRECTORS

Harry C. Stonecipher (4)
Chairman of the Board, President and Chief Executive Officer
Sundstrand Corporation
Director since 1987

Don R. O'Hare (4)
Retired Chairman of the Board
Sundstrand Corporation
Director since 1979

J. P. Bolduc (1,2,4)
President and Chief Executive Officer
W.R. Grace & Co.
Director since 1991

Gerald Grinstein (2,3)
Chairman and Chief Executive Officer
Burlington Northern Inc.
Director since 1991

Charles Marshall (1,2)
Retired Vice Chairman
American Telephone
and Telegraph Company
Director since 1989

Klaus H. Murmann (1,3)
Chairman and Chief Executive Officer
Sauer, Inc.
Chairman of the Confederation of German Employers' Associations
Director since 1981

Donald E. Nordlund (3,4)
Retired Chairman and Chief Executive Officer
Staley Continental, Inc.
Director since 1976

Thomas G. Pownall (1,2)
Retired Chairman
Martin Marietta Corporation
Director since 1978

John A. Puelicher (3,4)
Retired Chairman
Marshall & Ilsley Corporation
Director since 1977

Ward Smith (2,3)
Chairman
NACCO Industries, Inc.
Director since 1983

Robert J. Smuland
Executive Vice President and Chief Operating Officer, Aerospace
Sundstrand Corporation
Director since 1993


(1) Nominating Committee
(2) Audit Committee
(3) Compensation Committee
(4) Finance Committee

                                      [48]

OFFICERS

Harry C. Stonecipher
Chairman of the Board, President and Chief Executive Officer
Elected Chairman of the Board August 20, 1991; and President and Chief Executive Officer January 1, 1989.
Age 57

Paul Donovan
Executive Vice President and Chief Financial Officer
Elected Executive Vice President August 7, 1990; and Vice President of Finance, Chief Financial Officer and Treasurer from December 2, 1988, to August 6, 1990. Age 46

Robert J. Smuland
Executive Vice President and Chief Operating Officer, Aerospace
Elected Executive Vice President August 7, 1990; Group Vice President, Advanced Technology Group from February 16, 1989, to August 6, 1990; and Vice President and General Manager, Marine and Industrial Engine and Service Division, General Electric Aircraft Engines, December 1984 to January 1989.
Age 58

Berger G. Wallin
Executive Vice President and Chief Operating Officer, Industrial
Elected Executive Vice President August 7, 1990; Group Vice President, Industrial from October 19, 1989, to August 6, 1990; and for more than five years prior thereto, Vice President and General Manager of the Company's Fluid Handling division.
Age 63

DeWayne J. Fellows
Vice President and Controller
Elected to additional position of Vice President August 7, 1990; Controller since February 16, 1989; and Controller, Aerospace Products of the Company from October 1988 to February 15, 1989.
Age 49

Kenelm A. Groff
Vice President, International Relations and Business Development
Vice President since December 6, 1977; elected Vice President, International Relations and Business Development February 19, 1991; and Vice President of Administration from December 6, 1977, to February 18, 1991.
Age 64

Gary J. Hedges
Vice President, Personnel and Public Relations
Elected Vice President August 7, 1990; and Vice President, Human Resources for the Advanced Technology Group from October 20, 1986, to August 6, 1990.
Age 50

James F. Ricketts
Vice President and Treasurer
Elected Vice President and Treasurer February 18, 1992, effective February 28, 1992; and Vice President and Treasurer of Ford New Holland from July 1988 to February 27, 1992.
Age 46

Richard M. Schilling
Vice President and General Counsel and Secretary
Vice President since April 21, 1978; elected to additional position of Secretary July 21, 1988.
Age 56

                                      [49]

SUNDSTRAND CORPORATE INFORMATION

ANNUAL MEETING
The Sundstrand Corporation Annual Meeting will be held in the Wallingford Center at the Clock Tower Resort & Conference Center, 7801 East State Street, Rockford, Illinois, on Tuesday, April 19, 1994, at 11:00 a.m. Central Time.

COMMON STOCK INFORMATION
Sundstrand common stock is listed on the New York, Midwest and Pacific stock exchanges under the symbol SNS.

SHAREHOLDER INVESTMENT SERVICE
Sundstrand offers to shareholders of its common stock a Shareholder Investment Service which provides a simple, cost-free way of applying dividends and voluntary cash investments to purchase additional shares of stock. The Company absorbs brokerage commissions and bank service fees for all participants. Requests for information about the Shareholder Investment Service should be directed to the Company's transfer agent.

TRANSFER AGENT
Requests for information about stock registration, stock transfers, dividend disbursements or the Shareholder Investment Service should be directed to the Company's transfer agent.

Address correspondence to:       With questions, call:

Harris Trust and Savings Bank    Jacquelyne L. Mansfield
Corporate Trust Operations       Administrative Assistant
- - 11th Floor                     Harris Trust and Savings Bank
311 West Monroe Street
Chicago, Illinois 60606          (312) 461-6838

FINANCIAL PUBLICATIONS
Written requests for financial publications, including the Company's Annual Report to the Securities and Exchange Commission on Form 10-K, should be directed to Investor Relations. Voice mail requests can be made by telephone at
(815) 226-2988.

INVESTOR RELATIONS
Analyst inquiries should be directed to:

Craig Watson
Director, Investor Relations
Sundstrand Corporation
4949 Harrison Avenue
P.O. Box 7003
Rockford, Illinois 61125-7003
(815) 226-2136

                                      [50]

SUNDSTRAND CORPORATION
4949 Harrison Avenue
P.O. Box 7003
Rockford, Illinois 61125-7003
Phone (815) 226-6000
Fax (815) 226-2699

AEROSPACE SEGMENT
Electric Power Systems
Rockford, Illinois

Power Systems
San Diego, California

Aerospace Mechanical Systems
Rockford, Illinois

INDUSTRIAL SEGMENT
Milton Roy Company
Arvada, Colorado

The Falk Corporation
Milwaukee, Wisconsin

Sullair Corporation
Michigan City, Indiana


Printed in U.S.A.


                               [Inside back cover]

[Sundstrand Corporation Trademark:  Circle S Logo]

Sundstrand Corporation
4949 Harrison Avenue
P.O. Box 7003
Rockford, Illinois 61125-7003
U.S.A.


                                  [Back cover]

                                    APPENDIX
                           (Omitted Graphic Material)
                      Pursuant to Rule 304 of Regulation ST

(3) pie charts omitted in Financial Highlights section (page 1) - see description under Sundstrand Sales Profile in electronic filing

Bar chart omitted in To Our Shareholders section (page 3) - see table entitled Shares Outstanding at Year End in electronic filing

Bar chart omitted in To Our Shareholders section (page 3) - see table under Financial Performance section entitled Earnings Per Share from Continuing Operations in electronic filing

Photo of Robert J. Smuland, Berger G. Wallin, Harry C. Stonecipher and Paul Donovan omitted in To Our Shareholders section (page 4) - see description under Financial Performance section in electronic filing

Bar chart omitted in To Our Shareholders section (page 4) - see table under Financial Performance section entitled Operating Cash Flow Per Share After Capital Spending in electronic filing

Bar chart omitted in To Our Shareholders section (page 5) - see table under Financial Performance section entitled Dividends Per Share in electronic filing

Pie chart omitted in Sundstrand at a Glance / Aerospace section (page 6) - see table under Primary Markets section in electronic filing

Bar chart omitted in Sundstrand at a Glance / Aerospace section (page 6) - see table under Operating Performance section entitled Net Sales in electronic filing

Bar chart omitted in Sundstrand at a Glance / Aerospace section (page 6) - see table under Operating Performance section entitled Operating Profit in electronic filing

Bar chart omitted in Sundstrand at a Glance / Aerospace section (page 6) - see table under Operating Performance section entitled Orders Received in electronic filing

Bar chart omitted in Sundstrand at a Glance / Aerospace section (page 6) - see table under Operating Performance section entitled Unfilled Orders in electronic filing

Pie chart omitted in Sundstrand at a Glance / Industrial section (page 7) - see table under Primary Markets section in electronic filing

Bar chart omitted in Sundstrand at a Glance / Industrial section (page 7) - see table under Operating Performance section entitled Net Sales in electronic filing

Bar chart omitted in Sundstrand at a Glance / Industrial section (page 7) - see table under Operating Performance Section entitled
Operating Profit in electronic filing

Bar chart omitted in Sundstrand at a Glance / Industrial section (page 7) - see table under Operating Performance section entitled Orders Received in electronic filing

Bar chart omitted in Sundstrand at a Glance / Industrial section (page 7) - see table under Operating Performance section entitled Unfilled Orders in electronic filing

Photo of aircraft omitted in Aerospace Market Review section (page 9) - see description in electronic filing

Photo of aircraft omitted in Electric Power Systems section (page 10) - see description in electronic filing

Photo of Ronald F. McKenna omitted in Electric Power Systems section (page 10) - see description in electronic filing

Photo of mechanic and aircraft omitted in Electric Power Systems section (page
11) - see description in electronic filing

Photo of aircraft omitted in Power Systems section (page 12) - see description in electronic filing

Photo of Omar E. Winter omitted in Power Systems section (page 12) - see description in electronic filing

Photo of aircraft omitted in Power Systems section (page 13) -see description in electronic filing

Photo of Kenneth G. Eitenmiller omitted in Aerospace Mechanical Systems section (page 14) - see description in electronic filing

Photo of representative and aircraft omitted in Aerospace Mechanical Systems section (page 14) - see description in electronic filing

Photo of aircraft omitted in Aerospace Mechanical Systems section (page 15) - see description in electronic filing

Photo of oil refinery omitted in Industrial Market Review section (page 17) - see description in electronic filing

Photo of technician omitted in Milton Roy Company section (page 18) - see description in electronic filing

Photo of Patrick L. Thomas omitted in Milton Roy Company section (page 18) - see description in electronic filing

Photo of processing plant omitted in Milton Roy Company section (page 19) - see description in electronic filing

Photo of conveyor omitted in The Falk Corporation section (page 20) - see description in electronic filing

Photo of Thomas L. Misiak omitted in The Falk Corporation section (page 20) - see description in electronic filing

Photo of facility omitted in The Falk Corporation section (page 21) - see description in electronic filing

Photo of compressors omitted in Sullair Corporation section (page 22) - see description in electronic filing

Photo of Joseph Weisiger omitted in Sullair Corporation section (page 22) - see description in electronic filing

Photo of compressors and dryers omitted in Sullair Corporation section (page 23)
- - see description in electronic filing

Bar chart omitted in Management's Discussion and Analysis section (page 25) - see table entitled Sales in electronic filing

Bar chart omitted in Management's Discussion and Analysis section (page 26) - see table under Operating Profit by Business Segment section entitled Operating Profit in electronic filing

Bar chart omitted in Management's Discussion and Analysis section (page 28) - see table under Liquidity and Capital Resources section entitled Operating Cash Flow in electronic filing

Bar chart omitted in Management's Discussion and Analysis section (page 28) - see table under Liquidity and Capital Resources section entitled Capitalization in electronic filing

Bar chart omitted in Notes to Consolidated Financial Statements section (page
43) - see table under Dividends and Stock Price Range (Unaudited) section entitled Stock Price at Year End in electronic filing

Sundstrand Corporation logo omitted on back cover - see electronic filing for description