Form 10-K, Exhibit 13
period 1994-12-31
SUNDSTRAND CORP /DE/
filed 1995-03-10
CIK 95395

                                                                    EXHIBIT 13


SUNDSTRAND CORPORATION

1994 ANNUAL REPORT
Sundstrand Aerospace
Milton Roy Company
The Falk Corporation
Sullair Corporation

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


CONTENTS

Financial Highlights   1
Letter to Shareholders   3
Sundstrand at a Glance   6
Growth in International Markets   8
Aerospace Market Review   10
Industrial Market Review   18
Financial Contents   26
Management's Discussion and Analysis   27
Financial Statements   34
Board of Directors   52
Officers   53
Sundstrand Corporate Information   54

                              [Inside front cover]

FINANCIAL HIGHLIGHTS
(Dollar amounts in millions except per share data)     1994             1993           Change
- ---------------------------------------------------------------------------------------------------
Net sales . . . . . . . . . . . . . . . .         $ 1,372.7      $   1,383.1              (1%)
Orders received . . . . . . . . . . . . .         $ 1,437.1      $   1,151.5              25%
Unfilled orders . . . . . . . . . . . . .         $   746.8      $     682.4               9%
Net earnings  . . . . . . . . . . . . . .         $    95.6      $     140.7             (32%)
Net earnings per share  . . . . . . . . .         $    2.92      $      3.97             (26%)
Dividends per share . . . . . . . . . . .         $    1.20      $      1.20               --
Year-end employment . . . . . . . . . . .             9,200            9,300              (1%)
- ---------------------------------------------------------------------------------------------------

SUNDSTRAND SALES PROFILE
[Pie charts:]
Aerospace             52%
Industrial            48%

Commercial            80%
Military(a)           20%

Domestic              64%
International         36%

(a)     Military sales include sales to U.S. government agencies.

                                      [1]

[Photo description:]
Photo of executive officers Paul Donovan, Executive Vice President and Chief Financial Officer; Patrick L. Thomas, Executive Vice President and Chief Operating Officer, Industrial; Don R. O'Hare, Chairman of the Board and Chief Executive Officer; Berger G. Wallin, Executive Vice President of Special Projects; Robert J. Smuland, Executive Vice President and Chief Operating Officer, Aerospace.

                                      [2]

[Photo caption:]
(Left to right) Paul Donovan, Executive Vice President and Chief Financial Officer; Patrick L. Thomas, Executive Vice President and Chief Operating Officer, Industrial; Don R. O'Hare, Chairman of the Board and Chief Executive Officer; Berger G. Wallin, Executive Vice President of Special Projects; Robert
J. Smuland, Executive Vice President and Chief Operating Officer, Aerospace.

[Bar chart:]
EARNINGS PER SHARE FROM CONTINUING OPERATIONS
(dollars)                                                       1990           1991           1992           1993           1994
- --------------------------------------------------------------------------------------------------------------------------------
                                                                2.60           2.45           1.94           2.56           2.92

TO OUR SHAREHOLDERS

Sundstrand Corporation continues to adjust its businesses to meet constantly changing market conditions. The benefit of past cost reductions in our Industrial segment was readily apparent in the 1994 results. Industrial operating margins reached 16 percent on a small volume increase. The well-publicized reductions in defense spending as well as the current reduced rate of new aircraft acquisitions by world airlines continue to impact the Aerospace segment of Sundstrand. We are continuing to restructure this business so that it also will produce desired operating margins with the anticipated recovery in commercial aerospace sales volume.
         Sales in 1994 of $1,372.7 million were flat compared with the prior year primarily as a result of declining military sales. The Company's incoming orders of $1,437.1 million, however, compared favorably with 1993, with total unfilled orders of $746.8 million at year-end 1994 up about 9 percent from year-end 1993. Net earnings totaled $95.6 million, or $2.92 per share, compared with $90.7 million, or $2.56 per share, earned from continuing operations in 1993. Temporary manufacturing inefficiencies associated with production realignments within the Aerospace segment substantially reduced full-year operating profit, but the impact on earnings per share was more than offset by the recovery of our Industrial business and the repurchase of 1.8 million of the Company's shares during the year. Our operations generated cash flow after capital expenditures totaling $55.9 million.
         We continue to follow our plan of optimally deploying the substantial cash generated by our strong franchises in the Aerospace and Industrial businesses. This plan encompasses a balance between acquisitions, share repurchases, debt retirement, and dividends. During 1994, we did not conclude any major acquisitions although we continued to evaluate opportunities in related aerospace and industrial fields. We have stringent criteria for Sundstrand's portfolio of businesses and products to assure that shareholder value is maximized. The Milton Roy subsidiary completed two small but strategic product acquisitions which made positive contributions to earnings in the first year.
         We made substantial progress during 1994 in advancing the Company's share buyback program. During the year, nearly $80 million was returned to our shareholders as we acquired an additional 5 percent of the Company's outstanding shares. The repurchases were made opportunistically throughout the year, with the timing based on the Company's capitalization position, overall cash flow, the outlook for acquisition opportunities, and the prevailing stock price. Dividends of $39.1 million also were paid during the year. Since our Board of Directors authorized the purchase of 10 million shares in 1993, we have repurchased a total of 5 million shares for about $210 million. Our success in returning cash to shareholders via share repurchase demonstrates our intention to provide ongoing shareholder value when attractive external growth opportunities are not available. The continuing repurchase of Company shares over time remains an integral part of Sundstrand's shareholder value enhancement strategy.
         Our Industrial business segment had an excellent year in 1994, with each of our three businesses showing improvement. Sales of $663.4 million in 1994 were up 5 percent from the 1993 level of $629.5 million. Incoming orders at $701.0 million were up 12 percent compared with 1993. Unfilled orders totaled $147.8 million at year-end 1994. Particularly gratifying was the increase in operating profit as a percentage of sales from 13.4 percent in 1993 to 16.0 percent in 1994. The improvement reflected the benefits of the cost reductions accomplished during the past several years as well as our strong market positions. The substantial operating leverage of the Industrial businesses was evident in 1994 with incremental operating profit rates of over 40 percent realized in a number of our businesses. The outlook for 1995 is to record increased orders, sales, and profits again.

                                      [3]

[Bar charts:]
OPERATING CASH FLOW PER SHARE AFTER CAPITAL SPENDING
(dollars)                                                       1990           1991           1992           1993           1994
- --------------------------------------------------------------------------------------------------------------------------------
                                                                2.67           3.23           4.30           5.19           1.71

SHARES OUTSTANDING AT YEAR END
(millions)                                                      1990           1991           1992           1993           1994
- --------------------------------------------------------------------------------------------------------------------------------
                                                                36.0           36.1           36.1           33.5           31.6

This optimism is based on the improving operating rates at our customers' plants, the expansion of our businesses into the Asia-Pacific region, and our improved capability to compete in world markets. Incremental operating margins for the Industrial businesses, however, will be lower in 1995 than experienced in 1994, reflecting the segment's investments for international expansion, new products, and training to enhance long-term strategic market positions.
         The results within the Aerospace segment were not as strong as in the Industrial segment. Our Aerospace operations continued to suffer from the effects of the decline in military spending and the current reduced rate of new aircraft acquisitions by world airlines. Military sales of $277.4 million in 1994 were down $42.0 million or 13 percent compared with 1993. Commercial sales of $431.9 million in 1994 were flat compared with the $434.2 million achieved in 1993. Incoming orders were $736.1 million during the year which resulted in a backlog of $599.0 million at year-end. The decline in Aerospace sales and the delay in achieving the full manufacturing efficiency benefits of the Aerospace restructuring actions taken in 1993 contributed to weaker than anticipated operating margins in 1994. Operating margins for the full year 1994 at 12.4 percent were down 1.7 percentage points compared with the 14.1 percent achieved in 1993. It became evident during the fourth quarter that, despite the positive steps taken to lower costs, the overhead structure of the Aerospace segment, including plant capacity and engineering resources, needed further examination, given the winddown of significant customer-funded development programs. Based on this review, we concluded in February 1995 that additional downsizing of the Aerospace business was required.
         As announced, steps currently are underway to reduce Aerospace plant capacity with the closure of the Lima, Ohio, facility. The Aerospace organization also is being further streamlined to eliminate product divisions and to intensify customer focus. When the restructuring actions are completed in 1996, we believe the Aerospace segment will have a cost structure in line with our view of future sales and expected manufacturing load levels. The Company also intends to write down the assets of two non-core product lines. The restructuring plan will result in a first quarter pretax charge of $58 million. The anticipated net effects of additional non-accrued expenses, restructuring savings, and related nonrecurring gains are a pretax loss of approximately $7 million in 1995 and pretax earnings of approximately $20 million in 1996. The restructuring is expected to reduce cash flow by about $16 million in 1995 and provide a cash flow benefit of about $8 million in 1996. As was the case in 1993 and 1994, rightsizing remains a key element of our business strategy, and we intend to remain aggressive in lowering our cost structure when market conditions dictate. An improving market in 1996 and 1997 should produce substantial financial benefits as sales recover not dissimilar to those we are now seeing within our Industrial operations.
         The Company had a change in leadership during the year with Don O'Hare assuming the role of Chairman and Chief Executive Officer at the end of the third quarter. Don helped guide the Company as its Chairman from 1989 to 1991 and continued his association as a Board member and consultant after his retirement. No immediate change in business strategy is anticipated as a result of this change in management. Sundstrand has highly capable, well-regarded management in place that will provide operational support and direction while the Board oversees the selection of a new CEO. Sundstrand's overriding objective remains the long-term growth of shareholder value.
         In January 1995, the Board of Directors elected Berger G. "Bud" Wallin as a member of the Board and as Executive Vice President for Special Projects. Bud has made significant contributions to Sundstrand during his 40 years of service, most recently as chief

                                      [4]

[Bar chart:]
OPERATING PROFIT
(millions of dollars)                                           1990           1991           1992           1993          1994
- -------------------------------------------------------------------------------------------------------------------------------
Aerospace                                                      136.5          128.3           90.4          106.3          87.6
Industrial                                                      73.6           78.0           82.1           84.1         106.0
                                                         -----------    -----------    -----------    -----------    ----------
  Total                                                        210.1          206.3          172.5          190.4         193.6

operating officer for our Industrial businesses. The Board also expanded the Corporate Executive Office to include Patrick L. Thomas, who replaced Bud as Executive Vice President and Chief Operating Officer, Industrial. Pat has held a number of management positions during his 25 years with Sundstrand, and served as President of Milton Roy Company since 1991.
         In closing, we would like to acknowledge and thank Harry Stonecipher for the many contributions he made during his tenure as Chairman, President and Chief Executive Officer of Sundstrand. We wish him well in his new role as President and Chief Executive Officer of McDonnell Douglas Corporation.
         We especially want to acknowledge and thank our employees for their diligence and dedication in spite of the stress resulting from the restructuring projects we have initiated. Although difficult, these actions are necessary to posture Sundstrand for long-term earnings growth.
         In addition, we thank our shareholders, customers, and suppliers for their continued support.

February 21, 1995



/s/ Don R. O'Hare                          /s/ Paul Donovan
Don R. O'Hare                              Paul Donovan
Chairman of the Board and                  Executive Vice President and
Chief Executive Officer                    Chief Financial Officer


/s/ Robert J. Smuland                      /s/ Patrick L. Thomas
Robert J. Smuland                          Patrick L. Thomas
Executive Vice President and               Executive Vice President and
Chief Operating Officer, Aerospace         Chief Operating Officer, Industrial


/s/ Berger G. Wallin
Berger G. Wallin
Executive Vice President for
Special Projects

                                      [5]

SUNDSTRAND AT A GLANCE

AEROSPACE
Product Lines

ELECTRIC POWER SYSTEMS - Rockford, Illinois
Electric power generating systems, including integrated drive generators, constant speed drives, generators, and controls

MECHANICAL AND FLUID SYSTEMS - Rockford, Illinois
Pumping, actuation, emergency power, torpedo propulsion, and secondary power systems

POWER SYSTEMS - San Diego, California
Auxiliary power units, gas turbine engines, fans, and environmental control systems

SALES
(millions)                                                      1990           1991           1992           1993          1994
- --------------------------------------------------------------------------------------------------------------------------------
Commercial OEM                                           $     269.9    $     271.6    $     264.0    $     204.6    $    204.6
Commercial Aftermarket                                         247.3          217.7          253.0          229.6         227.3
Military OEM                                                   225.6          238.7          231.8          226.5         200.1
Military Aftermarket                                           101.2           79.9           90.8           92.9          77.3
                                                         -----------    -----------    -----------    -----------    -----------
  Total Aerospace                                        $     844.0    $     807.9    $     839.6    $     753.6    $    709.3
                                                         ===========    ===========    ===========    ===========    ==========
Sundstrand's aerospace segment serves original equipment manufacturers (OEMs)
and operators of commercial and military aircraft.  Sales of the largest product line, electric power systems, were $440.8 million in 1994, $449.2 million in 1993, and $478.5 million in 1992.
- --------------------------------------------------------------------------------------------------------------------------------

PRIMARY MARKETS [pie chart:]
Commercial OEM                             29%
Commercial Aftermarket                     32%
Military OEM                               28%
Military Aftermarket                       11%

OPERATING PERFORMANCE [bar charts:]
NET SALES
(millions of dollars)                                           1990           1991           1992           1993           1994
- --------------------------------------------------------------------------------------------------------------------------------
Commercial                                                     517.2          489.3          517.0          434.2         431.9
Military                                                       326.8          318.6          322.6          319.4         277.4
                                                         -----------    -----------    -----------    -----------    ----------
  Total Aerospace                                              844.0          807.9          839.6          753.6         709.3
                                                         ===========    ===========    ===========    ===========    ==========

OPERATING PROFIT
(millions of dollars)                                           1990           1991           1992           1993          1994
- --------------------------------------------------------------------------------------------------------------------------------
                                                               136.5          128.3           90.4          106.3          87.6
ORDERS RECEIVED
(millions of dollars)                                           1990           1991           1992           1993          1994
- --------------------------------------------------------------------------------------------------------------------------------
                                                               857.9          685.6          885.7          526.7         736.1

UNFILLED ORDERS
(millions of dollars)                                           1990           1991           1992           1993          1994
- --------------------------------------------------------------------------------------------------------------------------------
                                                               875.2          752.9          799.0          572.2         599.0

                                      [6]

INDUSTRIAL
Businesses

MILTON ROY COMPANY - Arvada, Colorado
Process pumps, metering pumps, specialty pumps, and analytical instruments

THE FALK CORPORATION - Milwaukee, Wisconsin
Mechanical power transmissions, couplings, stationary fluid power drives, and marine drives

SULLAIR CORPORATION - Michigan City, Indiana
Rotary screw air and gas compressors, pneumatic tools, dryers, and filters

SALES
(millions)                                                      1990           1991           1992           1993          1994
- --------------------------------------------------------------------------------------------------------------------------------
Milton Roy                                               $      93.3    $     238.0    $     248.7    $     240.6    $    252.2
Falk                                                           221.9          209.4          192.0          195.6         205.3
Sullair                                                        221.7          198.6          198.8          193.3         205.9
                                                         -----------    -----------    -----------    -----------    ----------
  Total Industrial                                       $     536.9    $     646.0    $     639.5    $     629.5    $    663.4
                                                         ===========    ===========    ===========    ===========    ==========

The three businesses in Sundstrand's industrial segment produce a broad range of products for the world's basic industries.

PRIMARY MARKETS [pie chart:]
Construction & Cement                      14%
Mining & Metals                             9%
Agribusiness                                4%
Chemical                                   13%
Transportation                              3%
General Industry                           23%
Wood & Paper                                8%
Consumer                                    2%
Hydrocarbon                                15%
Other                                       9%

OPERATING PERFORMANCE [bar graphs:]
NET SALES
(millions of dollars)                                           1990           1991           1992           1993          1994
- --------------------------------------------------------------------------------------------------------------------------------
Milton Roy                                                      93.3          238.0          248.7          240.6         252.2
Falk                                                           221.9          209.4          192.0          195.6         205.3
Sullair                                                        221.7          198.6          198.8          193.3         205.9
                                                         -----------    -----------    -----------    -----------    ----------
  Total Industrial                                             536.9          646.0          639.5          629.5         663.4
                                                         ===========    ===========    ===========    ===========    ==========

OPERATING PROFIT
(millions of dollars)                                           1990           1991           1992           1993          1994
- --------------------------------------------------------------------------------------------------------------------------------
                                                                73.6           78.0           82.1           84.1         106.0

ORDERS RECEIVED
(millions of dollars)                                           1990           1991           1992           1993          1994
- --------------------------------------------------------------------------------------------------------------------------------
                                                               550.3          625.8          641.6          624.8         701.0

UNFILLED ORDERS
(millions of dollars)                                           1990           1991           1992           1993          1994
- --------------------------------------------------------------------------------------------------------------------------------
                                                               133.1          112.9          115.0          110.2         147.8

                                      [7]

GROWTH IN INTERNATIONAL MARKETS
More than one third of Sundstrand's sales in 1994 were generated in markets outside the United States. These markets will produce a significant portion of our future growth. We expect the Asia-Pacific region to be particularly important.
         In 1994, we took important steps to expand our position in world markets. These included the establishment of Sundstrand Asia Pacific and the appointment of Ng Pock Too to head this Singapore-based operation. Mr. Ng was formerly the Group President of the Sembawang Group of Companies, a Singapore company active in ship repair, ship building, offshore oil and gas engineering, environmental engineering, maritime services, and industrial manufacturing and services. Mr. Ng, in conjunction with our operating businesses, has responsibility for formulating strategy and identifying marketing opportunities for our business growth in the region.

AEROSPACE
Airline revenue passenger miles (RPMs) should grow by more than 5 percent annually through the end of the decade, with growth in the Far East closer to 10 percent. In 1990, about 30 percent of the total worldwide RPMs occurred in the Asia-Pacific region. By the year 2000, that is expected to grow to about 40 percent.
         In 1994, we established a relationship with Sembawang Aviation to promote Sundstrand's aerospace interests in the Asia-Pacific region. Sembawang will market overhaul and repair services throughout the region. Additionally, in China, Sembawang will help market Sundstrand equipment and represent Auxiliary Power International Corporation (APIC), our commercial auxiliary power unit joint venture with Labinal. This relationship will augment Sundstrand's existing global coverage provided through customer service centers in the United States, France, and Singapore, and through its joint venture with Teijin Seiki in Japan.

INDUSTRIAL
Our Industrial units launched a number of initiatives during the year. Each of our Industrial businesses now has a sales office in Shanghai. We also have established a business development relationship with China Industrial Engineering Consulting Corporation (CIECC).
         Sullair formed a joint venture in Shenzhen, China, with China Nanshan Development Company and Sembawang Industrial for the manufacture and sale of industrial compressors. For the past several years, Sullair has been increasing the number of compressors sold through local distributors to customers in the emerging economies in the Asia-Pacific region.
         Falk completed a feasibility study for a proposed joint venture to manufacture power transmission equipment in Indonesia, and opened additional sales offices in Australia. Although Falk sold a majority interest in its Brazilian operation, Falk expects to maintain a strong presence in South America through direct sales, distributors, and a licensee.
         Milton Roy acquired HMD Group Limited and the business of The Kontro Company, Inc. (HMD-Kontro) in 1994 which provided a United Kingdom base for expansion of existing sealless pump technology and an entree into the international sanitary pump market. Milton Roy, through its Fluid Handling division, was particularly successful in obtaining new orders for the fertilizer industry in China and India.
         In all of its businesses, Sundstrand continues to explore the most effective way of entering the most promising growth markets.

[Photo captions:]
Economic growth and infrastructure development in China.

Ng Pock Too, President, Sundstrand Asia Pacific

                                      [8]

[Photo descriptions:]
Construction project in Shenzhen, China.

Three poses of Ng Pock Too, President, Sundstrand Asia Pacific.

                                      [9]

MARKET REVIEW

In an average year, we would expect airlines to take delivery of approximately 600 large commercial aircraft. From the mid-1980s through the early 1990s, however, airlines competed vigorously to purchase new aircraft with the expectation of continued rapid growth in passenger demand. This activity led to deliveries peaking near 750 aircraft in 1992. The surge in deliveries, which was coincident with a reduction in RPM growth, led to a rapid decline in new aircraft orders, with deliveries falling to approximately 430 aircraft in 1994. Large aircraft deliveries are expected to reach the bottom of this cycle in 1995 and begin growing again in 1996. The new aircraft being ordered are needed to accommodate the increasing traffic and to replace aging aircraft and those that do not meet the latest noise standards.
         Further growth in commercial aerospace is being generated by the rapidly growing regional aircraft market, which reached its low point in 1994. The popularity of the small commercial jet aircraft is related to their passenger comfort and speed. Turboprops have low operating costs on shorter routes and are expanding the total travel market.
         Over the longer term, the potential for the greatest percentage growth in commercial aerospace is in the world's emerging economies. The Asia-Pacific region is growing at a faster rate than any other, and route expansion is limited only by capacity and infrastructure development. As these countries continue their industrialization, their large unserved populations will generate ongoing increases in demand. An improving economic climate should contribute to resumed growth in the underserved markets in the Commonwealth of Independent States and Eastern Europe as well.
         In our military markets, sales declined as expected in 1994. We foresee continued erosion of demand in this market as armed forces worldwide are reduced as a result of the improving political environment. We also are in the process of reducing our plant capacity in order to become more efficient in the face of declining military sales and productivity improvements in manufacturing. Our military programs, however, will remain important. Our advanced technology will continue to assist our military customers in maximizing the effectiveness of each system and person deployed.
         In 1994, we continued to refine the Aerospace organization to make it more responsive to customer needs as well as to posture it for improved profitability. This process will continue as we adapt to changes in the business and customer mix.
         For future aircraft, space, and defense programs we have organized our business development team for improved capability in the conception, design, and development of accessory systems. This organization brings applied research, preliminary systems development, and marketing functions together for focused, integrated product development responses to our customers' emerging requirements. We undertook this reorganization both to improve profitability in our current programs and to prepare to provide the increased systems capability our customers are looking for in their new projects.
         These changes have enabled us to become more customer focused than product oriented. Our goal is to have completely satisfied customers -- commercial and military, OEMs and operators.

[Photo captions:]
Global airline customers for commercial aerospace products.

As aircraft are purchased and operated by airlines around the world, Sundstrand products and support services reach a growing international customer base.

                                      [10]

AEROSPACE
[Photo description:]
Four commercial jet aircraft with different airline logos.

                                      [11]

ELECTRIC POWER GENERATING SYSTEMS

Sundstrand is the world's leading supplier of electric power generating systems for aircraft, with systems on almost all Boeing, Airbus, McDonnell Douglas, and Fokker transports; regional jets; and many military aircraft. Emphasis is placed on designing the right system for each aircraft, whether it uses hydromechanical, power electronics, high-voltage DC, or a hybrid system incorporating more than one of these technologies.
         As a total system supplier, Sundstrand increasingly assumes responsibility for the complete electrical system, including primary, secondary and backup power, and control and test equipment. While the major commercial aircraft manufacturers and established world airlines represent the largest and most stable portion of the Company's electric power business, new programs and emerging markets represent the greatest opportunity for growth.
         1994 was a year of significant activity for the major aircraft manufacturers. Airbus Industrie introduced its A330 and A340 aircraft to a growing number of world airline customers. These newer models employ Sundstrand electric power generating systems as do the Airbus A300, A310, and A320. McDonnell Douglas announced the selection of Sundstrand as the electric power system supplier on its proposed MD-95 aircraft. This follows the MD-80 and MD-11 on which Sundstrand systems are used. Also, Boeing selected the Sundstrand electric power system for its new 737-700 and 737-800. This decision means that Sundstrand will remain the exclusive supplier for all Boeing aircraft in production, including the 777 which completed first flight tests in 1994.
         For most of these programs, airlines in emerging economic regions are providing Sundstrand with additional growth. New airlines taking delivery of aircraft using Sundstrand systems typically purchase spare end items and replacement parts to maintain their fleets. In addition, they rely on Sundstrand to provide training in basic maintenance operations as well as unit replacements.
         Among the manufacturers of smaller aircraft with Sundstrand electric power systems, Fokker delivered the first F-70 regional jet in 1994. The Canadair Regional Jet, introduced in 1993, continued to gain acceptance with short-haul operators, and Canadair selected the Sundstrand electric power generating system for the new CL-604 business jet. The Gulfstream V is being developed with a Sundstrand system as well.
         Military program milestones in 1994 included the development of the electric power system for the 767 AWACS aircraft, and the selection of Sundstrand as a supplier of electric power systems on the EFA 2000 Eurofighter. The Korean assembled F-16 also will carry a Sundstrand electric power system. Development work continues on electric power systems for the Comanche helicopter, F-22 Advanced Tactical Fighter, and V-22 tilt rotor aircraft.

[Photo captions:]
Airbus A310 with Sundstrand integrated drive generator.

The expanding international fleets of Airbus Industrie commercial transports rely on Sundstrand electric power generating equipment. Singapore Airlines mechanic Mohammed Hisham.

                                      [12]

ELECTRIC POWER

[Photo description:]
Mechanic with integrated drive generator in front of Singapore Airlines Airbus A310.

                                      [13]

MECHANICAL AND FLUID SYSTEMS

In addition to its flagship electric power business, Sundstrand Aerospace produces three other aircraft product lines--actuation, secondary/emergency power, and fluid systems--from its headquarters in Rockford, Illinois, as well as systems for missile and space applications and undersea propulsion.
         Actuation systems incorporate mechanical, hydraulic, and electrical technologies for the movement and positioning of aircraft flight control surfaces such as flaps, slats, and stabilizers. Some of the Company's largest and most successful actuation system programs have been for military applications. As the military market continues to decline, Sundstrand continues to pursue actuation opportunities in commercial aircraft and engine programs. Recent program wins include the Gulfstream V horizontal stabilizer and flaps, and, in partnership with Sextant Avionique and Parker Bertea, the flight control actuation systems for the Canadair Global Express executive jet. Sundstrand also was selected to provide the propeller pitch actuation system for the Pratt & Whitney Advanced Ducted Propeller next-generation engine.
         Secondary and emergency power systems include aircraft accessory drives and engine starting systems along with ram air turbines (RATs) and air-driven generators (ADGs) that provide emergency hydraulic or electric power. Current secondary power programs include the F-16 engine start system, the B-2 aircraft-mounted accessory drive gearbox, and the gearboxes for auxiliary power units (APUs) marketed by Sundstrand Power Systems and the APIC joint venture. Aircraft using Sundstrand emergency RATs and ADGs include several Airbus and Boeing commercial transports that are in ongoing production, as well as newer programs like the Airbus A321/A319, Canadair Global Express, Canadair Challenger CL-604, and Mc Donnell Douglas C-17 military transport.
         Sundstrand continues to be a major manufacturer of main fuel pumps for commercial turbofan engines such as the General Electric CF6-80 series and the Pratt & Whitney 2037. Fuel boost and override/jettison pumps for aircraft such as the Boeing 767 continue as production programs. A new centrifugal main fuel pump for the Pratt & Whitney F-119 engine, initially slated for the F-22 Advanced Tactical Fighter, is a simple, lightweight design that will form the basis for the next generation of military and commercial engine fuel pumps. In 1993, Sundstrand was selected to provide the main fuel pump, which is integrated into a Hamilton Standard fuel control module, for the Pratt & Whitney Canada PW500 series medium-size turbofan engine. Pratt & Whitney Canada selected Sundstrand in 1994 to replace the previous supplier of the fuel pump on the PW206 turboshaft engine. In addition, Sundstrand was recently selected as the lube and scavenge pump supplier for the C-17 and the gas-powered turbine engine supplier for the British Royal Navy's Spearfish torpedo.

[Photo captions:]
Mockup of PW530 engine with Sundstrand fuel pump.

Business jet operators worldwide who choose aircraft with the Pratt & Whitney Canada PW500 series turbofan engine will become customers for the Sundstrand fuel pump integrated into the Hamilton Standard fuel control module. Pratt & Whitney Canada engineer Alain Lewis.

                                      [14]

MECHANICAL AND FLUID

[Photo description:]
Engineer standing behind mockup of PW530 engine.

                                      [15]

AUXILIARY POWER UNITS

From its facilities in San Diego, California, Sundstrand Aerospace produces auxiliary power units (APUs), fans, compressors, and vapor cycle cooling systems for a wide variety of commercial and military applications. APIC, a joint venture between Sundstrand and Labinal S.A. of France, is responsible for marketing Sundstrand's APS 2000 APU and Labinal's APS 3200 series of APUs for commercial transports manufactured by Airbus, Boeing, and McDonnell Douglas.
         Since the introduction in 1991 of the APIC APS 2000 APU for the Boeing 737, the APU has gained worldwide market acceptance and is now used by more than 25 airlines. With over 1.5 million hours of operational experience, the APS 2000 APU is demonstrating product performance and reliability among the world's best. The APS 2000 APU was selected in 1994 as the APU for the proposed McDonnell Douglas MD-95 twin-engine aircraft. The APIC APS 3200 APU, offered on the Airbus A319, A320, and A321 aircraft, entered service in 1994 with current APS 2000 customers Lufthansa, United Airlines, Air France, and Swissair.
         The Sundstrand APS 1000 APU family in 1994 expanded its presence in the growing worldwide regional aircraft market. The first APU for installation on the N250 prototype aircraft was delivered to IPTN in Indonesia, while AVRO International Jetliner introduced the APS 1000 APU into revenue service with deliveries of its new RJ family of regional jets to Air Malta, Lufthansa Cityline, and Crossair. The first Saab 2000 Jetprop also was placed into revenue service at Crossair with the APS 1000 APU.
         The Sundstrand APS 500 will be installed in the Embraer 145 commuter aircraft in 1995, in an uprated power version designed to provide full market coverage up to the lower end of the APS 1000 power rating. On the smaller end of the product line, initial deliveries were made in 1994 for the Gemini APU's first business jet application, the Lear 60.
         Sundstrand had several notable successes as a supplier of highly reliable aerospace fans in 1994. These wins include new platforms such as the Canadair Global Express executive jet and McDonnell Douglas MD-95 as well as retrofit and future original equipment opportunities for the Airbus A319/A320/A321 family and the MD-90 and MD-11 aircraft.
         In 1994, Sundstrand was awarded a significant contract by the Advanced Research Project Agency to build and test a small expendable turbojet engine applying technology which has been developed by Sundstrand over the past few years. This engine is intended to power next-generation remotely piloted vehicles.
         Sundstrand continued to build on its military auxiliary power market base with the continued development of a new APU on the V-22 tilt rotor aircraft. Sales of military equipment such as the F-16 engine start system, KC-135R APU, CH-53 APU, and Blackhawk APU continued to provide a sound business base in 1994.

[Photo captions:]
AVRO RJ100 with Sundstrand APS 1000 auxiliary power unit.

The latest British entry in the increasingly popular regional jet market is the AVRO RJ family, including the RJ70, RJ85 and RJ100, all offering Sundstrand auxiliary power units. AVRO mechanic Stephen Williams.

                                      [16]

POWER SYSTEMS

[Photo description:]
AVRO mechanic with auxiliary power unit in front of AVRO RJ100 aircraft.

                                      [17]

MARKET REVIEW

The Company's Industrial businesses offer a wide variety of products ranging from small metering pumps to some of the world's largest ring gears, and serve a diverse group of basic industries worldwide. These industries are involved primarily in raw material processing, bulk material handling, direct manufacturing, and construction. Their operations are tied closely to the level of general economic activity.
         In the Industrial segment's principal markets, 1994 marked the beginning of economic recovery. The North American market improved slowly but steadily throughout the year, while Europe began to recover late in the year. Weak oil prices limited growth in the worldwide petrochemical and hydrocarbon processing industries. Markets in Asia and the Pacific Rim continued to grow at the fastest rate as emerging economies developed their infrastructures.
         While the overall market was improving, each of the Industrial businesses participated in that improvement to a different degree in 1994. For Milton Roy, total sales declined slightly (excluding the HMD-Kontro acquisition) reflecting the weakness in its instruments and European metering pump businesses. HMD-Kontro was acquired in March 1994, and added a new range of products to Milton Roy's sealless pump business. Activity remained strong in the fertilizer industry in China and India, which boosted sales for the Fluid Handling division's European operation. Increasing demand and greater market penetration boosted sales at the Liquid Metronics and Hartell divisions.
         Through the first half of 1994, Falk's custom-engineered products generated most of its sales growth, reflecting the improving economy and the resulting pickup in capital expansion projects. Worldwide, Falk experienced increasing activity in Latin America and the Asia-Pacific region. In the second half of the year, Falk's sales of standard products increased, consistent with a general economic recovery. These sales were more evenly distributed geographically throughout Falk's markets.
         In the markets served by Sullair, North and South America experienced steady growth throughout 1994 and Europe began to improve in the second half of the year, a pattern that also reflected the improving economic conditions. The markets in China and the Pacific Rim have begun to contribute to Sullair's growth and provide a significant opportunity for expanding Sullair's business over the long term.
         The anticipated improvement in the world's economies, supported by improving utilization rates at customer facilities, should benefit most of our Industrial businesses, although we expect continued weakness in the petroleum industry. Asia and the Pacific Rim will continue to offer the greatest overall long-term growth potential, while Latin America, Australia, and New Zealand are expected to generate additional growth for some products.
         To improve their competitiveness in the world markets, the Industrial businesses continue to emphasize quality and productivity throughout their operations. All of the major manufacturing facilities have earned ISO 9000 certification, and efficiency improvements made over the past few years are generating strong incremental operating profits during the economic recovery.

[Photo captions:]
Pulp and paper market for Industrial products.

The paper production industry uses Milton Roy, Falk, and Sullair products for process and support applications worldwide.

                                      [18]

INDUSTRIAL

[Photo description:]
Man on walkway on top of papermaking machine.

                                      [19]

PUMPS AND ANALYTICAL INSTRUMENTS

Milton Roy Company, based in Arvada, Colorado, is a manufacturer of high-quality metering pumps, centrifugal pumps and compressors, and analytical instruments.
         The Fluid Handling division manufactures engineered pumps, compressors, and blowers for the hydrocarbon and chemical processing, pulp and paper, water treatment, electric power, and sanitary processing industries worldwide. Fluid Handling serves customers worldwide through its operations in the United States and Europe. In addition, its Japanese joint venture, Nikkiso Sundstrand, serves the Asian market. The 1994 acquisition of HMD-Kontro provides the division with a significant market share increase in the sealless pump industry and an entree to the sanitary pump market. In a milestone project completed in 1994, the Fluid Handling division shipped the largest pumping system it has ever manufactured. The unit was delivered to the North Slope oil fields in Alaska. An additional major project initiated in 1994 includes 14 sophisticated pump and compressor systems for a synthetic fiber manufacturing plant in India.
         Metering pumps are manufactured by three of the six Milton Roy divisions. These pumps typically are applied in water conditioning, waste water treatment, and chemical applications. The Flow Control division produces metering pumps for the North and South American and Far Eastern markets. The emerging economies and associated infrastructure development of the Far East have provided the Flow Control division with an expanding market for its well-recognized products. Dosapro Milton Roy, a manufacturer of similar metering pumps, serves the markets of Europe, the Middle East, and Africa. Additionally, the large scale European engineering contractor base provides Dosapro with a worldwide conduit for its products. Liquid Metronics produces low flow electronic metering pumps, programmable digital pump controllers, and pH monitoring systems principally used in small industrial water treatment applications.
        The Hartell unit produces low-cost pumps for the laundry, beverage, and ice machine industries.
        The Milton Roy Instruments division manufactures precision ruled and holographic gratings and spectroscopic instruments for the industrial, life science, and educational markets in the United States, Europe, and the Far and Middle East. Milton Roy's divisions actively participate in the international marketplace.
        In addition to the access provided by multinational facilities and joint ventures, Milton Roy serves international customers from offices in Singapore, Shanghai, Hong Kong, Tokyo, Brussels, Milan, Frankfurt, London, Madrid, and Paris.

[Photo captions:]
HMD sealless pumps ready for shipment.

Magnetically driven HMD pumps will be used for transferring highly corrosive chemicals to process crude oil into various petroleum products at a refinery in northern England. HMD assembler Richard Cradduck.

                                      [20]

MILTON ROY

[Photo description:]
Man seated among several skids with pumps.

                                      [21]

MECHANICAL POWER TRANSMISSION EQUIPMENT

The Falk Corporation is an established global supplier to basic industries such as mining, metal processing, wood and paper processing, construction and cement, chemical processing, utilities, transportation, food processing, and a variety of other smaller markets.
         Falk's products include a broad line of standard enclosed gear drives and rotating shaft couplings as well as custom-engineered enclosed gear drives, large open gear sets, large alloy steel castings, and main propulsion marine drives.
         A focus on quality at Falk has led to strong vertical integration of the marketing, engineering development, and manufacturing processes. Falk provides engineering solutions to meet customer needs, pours high-quality castings to exacting specifications, manufactures most of its own components, and assembles them into finished products. This top-to-bottom control allows Falk to maintain its reputation as a quality supplier while providing opportunities throughout the process to monitor and control costs. In addition, manufacturing flexibility and short cycle times permit rapid turnaround on rush projects for customers with tight deadlines.
         Typical applications for the power transmission equipment manufactured by Falk involve the physical movement of bulk materials as well as the processing of these raw materials into finished goods. Falk's standard enclosed gear drives and couplings frequently see use in bulk material handling and processing operations, while the larger custom drives are used in mining, coal, and cement industries. In 1994, Falk shipped a 43-foot diameter ring gear for the world's largest semiautogenous grinding (SAG) mill, located at the Escondida copper mine in northern Chile. The mill will use a small load of metal balls in a large rotating drum to help break up large pieces of rock bearing the copper ore.
         From its operations in the United States and a joint venture in Mexico, Falk serves well-established markets in North and South America. Falk began an $8 million conversion of its Auburn, Alabama, facility to cellular manufacturing during 1994, which will increase production output and efficiency. Falk's Milwaukee facility began converting to cellular manufacturing in 1990. Falk also put into production in 1994 a $3 million expansion to its heat treating facilities to allow in-house carburizing and hardening of most standard product gearing and mill pinions. Although Falk sold a majority interest in its Brazilian operation to local management in 1994, a strong presence will be maintained in South America.
         Sales efforts have been expanding in Asia and the Pacific Rim as well as Australia. Falk, along with the other Sundstrand Industrial businesses, established a business development relationship in 1994 with CIECC, a Chinese engineering firm, and completed a feasibility study for a proposed joint venture manufacturing company in Indonesia.

[Photo captions:]
Finished 43-foot diameter Falk ring gear.

The world's largest SAG mill ring gear, manufactured by Falk, will drive a 38-foot diameter, 18,000-horsepower mill at the Escondida copper mine in the Atacama desert of northern Chile. Falk machinist Jim McGraw.

                                      [22]

FALK

[Photo description:]
Man standing next to large gear.

                                      [23]

INDUSTRIAL AND PORTABLE COMPRESSORS

Sullair Corporation holds a strong position worldwide with a full line of rotary screw air compressors, process and gas compressors, refrigeration compressors, vacuum systems, and accessories to complement these products. Sullair products are sold primarily through independent distributors to industrial and construction markets around the world.
         Sullair serves markets in the Americas from its headquarters in the United States and through its joint venture company, Sullair Argentina.
Sullair Europe has facilities in France, and serves Europe, the Middle East, and Africa. Operational changes and improved market conditions in some of its markets contributed to Sullair Europe's improved results during the year. Shenzhen Sullair Asia Industrial Co. Ltd., a joint venture company recently established in China, will provide a manufacturing base to serve the growing Asian market. In 1994, Sullair improved its ability to serve its customers in Asia by improving the quality of its sales and service representation throughout the region, particularly in China, Korea, Japan, and Indonesia. Sullair licensee, Champion Compressors Ltd., covers Australia and New Zealand.
         Sullair's industrial compressors range from five-horsepower compact "encapsulated" models to 600-horsepower two-stage tandem models which supply large volumes of air on a continuous-duty basis. Filters and dryers complement the selection for customers requiring very clean and dry air. Sullair also produces rotary screw compressors for the refrigeration market and manufactures the broadest line of rotary screw vacuum systems in the industry. In portable compressors for the construction market, Sullair's models range in size from 70 cfm to 1,600 cfm. Sullair also produces and markets pneumatic contractor tools for various applications worldwide.
         The most recent product line additions include a series of oil-free industrial compressors, which are ideal for food and beverage processing, pharmaceutical and electronics production, hospitals, and other applications requiring extremely clean and dry air. Sullair showcased its advanced designs and technology and introduced its DS Series oil-free compressors to the European market in 1994 at the world's largest industrial trade fair in Hanover, Germany. Throughout the entire Sullair line, products are being updated to provide greater value and reliability.
         Sullair continues to enhance its global image through quality manufacturing systems and dedicated customer service training facilities. Sullair is investing in its worldwide sales network through the expansion of its distributor network and increased sales and product training to increase Sullair's share in present markets and expand into new ones.

[Photo captions:]
Assembly of compressor at Shenzhen Sullair Asia.

Sullair's joint venture compressor manufacturing facility in Shenzhen, China, will supply product and provide service for the Far East market. Technicians Peter Qinghua (front) and Sax Chang.

                                      [24]

SULLAIR

[Photo description:]
Two men with partially assembled compressor and bags of parts.

                                      [25]

FINANCIAL CONTENTS

Management's Discussion and Analysis   27
Management's Report   33
Independent Auditor's Report   33
Consolidated Statement of Earnings   34
Consolidated Statement of Cash Flows   35
Consolidated Balance Sheet   36
Consolidated Statement of Shareholders' Equity   37
Information by Business Segment   38
Quarterly Results   39
Notes to Consolidated Financial Statements   40
Additional 1O-K Information   49
Selected Financial Data   50

                                      [26]

Management's Discussion and Analysis

                                                                1994                      1993                     1992
Sales (amounts in millions) and                        ----------------------    ---------------------    ----------------------
increase (decrease) from prior year                    Amount         Change     Amount         Change    Amount         Change
- --------------------------------------------------------------------------------------------------------------------------------
Business segment
  Aerospace - Commercial  . . . . . . . . . . . . .    $     431.9    (0.5%)     $    434.2    (16.0%)    $     517.0     5.7%
            - Military  . . . . . . . . . . . .              277.4   (13.1%)          319.4     (1.0%)          322.6     1.3%
                                                       -----------               ----------               -----------
            - Total  . . .  . . . . . . . . . . . .          709.3    (5.9%)          753.6    (10.2%)          839.6     3.9%
  Industrial  . . . . . . . . . . . . . . . . . . .          663.4     5.4%           629.5     (1.6%)          639.5    (1.0%)
                                                       -----------               ----------               -----------
         Total  . . . . . . . . . . . . . . . . . .    $   1,372.7    (0.8%)     $  1,383.1     (6.5%)    $   1,479.1     1.7%
                                                       ===========               ==========               ===========
[Bar chart:]
SALES
(millions of dollars)                                           1990           1991           1992           1993          1994
- --------------------------------------------------------------------------------------------------------------------------------
Aerospace                                                      844.0          807.9          839.6          753.6         709.3
Industrial                                                     536.9          646.0          639.5          629.5         663.4
                                                         -----------    -----------    -----------    -----------    ----------
  Total                                                      1,380.9        1,453.9        1,479.1        1,383.1       1,372.7

In 1994, total sales were $1,372.7 million and net earnings from continuing operations were $95.6 million, or $2.92 per share, compared with total sales of $1,383.1 million and net earnings from continuing operations of $90.7 million, or $2.56 per share, in 1993. Net earnings from continuing operations in 1994 included a benefit of $5.5 million from a decrease in depreciation expense.
The lower depreciation expense was due to an increase in the depreciable lives of certain fixed assets. The change resulted from internal asset management procedures that are designed to ensure continued compliance with government contract accounting requirements. Net earnings in 1993 of $140.7 million consisted of $90.7 million from continuing operations, a $55.0 million gain from the sale of the Sundstrand Data Control division (SDC), and a $5.0 million extraordinary loss related to the early retirement of high-cost, long-term debt.

SALES BY BUSINESS SEGMENT
Aerospace segment sales in 1994 declined $44.3 million from 1993 to $709.3 million representing 51.7 percent of total Company sales. Military sales were $42.0 million lower in 1994 than in 1993 with sales to both military original equipment manufacturers (OEMs) and aftermarket customers declining more than 10 percent. Both commercial OEM and aftermarket sales were flat in 1994 compared with 1993.
    Aerospace segment sales in 1993 of $753.6 million were $86.0 million lower than in 1992 and represented 54.5 percent of the Company's total sales. Commercial aerospace sales decreased $82.8 million in 1993 primarily as a result of lower shipments of electric power generating and auxiliary power equipment to both OEM and aftermarket customers. Military sales decreased $3.2 million during 1993 due to lower OEM shipments, partially offset by higher aftermarket sales.
    The Company's electric power systems product line (Electric Power) is the dominant product line within the Aerospace segment. This product line accounted for 62.1 percent, 59.6 percent, and 57.0 percent of Aerospace segment sales in 1994, 1993, and 1992, respectively. In addition, Electric Power contributed significantly to the profits of the Aerospace segment.
    Industrial segment sales increased by $33.9 million in 1994 to $663.4 million, representing 48.3 percent of total Company sales. The increase was a result of improved sales from each of the three Industrial businesses. The improvement at Falk and Sullair was due to strong domestic sales resulting from the improved U.S. economy. However, the growth in Falk's sales was offset in part by the effect of the second quarter divestiture of Sundstrand do Brasil. The increase in Milton Roy's sales was due to the effect of the first quarter acquisitions of HMD Group Limited and the business of The Kontro Company, Inc. (HMD-Kontro) partially offset by lower sales from its instruments and European metering pump businesses.
    Industrial segment sales in 1993 of $629.5 million were $10.0 million lower than in 1992 and represented 45.5 percent of the Company's total sales. The decrease was due primarily to the weak European economy, which resulted in lower sales for the Company's Milton Roy and Sullair businesses.

                                      [27]

Management's Discussion and Analysis

                                                                1994                      1993                     1992
Operating profit (amounts in millions) and             ----------------------    ---------------------    ----------------------
operating profit as a percent of net sales             Amount              %     Amount              %    Amount              %
- --------------------------------------------------------------------------------------------------------------------------------
Business segment
  Aerospace . . . . . . . . . . . . . . . . . . . .    $    87.6         12.4    $  106.3         14.1    $    90.4         10.8
  Industrial  . . . . . . . . . . . . . . . . . . .        106.0         16.0        84.1         13.4         82.1         12.8
                                                       ---------                 --------                 ---------
    Total . . . . . . . . . . . . . . . . . . . . .    $   193.6         14.1    $  190.4         13.8    $   172.5         11.7
                                                       =========                 ========                 =========
[Bar chart:]
OPERATING PROFIT
(millions of dollars)                                           1990           1991           1992           1993          1994
- --------------------------------------------------------------------------------------------------------------------------------
Aerospace                                                      136.5          128.3           90.4          106.3          87.6
Industrial                                                      73.6           78.0           82.1           84.1         106.0
                                                         -----------    -----------    -----------    -----------    ----------
  Total                                                        210.1          206.3          172.5          190.4         193.6
                                                         ===========    ===========    ===========    ===========    ==========

OPERATING PROFIT BY BUSINESS SEGMENT
Aerospace segment operating profit was $87.6 million in 1994 compared with $106.3 million in 1993. The decrease was due primarily to the previously discussed decline in military sales and the effect of short-term manufacturing inefficiencies partially offset by lower marketing and administrative expenses resulting from the 1992 Aerospace restructuring. The short-term manufacturing inefficiencies, which reduced operating profit substantially in 1994, related primarily to the transfer of production from the closed Brea and San Diego, California, plants to other Aerospace facilities.
    Aerospace segment operating profit was $106.3 million in 1993, compared with 1992 operating profit of $90.4 million which included a charge of $32.2 million for restructuring as a result of the accelerated decline in military sales and projected slower growth in commercial sales during the next several years. The charge also provided for the costs associated with the integration of the former Westinghouse Electrical Systems Division with Electric Power.
The final payments related to this restructuring were expended during 1994. Excluding the restructuring charge, Aerospace segment operating profit in 1993 decreased $16.3 million from 1992. The decrease was due primarily to the previously mentioned reduction in commercial OEM and aftermarket sales, largely offset by benefits achieved through the prior year's restructuring.
    Industrial segment operating profit increased by $21.9 million from 1993, to $106.0 million in 1994. The increase was the result of improved sales and operating margins at all three businesses, with gains at Falk and Sullair outpacing those at Milton Roy. Falk's improvement related primarily to the recovering U.S. economy. Sullair also benefitted from the U.S. economy as well as from improved results from its European operations. Milton Roy benefitted from the HMD-Kontro acquisition.
    In 1993, despite the $10.0 million decline in Industrial segment sales, operating profit increased $2.0 million to $84.1 million due to continuing cost reductions.
    Other expense in 1994 and 1993 of $4.7 million and $6.5 million, respectively, consisted primarily of modest losses at unconsolidated subsidiaries, premiums on forward exchange contracts which protect the Company's earnings from foreign currency movements, and postretirement benefit costs for retired employees of divested business units. Other expense in 1992 of $7.8 million was due primarily to monetary corrections at a Brazilian subsidiary and premiums on forward exchange contracts.

FOREIGN OPERATIONS AND ACTIVITY
The Company has been expanding its international activity over the past several years, in part through joint venture operations, acquisitions, and development of foreign subsidiaries. Accordingly, the Company enters into foreign currency forward contracts primarily to protect specific assets and liabilities and certain cash flow from foreign currency exchange rate fluctuations. As a result, foreign exchange rate fluctuations are not expected to have a material impact on the Company's financial condition or operations. For further information related to foreign currency forward contracts see the Summary of Significant Accounting Policies note on page 40 and the Financial Instruments With Off-Balance-Sheet Risk note on pages 45 and 46.

                                      [28]

    The Company is continuing to expand internationally, and is focusing much of its attention on potential high growth areas, such as the Asia-Pacific region. Entrance into these markets entails a certain amount of investment risk, and joint ventures, such as Shenzhen Sullair Asia Industrial Co. Ltd., the Sullair joint venture in China, are being formed to limit the Company's risk as well as to facilitate access to local markets. Additionally, Milton Roy is increasing its ownership in Asia LMI Pte. Ltd., an Indian company, and Falk is continuing negotiations related to the formation of a joint venture in Indonesia. The Company expects long-term benefits from these new markets, but does not expect its involvement in these joint ventures to impact its financial condition or operations materially in the near future.

UNFILLED ORDERS
Unfilled orders at December 31, 1994, increased to $746.8 million from $682.4 million at December 31, 1993. Unfilled orders in the Industrial segment increased by $37.6 million, reflecting the improved U.S. economy and increasing capital project activity in emerging markets. Aerospace segment unfilled orders increased by $26.8 million primarily as a result of increased commercial OEM orders. The Aerospace segment backlog is expected to increase materially in 1995. Reductions in domestic military business will be more than offset by a large long-term order for Spearfish torpedo propulsion units. The 1995 Industrial segment backlog is expected to decrease slightly from the 1994 amount.

ACQUISITIONS AND DIVESTITURES
During the first quarter of 1994, Milton Roy acquired HMD Group Limited and the business of The Kontro Company, Inc. These acquisitions expanded Milton Roy's position in the sealless pump markets. In the second quarter of 1994, Falk sold an 85 percent majority interest in Sundstrand do Brasil Equipamentos S.A., a Brazilian subsidiary, to local management. This transaction did not have a material impact on the earnings of the Company.
    On November 12, 1993, the Company sold the assets of SDC to AlliedSignal. For a more detailed discussion, see the Sundstrand Data Control Division Sale note on page 41.
    On May 8, 1992, the Company acquired the assets of the Westinghouse Electrical Systems Division (ESD), a manufacturer of electric power generating equipment for aircraft, for a purchase price of $128.0 million. Through this acquisition, the Company expanded its share in the domestic and international aircraft electric power generating equipment markets. The acquisition of ESD increased Electric Power and Aerospace segment sales by $59.4 million and was slightly dilutive to earnings in 1992. ESD's manufacturing facilities were located in Lima, Ohio, and Santa Isabel, Puerto Rico. Funds for the acquisition were provided by the Company's 4(2) commercial paper program.

AUXILIARY POWER UNITS
The Company's Power Systems product line includes auxiliary power units (APUs) developed and produced for both the military and commercial aerospace markets. The Company and Labinal, Inc. are parties to a joint venture, Auxiliary Power International Corporation (APIC), which was formed as part of an effort to capitalize on potential growth in certain segments of the commercial APU market. As a result of a weak commercial airline market and costs incurred in developing and marketing commercial APUs, the Company has experienced operating losses related to this piece of the market.
    During 1994, the Company and Labinal concluded that growth opportunities in the near future for this piece of the commercial APU market served by APIC are limited as a result of reduced procurement of aircraft by airlines and by development of fewer aircraft in the future by the major airframe manufacturers. Accordingly, the parties have initiated activities to reduce current levels of expenditures to be consistent with the size of the available market while continuing to provide the highest level of support to customers consistent with the intent of being a long-term participant in this market. These actions are expected to reduce both expenditures and operating losses in this business.

ENVIRONMENTAL MATTERS
For a detailed discussion, see the Environmental Matters note on pages 47 and 48.

SIGNIFICANT CUSTOMER
In addition to the U.S. government, as discussed in the Government Contract Matters section on page 31, the Boeing Company is a significant customer of the Company's Aerospace segment. Sales in 1994 to Boeing, including sales where the U.S. government was the ultimate customer, were 7.6 percent of consolidated sales and 14.6 percent of Aerospace segment sales. Sales in 1993 to Boeing, including sales where the U.S. government was the ultimate customer, were 9.5 percent of consolidated sales and 17.4 percent of Aerospace segment sales. Sales in 1992 to Boeing, including sales where the U.S. government was the ultimate customer, were 10.0 percent of consolidated sales and 17.6 percent of Aerospace segment sales.

                                      [29]

Management's Discussion and Analysis

LIQUIDITY AND CAPITAL RESOURCES
Working capital decreased to $303.3 million at December 31, 1994, from $365.3 million at December 31, 1993. The $62.0 million decrease was due primarily to an increase in notes and accounts payable, offset in part by an increase in cash and cash equivalents, a reduction in income taxes payable, and a reduction in other accrued liabilities. The increase in notes payable was due primarily to the repurchase of common stock under the stock repurchase program, the HMD-Kontro acquisition, and the discontinuance of a cash management policy which reduced notes payable at quarter end using available foreign cash. The increase in cash and cash equivalents also is due to the discontinuance of this cash management policy. The reduction in income taxes payable related primarily to a $34.9 million first quarter 1994 payment relating to the gain on the sale of SDC. Other accrued liabilities decreased for a number of reasons, the largest being reductions in the 1992 Aerospace restructuring reserve and in reserves related to the sale of SDC.
    Net cash flow from operating activities in 1994 was $108.4 million, a $133.4 million decrease from 1993. The decrease was due primarily to changes in accounts receivable and inventory balances, which generated $6.3 million of cash flow during 1994, compared with $81.8 million in 1993, and the previously mentioned $34.9 million tax payment related to the gain on the sale of SDC.
    Net cash flow from operating activities in 1993 was $241.8 million, an increase of $11.3 million from 1992. The increase was primarily the result of higher earnings from continuing operations.
    In 1994, the Company used $77.7 million of cash for investing activities, primarily for the purchase of fixed assets and the HMD-Kontro acquisition. Financing activities provided $32.4 million of cash in 1994, primarily net borrowings supported by lines of credit and borrowings for the HMD-Kontro acquisition, partially offset by cash used to repurchase common stock and pay dividends.
    In 1993, the Company generated $143.9 million of cash from investing activities due primarily to the sale of SDC, partially offset by the purchase of fixed assets. The Company used $363.2 million of cash for financing activities for debt repayments, dividend payments, and repurchases of the Company's stock.
    In 1992, $201.8 million of cash was used for investing activities, which consisted primarily of the acquisition of ESD and the purchase of fixed assets. The Company used $21.6 million of cash for financing activities, primarily as a result of dividend payments, partially offset by a net increase in debt.

[Bar chart:]
OPERATING CASH FLOW
(millions of dollars)                                           1990           1991           1992           1993           1994
- --------------------------------------------------------------------------------------------------------------------------------
                                                               178.9          183.2          230.5          241.8         108.4

    At December 31, 1994, seven banks provided a total of $335.0 million of unsecured revolving domestic credit facilities to the Company under a single agreement, all of which was unused. The Company also maintains foreign lines of credit for use in foreign operations totaling the equivalent of approximately $22 million, of which $.6 million was used at December 31, 1994. The entire unused portion of these credit facilities was available under the Company's most restrictive debt covenants at December 31, 1994. Cash flow from operating activities and access to credit facilities and the commercial paper market provide the Company with current and continuing sources of liquidity.
    The Company issues commercial paper in the United States, which is supported by its domestic revolving credit facilities. At December 31, 1994 and 1993, the Company had $193.3 million and $24.8 million of commercial paper outstanding, respectively.
    On November 16, 1993, the Company's Board of Directors expanded its authorization for the repurchase of the Company's outstanding common stock to a total of ten million shares, up six million shares from the previous authorization granted on February 16, 1993. The Company will consider a variety of options for the repurchase of the shares, from time to time, including open market, Dutch auction, and other purchases. The Company will hold the repurchased shares as treasury stock. The Company had purchased 5.0 million shares through December 31, 1994, pursuant to the repurchase authorization, at a total purchase price of $210.6 million. Funds for the repurchases were provided by the Company's 4(2) commercial paper program and operating activities.
    In December 1993, the Company recorded an extraordinary loss of $5.0 million, or $.14 per share, for the early retirement of high-cost, long-term debt. The extraordinary loss was due to the redemption premiums paid to holders of its 9.375% bonds and 12.0% notes, and the writeoff of capitalized debt

                                      [30]

[Bar chart:]
CAPITALIZATION
(millions of dollars)                                           1990           1991           1992           1993           1994
- --------------------------------------------------------------------------------------------------------------------------------
Debt                                                           369.3          454.7          478.9          281.6         440.3
Equity                                                         624.5          692.5          530.0          512.2         493.8
                                                         -----------    -----------    -----------    -----------    ----------
  Total                                                        993.8        1,147.2        1,008.9          793.8         934.1
                                                         ===========    ===========    ===========    ===========    ==========

issuance costs associated with these instruments. Funds used to redeem these instruments were provided by the net proceeds from the sale of SDC.
    Interest expense in 1994 decreased by $10.4 million primarily as a result of the debt retirement. Interest expense in 1995 is expected to increase moderately from 1994 primarily as a result of a higher average debt balance throughout the year.
    The Company uses debt to the extent internally generated cash flow is insufficient to meet its requirements. Accordingly, the ratio of its total debt to total capital is important since it indicates the Company's capacity to absorb additional debt. This ratio was 47.1 percent at the end of 1994, compared with 35.5 percent at the end of 1993, and 47.5 percent at the end of 1992. The increase in 1994 was due primarily to the previously discussed increase in notes payable and the effects of the share repurchase program. The decrease in 1993 was primarily the result of the gain on the sale of SDC, the previously mentioned reduction of debt, and the improvement in working capital, partially offset by the share repurchases previously mentioned. Assuming no share repurchases and no acquisitions, the Company expects the total-debt-to-total-capital ratio to be approximately 40 percent by the end of 1995.
    Capital expenditures, cash dividend payments, and working capital requirements will be financed from the Company's continuing sources of liquidity.
    The Company remains actively involved in evaluating potential acquisitions, which may be financed with internal cash flow, debt, stock, or a combination thereof.
    Capital expenditures (excluding leased equipment) consisting primarily of normal replacements of property, plant, and equipment were $53.9 million in 1994, compared with $56.0 million in 1993. Capital expenditures in 1995 are expected to be moderately higher than 1994 levels.
    Total research and development expenditures for the years 1994, 1993, and 1992 were $109.0 million, $126.9 million, and $122.0 million, respectively, of which $45.0 million, $50.1 million, and $43.0 million, respectively, was funded by customers. The Company expects 1995 research and development expenditures to be approximately $125 million, including approximately $55 million which will be customer funded.

TAX ISSUES
For a detailed discussion, see the Income Taxes note on pages 43 through 45.

GOVERNMENT CONTRACT MATTERS
A portion of the Company's business results from contracts with or for government agencies. Military sales in 1994 were $278.8 million, of which 31 percent and 69 percent were from prime contracts and subcontracts, respectively. The Company's military sales in 1993 were $322.5 million, of which 32 percent and 68 percent were from prime contracts and subcontracts, respectively. The Company's military sales in 1992 were $327.8 million, of which 35 percent and 65 percent were from prime contracts and subcontracts, respectively. In addition, sales where the final customer was the U.S. government represented 87 percent, 88 percent, and 91 percent of total military sales in 1994, 1993, and 1992, respectively. Government contracts generally provide for the termination or the adjustment of material terms of such contracts at the election of the government, and the government may pursue contractual, administrative, civil, and criminal remedies for improper or illegal activities associated with obtaining and performing government contracts. Administrative remedies include the suspension, debarment, or ineligibility of all or part of a company from receiving government contracts and government-approved subcontracts. As is the case with any company that performs material amounts of business with the federal government, any such action by the government could have a material impact upon the Company's business. Management is not aware of any such situations, except as discussed below.
    In 1986, the U.S. Navy terminated for its convenience a contract with the Company for the supply of jet aircraft start units. As a result, the Company requested termination costs of approximately $20 million. Conversely, the government demanded payment of $20.3 million by the Company representing previously paid progress payments associated with production costs, which the government determined were not allocable to the contract. In October 1994, as a result of settlement negotiations, an agreement was reached with the government under which the Company expects to recover approximately $9.5 million. Actions are ongoing to implement the settlement agreement, including the arrangement of payment and commence-

                                      [31]

Management's Discussion and Analysis

ment of the administrative closeout process. The resolution of this matter is not expected to have a material financial impact on the Company, nor impact the Company's ability to enter into future contractual agreements with the U.S. Navy.
    For additional discussions on government contract matters, see the Government Contract Matters note on page 48.

OUTLOOK
Industrial
The outlook for the Company's Industrial businesses is quite favorable. Our businesses have strong franchises in mature, cyclical markets, and they produce above average profitability and excellent cash flow. Continuing strength in the U.S. industrial economy, along with a recovering European economy and penetration of more rapidly growing economies in the rest of the world, should allow the Industrial segment to continue to grow while earning significant operating margins. The growth of this segment may require additional capital expenditures in certain businesses for increases in capacity. Industrial companies or products with specific characteristics also may present attractive acquisition targets for the Company.

Aerospace
The commercial aerospace industry worldwide is expected to experience moderate growth through the end of the decade. The Company's Aerospace business has a strong market position, and is poised to benefit from anticipated worldwide growth in revenue passenger miles which ultimately results in increased demand for new aircraft.
    Major reductions in military spending, however, are expected to negatively impact the Company's manufacturing load over an extended period of time. In addition, the current reduced rate of new aircraft acquisitions by world airlines, the migration to twin-engine planes, and improved reliability of the Company's products also have impacted the manufacturing load. This has resulted in the profitability of the Aerospace segment becoming increasingly volume sensitive.
    Increases in manufacturing productivity accompanied by recent reductions in manufacturing volume have resulted in excess manufacturing and engineering capacity, along with related overheads. In response to this situation, the Company's Board of Directors on February 21, 1995, approved a restructuring plan that will result in a first quarter pretax charge of $58 million. The charge will be taken to cover the one-time costs of reducing excess manufacturing capacity by closing its facility in Lima, Ohio, reducing the engineering overhead in the Company's Aerospace segment, and writing down the assets of two non-core product lines.
    The anticipated net effects of additional non-accrued expenses, restructuring savings, and related nonrecurring gains are a pretax loss of approximately $7 million in 1995 and pretax earnings of approximately $20 million in 1996. The restructuring is expected to reduce cash flow by about $16 million in 1995 and provide a cash flow benefit of about $8 million in 1996.

Forecast
In its quarterly earnings release of February 22, 1995, the Company forecast for 1995 a sales increase of about 5 percent which should result in earnings per share in a range of $3.25 to $3.45, excluding the effects of the previously discussed restructuring and any additional share repurchases. Order trends support this forecast.
    Industrial sales in 1995 are expected to increase by about 10 percent and, excluding the first quarter charge, yield an operating profit margin of about 17 percent of sales. Aerospace sales are expected to be relatively flat in 1995 with an operating profit margin of approximately 13 percent of sales, excluding the effects of the restructuring.

                                      [32]

Management's Report

The management of Sundstrand is responsible for the preparation and presentation of the consolidated financial statements and related financial information included in this annual report. These have been prepared in conformity with generally accepted accounting principles consistently applied and, as such, include amounts based on estimates by management. The consolidated financial statements have been audited by Ernst & Young LLP, the Company's independent auditors.
    Management also is responsible for maintaining a system of internal accounting controls which is designed to provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management's authorization and are properly recorded. To assure the maintenance of effective internal controls, management adopts and disseminates policies, procedures and directives; selects and trains qualified personnel; establishes organizational structures which permit the delegation of authority and responsibility; and maintains an active program of internal audits and appropriate follow-up by management.
    The management of Sundstrand also recognizes its responsibility to promote a strong ethical climate throughout the Company. Toward this end, the Company provides training in ethical decision making to each employee. In addition, each employee receives a copy of the Company's manual on Business Conduct and Ethics.
    The Board of Directors elects an Audit Committee from among its members who are not employees of the Company. The Audit Committee meets periodically with management, the internal auditors, and the independent auditors to review the work of each and satisfy itself that they are properly discharging their responsibilities. Both the independent auditors and internal auditors have free access to the Audit Committee, without the presence of management, to discuss internal accounting controls, auditing, and financial reporting matters.

/s/ Don R. O'Hare                      /s/ Paul Donovan
Don R. O'Hare                          Paul Donovan
Chairman of the Board and              Executive Vice President
Chief Executive Officer                and Chief Financial Officer

February 21, 1995

- --------------------------------------------------------------------------------
Independent Auditor's Report

To the Shareholders and Board of Directors, Sundstrand Corporation

We have audited the accompanying consolidated balance sheets of Sundstrand Corporation and subsidiaries as of December 31, 1994 and 1993, and the related statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.
    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sundstrand Corporation and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.
    As discussed in the notes to the consolidated financial statements, in 1992 the Company changed its method of accounting for postretirement benefits other than pensions.

/s/ Ernst & Young LLP
Chicago, Illinois
January 26, 1995
(Except for the Subsequent Event note, as to which the date is February 21,
1995)

                                      [33]

Consolidated Statement of Earnings                                                 Sundstrand Corporation and Subsidiaries (SNS)

Year ended December 31,                                                              1994             1993             1992
- ------------------------------------------------------------------------------------------------------------------------------
(Amounts in millions except per share data)
Net sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   1,372.7      $   1,383.1      $   1,479.1
Costs and expenses:
  Costs of products sold  . . . . . . . . . . . . . . . . . . . . . . . . . .          915.5            912.5            963.6
  Marketing and administration  . . . . . . . . . . . . . . . . . . . . . . .          279.8            291.9            329.9
  Restructuring of Aerospace segment  . . . . . . . . . . . . . . . . . . . .             -                 -             32.2
                                                                                 -----------      -----------      -----------
                                                                                     1,195.3          1,204.4          1,325.7
                                                                                 -----------      -----------      -----------
Earnings before other income (deductions) . . . . . . . . . . . . . . . . . .          177.4            178.7            153.4

Other income (deductions):
  Interest expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (29.6)           (40.0)           (59.1)
  Interest income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            4.4              4.3             19.8
  Other, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (2.8)            (9.7)            (3.7)
                                                                                 -----------      -----------      -----------
                                                                                       (28.0)           (45.4)           (43.0)
                                                                                 -----------      -----------      -----------
Earnings from continuing operations before income taxes,
  extraordinary item, and cumulative effect of accounting change  . . . . . .          149.4            133.3            110.4
Less income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           53.8             42.6             40.3
                                                                                 -----------      -----------      -----------

Earnings from continuing operations before extraordinary
  item and cumulative effect of accounting change . . . . . . . . . . . . . .           95.6             90.7             70.1
Earnings (loss) from discontinued SDC business
  prior to discontinuance, net of taxes . . . . . . . . . . . . . . . . . . .              -              (.7)            13.2
Gain on sale of SDC, net of taxes . . . . . . . . . . . . . . . . . . . . . .              -             55.7                -
                                                                                 -----------      -----------      -----------

Earnings before extraordinary item and
  cumulative effect of accounting change  . . . . . . . . . . . . . . . . . .           95.6            145.7             83.3
Extraordinary loss on early retirement of debt,
  net of taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              -             (5.0)               -
Cumulative effect on prior years of change in
  method of accounting for postretirement benefits
  other than pensions, net of taxes . . . . . . . . . . . . . . . . . . . . .              -                -           (205.0)
                                                                                 -----------      -----------      ------------
Net earnings (loss) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $      95.6      $     140.7      $    (121.7)
                                                                                 ===========      ===========      ============

Weighted-average number of common shares outstanding  . . . . . . . . . . . .           32.7             35.4             36.1

Earnings (loss) per share:
  Earnings from continuing operations before extraordinary item
    and cumulative effect of accounting change  . . . . . . . . . . . . . . .    $      2.92      $      2.56      $      1.94
  Earnings (loss) from discontinued SDC business,
    prior to discontinuance . . . . . . . . . . . . . . . . . . . . . . . . .              -             (.02)             .37
  Gain on sale of SDC . . . . . . . . . . . . . . . . . . . . . . . . . . . .              -             1.57                -
                                                                                 -----------      -----------      -----------
  Earnings before extraordinary item and
    cumulative effect of accounting change  . . . . . . . . . . . . . . . . .           2.92             4.11             2.31

  Extraordinary loss on early retirement of debt  . . . . . . . . . . . . . .              -             (.14)               -
  Cumulative effect of change in accounting . . . . . . . . . . . . . . . . .              -                -            (5.68)
                                                                                 -----------      -----------      -----------
  Net earnings (loss) . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $      2.92      $      3.97      $     (3.37)
                                                                                 ===========      ===========      ===========

Cash dividends per common share . . . . . . . . . . . . . . . . . . . . . . .    $      1.20      $      1.20      $     1.175

See Notes to Consolidated Financial Statements

                                      [34]

Consolidated Statement of Cash Flows                                             Sundstrand Corporation and Subsidiaries (SNS)

Year ended December 31,                                                                 1994             1993             1992
- -------------------------------------------------------------------------------------------------------------------------------
(Amounts in millions)
Cash flow from operating activities:
  Net earnings (loss) . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $      95.6      $     140.7      $    (121.7)
  Adjustments to reconcile net earnings (loss)
      to net cash provided by operating activities:
    Depreciation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           60.6             69.3             66.6
    Amortization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           17.9             18.8             16.3
    Deferred income taxes . . . . . . . . . . . . . . . . . . . . . . . . . .          (14.6)             5.4           (184.7)
    Postretirement benefits other than pensions - cumulative effect . . . . .              -                -            319.9
    Settlements of losses on long-term contracts  . . . . . . . . . . . . . .           (1.9)            (4.6)            (3.3)
    Change in operating assets and liabilities excluding
      the effects of acquisitions and divestitures:
    Accounts receivable . . . . . . . . . . . . . . . . . . . . . . . . . . .           (2.5)            40.8             (3.4)
    Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            8.8             41.0             26.6
    Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            2.0             11.0             35.7
    Accounts payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           12.4             (7.1)            (5.0)
    Accrued expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (78.9)           (16.9)            54.4
  Cash provided by discontinued SDC business  . . . . . . . . . . . . . . . .              -             11.7             17.2
  Pretax gain on sale of SDC  . . . . . . . . . . . . . . . . . . . . . . . .              -            (90.0)               -
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            9.0             21.7             11.9
                                                                                 -----------      -----------      -----------
    Total adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . .           12.8            101.1            352.2
                                                                                 -----------      -----------      -----------
Net cash provided by operating activities . . . . . . . . . . . . . . . . . .          108.4            241.8            230.5
                                                                                 -----------      -----------      -----------

Cash flow from investing activities:
  Cash paid for property, plant, and equipment  . . . . . . . . . . . . . . .          (52.5)           (58.2)           (75.4)
  Proceeds from sale of property, plant, and equipment  . . . . . . . . . . .            9.7             10.0              9.8
  Cash paid for Electrical Systems Division . . . . . . . . . . . . . . . . .              -                -           (128.0)
  Cash paid for HMD-Kontro, net of cash acquired  . . . . . . . . . . . . . .          (24.5)               -                -
  Investment in equity companies  . . . . . . . . . . . . . . . . . . . . . .          (10.4)            (1.1)            (3.0)
  Proceeds from sale of discontinued SDC business . . . . . . . . . . . . . .              -            193.2                -
  Cash used for discontinued SDC business . . . . . . . . . . . . . . . . . .              -                -             (5.2)
                                                                                 -----------      -----------      -----------
Net cash provided by (used for) investing activities  . . . . . . . . . . . .          (77.7)           143.9           (201.8)
                                                                                 -----------      -----------      ------------

Cash flow from financing activities:
  Net borrowings (payments) supported by lines of credit  . . . . . . . . . .          142.8            (32.4)               -
  Principal payments on long-term debt  . . . . . . . . . . . . . . . . . . .           (9.4)           (164.1)         (112.5)
  Issuance of long-term debt  . . . . . . . . . . . . . . . . . . . . . . . .              -                -              5.6
  Additional debt for Electrical Systems Division acquisition . . . . . . . .              -                -            128.0
  Additional debt for HMD-Kontro acquisition  . . . . . . . . . . . . . . . .           24.5                -                -
  Purchase of treasury stock  . . . . . . . . . . . . . . . . . . . . . . . .          (86.4)           (124.2)              -
  Cash used for discontinued SDC business . . . . . . . . . . . . . . . . . .              -                -              (.2)
  Dividends paid  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (39.1)           (42.5)           (42.5)
                                                                                 -----------      -----------      -----------
Net cash provided by (used for) financing activities  . . . . . . . . . . . .           32.4            (363.2)          (21.6)
                                                                                 -----------      ------------     -----------

Effect of exchange rate changes on cash . . . . . . . . . . . . . . . . . . .          (12.7)           (12.3)           (10.3)
                                                                                 -----------      -----------      -----------
  Increase (decrease) in cash and cash equivalents  . . . . . . . . . . . . .           50.4             10.2             (3.2)
  Cash and cash equivalents at January 1  . . . . . . . . . . . . . . . . . .           15.4              5.2              8.4
                                                                                 -----------      -----------      -----------
Cash and cash equivalents at December 31  . . . . . . . . . . . . . . . . . .    $      65.8      $      15.4      $       5.2
                                                                                 ===========      ===========      ===========

Supplemental cash flow information:
  Interest paid . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $      32.1      $      45.8      $      59.9
  Income taxes paid . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $      98.0      $      72.3      $      62.6

See Notes to Consolidated Financial Statements

                                      [35]

Consolidated Balance Sheet                                                          Sundstrand Corporation and Subsidiaries (SNS)

December 31,                                                                                             1994             1993
- --------------------------------------------------------------------------------------------------------------------------------
(Amounts in millions except share data)
Assets
Current Assets
  Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $      65.8      $      15.4
  Accounts receivable, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           293.3            283.7
  Inventories, net of progress payments . . . . . . . . . . . . . . . . . . . . . . . . . . .           307.0            312.6
  Deferred income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            55.3             71.8
  Other current assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            13.8              9.4
                                                                                                  -----------      -----------
    Total current assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           735.2            692.9

Property, Plant, and Equipment, net . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           459.1            471.5
Intangible Assets, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           285.8            274.4
Deferred Income Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            62.1             31.3
Other Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            44.7             41.8
                                                                                                  -----------      -----------
                                                                                                  $   1,586.9      $   1,511.9
                                                                                                  ===========      ===========

Liabilities and Shareholders' Equity
Current Liabilities
  Notes payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $     193.9      $      26.6
  Long-term debt due within one year  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            10.7              8.2
  Accounts payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            94.8             82.1
  Income taxes payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               -             34.6
  Accrued salaries, wages, and commissions  . . . . . . . . . . . . . . . . . . . . . . . . .            23.4             26.4
  Accrued postretirement benefits other than pensions . . . . . . . . . . . . . . . . . . . .            19.3             19.5
  Other accrued liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            89.8            130.2
                                                                                                  -----------      -----------
    Total current liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           431.9            327.6

Long-Term Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           235.7            246.8
Accrued Postretirement Benefits Other Than Pensions . . . . . . . . . . . . . . . . . . . . .           356.8            348.7
Other Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            68.7             76.6

Shareholders' Equity
  Common stock, par value $.50 per share; authorized 150,000,000 shares;
    issued 1994 and 1993 - 37,843,014 shares (including shares in treasury) . . . . . . . . .            18.9             18.9
  Additional contributed capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           147.0            146.6
  Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           582.1            525.6
  Foreign currency translation adjustment . . . . . . . . . . . . . . . . . . . . . . . . . .            (9.4)           (11.3)
  Common stock in treasury (at cost); 1994 - 6,207,043 shares
     and 1993 - 4,392,996 shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (233.7)         (153.6)
  Unamortized value of restricted stock issued  . . . . . . . . . . . . . . . . . . . . . . .           (11.1)           (14.0)
                                                                                                  -----------      -----------
                                                                                                        493.8            512.2
                                                                                                  -----------      -----------
                                                                                                  $   1,586.9      $   1,511.9
                                                                                                  ===========      ===========

See Notes to Consolidated Financial Statements

                                      [36]

Consolidated Statement of Shareholders' Equity                                    Sundstrand Corporation and Subsidiaries (SNS)

                                                                                        1994             1993             1992
- --------------------------------------------------------------------------------------------------------------------------------
(Amounts in millions except share data)
Common Stock
  Balance at December 31  . . . . . . . . . . . . . . . . . . . . . . . . . .    $      18.9      $      18.9     $       18.9
                                                                                 ============     ===========      ============

Additional Contributed Capital
  Balance at January 1  . . . . . . . . . . . . . . . . . . . . . . . . . . .    $     146.6      $     138.7      $     138.2
  Stock issued under employee stock plans . . . . . . . . . . . . . . . . . .             .4              7.9               .5
                                                                                 -----------      -----------      -----------
  Balance at December 31  . . . . . . . . . . . . . . . . . . . . . . . . . .    $     147.0      $     146.6      $     138.7
                                                                                 ===========      ===========      ===========

Retained Earnings
  Balance at January 1  . . . . . . . . . . . . . . . . . . . . . . . . . . .    $     525.6      $     427.4      $     591.6
  Net earnings (loss) . . . . . . . . . . . . . . . . . . . . . . . . . . . .           95.6            140.7           (121.7)
  Cash dividends paid . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (39.1)           (42.5)           (42.5)
                                                                                 -----------      -----------      -----------
  Balance at December 31  . . . . . . . . . . . . . . . . . . . . . . . . . .    $     582.1      $     525.6      $     427.4
                                                                                 ===========      ===========      ===========

Foreign Currency Translation Adjustment
  Balance at January 1  . . . . . . . . . . . . . . . . . . . . . . . . . . .    $     (11.3)     $      (9.1)     $      (8.0)
  Adjustment for the year . . . . . . . . . . . . . . . . . . . . . . . . . .            1.9             (2.2)            (1.1)
                                                                                 -----------      -----------      -----------
  Balance at December 31  . . . . . . . . . . . . . . . . . . . . . . . . . .    $      (9.4)     $     (11.3)     $      (9.1)
                                                                                 ===========      ============     ===========

Common Stock in Treasury
  Balance at January 1  . . . . . . . . . . . . . . . . . . . . . . . . . . .    $    (153.6)     $     (38.8)     $     (38.8)
  Purchase of 1,768,300 shares in 1994 and
    3,273,300 shares in 1993 for treasury . . . . . . . . . . . . . . . . .            (79.4)          (131.2)              -
  Stock issued under employee stock plans . . . . . . . . . . . . . . . . . .            3.5             17.3               .2
  Purchase of shares previously issued under
    employee stock plans  . . . . . . . . . . . . . . . . . . . . . . . . . .           (4.2)             (.9)             (.2)
                                                                                 -----------       -----------     -----------
  Balance at December 31  . . . . . . . . . . . . . . . . . . . . . . . . . .    $    (233.7)     $    (153.6)    $      (38.8)
                                                                                 ===========      ===========     ============

Unamortized Value of Restricted Stock Issued
  Balance at January 1  . . . . . . . . . . . . . . . . . . . . . . . . . . .    $     (14.0)     $      (7.1)     $      (9.5)
  Stock issued under employee stock plans . . . . . . . . . . . . . . . . . .           (3.7)           (12.4)             (.3)
  Purchase of shares previously issued under
    employee stock plans  . . . . . . . . . . . . . . . . . . . . . . . . . .            4.1               .2               .4
  Net amortization of deferred compensation under
    employee stock plans  . . . . . . . . . . . . . . . . . . . . . . . . . .            2.5              5.3              2.3
                                                                                 -----------      -----------      -----------
  Balance at December 31  . . . . . . . . . . . . . . . . . . . . . . . . . .    $     (11.1)     $     (14.0)      $     (7.1)
                                                                                 ===========      ===========      ===========

See Notes to Consolidated Financial Statements

                                      [37]

Information by Business Segment                                                  Sundstrand Corporation and Subsidiaries (SNS)

Financial data with respect to the various business segments in which the
Company operates are set forth below. Intersegment sales are immaterial.
Military sales occur primarily in the Aerospace segment.
                                                                                        1994             1993             1992
- ------------------------------------------------------------------------------------------------------------------------------
(Amounts in millions)

Net sales
  Aerospace(a)(b) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $     709.3      $     753.6      $     839.6
  Industrial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          663.4            629.5            639.5
                                                                                 -----------      -----------      -----------
                                                                                 $   1,372.7      $   1,383.1      $   1,479.1
                                                                                 ===========      ===========      ===========
The above includes:
  Military sales (final customer is primarily the
    U.S. government)  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $     278.8      $     322.5      $     327.8
                                                                                 ===========      ===========      ===========
  Export sales of domestically manufactured products
    Europe  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $     136.9      $     132.0      $     152.2
    Asia/Pacific Rim  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          110.8            101.7             97.5
    North America . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           70.1             62.2             58.5
    Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           49.0             44.1             44.9
                                                                                 -----------      -----------      -----------
                                                                                 $     366.8      $     340.0      $     353.1
                                                                                 ===========      ===========      ===========

(a) Sales of the electric power systems product line were $440.8 million, $449.2 million, and $478.5 million in 1994, 1993, and 1992, respectively.
(b) Sales to the Boeing Company, including sales where the U.S. government was the ultimate customer, were $103.9 million, $130.9 million, and $148.0 million in 1994, 1993, and 1992, respectively.

- ------------------------------------------------------------------------------------------------------------------------------
Operating profit
  Aerospace . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $      87.6      $     106.3      $      90.4
  Industrial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          106.0             84.1             82.1
                                                                                 -----------      -----------      -----------
    Total operating profit  . . . . . . . . . . . . . . . . . . . . . . . . .          193.6            190.4            172.5

Interest expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (29.6)           (40.0)           (59.1)
Interest income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            4.4              4.3             19.8
General corporate expenses  . . . . . . . . . . . . . . . . . . . . . . . . .          (14.3)           (14.9)           (15.0)
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (4.7)            (6.5)            (7.8)
                                                                                 -----------      -----------      -----------
  Earnings from continuing operations before income taxes, extra-
    ordinary item, and cumulative effect of accounting change . . . . . . . .    $     149.4      $     133.3      $     110.4
                                                                                 ===========      ===========      ===========
- ------------------------------------------------------------------------------------------------------------------------------
Assets
    Aerospace   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $     831.5      $     856.1      $   1,001.7
    Industrial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          600.2            526.5            590.4
    Corporate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          155.2            129.3            187.5
                                                                                 -----------      -----------      -----------
                                                                                 $   1,586.9      $   1,511.9      $   1,779.6
                                                                                 ===========      ===========      ===========
Capital expenditures (includes leased equipment)
  Aerospace . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $      28.3      $      32.4      $      55.0
  Industrial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           19.0             20.1             20.1
  Corporate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            6.6              3.7               .3
                                                                                 -----------      -----------      -----------
                                                                                 $      53.9      $      56.2      $      75.4
                                                                                 ===========      ===========      ===========
Depreciation and amortization (includes leased equipment)
  Aerospace . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $      53.9      $      60.8      $      55.0
  Industrial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           22.3             23.3             25.5
  Corporate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            2.3              4.1              2.3
                                                                                 -----------      -----------      -----------
                                                                                 $      78.5      $      88.2      $      82.8
                                                                                 ===========      ===========      ===========

See Notes to Consolidated Financial Statements

                                      [38]

Information by Business Segment (Continued)                                       Sundstrand Corporation and Subsidiaries (SNS)

                                                                                        1994             1993             1992
- ------------------------------------------------------------------------------------------------------------------------------
(Amounts in millions)
Geographic Areas
Net sales
  Domestic  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   1,242.5      $   1,241.2      $   1,314.5
  Foreign . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          130.2            141.9            164.6
                                                                                 -----------      -----------      -----------
                                                                                 $   1,372.7      $   1,383.1      $   1,479.1
                                                                                 ===========      ===========      ===========
Operating profit
  Domestic  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $     180.0      $     185.2      $     152.8
  Foreign . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           13.6              5.2             19.7
                                                                                 -----------      -----------      -----------
                                                                                 $     193.6      $     190.4      $     172.5
                                                                                 ===========      ===========      ===========
Assets
  Domestic  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   1,409.3      $   1,347.7      $   1,586.4
  Foreign . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          177.6            164.2            193.2
                                                                                 -----------      -----------      -----------
                                                                                 $   1,586.9      $   1,511.9      $   1,779.6
                                                                                 ===========      ===========      ===========

Quarterly Results (Unaudited)
                                                                                         Quarter Ended
                                                                ----------------------------------------------------------------
                                                                    March 31         June 30          Sept. 30       Dec. 31(a)
- --------------------------------------------------------------------------------------------------------------------------------
(Amounts in millions except per share data)
1994
  Net sales . . . . . . . . . . . . . . . . . . . . . . . .     $     324.3      $     331.1      $     339.7      $     377.6
  Gross profit  . . . . . . . . . . . . . . . . . . . . . .     $     100.7      $     109.8      $     113.8      $     132.9
  Net earnings  . . . . . . . . . . . . . . . . . . . . . .     $      17.8      $      19.1      $      23.7      $      35.0
  Earnings per share  . . . . . . . . . . . . . . . . . . .     $       .54      $       .58      $       .72      $      1.08

1993
  Net sales . . . . . . . . . . . . . . . . . . . . . . . .     $     340.7      $     341.8      $     324.7      $     375.9
  Gross profit  . . . . . . . . . . . . . . . . . . . . . .     $     127.7      $     115.7      $     101.5      $     125.7
  Earnings before extraordinary item    . . . . . . . . . .     $      24.5      $      19.8      $      17.1      $      84.3
  Net earnings  . . . . . . . . . . . . . . . . . . . . . .     $      24.5      $      19.8      $      17.1      $      79.3
  Earnings per share before extraordinary item  . . . . . .     $       .68      $       .55      $       .49      $      2.39
  Earnings per share  . . . . . . . . . . . . . . . . . . .     $       .68      $       .55      $       .49      $      2.25

(a) Results for 1993 included $55.0 million after taxes ($1.55 per share) for the net gain on the sale of SDC and $5.0 million after taxes ($.14 per share) for the extraordinary loss on the early retirement of debt.

See Notes to Consolidated Financial Statements

                                      [39]

Notes to Consolidated Financial Statements

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation provide for the inclusion of the accounts of Sundstrand Corporation and all subsidiaries. All intercompany transactions are eliminated in consolidation.
    Cash Equivalents are considered by the Company to be all highly liquid debt instruments purchased with original maturities of three months or less.
    Sales Under Long-Term Contracts, a portion of which are with the U.S. government, are accounted for under the percentage of completion method. The Company enters into long-term contracts which require it to develop or advance state-of-the-art technology products. Sales on developmental contracts are recorded as the related costs are incurred and include estimated profits calculated on the basis of the relationship between costs incurred and total estimated costs (cost-to-cost method of percentage of completion). The Company also enters into long-term contracts for the manufacture of products. Sales on production-type contracts are recorded as deliveries are made (units-of-delivery method of percentage of completion). Marketing and administrative costs are expensed as incurred.
    On a selective basis, the Company may enter into a contract to research and develop or manufacture a product with a loss anticipated at the date the contract is signed. These contracts are entered into in anticipation that profits will be obtained from future contracts for the same or similar products. These loss contracts often provide the Company with intellectual property rights which, in effect, establish it as the sole producer of certain products. Such losses are recognized at the date the Company becomes contractually obligated, with revisions made as changes occur in the related estimates to complete.
    Certain contracts and subcontracts are subject to government audit and review. Information related to government contract matters is presented on page 48.
    Inventories are stated at the lower of cost (principally first-in, first-out method) or market. Certain inventories are valued using the last-in, first-out method. Inventoried costs relating to long-term contracts are accounted for based on the percentage-of-completion methods described above.
    Property, Plant, and Equipment is recorded at cost and depreciation is generally provided on the straight-line basis by charges to expense at rates based on the estimated useful lives of the assets. Estimated useful lives range from 3 to 20 years for machinery and equipment and 10 to 40 years for buildings. Expenditures for new facilities and expenditures that substantially increase the useful lives of the property are capitalized. Maintenance and repairs are expensed as incurred.
    Intangible Assets of $285.8 million and $274.4 million at December 31, 1994 and 1993, respectively (net of accumulated amortization of $81.3 million and $66.5 million, respectively), consist primarily of goodwill associated with certain acquisitions. Goodwill is amortized primarily over 40 years using the straight-line method.
    The Company annually evaluates whether a change in the estimated useful life of goodwill is warranted or whether the remaining goodwill balance may be impaired. The Company currently believes that no impairment of goodwill has occurred. However, if the cumulative undiscounted cash flows, before interest, over the remaining life of the goodwill indicated an impairment, a reduction for impairment of goodwill would be recorded.
    Derivative Financial Instruments in the form of foreign currency forward contracts are entered into by the Company as a hedge against foreign currency exposures. These contracts limit the Company's exposure to both favorable and unfavorable currency fluctuations. On contracts which are designated as a hedge of a firm commitment, a net investment in a foreign entity, or an intercompany transaction of a long-term nature, gains and losses are deferred and included in the measurement of the hedged transaction upon settlement. Gains and losses on other foreign currency forward contracts, including contracts which relate to anticipated transactions, are reflected in the financial statements in the period in which the currency fluctuation occurs.
    The Company has strict controls regarding the use of derivative financial instruments, which is limited to foreign currency forward contracts. Any deviation from this policy requires the prior approval of the Company's Executive Vice President and Chief Financial Officer. In order to manage credit risk related to the foreign currency forward contracts, the Company utilizes only highly-rated commercial banks or financial institutions for such purposes. Compliance with this policy is monitored on an ongoing basis, and is reviewed and approved annually by the Finance Committee of the Company's Board of Directors.
    Information by Business Segment is presented on pages 38 and 39.

                                      [40]

ADDITIONAL STATEMENT OF CASH FLOWS INFORMATION
Excluded from the 1993 Consolidated Statement of Cash Flows was $11.9 million of non-cash financing activities related to the conversion of Phantom Stock and Cash Equivalent Rights liabilities to Restricted Stock under the Company's Stock Incentive Plan. For additional information on this plan see the Stock Incentive Plan note on pages 46 and 47.

SUNDSTRAND DATA CONTROL DIVISION (SDC) SALE
On November 12, 1993, pursuant to the Stock, Note, and Real Property Purchase Agreement between AlliedSignal, Inc. (Allied) and the Company dated July 14, 1993, the Company transferred substantially all of the assets, business, and properties which were utilized in connection with the business of SDC to Allied. The purchase price was $191.0 million and Allied agreed to assume certain liabilities of the business. This resulted in a pretax gain of $96.0 million and an after-tax gain of $55.7 million, which included earnings generated since the January 31, 1993, measurement date. Results for prior years have been restated and results for 1993 have been disaggregated to reflect SDC as a discontinued operation.

WESTINGHOUSE ELECTRICAL SYSTEMS DIVISION (ESD) ACQUISITION
On May 8, 1992, the Company acquired the assets of ESD for $128.0 million. ESD is a manufacturer of electric power generating equipment for aircraft. The acquisition was recorded using the purchase method of accounting, and the results of operations of ESD since the acquisition date have been included in the Company's consolidated financial statements for 1992, 1993, and 1994. The cost in excess of the net assets acquired was $68.6 million and is being amortized using the straight-line method over 40 years.

RESTRUCTURING OF AEROSPACE SEGMENT
The anticipated accelerated decline in military sales and slower growth in commercial sales during the next several years made the initiation of restructuring actions necessary during 1992 in the Company's Aerospace segment. These actions also provided for the integration of ESD into the Company's electric power systems product line and were directly related to reducing capacity and lowering fixed costs. Restructuring actions identified in 1992 resulted in charges to continuing operations of $32.2 million before taxes and $20.4 million after taxes ($.57 per share). The Company completed this restructuring in the fourth quarter of 1994 having charged costs of $8.4 million, $14.5 million, and $9.3 million against the reserve in 1994, 1993, and 1992, respectively.

ACCOUNTS RECEIVABLE, NET
The components of net accounts receivable at December 31, 1994 and 1993, were:

(Amounts in millions)                                                                                    1994             1993
- ------------------------------------------------------------------------------------------------------------------------------
U.S. government
  Amounts billed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $      40.4      $      46.0
  Unbilled costs and accrued profits  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            30.1             20.7
                                                                                                  -----------      -----------
                                                                                                         70.5             66.7
Commercial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           222.8            217.0
                                                                                                  -----------      -----------
                                                                                                  $     293.3      $     283.7
                                                                                                  ===========      ===========

INVENTORIES
The components of inventories at December 31, 1994 and 1993, were:

(Amounts in millions)                                                                                    1994             1993
- ------------------------------------------------------------------------------------------------------------------------------

Raw materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $      48.8      $      43.8
Work in process   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           117.1            135.8
Finished goods and parts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           155.4            156.4
                                                                                                  -----------      -----------
                                                                                                        321.3            336.0
Less progress payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            14.3             23.4
                                                                                                  -----------      -----------
                                                                                                  $     307.0      $     312.6
                                                                                                  ===========      ===========

    Prior to the application of progress payments, the inventories shown above included costs of $51.3 million and $61.4 million at December 31, 1994 and 1993, respectively, related to long-term contracts.

PROPERTY, PLANT, AND EQUIPMENT
Property, plant, and equipment at December 31, 1994 and 1993, was classified as follows:

(Amounts in millions)                                                                                    1994             1993
- ------------------------------------------------------------------------------------------------------------------------------
Land and improvements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $      39.2      $      35.0
Buildings and improvements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           229.5            227.1
Machinery and equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           775.1            786.3
                                                                                                  -----------      -----------
                                                                                                      1,043.8          1,048.4
Less accumulated depreciation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           584.7            576.9
                                                                                                  -----------      -----------
                                                                                                  $     459.1      $     471.5
                                                                                                  ===========      ===========

During 1994, the Company changed its estimate of the average useful lives used to compute depreciation for certain fixed assets. This change resulted from internal asset management procedures that are designed to ensure continued compliance with government contract accounting requirements and was made to reflect better the estimated periods during which such assets will remain in service. The change had the effect of increasing net earnings by $5.5 million, or $.17 per share, in the year ended December 31, 1994.

                                      [41]

Notes to Consolidated Financial Statements

PENSION BENEFITS
The Company has defined benefit pension plans covering substantially all U.S. employees. Pay-related plans generally provide pension benefits that are based on the employee's highest compensation during a three-year period or the employee's average career compensation, prior to retirement. Nonpay-related plans provide benefits of stated amounts for each year of service. Pension plans for U.S. employees have been funded at amounts equal to or greater than the minimum required by ERISA.
    Pension cost for 1994, 1993, and 1992 included:

(Amounts in millions)                                                                   1994             1993             1992
- ------------------------------------------------------------------------------------------------------------------------------
Service cost of current period  . . . . . . . . . . . . . . . . . . . . . . .    $      19.3      $      17.0      $      16.2
Interest cost on projected benefit obligation   . . . . . . . . . . . . . . .           44.4             38.5             38.0
Less recognized (loss) gain on plan assets  . . . . . . . . . . . . . . . . .           (3.8)            36.6             36.7
Net amortization and deferral . . . . . . . . . . . . . . . . . . . . . . . .          (50.6)            (6.0)            (1.5)
                                                                                 -----------      -----------      -----------
Net pension cost  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $      16.9      $      12.9      $      16.0
                                                                                 ===========      ===========      ===========


    The funded status of the plans at December 31, 1994 and 1993, was:

                                                                                 1994                              1993
                                                                ------------------------------    ------------------------------
                                                                Assets in        Accum-           Assets in        Accum-
                                                                excess of        ulated           excess of        ulated
                                                                accum-           benefits         accum-           benefits
                                                                ulated           in excess        ulated           in excess
(Amounts in millions)                                           benefits         of assets        benefits         of assets
- --------------------------------------------------------------------------------------------------------------------------------
Benefit obligation liability:
  Vested benefits . . . . . . . . . . . . . . . . . . . . .     $     370.0      $       6.5      $     469.1      $       9.9
  Nonvested benefits  . . . . . . . . . . . . . . . . . . .            52.1               .4             40.1               .6
                                                                -----------      -----------      ------------     -----------
  Accumulated benefit obligation  . . . . . . . . . . . . .           422.1              6.9            509.2             10.5
  Effect of projected future
    compensation levels . . . . . . . . . . . . . . . . . .            82.5              1.5             85.9              1.8
                                                                -----------      -----------      ------------     -----------
  Projected benefit obligation  . . . . . . . . . . . . . .           504.6              8.4            595.1             12.3
Less plan assets at market value  . . . . . . . . . . . . .           586.0                -            614.4              1.9
                                                                -----------      -----------      -----------      -----------
Projected benefit obligation in
  excess of (less than) plan assets . . . . . . . . . . . .           (81.4)             8.4            (19.3)            10.4
Adjustments for deferrals of
    benefit obligation liability
    not yet recognized in cost:
  Net experience gain . . . . . . . . . . . . . . . . . . .           100.5               .7             45.1               .7
  Initial net obligation  . . . . . . . . . . . . . . . . .           (23.9)             (.3)           (27.6)             (.4)
  Prior service cost due to
    plan amendments . . . . . . . . . . . . . . . . . . . .             1.6              (.6)              .9              (.6)
Adjustment required to recognize
  minimum liability . . . . . . . . . . . . . . . . . . . .               -               .4                -               .7
                                                                -----------      -----------      -----------      -----------
Accrued (prepaid) pension liability . . . . . . . . . . . .     $      (3.2)     $       8.6      $       (.9)     $      10.8
                                                                ===========      ===========      ============     ===========

    The projected benefit obligation was determined using an assumed discount rate of 8.5 percent at December 31, 1994, and 7.25 percent at December 31, 1993. The assumed weighted-average long-term rate of compensation increase was
5.0 percent at December 31, 1994 and 4.5 percent at December 31, 1993. The assumed long-term rate of return on plan assets was 8.75 percent at December 31, 1994, 1993, and 1992. Plan assets consist principally of common stocks and fixed income investments.
    During 1993, SDC was sold and, as a result, future benefits for former employees of this division were fixed causing recognition of a $7.5 million curtailment gain, which has been reflected in the gain on the sale of SDC.
    The Company also sponsors four defined contribution retirement benefit plans that cover substantially all U.S. and Puerto Rican employees. All of these plans are subject to ERISA. Three of the plans are intended to be maintained under the provisions of Section 401(k) of the Internal Revenue Code of 1986, as amended, and one plan is intended to be maintained under the Puerto Rico Income Tax Act of 1954, as amended. Two of these plans provide that the employer will match certain portions of the employee-directed contributions. The 1994, 1993, and 1992 Company matching contributions to the above plans were $.5 million, $.7 million, and $.8 million, respectively.

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

    In the second quarter of 1992, the Company adopted Statement of Financial Accounting Standards No. 106 (SFAS No. 106), "Employers' Accounting for Postretirement Benefits Other Than Pensions," retroactive to the

                                      [42]
first quarter of 1992. SFAS No. 106 requires that the projected future cost of retiree health and life insurance be recognized as a cost as employees render service instead of when the benefits are paid. As a result of this adoption, the Company recorded a pretax charge of $319.9 million ($205.0 million after taxes or $5.68 per share) as the cumulative effect of the accounting change at that date. Postretirement health and life insurance costs for 1994, 1993, and 1992 were $23.4 million, $34.6 million, and $33.8 million, respectively.
The components of postretirement benefit cost for 1994, 1993, and 1992 were:

(Amounts in millions)                                                                   1994             1993             1992
- ------------------------------------------------------------------------------------------------------------------------------
Service cost  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $       4.6      $       5.1      $       6.1
Interest cost . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           21.8             29.4             27.7
Net amortization and deferral . . . . . . . . . . . . . . . . . . . . . . . .           (3.0)              .1                -
                                                                                 -----------      -----------      -----------
Postretirement benefit cost . . . . . . . . . . . . . . . . . . . . . . . . .    $      23.4      $      34.6      $      33.8
                                                                                 ===========      ===========      ===========

    The funded status of the plans at December 31, 1994 and 1993, was:

(Amounts in millions)                                                                                    1994             1993
- ------------------------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
  Retirees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $     199.4      $     227.9
  Eligible active plan participants . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            10.8             14.2
  Other active plan participants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            55.6             65.1
                                                                                                  -----------      -----------
                                                                                                        265.8            307.2
Plan assets at market value . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               -                -
                                                                                                  -----------      -----------
Accumulated postretirement benefit obligation in excess of plan assets  . . . . . . . . . . .           265.8            307.2
Unrecognized prior period gain  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            86.5             32.0
Unrecognized prior service cost . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            23.8             29.0
                                                                                                  -----------      -----------
Postretirement benefit liability recognized in the balance sheet  . . . . . . . . . . . . . .     $     376.1      $     368.2
                                                                                                  ===========      ===========

    The assumed weighted-average annual rate of increase in the per capita cost of medical and prescription drug benefits (applicable only to employees who retired prior to 1992) is 8 percent for 1995 and is assumed to decrease gradually each year from 1995 to 2000 and remain level at 5 percent thereafter. The assumed weighted-average annual rate of increase in the per capita cost of dental benefits (applicable only to employees who retired prior to 1992) is 7 percent in 1995 and is assumed to decrease 1 percent per year from 1995 to 1997 and remain level at 5 percent thereafter. These rates have no effect on the Company's costs for employees retiring after 1991 as the Company's policy is to increase retiree contributions so that the Company's annual per capita cost increases at the general inflation rate. The assumed annual rate of increase in the general inflation rate (applicable to employees retiring after 1991) is 4 percent.
    A 1 percent increase in the annual health care trend rates would have increased the accumulated postretirement benefit obligation at December 31, 1994 and 1993, by $15.9 million and $20.8 million, respectively, and increased postretirement benefit expense for 1994, 1993, and 1992 by $1.3 million, $3.7 million, and $4.4 million, respectively. The weighted-average discount rate used to estimate the accumulated postretirement benefit obligation was 8.75 percent at December 31, 1994, and 7.5 percent at December 31, 1993.
    During 1993, SDC was sold and, as a result, future benefits for former employees of this division were fixed causing recognition of a $10.9 million curtailment gain, which has been reflected in the gain on the sale of SDC.

INCOME TAXES
Income tax expense for the three years ended December 31, 1994, consisted of the following components:

(Amounts in millions)                                                                   1994             1993             1992
- ------------------------------------------------------------------------------------------------------------------------------
Current income tax expense  . . . . . . . . . . . . . . . . . . . . . . . . .    $      64.4      $      37.2      $     110.1
Deferred income tax expense (benefit) . . . . . . . . . . . . . . . . . . . .          (10.6)             5.4            (69.8)
                                                                                 -----------      -----------      -----------
  Total income tax expense  . . . . . . . . . . . . . . . . . . . . . . . . .    $      53.8      $      42.6      $      40.3
                                                                                 ===========      ===========      ===========

Total income tax expense (benefit) includes:
  State tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $       9.0      $       8.1      $       5.0
  Foreign tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $       6.5      $      (2.5)     $       2.7

    State and foreign income taxes for 1994, 1993, and 1992 were principally current.
    Total income tax expense for each year varied from the amount computed by applying the statutory U.S. federal income tax rate to earnings before income taxes for the reasons set forth in the following reconciliation:

(Amounts in millions)                                                                   1994             1993             1992
- ------------------------------------------------------------------------------------------------------------------------------
Income tax expense at the statutory rate  . . . . . . . . . . . . . . . . . .    $      52.3      $      46.6      $      37.5
Increases (reductions) in taxes resulting from:
  State taxes based on income, net of federal income taxes  . . . . . . . . .            5.8              5.2              3.3
  Adjustments to prior year accruals  . . . . . . . . . . . . . . . . . . . .            3.8             (2.7)               -
  Taxes on subsidiaries at rates other than the
    statutory rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             .8             (2.4)               -


  Additional earnings of foreign subsidiaries
    now deemed to be permanently invested . . . . . . . . . . . . . . . . . .           (8.1)               -                -
  Taxes on undistributed earnings of foreign subsidiaries
    no longer deemed permanently invested . . . . . . . . . . . . . . . . . .              -                -             17.6
  Reversal of taxes provided at rates higher than the
    current statutory rate  . . . . . . . . . . . . . . . . . . . . . . . . .              -                -            (13.3)
  Change in federal statutory rate  . . . . . . . . . . . . . . . . . . . . .              -             (3.1)               -
  FSC tax benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (1.8)            (3.3)            (8.0)
  Miscellaneous other items . . . . . . . . . . . . . . . . . . . . . . . . .            1.0              2.3              3.2
                                                                                 -----------      -----------      -----------
    Actual income tax expense . . . . . . . . . . . . . . . . . . . . . . . .    $      53.8      $      42.6      $      40.3
                                                                                 ===========      ===========      ===========
    "Effective" tax rate  . . . . . . . . . . . . . . . . . . . . . . . . . .          36.0%            32.0%            36.5%

                                      [43]

Notes to Consolidated Financial Statements

    In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes," effective for fiscal years beginning after December 15, 1992. The Company adopted SFAS No. 109 as of January 1, 1993, with no significant effect. Prior to adopting SFAS No. 109, the Company accounted for income taxes based on Accounting Principles Board Opinion No. 11.
    Significant components of the net deferred tax assets at December 31, 1994, and 1993, were:

(Amounts in millions)                                                                                    1994             1993
- ------------------------------------------------------------------------------------------------------------------------------
Deferred Tax Assets Arising From:
  Retiree medical . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $     144.7      $     146.3
  Net operating losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            13.8              9.5
  Employee benefit plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            12.4             10.6
  Environmental reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            11.0             12.2
  Recoverable taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             9.0             20.0
  Warranty reserve  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             8.4              9.1
  Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             7.9             15.4
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            22.2             24.4
                                                                                                  -----------      -----------
    Total Deferred Tax Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           229.4            247.5
                                                                                                  -----------      -----------

Deferred Tax Liabilities Arising From:
  Property, plant, and equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            41.1             41.8
  Taxes provided on unremitted foreign earnings . . . . . . . . . . . . . . . . . . . . . . .            24.5             34.5
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            46.4             68.1
                                                                                                  -----------      -----------
    Total Deferred Tax Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           112.0            144.4
                                                                                                  -----------      -----------
      Net Deferred Tax Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $     117.4      $     103.1
                                                                                                  ===========      ===========

    During the third quarter of 1993, a tax bill was enacted which increased the federal statutory tax rate on the income of corporations from 34 percent to 35 percent. Due to the tax law change, deferred tax assets increased $11.2 million, of which $8.1 million was a reduction in goodwill related to the acquisition of ESD and $3.1 million was a reduction in current-year tax expense.
    The sources of significant timing differences for 1992 and their effects were:

(Amounts in millions)                                                                                                     1992
- ------------------------------------------------------------------------------------------------------------------------------
Utilization of expected tax benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $      58.4
Undistributed earnings of foreign subsidiaries not considered permanently invested  . . . . . . . . . . . . . .           12.4
Differences in tax and book inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            8.0
Environmental reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            4.3
Distributed earnings of foreign subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (109.1)
Differences in tax and book employee benefit expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (21.2)
Reversal of taxes provided at rates higher than the current statutory rate  . . . . . . . . . . . . . . . . . .          (13.3)
Restructuring charge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (9.2)
Miscellaneous other items . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            (.1)
                                                                                                                   -----------
Total deferred income tax benefit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $     (69.8)
                                                                                                                   ===========

    Domestic and foreign earnings from continuing operations before income taxes for the three years ended December 31, 1994, as shown below, exclude profits recorded on intercompany sales. Net interest expense is allocated between geographic segments based on non-cash assets.

(Amounts in millions)                                                                   1994             1993             1992
- ------------------------------------------------------------------------------------------------------------------------------
Domestic  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $     139.2      $     130.9      $      98.1
Foreign . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           10.2              2.4             12.3
                                                                                 -----------      -----------      -----------
  Total earnings from continuing operations
    before income taxes, extraordinary item, and cumulative
    effect of accounting change . . . . . . . . . . . . . . . . . . . . . . .    $     149.4      $     133.3      $     110.4
                                                                                 ===========      ===========      ===========

    Profits recorded on intercompany sales excluded above were $14.5 million, $4.2 million, and $3.0 million, in 1994, 1993, and 1992, respectively, and were earned primarily by the Company's Singapore subsidiaries.
    At December 31, 1994, total assets of operations outside the United States were $177.6 million after deducting $12.8 million due from the Company's domestic operations. The Company's year-end 1994 equity in its foreign operations was $175.5 million.
    As a result of the 1992 resolution of a multi-year dispute with the Internal Revenue Service (IRS) concerning intercompany pricing with a Singapore subsidiary, the Company was able to establish a plan for repatriation of foreign earnings which had the effect of reducing the amount of foreign subsidiary earnings which were permanently invested. In 1994, the increase in business opportunities outside the U.S., and in the Far East region in particular, caused the Company to review its repatriation plans. In order to exploit the expanding foreign marketplace, the Company adjusted its planning to recognize that foreign earnings previously earmarked for repatriation would now be considered permanently invested and used for capital investment. As of December 31, 1994 and 1993, the Company had not provided federal income taxes on $67.3 million and $38.2 million, respectively, of undistributed earnings recorded by certain subsidiaries outside the United States, since these earnings were deemed permanently invested.
    For the years 1983 through 1985, the IRS has proposed to increase the Company's taxable income by approximately $225 million based upon the IRS' assertion that certain intercompany loans between the Company and its Sunpac subsidiary in Singapore should be taxed as if they were dividends to the Company. While the amount of the proposed adjustment is material, the Company does not believe the IRS' position will be sustained.

                                      [44]

    In connection with the resolution of government contracts disputes, amended federal income tax returns were filed for the years 1978 through 1987 which requested $32.3 million in refunds and created tax benefit carryforwards of $51.9 million, which the Company subsequently used. The issue of whether the payments made upon the resolution of the government contracts disputes could reduce taxable income in the years in which the revenues from the contracts were reported was decided during 1992 by the U.S. Tax Court, which issued an opinion adverse to the Company for the years 1979 through 1982. The Company took various actions to reverse the Tax Court's decision. In October 1994, the Company ceased its efforts to reverse this decision and made a payment of $17.8 million to the IRS which did not have a material financial impact on the Company. Additionally, during 1994, the IRS informed the Company that it was disallowing a deduction for the $115.0 million in payments pursuant to the settlement agreement dated August 29, 1988. While the potential impact of this disallowance is material, the Company does not believe that the IRS' position will be substantially sustained.
    The Company believes that its recorded tax and interest provisions are sufficient to cover the final resolution of any tax deficiencies.

NOTES PAYABLE AND LONG-TERM DEBT
Notes payable consist of commercial paper and bank borrowings and were $193.9 million and $26.6 million at an average interest rate of 6.3 percent and 3.6 percent at December 31, 1994, and 1993, respectively. At December 31, 1994, the Company maintained domestic revolving credit facilities totaling $335.0 million. Commitment fees incurred in 1994 were $.7 million. The Company also maintained foreign lines of credit for use in its foreign operations totaling the equivalent of approximately $22 million at December 31, 1994.
    Under the domestic credit facilities in place at December 31, 1994, payments of dividends are limited by the requirement to maintain a minimum level of net worth. At December 31, 1994, net worth exceeded the maintenance level by $172.3 million.
    The composition of long-term debt at December 31, 1994 and 1993, was:

(Amounts in millions)                                                                                    1994             1993
- ------------------------------------------------------------------------------------------------------------------------------
11.05% notes due serially 1994-1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $      15.0      $      25.0
9.48% notes due 2001  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           100.0            100.0
9.15% notes due 2003  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            50.0             50.0
9.34% notes due 2006  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            50.0             50.0
Other, including $17.7 million of variable rate debt,
  weighted average 6.0% at December 31, 1994  . . . . . . . . . . . . . . . . . . . . . . . .            31.4             30.0
                                                                                                  -----------      -----------
                                                                                                        246.4            255.0
Less amount due within one year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            10.7              8.2
                                                                                                  -----------      -----------
  Long-term debt (less current portion) . . . . . . . . . . . . . . . . . . . . . . . . . . .     $     235.7      $     246.8
                                                                                                  ===========      ===========

    In December 1993, the Company recorded an extraordinary loss of $7.9 million before taxes, or $5.0 million after taxes, for the early retirement of debt. The extraordinary loss was due to the redemption premiums paid to holders of the 9.375% bonds and the 12.0% notes, and the writeoff of capitalized debt issuance costs associated with these instruments.
    Total principal payments required under long-term debt agreements for the five years subsequent to December 31, 1994, are $10.7 million in 1995, $8.4 million in 1996, $8.0 million in 1997, $6.0 million in 1998, and $1.1 million in 1999.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
In the normal course of business, the Company is party to financial instruments with off-balance-sheet risk to meet financing needs and to reduce its own exposure to fluctuations in exchange rates. These financial instruments include financial guarantees and forward exchange contracts. These instruments involve, to varying degrees, elements of credit and/or exchange rate risk in excess of the amount recognized in the financial statements.
    Financial guarantees are conditional commitments issued by the Company to guarantee the payment of certain liabilities of unconsolidated affiliates and unaffiliated entities to third parties. These guarantees are issued primarily to support borrowing arrangements, and are scheduled to expire, subject to extension, during 1995. The Company's exposure for financial guarantees is equal to the contractual amount of these guarantees. The contractual amounts and the maximum credit loss in the event of non-performance at December 31, 1994, were both $9.5 million.

                                      [45]

Notes to Consolidated Financial Statements

    Forward exchange contracts are contracts for delivery or purchase of foreign currencies at specified future dates. For forward exchange contracts, the contract amounts represent currency exposure if the other party fails to perform under the contract. At December 31, 1994, the Company had forward exchange contracts maturing during 1995 to sell the equivalent of $91.2 million and to purchase the equivalent of $16.7 million in foreign currency. These contracts included $95.4 million which the Company used to limit its exposure to foreign currency fluctuations related to specific assets and liabilities denominated in a foreign currency, primarily the French franc. The remaining $12.5 million was used to limit the effects of foreign currency fluctuations on anticipated Singapore dollar cash flow, based on forecasted monthly expenditures. Had all of the forward exchange contracts matured on December 31, 1994, the Company's cash requirement would have been immaterial.

FAIR VALUES OF FINANCIAL INSTRUMENTS
The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:
    Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates their fair value.
    Foreign currency exchange contracts: The fair value of the Company's foreign exchange contracts is estimated based on quoted market prices of comparable contracts.
    Short- and long-term debt: The carrying amounts of the Company's borrowings under its commercial paper programs, its short-term revolving credit agreements, and variable rate long-term debt instruments approximate their fair value. The fair value of the Company's other long-term debt is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.
    The carrying amounts and fair values of the Company's financial instruments at December 31, 1994 and 1993, were:

                                                                                        1994                              1993
                                                                -----------------------------     -----------------------------
                                                                Carrying         Fair             Carrying         Fair
(Amounts in millions)                                           Amount           Value            Amount           Value
- -------------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents . . . . . . . . . . . . . . . . .     $      65.8      $      65.8      $      15.4      $      15.4
Foreign exchange contracts  . . . . . . . . . . . . . . . .               -               .1                -              (.1)
Short-term debt . . . . . . . . . . . . . . . . . . . . . .           193.9            193.9             26.6             26.6
Long-term debt  . . . . . . . . . . . . . . . . . . . . . .           246.4            256.6            255.0            301.0

LEASE ARRANGEMENTS AND RENT EXPENSE
Rent and lease expense for the years 1994, 1993, and 1992 were $14.8 million, $16.4 million, and $19.8 million, respectively. The Company leases certain facilities and equipment under operating leases, many of which contain renewal options and escalation clauses. Minimum future rental commitments under noncancelable operating leases which extend beyond one year are payable as follows: 1995, $11.2 million; 1996, $9.0 million; 1997, $6.7 million; 1998,
$5.1 million; 1999, $5.0 million; and after 1999, $14.6 million. Facilities and equipment under capital leases, minimum future rentals receivable under subleases, and contingent rental expenses were not significant for the years 1994, 1993, and 1992.

STOCK INCENTIVE PLAN
During 1992, the Company established a stock incentive plan, which was approved by the Company's shareholders at the April 20, 1993, Annual Meeting. The plan permits up to a maximum of 1.8 million shares of common stock to be granted as nonqualified and incentive stock options and restricted stock to managerial, supervisory, and professional employees. The options are granted, at fair market value, for a term of ten years and become exercisable in increments of 25 percent of an individual grant on each of the second through fifth anniversary dates of the grant. The approval of this plan included the immediate conversion to Restricted Stock of 445,520 rights under the Company's Phantom Stock Plan and 102,800 rights under the Company's Cash Equivalent Program. In addition, during 1994 and 1993, the Company sold 82,275 and 52,500 shares, respectively, of restricted stock to managerial employees. The restricted stock may not be resold until the restrictions placed on these shares expire. The amount of compensation represented by the sale of restricted stock is being amortized over a nine-year vesting period.

Transactions involving stock options for the plan are summarized as follows:

                                                                                                                     Per Share
                                                                                                Number of               Option
Stock Options                                                                                     Options                Price
- -------------------------------------------------------------------------------------------------------------------------------
Outstanding January 1, 1992 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               -                    -
Granted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         360,925               $38.63
Canceled  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               -                    -
Exercised . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               -                    -
                                                                                              -----------      ---------------
Outstanding December 31, 1992 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         360,925                38.63
                                                                                              ===========      ===============
Granted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           4,100          37.06-43.84
Canceled  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (20,950)               38.63
Exercised . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               -                    -
                                                                                              -----------      ---------------
Outstanding December 31, 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         344,075          37.06-43.84
                                                                                              ===========      ================
Granted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         314,950          44.75-47.56

Canceled  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (8,900)               38.63
Exercised . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (8,361)               38.63
                                                                                              -----------      ---------------
Outstanding December 31, 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         641,764         $37.06-47.56
                                                                                              ===========      ===============

Exercisable December 31, 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         118,403               $38.63
                                                                                              ===========      ===============

                                      [46]

    At December 31, 1994 and 1993, shares available for future grants under this plan were 467,084 and 855,105, respectively.

RESTRICTED STOCK PLAN
In accordance with the terms of the Company's restricted stock plan, 4,750 and 500 shares of common stock were sold to key managerial employees at their par value during 1994 and 1993, respectively. This common stock may not be resold until the restrictions placed on these shares expire. The amount of compensation represented by the sale of restricted stock is being amortized over a nine-year vesting period. As of December 31, 1994, 160,550 shares were available for granting under this restricted stock plan.

RESEARCH AND DEVELOPMENT
The Company performs research and development under both Company-funded programs and under contracts with others, principally the U.S. government. Company-funded programs include bid and proposal work for both military and commercial products and research and development. All Company-funded research and development is expensed as incurred or expensed in accordance with the Company's policy on contract accounting; customer-funded research and development is accounted for under the Company's contract accounting policy. Total research and development expenditures for the years 1994, 1993, and 1992 were $109.0 million, $126.9 million, and $122.0 million, respectively, of which $45.0 million, $50.1 million, and $43.0 million, respectively, was funded by customers.

ENVIRONMENTAL MATTERS
In 1994, the Company spent $5.2 million on remediation cleanups and related studies, compared with $4.6 million in 1993, and $10.7 million in 1992. The Company anticipates spending approximately $5.4 million in 1995 for similar activities. In 1994, the costs associated with environmental matters as they relate to day-to-day activities were not material and such costs for 1995 are not expected to be material.
    The Company is involved in environmental investigation and/or remediation at certain of its present and former plant sites. At those sites where remediation activity is presently being conducted, the Company is not yet able to determine when such activity will be complete. The total annual remediation operating costs at such sites are not material to the Company. At one of the Company's plant sites, the Company is continuing to work with the Colorado Department of Health by implementing a partial remediation program and developing a final remediation plan. At all of the other present and former plant sites where remediations are being conducted, the Company believes such remediations are sufficient to meet the requirements of the applicable enforcement agencies. The Company believes the provisions it has made for the investigations and remediations at its present and former plant sites, at which it has retained certain environmental liability, are adequate to meet current requirements at such sites, and to meet claims made by third parties which have arisen from the conditions at such sites.
    The Company, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (Superfund) or equivalent state statutes, has been named or notified that it is a potentially responsible party
(PRP) at twenty-seven sites where environmental damage is alleged. With respect to twenty-two of the sites, the Company's involvement is very limited and it is anticipated that the Company's liability will be resolved on a de minimis basis. The Company believes the provisions it has made are adequate to satisfy its liability at these sites.
    There are three Superfund sites with respect to which the Company, although its involvement is relatively small, will not be able to participate in a de minimis resolution. The Company believes the provisions it has made are adequate to satisfy its liability at these sites.
    The remaining two Superfund sites are the Interstate Pollution Control
(IPC) Superfund site and the Southeast Rockford Superfund site, both located in Rockford, Illinois.
    The IPC site involves the Company and 41 other PRPs which have signed a consent decree with the Illinois Environmental Protection Agency (IEPA) to fund and perform a remedial investigation and feasibility study and to pay the IEPA for certain past and future response costs relating to its investigations. In addition, pursuant to another consent order, certain removal and other interim remediations have been completed and paid for by the PRPs. The Company has established provisions with respect to this site to cover the costs associated with remediation cleanups and related studies.
    At the Southeast Rockford Superfund site the United States Environmental Protection Agency (USEPA) has named the Company as a PRP. Based upon available information, the Company believes the contamination is from multiple sources and the Company is not one of such sources. The Southeast Rockford Superfund site located in Rockford, Illinois, involves a historically contaminated regional groundwater situation with respect to which the Company and six other PRPs have been requested by the USEPA to reimburse past costs of $8.9 million which the USEPA has incurred and future costs. The provision established is to cover the costs of supporting the Company's position that it is not one of the sources of the contamination at this site and is believed to be adequate for this purpose.

                                      [47]

Notes to Consolidated Financial Statements

    Uncertainties such as the extent of contamination, the extent of the Company's contribution to the contamination at the Southeast Rockford Superfund site, if any, the number of other PRPs and their financial viability, and the absence of a determination of the type of remediation which may be required have caused the Company to be unable reasonably to estimate the total remediation costs which it may incur with respect to this site. However, the Company is actively involved in seeking a solution which would not result in a material loss to the Company and believes such a solution is probable.

GOVERNMENT CONTRACT MATTERS
In connection with U.S. government contracts and subcontracts, the Company received notification in prior years of several defective pricing claims. While the Company believes that its existing provisions for these claims are adequate, the amounts due upon final resolution may differ from the recorded provisions.

SUBSEQUENT EVENT
The Company's Board of Directors on February 21, 1995, approved a restructuring plan that will result in a first quarter pretax charge of $58 million. The charge will be taken to cover the one-time costs of reducing excess manufacturing capacity by closing its facility in Lima, Ohio, reducing the engineering overhead in the Company's Aerospace segment, and writing down the assets of two non-core product lines.
    The anticipated net effects of additional non-accrued expenses, restructuring savings, and related nonrecurring gains are a pretax loss of approximately $7 million in 1995 and pretax earnings of approximately $20 million in 1996. The restructuring is expected to reduce cash flow by about $16 million in 1995 and provide a cash flow benefit of about $8 million in 1996.

DIVIDENDS AND STOCK PRICE RANGE (UNAUDITED)

                                                                                   Per share of Common Stock
                                                             -----------------------------------------------
                                                                                                 Price range
                                                                 Dividends    ------------------------------
                                                                    Paid             High              Low
- ------------------------------------------------------------------------------------------------------------
Quarter
1994
    First   . . . . . . . . . . . . . . . . . . . . . . .    $       .30      $     48 1/4     $         41
    Second  . . . . . . . . . . . . . . . . . . . . . . .            .30            49 7/8           44 1/2
    Third   . . . . . . . . . . . . . . . . . . . . . . .            .30            51 3/4           46 7/8
    Fourth  . . . . . . . . . . . . . . . . . . . . . . .            .30                52           41 1/4
                                                             -----------
                                                             $      1.20
                                                             ===========

1993
    First   . . . . . . . . . . . . . . . . . . . . . . .    $       .30      $     41 1/2     $        35
    Second  . . . . . . . . . . . . . . . . . . . . . . .            .30            44 3/4           38 1/8
    Third   . . . . . . . . . . . . . . . . . . . . . . .            .30            44 1/2           38 1/4
    Fourth  . . . . . . . . . . . . . . . . . . . . . . .            .30            42 1/2           36 3/4
                                                            ------------
                                                            $       1.20
                                                            ============


[Bar chart:]
STOCK PRICE AT YEAR END
(dollars)                                                       1990           1991           1992           1993           1994
- --------------------------------------------------------------------------------------------------------------------------------
                                                               29.00          37.00          40.25          42.00         45.50

                                      [48]

Additional 10-K Information

DATE OF INCORPORATION
The Company was incorporated in Illinois in 1910 and became a Delaware corporation in 1966.

MATERIALS AND SUPPLIES
The Company uses many raw and finished materials of primary and alloy-type metal in forms such as cast, forged, sheet, and bar, which are generally available from multiple sources. In addition, mechanical and electronic materials and supplies such as fasteners, bearings, gaskets, filters, motors, resistors, transformers, and semiconductors are procured from various sources. The Company deals with numerous suppliers and is not dependent upon any one manufacturer or supplier of materials, supplies, or services. However, from time to time, general shortages of particular raw materials and supplies may have an adverse effect on the Company.

INTELLECTUAL PROPERTY RIGHTS
The Company owns a large number of patents (expiring through 2011) and other intellectual property rights and interests, e.g., trademarks, trade secrets, and licenses, which are of importance in the aggregate to the conduct of its business and are expected to be of value in the future. In the judgment of the Company, its patents and other intellectual property rights and interests are adequate for the conduct of its business, but the loss or expiration of any single or group of patents or other intellectual properties or interests would not materially affect the conduct of its business as a whole. In the Company's opinion, its design, manufacturing and marketing skills, experience, and reputation are as responsible for its positions in the markets it serves as are its patents and other intellectual property rights and interests.

PROPERTIES
The Company occupies building space totaling approximately 6.7 million square feet, which is divided by business segment as follows: Industrial, 3.1 million square feet; Aerospace, 3.4 million square feet; and corporate offices, .2 million square feet. All building space is owned by the Company, except approximately .8 million square feet of leased space, and is well maintained, in good operating condition, and suitable for its operations. The Company owns approximately 210 acres of vacant land for future expansion.
    Domestic manufacturing facilities are located in Auburn, Alabama; Phoenix, Arizona; San Diego, California; Arvada, Denver, and Grand Junction, Colorado; Rockford, Illinois; Michigan City, Indiana; Acton, Massachusetts; York, Nebraska; Rochester, New York; Lima, Ohio; Bend, Oregon; Ivyland, Pennsylvania; Milwaukee, Wisconsin; and Santa Isabel, Puerto Rico.
    Foreign manufacturing facilities are located in Eastbourne, England; Dijon, Merignac, Montbrison, Pont-St.-Pierre, and St. Priest, France; Shannon, Ireland and the Republic of Singapore.

COMPETITION
The Company has competitors or potential competitors in each of its product lines. Some of these competitors or potential competitors may have greater financial and personnel resources than the Company. The Company believes that its research and development, proprietary technology, and product and service reputation have been of particular significance in maintaining the Company's competitive standing.

                                      [49]

Selected Financial Data, 1990-1994                                                    Sundstrand Corporation and Subsidiaries (SNS)

Year ended December 31,                                             1994(a)      1993     1992(b)(c)(d)  1991(c)(d)   1990(c)(d)(e)
- -----------------------------------------------------------------------------------------------------------------------------------
(Dollar amounts in millions except per share data)
Summary of Operations
Net Sales
   Aerospace  . . . . . . . . . . . . . . . . . . . . . . . .     $   709.3    $   753.6   $    839.6   $     807.9  $   844.0
   Industrial   . . . . . . . . . . . . . . . . . . . . . . .         663.4        629.5        639.5         646.0      536.9
                                                                  ---------    ----------  ----------   -----------  ---------
   Total  . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 1,372.7    $ 1,383.1   $  1,479.1   $   1,453.9  $ 1,380.9
                                                                  =========    ==========  ==========   ===========  =========
Operating Profit
   Aerospace  . . . . . . . . . . . . . . . . . . . . . . . .     $    87.6    $   106.3   $     90.4   $     128.3  $   136.5
   Industrial   . . . . . . . . . . . . . . . . . . . . . . .         106.0         84.1         82.1   $      78.0       73.6
                                                                  ---------    ----------  ----------   -----------  ---------
   Total  . . . . . . . . . . . . . . . . . . . . . . . . . .     $   193.6    $   190.4   $    172.5   $     206.3  $   210.1
                                                                  =========    ==========  ==========   ===========  =========
Earnings from continuing operations before
 income taxes, extraordinary item, and cumulative
 effect of accounting change  . . . . . . . . . . . . . . . .     $   149.4    $   133.3   $    110.4   $     145.8  $   160.4
Net earnings from continuing operations before extraordinary
 item and cumulative effect of accounting change  . . . . . .     $    95.6    $    90.7   $     70.1   $      88.4  $    95.4
Net earnings (loss) available for common shares . . . . . . .     $    95.6    $   140.7   $   (121.7)  $     108.8  $   114.3
Return on average equity, after tax . . . . . . . . . . . . .          19.0%        27.0%      (19.9%)         16.5%      19.1%
Per Share of Common Stock
Earnings from continuing operations before extraordinary
 item and cumulative effect of accounting change  . . . . . .     $    2.92    $    2.56   $     1.94   $      2.45  $    2.60
Earnings (loss) . . . . . . . . . . . . . . . . . . . . . . .     $    2.92    $    3.97   $    (3.37)  $      3.02  $    3.11
Cash dividends  . . . . . . . . . . . . . . . . . . . . . . .     $    1.20    $    1.20   $    1.175   $      1.10  $    1.10
Market value - high . . . . . . . . . . . . . . . . . . . . .     $   52.00    $   44.75   $    47.25   $     37.00  $   39.94
                  low   . . . . . . . . . . . . . . . . . . .     $   41.00    $   35.00   $    31.13   $     23.38  $   21.75
                  year-end  . . . . . . . . . . . . . . . . .     $   45.50    $   42.00   $    40.25   $     37.00  $   29.00
Book value  . . . . . . . . . . . . . . . . . . . . . . . . .     $   15.61    $   15.31   $    14.66   $     19.15  $   17.33
Year-End Financial Position
Working capital . . . . . . . . . . . . . . . . . . . . . . .     $   303.3    $   365.3   $    489.6   $     643.4  $   570.3
Current ratio . . . . . . . . . . . . . . . . . . . . . . . .           1.7          2.1          2.2           3.4        3.0
Total assets  . . . . . . . . . . . . . . . . . . . . . . . .     $ 1,586.9    $ 1,511.9   $  1,779.6   $   1,686.9  $ 1,534.5
Long-term debt  . . . . . . . . . . . . . . . . . . . . . . .     $   246.4    $   255.0   $    419.9   $     454.7  $   369.3
Total debt  . . . . . . . . . . . . . . . . . . . . . . . . .     $   440.3    $   281.6   $    478.9   $     454.7  $   369.3
Shareholders' equity  . . . . . . . . . . . . . . . . . . . .     $   493.8    $   512.2   $    530.0   $     692.5  $   624.5
Ratio of total debt to total capital  . . . . . . . . . . . .          47.1%        35.5%        47.5%         39.6%      37.2%
Other Data
Orders received
   Aerospace  . . . . . . . . . . . . . . . . . . . . . . . .     $    736.1   $   526.7   $    885.7   $     685.6  $   857.9
   Industrial   . . . . . . . . . . . . . . . . . . . . . . .          701.0       624.8        641.6         625.8      550.3
                                                                  ----------   ----------  ----------   -----------  ---------
   Total  . . . . . . . . . . . . . . . . . . . . . . . . . .     $  1,437.1   $ 1,151.5   $  1,527.3   $   1,311.4  $ 1,408.2
                                                                  ===========  ==========  ==========   ===========  =========
Unfilled orders
   Aerospace  . . . . . . . . . . . . . . . . . . . . . . . .     $    599.0   $   572.2   $    799.0   $     752.9  $   875.2
   Industrial   . . . . . . . . . . . . . . . . . . . . . . .          147.8       110.2        115.0         112.9      133.1
                                                                  ----------   ----------  ----------   -----------  ---------
   Total  . . . . . . . . . . . . . . . . . . . . . . . . . .     $    746.8   $   682.4   $    914.0   $     865.8  $ 1,008.3
                                                                  ==========   ==========  ==========   ===========  =========
Property, plant, and equipment (excluding leased equipment):
   Additions, at cost   . . . . . . . . . . . . . . . . . . .     $     53.9   $    56.0   $     74.6   $      63.9  $    77.1
   Depreciation   . . . . . . . . . . . . . . . . . . . . . .     $     60.5   $    69.1   $     65.9   $      59.7  $    56.5
Approximate number of employees . . . . . . . . . . . . . . .          9,200       9,300       10,800        10,800     10,800
Approximate number of shareholders of record  . . . . . . . .          4,000       4,100        4,300         4,500      4,750

(a) Includes a reduction of depreciation expense related to a change in depreciable lives of $8.6 million before taxes ($5.5 million after taxes equivalent to $.17 per share).
(b) Includes charges of $34.9 million before taxes ($22.2 million after taxes equivalent to $.62 per share) for restructuring of, and reduction in employment in the Aerospace segment. Also includes charges of $17.3 million before taxes ($11.0 million after taxes equivalent to $.30 per share), exclusive of the cumulative effect, associated with the adoption of SFAS No. 106 and a credit of $9.1 million before taxes ($5.8 million after taxes equivalent to $.16 per share) resulting from a change in pension cost assumptions.
(c) Provisions for interest charges for the anticipated resolution of certain tax disputes in 1992, 1991, and 1990 were $2.0 million, $2.0 million, and $10.0 million before taxes and $1.3 million ($.04 per share), $1.2 million ($.03 per share), and $5.9 million ($.16 per share) after taxes, respectively.
(d) Amounts have been restated to reflect the Company's Sundstrand Data Control division as a discontinued operation.
(e) Includes the gain on the shareholder litigation lawsuit of $6.6 million before taxes ($3.9 million after taxes equivalent to $.11 per share).


                                    [50-51]

[Bar charts:]
NET EARNINGS FROM CONTINUING OPERATIONS
- --------------------------------------------------------------------------------------------------------------------------------
(millions of dollars)                                           1990           1991           1992           1993          1994
                                                                95.4           88.4           70.1           90.7          95.6

WORKING CAPITAL
(millions of dollars)                                           1990           1991           1992           1993          1994
- --------------------------------------------------------------------------------------------------------------------------------
                                                               570.3          643.4          489.6          365.4         303.3

UNFILLED ORDERS
(millions of dollars)                                           1990           1991           1992           1993          1994
- --------------------------------------------------------------------------------------------------------------------------------
Aerospace                                                      875.2          752.9          799.0          572.2         599.0
Industrial                                                     133.1          112.9          115.0          110.2         147.8
                                                         -----------    -----------    -----------    -----------    ----------
  Total                                                      1,008.3          865.8          914.0          682.4         746.8

BOOK VALUE PER SHARE
(dollars)                                                       1990           1991           1992           1993          1994
- --------------------------------------------------------------------------------------------------------------------------------
                                                               17.33          19.15          14.66          15.31         15.61

RATIO OF TOTAL DEBT TO TOTAL CAPITAL
(percent)                                                       1990           1991           1992           1993          1994
- --------------------------------------------------------------------------------------------------------------------------------
                                                                37.2           39.6           47.5           35.5          47.1

ADDITIONS TO PP&E
(millions of dollars)                                           1990           1991           1992           1993          1994
- --------------------------------------------------------------------------------------------------------------------------------
                                                                77.1           63.9           74.6           56.0          53.9

                                    [50-51]

BOARD OF DIRECTORS

Don R. O'Hare(4)
Chairman of the Board and Chief Executive Officer
Sundstrand Corporation
Director since 1979

J. P. Bolduc(1,2,4)
President and Chief Executive Officer
W. R. Grace & Co.
Director since 1991

Gerald Grinstein(2,3)
Chairman and Chief Executive Officer
Burlington Northern Inc.
Director since 1991

Charles Marshall(1,2)
Retired Vice Chairman
American Telephone and Telegraph Company
Director since 1989

Klaus H. Murmann(1,3)
Chairman and Chief Executive Officer
Sauer, Inc.
Chairman of the Confederation of German Employers' Associations
Director since 1981

Donald E. Nordlund(3,4)
Retired Chairman and Chief Executive Officer
Staley Continental, Inc.
Director since 1976

Thomas G. Pownall(1,2)
Retired Chairman
Martin Marietta Corporation
Director since 1978

John A. Puelicher(3,4)
Retired Chairman
Marshall & Ilsley Corporation
Director since 1977

Ward Smith(2,3)
Retired Chairman
NACCO Industries, Inc.
Director since 1983

Robert J. Smuland
Executive Vice President and Chief Operating Officer,
Aerospace
Sundstrand Corporation
Director since 1993

Berger G. Wallin
Executive Vice President for Special Projects
Sundstrand Corporation
Director since 1995

(1)Nominating Committee
(2)Audit Committee
(3)Compensation Committee
(4)Finance Committee

                                      [52]

OFFICERS

Don R. O'Hare
Chairman of the Board and Chief Executive Officer
Elected Chairman of the Board and Chief Executive Officer September 26, 1994; consultant to the Company from August 20, 1991, to September 25, 1994; and Chairman of the Board from January 1, 1989, to August 19, 1991.
Age 72

Paul Donovan
Executive Vice President and Chief Financial Officer
Elected Executive Vice President August 7, 1990; and Vice President of Finance, Chief Financial Officer and Treasurer from December 2, 1988, to August 6, 1990. Age 47

Robert J. Smuland
Executive Vice President and Chief Operating Officer,
Aerospace
Elected Executive Vice President August 7, 1990; and Group Vice President, Advanced Technology Group from February 16, 1989, to August 6, 1990.
Age 59

Patrick L. Thomas
Executive Vice President and Chief Operating Officer,
Industrial
Elected Executive Vice President January 2, 1995; President of Milton Roy Company from April 1, 1991, to January 1, 1995; and Vice President and General Manager of Sundstrand Fluid Handling from October 12, 1989, to March 31, 1991. Age 49

Berger G. Wallin
Executive Vice President for Special Projects
Elected Executive Vice President for Special Projects January 2, 1995; Executive Vice President and Chief Operating Officer, Industrial, from August 7, 1990, to January 1, 1995; and Group Vice President, Industrial from October 19, 1989, to August 6, 1990.
Age 64

DeWayne J. Fellows
Vice President and Controller
Elected to additional position of Vice President August 7, 1990; and Controller since February 16, 1989.
Age 50

Gary J. Hedges
Vice President, Personnel and Public Relations
Elected Vice President August 7, 1990; and Vice President, Human Resources for the Advanced Technology Group from October 20, 1986, to August 6, 1990.
Age 51

James F. Ricketts
Vice President and Treasurer
Elected Vice President and Treasurer February 18, 1992, effective February 28, 1992; and Vice President and Treasurer of Ford New Holland from July 1988 to February 27, 1992.
Age 48

Richard M. Schilling
Vice President and General Counsel and Secretary
Vice President since April 21, 1978; elected to additional position of Secretary July 21, 1988.
Age 57

                                      [53]

SUNDSTRAND CORPORATE INFORMATION

ANNUAL MEETING
The Company's Annual Meeting will be held in the Wallingford Center at the Clock Tower Resort & Conference Center, 7801 East State Street, Rockford, Illinois, on Tuesday, April 18, 1995, at 11:00 a.m. Central Time.

COMMON STOCK INFORMATION
Sundstrand common stock is listed on the New York, Chicago and Pacific stock exchanges under the symbol SNS.

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

    Address correspondence to:                    With questions, call:

    Harris Trust and Savings Bank                 Jacquelyne L. Mansfield
    Corporate Trust Operations - 11th Floor       Administrative Assistant
    311 West Monroe Street                        Harris Trust and Savings Bank
    Chicago, Illinois 60606                       (312) 461-6838

FORM 10-K AND OTHER FINANCIAL PUBLICATIONS
A copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and other financial publications may be obtained without charge by writing to Investor Relations at the address indicated below. Voice mail requests can be made by telephone at (815) 226-2988.

INVESTOR RELATIONS
Analyst inquiries should be directed to:

    Craig Watson
    Director, Investor Relations
    Sundstrand Corporation
    4949 Harrison Avenue
    P.O. Box 7003
    Rockford IL 61125-7003
    (815) 226-2136

                                      [54]

SUNDSTRAND CORPORATION
4949 Harrison Avenue
P.O. Box 7003
Rockford, Illinois 61125-7003
Phone (815) 226-6000
Fax (815) 226-2699

AEROSPACE SEGMENT
Sundstrand Aerospace
Rockford, Illinois

Sundstrand Power Systems
San Diego, California

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