Form 10-K, Exhibit 13
period 1995-12-31
SUNDSTRAND CORP /DE/
filed 1996-03-06
CIK 95395

SUNDSTRAND       1995
CORPORATION      ANNUAL
                 REPORT
                 .......................

                 SUNDSTRAND AEROSPACE
                 MILTON ROY COMPANY
                 THE FALK CORPORATION
                 SULLAIR CORPORATION


                                [Front Cover]

MISSION
STATEMENT


To satisfy the needs of selected worldwide aerospace and industrial markets by developing and manufacturing high-quality, proprietary, technology-based components and subsystems and by achieving customer satisfaction.

To serve market segments where we can either be a market leader or have a strategy to become one while achieving returns that reward shareholders and employees and permit the business to grow and prosper.



CONTENTS

Financial Highlights 1
Letter to Shareholders 2
Sundstrand at a Glance 6
Aerospace Market Review 8
Industrial Market Review 16
Financial Contents 24
Management's Discussion and Analysis 25
Financial Statements 30
Board of Directors 48
Officers 49
Sundstrand Corporate Information 50


                             [Inside front cover]

FINANCIAL
HIGHLIGHTS


(Dollar amounts in millions except per share data)  1995              1994              Change
----------------------------------------------------------------------------------------------
Net sales..................................    $  1,473             $  1,373               7%
Orders received............................    $  1,657             $  1,437              15%
Unfilled orders............................    $    931             $    747              25%
Net earnings...............................    $     79             $     96             (18%)
Net earnings per share(a)..................    $   1.25             $   1.46             (14%)
Dividends per share(a).....................    $    .60             $    .60               -
Year-end employment........................       9,200                9,200               -




SUNDSTRAND SALES PROFILE

[Pie Charts:]

49% Aerospace
51% Industrial

84% Commercial
16% Military (b)

60% Domestic
40% International

(a) Amounts adjusted or restated to reflect the effects of the Company's two-for-one stock split payable in the form of a 100 percent stock dividend authorized by the Board of Directors on February 20, 1996.
(b)  Military sales include sales to U.S. government agencies.

TO OUR
SHAREHOLDERS

[Bar chart:]


EARNINGS PER SHARE FROM CONTINUING OPERATIONS
(dollars)                                       1991            1992            1993            1994            1995
--------------------------------------------------------------------------------------------------------------------
Reported                                        1.23             .97            1.28            1.46            1.25
Restructuring                                      -             .31               -               -             .71
                                                ----            ----            ----            ----            ----
 Total                                          1.23            1.28            1.28            1.46            1.96
                                                ====            ====            ====            ====            ====


For Sundstrand, 1995 was an eventful year with the appointment of a new chief executive officer, the disposition of two non-core product lines, and the initiation of a project to enhance future profitability by rationalizing Aerospace plant capacity.
         The Board of Directors elected Robert H. Jenkins President and Chief Executive Officer effective October 1, 1995. Bob brings to Sundstrand extensive operating management experience in product development, manufacturing, and marketing, as well as a management style compatible with Sundstrand's strategic plan. Don O'Hare will remain Chairman of the Board until April 1997.
         The disposition of the Advanced Power Technology product line from Aerospace and the Spectronic Instruments products from our Milton Roy subsidiary completed the business unit realignment which has been underway for several years. We enhanced our leadership position in ram air turbines (RATs) in 1995 with the acquisition of the RAT business of Dowty Aerospace. Sundstrand is now a highly focused organization with a platform of products on which future growth can be profitably based.
         The substantial reductions in military budgets for new aircraft have been felt throughout the aerospace industry. In response to reduced volume and internal manufacturing productivity increases, Sundstrand Aerospace is closing its Lima, Ohio, plant and transfering the work to other Sundstrand plants. We recognize the effects of this action on our employees and the Lima community and we are striving to reduce the impact. The transfer of work and the closure of the Lima plant are on schedule and within budget. This decision had a major financial impact in 1995 but will result in improvement during 1996 with the full benefits being realized beginning in 1997.
         On February 20, 1996, the Company's Board of Directors authorized a two-for-one stock split payable as a 100 percent stock dividend to be distributed on March 19, 1996, to shareholders of record on March 5, 1996. All per share amounts have been adjusted or restated to reflect the split. The Board of Directors also increased the quarterly cash dividend from $.15 per share to $.17 per share.
         While total 1995 sales of $1,473 million were 7 percent higher than in 1994, net earnings declined as a result of the restructuring to $79 million, or $1.25 per share, compared with $96 million, or $1.46 per share, in 1994. Excluding restructuring costs, earnings were $123 million, or $1.96 per share. Earnings benefited from

[Photo Description:]
Photo of executive officers Robert H. Jenkins, President and Chief Executive Officer; Paul Donovan, Executive Vice President and Chief Financial Officer; Robert J. Smuland, Executive Vice President and Chief Operating Officer, Aerospace; Don R. O'Hare, Chairman of the Board; Patrick L. Thomas, Executive Vice President and Chief Operating Officer, Industrial.

[Photo caption:]
(Left to right) Robert H. Jenkins, President and Chief Executive Officer; Paul Donovan, Executive Vice President and Chief Financial Officer; Robert J. Smuland, Executive Vice President and Chief Operating Officer, Aerospace; Don
R. O'Hare, Chairman of the Board; Patrick L. Thomas, Executive Vice President and Chief Operating Officer, Industrial.

increased sales, a more profitable mix, and cost reduction measures implemented in prior years. Earnings per share benefited further from the repurchase of 1 million shares of the Company's stock during the year. Since program inception, we have repurchased more than 6 million shares of the 10 million authorized by the Board of Directors in 1993 at a total cost of $271 million. On February 20, 1996, the Board, to reflect the stock split, doubled the remaining authorization to approximately 8 million shares. We plan to continue to repurchase shares on an opportunistic basis.
         Operating cash flow after capital expenditures reached $134 million despite the fact that we used $13 million for the restructuring and $20 million to increase working capital. The working capital increase was related to higher volumes in our Industrial businesses and our efforts to attain greater work flow stability in our Aerospace segment. To maximize the long-term value for shareholders, we will continue to balance our deployment of cash among internal growth, acquisitions, share repurchases, dividends, and debt retirement. In


[Bar chart:]

OPERATING CASH FLOW PER SHARE AFTER CAPITAL SPENDING
(dollars)                                               1991            1992            1993            1994            1995
------------------------------------------------------------------------------------------------------------------------------
                                                        1.61            2.15            2.60             .86            2.14


[Bar charts:]

SHARES OUTSTANDING AT YEAR END
(millions)                                              1991            1992            1993            1994            1995
-------------------------------------------------------------------------------------------------------------------------------
                                                        36.1            36.1            33.5            31.6            30.8


OPERATING PROFIT AS A PERCENT OF SALES
Excluding restructuring charges
(percent)                                               1991            1992            1993            1994            1995
-------------------------------------------------------------------------------------------------------------------------------
Aerospace                                               15.9            10.8            14.1            12.4            14.9
Industrial                                              12.1            12.8            13.4            16.0            17.5



1995, we invested $66 million in research and development, and $62 million in capital projects. We applied $60 million to share repurchases, and another $38 million to dividend payments. During the year we reduced our debt by $45 million and maintained a debt ratio in our optimal mid-40 percent range. We did not make any major acquisitions in 1995.
         We are pleased that most of our markets now are in or entering the upward portions of their cycles and are expected to continue improving in 1996. Incoming orders of $1,657 million were up by 15 percent compared with 1994 orders and were 12 percent higher than 1995 sales.
         In our Aerospace segment, total sales of $726 million were up by $16 million from 1994. Commercial sales of $487 million were up by 13 percent, while military sales of $239 million were down by 14 percent. The increase in the commercial business was driven by a 25 percent increase in aftermarket sales, which reflected the sustained growth in passenger traffic and previously depleted spare parts inventories. Total Aerospace incoming orders increased to $896 million in 1995, which included a $172 million contract for Spearfish torpedo propulsion units. Because of the improvements in sales and orders, and particularly because of new customer-funded development work, a planned reduction in engineering staff was averted in the third quarter. Improved manufacturing efficiency and the favorable mix of incremental sales resulted in a solid recovery in operating profit margins, from 12.4 percent of sales in 1994 to 14.9 percent in 1995, excluding restructuring costs.
         Results in all three of our Industrial businesses in 1995 reflected the continued growth of these cyclical businesses through the market upcycle. Industrial sales increased by 13 percent to $747 million. Incoming orders of $761 million were up by 9 percent from 1994. As a result of cost reductions in past years and continued strong market positions, operating profit as a percentage of sales increased from 16.0 percent in 1994 to 17.5 percent in 1995, excluding restructuring costs.
         For 1996, our expectations for the Aerospace segment include improving sales, orders, and operating profit, reflecting the initial benefits of our capacity rationalization and the cyclical improvement in the commercial aerospace markets. In our Industrial businesses we expect further growth in sales and profits in 1996 through sustained momentum in our existing markets and continued international expansion. As we look toward the end of the decade and beyond, we anticipate continued growth in our Industrial segment markets, improving conditions in commercial aerospace markets, and soft but stabilized military markets. We are optimistic about our future and we expect to return to our historic level of profitability.
         In January 1996, Berger G. "Bud" Wallin, Executive Vice President for Special Projects, announced his retirement effective April 1, 1996. During his 41 years with Sundstrand, Bud became a driving force in the successful development of our Industrial segment. The Company will continue to benefit from his many contributions for years to come and from his continued input as a director.
         We also would like to acknowledge the contributions of Thomas G. Pownall, retired Chairman of Martin Marietta Corporation, who will retire as a director upon the expiration of his term at the 1996 Annual Meeting of Stockholders. Mr. Pownall has served as a director since 1978, and will become a Director Emeritus of the Company.
         We thank our shareholders, employees, customers, and suppliers for their continued support.

February 20, 1996

/s/ Don R. O'Hare                            /s/ Robert H. Jenkins
-----------------------------------          ----------------------------------
Don R. O'Hare                                Robert H. Jenkins
Chairman of the Board                        President and
                                             Chief Executive Officer

/s/ Paul Donovan                             /s/ Robert J. Smuland
-----------------------------------          ----------------------------------
Paul Donovan                                 Robert J. Smuland
Executive Vice President and                 Executive Vice President and
Chief Financial Officer                      Chief Operating Officer, Aerospace

/s/ Patrick L. Thomas
-----------------------------------
Patrick L. Thomas
Executive Vice President and
Chief Operating Officer, Industrial


[Photo description:]
Berger G. Wallin, Executive Vice President for Special Projects.

[Photo caption:]
None.

Berger G. Wallin

CAREER HIGHLIGHTS

1955
Earned B.S. degree in Civil
Engineering from Purdue University.
Joined Sundstrand.

1966-1972
Plant Manager of Sundstrand
Aviation in Denver.

1972-1978
General Manager of Sundstrand
Fluid Handling in Arvada, Colorado.

1978-1989
Vice President and General Manager
of Sundstrand Fluid Handling.

1989-1990
Group Vice President, Industrial.

1990-1995
Executive Vice President and Chief
Operating Officer, Industrial.

1995-1996
Executive Vice President for Special
Projects.

SUNDSTRAND AT A GLANCE

AEROSPACE

PRODUCT LINES

Electric Power Systems
Electric power generating systems,
including integrated drive generators,
constant speed drives, generators,
and controls

MECHANICAL AND FLUID SYSTEMS
Pumping, actuation, emergency
power, torpedo propulsion, and
secondary power systems

POWER SYSTEMS
Auxiliary power units, gas turbine
engines, fans, and environmental
control systems




SALES
--------------------------------------------------------------------------------------------------------------
(millions)                                   1991           1992           1993            1994           1995
--------------------------------------------------------------------------------------------------------------
Commercial OEM                        $       271    $       264    $       204     $       205    $       203
Commercial Aftermarket                        218            253            230             227            284
Military OEM                                  239            232            227             200            167
Military Aftermarket                           80             91             93              78             72
--------------------------------------------------------------------------------------------------------------
  Total Aerospace                     $       808    $       840    $       754     $       710    $       726
==============================================================================================================

                      [pie chart:]
1995 PRIMARY MARKETS
Commercial OEM                28%
Commercial Aftermarket        39%
Military OEM                  23%
Military Aftermarket          10%

                      [bar charts:]
OPERATING PERFORMANCE

NET SALES
(millions of dollars)                        1991           1992           1993            1994           1995
--------------------------------------------------------------------------------------------------------------
Commercial                                    489            517            434             432            487
Military                                      319            323            319             278            239
--------------------------------------------------------------------------------------------------------------
  Total Aerospace                             808            840            754             710            726
==============================================================================================================

OPERATING PROFIT
(millions of dollars)                        1991           1992           1993            1994           1995
--------------------------------------------------------------------------------------------------------------
Reported                                      128             90            106              88             54
Restructuring                                   -             35              -               -             54
--------------------------------------------------------------------------------------------------------------
  Total                                       128            125            106              88            108
==============================================================================================================

ORDERS RECEIVED
(millions of dollars)                        1991           1992           1993            1994           1995
--------------------------------------------------------------------------------------------------------------
                                              686            886            527             736            896

UNFILLED ORDERS
(millions of dollars)                        1991           1992           1993            1994           1995
--------------------------------------------------------------------------------------------------------------
                                              753            799            572             599            769

INDUSTRIAL

BUSINESSES

MILTON ROY COMPANY
Process pumps, metering pumps,
and specialty pumps

THE FALK CORPORATION
Mechanical power transmissions,
couplings, stationary fluid power
drives, and marine drives

SULLAIR CORPORATION
Rotary screw air and gas
compressors, pneumatic tools,
dryers, and filters


SALES
------------------------------------------------------------------------------------------------------------
(millions)            1991               1992               1993              1994               1995
------------------------------------------------------------------------------------------------------------

Milton Roy           $   238            $   248             $   240            $   252            $   269
Falk                     209                192                 196                205                238
Sullair                  199                199                 193                206                240
------------------------------------------------------------------------------------------------------------

  Total Industrial   $   646            $  639              $   629            $   663            $   747
============================================================================================================

                     [pie chart:]
1995 PRIMARY MARKETS
Construction & Cement         14%
Mining & Metals               10%
Agribusiness                   3%
Chemical                      14%
Transportation                 3%
General Industry              16%
Wood & Paper                   8%
Consumer                       1%
Hydrocarbon                   15%
Water/Waste Treatment          6%
Other                          9%

                      [bar charts:]
OPERATING PERFORMANCE

NET SALES
(millions of dollars)                    1991           1992           1993            1994           1995
----------------------------------------------------------------------------------------------------------
Milton Roy                                238            248            240             252            269
Falk                                      209            192            196             205            238
Sullair                                   199            199            193             206            240
----------------------------------------------------------------------------------------------------------
  Total Industrial                        646            639            629             663            747
==========================================================================================================

OPERATING PROFIT
(millions of dollars)                    1991           1992           1993            1994           1995
----------------------------------------------------------------------------------------------------------
Reported                                  78              82             84             106            121
Restructuring                              -               -              -               -             10
----------------------------------------------------------------------------------------------------------
  Total                                   78              82             84             106            131
==========================================================================================================

ORDERS RECEIVED
(millions of dollars)                    1991           1992           1993            1994           1995
----------------------------------------------------------------------------------------------------------
                                          626            642            625             701            761
UNFILLED ORDERS
(millions of dollars)                    1991           1992           1993            1994           1995
----------------------------------------------------------------------------------------------------------
                                          113            115            110             148            162

AEROSPACE
MARKET
REVIEW



In 1995, the commercial aerospace market reached what is believed to be the bottom of a business cycle that is reshaping the industry. Revenue passenger miles have resumed a pattern of steady growth, and air cargo demand has been climbing even faster. Orders for new large commercial transport aircraft from the three major manufacturers increased to approximately 600 in 1995 compared with a low of about 300 in 1994. Orders and deliveries are expected to increase in 1996 as the cyclical recovery continues.
         In the emerging market for smaller regional aircraft, deliveries have been increasing since 1994 as more platforms enter service and as airlines shift toward direct routing and more frequent flights. Business jets also are enjoying a resurgence paralleling the economic upturn and improvements in corporate profitability.
         Future growth in air traffic will follow demographic, economic, and industrialization patterns. The North American and European markets are mature, and will continue to expand methodically from their large existing bases. In Latin America, Eastern Europe, and particularly in the Asia-Pacific region, growth will be much faster, though from smaller bases, as infrastructure is developed and routes are expanded to serve the increasing demand in the world's growing economies. The large underserved populations in these areas should generate strong growth through the next decade.
         Military procurement continued to decline in 1995, although the rate of decline is slowing. The end of the Cold War and intense efforts to balance the U.S. budget triggered a massive reduction in defense spending that is now starting to stabilize, but at a much reduced level. Economic incentives to improve the balance of trade are overcoming political barriers to foreign military sales for the United States. As a result, international deliveries of U.S. military aircraft will grow in the short term until unmet demand is satisfied. While the total military market represents a smaller portion of the aerospace industry, it will remain an important arena for technological development and will provide a sound business base.
         The successful suppliers to tomorrow's worldwide aerospace industry will be those capable of assuming a greater responsibility for total system development and procurement. It will also be those who have reduced costs to remain competitive in the smaller and more price-conscious marketplace. Sundstrand Aerospace is actively participating in these market changes by enhancing our technical capability to develop and provide complete systems and by partnering with those who can provide complementary skills.
         Aggressive restructuring activities have lowered fixed costs substantially and employees have taken ownership in the effort to reduce the cost of business, especially in our manufacturing processes. A shift to self-directed work teams, cellular manufacturing, and demand flow assembly operations allows employees to produce more with higher levels of quality. Increasingly challenging customer requirements are met with quality enhancements and integrated engineering practices. Without sacrificing profitability, we are making significant progress in increasing productivity to deliver better value to customers through lower costs, better quality, and improved service.

[Large photo description:]
Tails of Boeing 777 aircraft showing varied airline logos.

[Caption:]
The Boeing 777 completed its first full year of production in 1995. The reliability of Sundstrand's main and backup electric power generating systems was among the critical elements in Boeing's successful bid for an early approval allowing even the first production aircraft to fly transoceanic routes.

[Small photo:]
Artist's rendering of McDonnell Douglas MD-95 in flight.

[Caption:]
The trend toward supplying complete systems reached a new level for Sundstrand in 1995 with the program launch of the 100-120 passenger McDonnell Douglas MD-95. Sundstrand will design and supply the entire aircraft AC electric power generating and distribution systems. Sundstrand and Labinal, through their APIC joint venture, will also supply the auxiliary power system for the MD-95.

[Large photo:]
Airline mechanic inspecting integrated drive generator inside engine cowling of Southwest Airlines 737 aircraft.

[Caption:]
Southwest Airlines is known throughout the commercial aerospace industry for its operating efficiency, on-time performance, and high ratings in customer satisfaction. To help Southwest maintain its reputation, Sundstrand was selected in 1995 to perform all electric power generating system overhaul and repair work for the airline's all-737 fleet.

[Small photo:]
Airline mechanic standing at tool chest in front of China XinHua 737 aircraft with open engine cowling.

[Caption:]
In addition to direct participation in emerging markets, Sundstrand is expanding its international reach through its OEM customers. Like most commercial aircraft delivered to airlines worldwide, this Boeing 737, shown with a China XinHua Airlines mechanic during a routine maintenance inspection, uses Sundstrand electric power generating equipment. China XinHua also has selected the APIC APS 2000 auxilary power unit.

AEROSPACE
ELECTRIC
POWER
SYSTEMS

As the leading supplier of aircraft electric power systems, Sundstrand draws on an unmatched breadth of experience and depth of product offerings. Sundstrand systems fly on every commercial aircraft platform offered by Boeing, Airbus Industrie, and McDonnell Douglas except the MD-90, several of the most popular smaller commercial aircraft, and many of the world's military aircraft. With proven capabilities in hydromechanical, power electronics, high-voltage DC, and hybrid technologies, Sundstrand can design the best system for each aircraft's power requirements and usage patterns. This scope of coverage is important both for the significant aftermarket business it generates and for the ongoing relationships it provides with customers.
         The 1995 highlights of Sundstrand's commercial aerospace business included the first commercial flight of the Boeing 777 and the launch of the McDonnell Douglas MD-95 program. Both aircraft use Sundstrand electric power systems, and both represent a shift toward complete system responsibility. The 777 generated sales for Sundstrand as airlines began taking delivery of the aircraft and purchased spare end items as well as replacement parts to maintain their fleets. The MD-95 is expected to move through the same cycle later in the decade as it moves from development into its production and delivery phases.
         Regional aircraft, a dynamic new market segment, gained momentum in 1995, driving growing demand for Sundstrand electric power systems. The high-end business jet market also represents a growth opportunity for Sundstrand, with its selection as a system supplier on the Canadair CL-604 and the Gulfstream V.
         Progress continued during the year on a number of military programs using Sundstrand systems. Milestones included the first delivery of hardware for the 767 AWACS aircraft, the rollout of the RAH-66 Comanche helicopter, and the critical design review for the F-22 Advanced Tactical Fighter. The V-22 tilt rotor aircraft and C-17 military transport had successful flight testing and demonstration flights, and flight testing continued for the Eurofighter 2000. Sundstrand was awarded a contract in 1995 to provide the initial production-configuration electric power generating systems on the Eurofighter 2000 next-generation European fighter aircraft.
         As part of an ongoing process of matching the organization to the available work, Sundstrand decided in early 1995 to close its facility in Lima, Ohio. The transition of work to other facilities is nearing completion, and the plant will be vacated on schedule during 1996.
         During 1995, Sundstrand sold a majority interest in its Advanced Power Technology (APT) subsidiary to the APT management team. APT manufactures high-power semiconductors which are used in our more advanced electric power conversion systems. Although APT is an important supplier, its business was not considered a core product line.
         The Company will regularly evaluate and adjust its operations and processes to continue to provide its customers with unparalleled quality and service in aircraft electric power. Continuous refinement of existing products and development of new technologies will protect and extend Sundstrand's leadership position in this premier product line.

AEROSPACE
MECHANICAL
AND FLUID
SYSTEMS

Sundstrand has developed a strong market presence in aircraft actuation, secondary/emergency power, and fluid pumping systems as well as systems for missile and space applications and undersea propulsion.
         Actuation systems incorporate mechanical, hydraulic, and electrical technologies for the movement and positioning of aircraft control surfaces such as flaps and slats. Recent applications include systems for the Gulfstream V and Canadair Global Express executive jets.
         Secondary and emergency power systems include aircraft accessory drives and engine starting systems along with ram air turbines (RATs) and air-driven generators (ADGs) that provide emergency hydraulic or electric power. The acquisition in 1995 of the Dowty Aerospace RAT business enhanced Sundstrand's leadership position in this field. Current secondary power programs include the F-16 engine start system, the B-2 aircraft-mounted accessory drive (AMAD) gearbox, and the gearboxes for auxiliary power units
(APUs) marketed by Sundstrand Power Systems and the APIC joint venture. Sundstrand was selected in 1995 to produce the accessory drive gearbox on the PW4000 series engine. This contract will allow Sundstrand to deliver a complete accessory system ready for installation, including gearbox-mounted electric power equipment for those aircraft using Sundstrand systems. A development contract for the Northrop Grumman F/A-18 E/F aircraft AMAD gearbox was awarded to Sundstrand in 1995.
         In fluid systems, Sundstrand is building on its solid base of current business. We continue to expand our "family" of fuel pumps which allows easy adaptation to a variety of applications with low development costs. Successful main fuel pump programs for commercial turbofan engines have contributed to Sundstrand's selection as a supplier on newer engines. New pump technology is being developed for military applications such as the F/A-18E/F aircraft, the F-22 Advanced Tactical Fighter, and the Joint Advanced Strike Technology aircraft. Sundstrand also provides turbine engine lube and scavenge pumps and a number of airframe-mounted fuel delivery and management pumps for both commercial and military applications.
          In 1995, Sundstrand was selected to supply the turbine propulsion unit for the British Royal Navy's Spearfish torpedo. This and other foreign military programs are expected to increase sales over the next few years.
         Throughout its mechanical and fluid systems business, Sundstrand is constantly extending its technology to further its competitive position, whether through selection as a supplier on new applications or as a replacement supplier on existing platforms.

[Large photo:]
Engineer with propulsion unit in front of Spearfish torpedo with second propulsion unit on crane ready for installation.

[Caption:]
Extreme operating conditions, compact size, long shelf life, and unfailing reliability are among the many challenges in torpedo design. The Spearfish torpedo, powered by a Sundstrand open cycle gas turbine powerplant (suspended in housing in the background and exposed in the foreground), relies on an innovative engineering and teaming effort among the British Royal Navy, prime contractor Marconi, and Sundstrand, to set new standards in performance and reliability.

[Small photo:]
Technician overseeing machining of housing for F-16 engine start system gearbox.

[Caption:]
While the U.S. military market has been declining steadily over the past several years, foreign military markets are generating a growing demand for American technology. In producing the engine start system/accessory drive gearbox for the General Dynamics F-16 fighter aircraft, Sundstrand performs complex, high-precision machining to exacting specifications on steel-lined magnesium castings.

[Large photo:]
Mechanic inspecting APS 3200 auxiliary power unit installed in Lufthansa German Airlines A321 aircraft.

[Caption]
Through the APIC joint venture with Labinal, Sundstrand serves the large commercial aerospace market with its expanding line of APUs. The largest unit currently offered by APIC is the APS 3200 APU, shown here in a Lufthansa German Airlines Airbus A321 and now in service through new installations and retrofits on the entire Airbus A320 aircraft series.

[Small photo]
EMB 145 aircraft in flight.

[Caption]
Representing the small end of Sundstrand's commercial APU product line, the APS 500 is designed for small commuter aircraft such as the Embraer 145 turbofan, which completed its first flight in 1995. Standardized products, advanced materials, and efficient design allow enhanced performance and competitive pricing.

AEROSPACE
POWER
SYSTEMS

Sundstrand produces auxiliary power units (APUs) for a wide variety of commercial and military applications ranging from business jets to large commercial transports. Auxiliary Power International Corporation (APIC), a joint venture between Sundstrand and Labinal S.A. of France, markets APUs for Airbus, Boeing, and McDonnell Douglas commercial transports. Sundstrand markets its own APUs directly for smaller commercial applications and all military applications.
         APIC serves the large commercial market with the APS 2000 APU for the Boeing 737 and the APS 3200 APU for the Airbus A319, A320, and A321. Additional volume will be generated in coming years as an APS 2000 series APU enters service on the MD-95.
         For the smaller commercial Sundstrand APUs, 1995 marked first flights on both the Embraer 145 turbofan, using the APS 500 APU, and the IPTN N250 turboprop, using the APS 1000 APU. Production quantities of the APS 1000 APU entered service in the growing worldwide regional aircraft market on the AVRO regional jets, the Saab 2000 Jetprop, and the Fokker 50 turboprop.
         Sundstrand's military auxiliary power applications include the APUs on the V-22 tilt rotor aircraft, F-16 engine start system, KC-135R tanker, and CH-53 and Blackhawk helicopters. A range of APU sizes for applications through 200-passenger aircraft will be supplemented by small gas turbine engines, fans, compressors, and vapor cycle cooling systems.
         High performance fans have become increasingly successful for Sundstrand with program wins on aircraft including the Canadair Global Express executive jet, Boeing 757 and 777, McDonnell Douglas MD-11, MD-90, and MD-95, and the Airbus A319/A320/A321 family. Outstanding reliability is an acknowledged characteristic of Sundstrand fans.
         The future of Sundstrand's Power Systems business will be built on the expanding family of products and growing number of aircraft on which they have been selected. The growing acceptance by airlines worldwide is establishing a base of installed units that is demonstrating the products' reliability. Our family of products is beginning to generate growing aftermarket sales.

INDUSTRIAL
MARKET
REVIEW




The Company's Industrial businesses serve a diverse group of basic industries throughout the world with a wide variety of products ranging from small metering pumps to some of the world's largest ring gears. The business cycles of these industries, which are involved primarily in raw material processing, bulk material handling, direct manufacturing, and construction, are tied closely to the level of general economic activity. In 1995, markets worldwide generally continued to improve, although the pace varied by geographic region and by industry.
         In North America, the economy grew at a moderate pace throughout the year, which fueled long-awaited industrial refurbishment and expansion projects. Europe's economy continued to improve during the year, although Germany's growth was restricted by high interest rates and the strong mark. The Far East and Asia continued to lead the world's markets in rapid growth, with particular strength in India and the emerging sectors of the Pacific Rim. The Asia-Pacific region's large population base and unceasing drive for industrialization should continue to make it the world's strongest growth market well into the next decade.
         Stable oil prices supported expansion in hydrocarbon processing markets worldwide, and certain niche products generated increasing capital project activity. Some sectors of chemical processing showed improvement as well, driven by increasing industrial demand and the positive effects of previous chemical company restructurings. The global cement and construction industry gained momentum during the year, with shortages reported in some emerging markets. Continued infrastructure development in these markets contributed to demand for primary metals, especially copper, which generated strong mining activity throughout 1995. The pulp and paper industry expanded as a result of strong demand, which drove near-capacity paper production levels through much of the year.
         To augment the sales growth generated by worldwide economic expansion, the Company's Industrial businesses are aggressively pursuing new business in targeted markets. In support of international expansion, all Industrial segment manufacturing locations have achieved ISO 9001 certification. Internal product developments target better performance at lower cost. Superior service to all customers, direct and through distribution networks, is a focal point for all of Sundstrand's Industrial businesses.

[Photo:]
Technician inspecting pump in chemical processing facility.

[Caption:]
Sundstrand supplies the chemical processing industry with a number of Industrial products, including the large Milton Roy HMP 3000 high-pressure process pumps shown in an Amoco production facility.

[Large photo:]
Worker checking shipment of multi-colored dosing pumps.

[Caption:]
A shipment of Milroyal(R) dosing pumps at Dosapro Milton Roy in Europe features customer-specified color coding to help isolate processes in a complex chemical production facility. Custom configurations of standard designs provide responsiveness to specific customer needs without compromising production efficiencies.

[Small photo:]
Worker with Kontro sealless pump and boxed hardware packed for shipping.

[Caption:]
Following the 1994 acquisition of HMD-Kontro, Milton Roy integrated the U.S. operations into its Fluid Handling facility in Colorado. The acquired magnetically driven sealless pump line now has common manufacturing, marketing, and distribution with the existing line of sealless canned motor pumps.

INDUSTRIAL
PUMPS


The Milton Roy Company serves the worldwide market with high-quality metering pumps, centrifugal process pumps and compressors, and specialty pumps.
         Metering pumps typically are used in municipal and industrial water conditioning, waste water treatment, chemical processing, and pulp and paper applications. The larger motor-driven metering pumps are often designed into systems and sold through engineering contractors. Smaller electronic metering pumps, controllers, and pH monitoring systems are stock items sold through industrial distribution channels for small industrial water treatment applications.
         In 1995, market activity increased in most geographic areas in concert with the general economic recovery, although the emerging economies of the Far East and Eastern Europe are expanding more rapidly than the more mature markets in the United States and Europe. To serve this growing demand, Milton Roy is adding sales and service support in many regions.
         In 1995, Milton Roy increased its ownership in Asia LMI Pte. Ltd., a pump manufacturer in India, to 70 percent. Majority ownership provides a platform for expansion in this large and growing market. Also during 1995, Milton Roy sold its Spectronic Instruments product lines, which were not considered a core business for Sundstrand. Milton Roy is improving its competitive position by unifying the engineering, manufacture, and distribution of its historically diverse product lines. A new line of metering pumps that will be introduced in 1996 has been designed as a simple, low-cost, reliable product to be manufactured and distributed competitively on a global basis to serve the world's water conditioning needs.
         The Fluid Handling division manufactures engineered pumps, compressors, and blowers for the hydrocarbon and chemical processing, pulp and paper, water treatment, electric power, and sanitary processing industries worldwide. These pumps are tailored for specific customer applications, and are sold to end users and engineering contractors. HMD-Kontro, acquired in 1994, has been integrated into the Fluid Handling operations and is contributing to the division's international sales.
         Areas of particular strength in 1995 were the pulp and paper industry and the hydrocarbon processing industry, which are both running at near-capacity levels in many served applications. Domestic growth in the hydrocarbon processing industry is being slowed by increasing environmental concerns. New plant construction and capacity expansion in the developing regions of the world provided significant opportunities for Fluid Handling in 1995. Internally, Fluid Handling continues to improve its processes to provide the highest quality products and service in the industry, while reducing cycle times and production costs.

INDUSTRIAL
MECHANICAL
POWER
TRANSMISSION
EQUIPMENT


From its U.S. manufacturing operations, The Falk Corporation serves a global customer base in industries such as mining, metal processing, wood and paper processing, construction and cement, chemical processing, utilities, transportation, food processing, and a variety of smaller markets. Falk's products include a broad line of standard enclosed gear drives and flexible shaft couplings sold through a worldwide distributor network as well as custom-engineered enclosed gear drives, large open gear sets, large alloyed-steel castings, and main propulsion marine drives sold directly to original equipment manufacturers and end users.
         As a vertically integrated company, Falk assesses customer needs, engineers appropriate solutions, pours high-quality alloyed-steel castings to exacting specifications, manufactures most of its own components, and assembles them into finished products. In addition to providing superior quality and cost control, manufacturing flexibility and short cycle times permit short standard product lead times, as well as rapid turnaround on priority projects.
         Typical customer applications involve bulk material handling and raw material processing into finished goods. Falk's standard enclosed gear drives and couplings are used in conveying and processing applications, while the larger custom drives are used for ore grinding and marine propulsion systems. The strongest markets in 1995 continued to be mining and mineral production, cement, and pulp and paper. These industries reflected strong economic growth and increasing demand, particularly in South America and the Far East. In Latin America, Falk increased its sales efforts in the Caribbean countries and Chile to serve these growing markets better. To increase its penetration in the Asia/Pacific region, Falk increased its sales and marketing efforts and continues to pursue joint venture opportunities.
         With facilities in the United States and joint ventures in Mexico and Brazil, Falk serves well established markets in North and South America. Plant modernization activities include a conversion to cellular manufacturing at operations in both Milwaukee, Wisconsin, and Auburn, Alabama. The Auburn plant features new machining cells with robotics that are designed for high-volume production of standard couplings. A major expansion of the Auburn plant began in 1995 to provide additional capacity for production of these high-demand standard products. At Falk's Milwaukee facility, a new carburizing furnace and pollution-free quench tank saw their first full year of service in 1995. The furnace eliminates outsourcing of this critical operation, reducing production cycle time and maintaining Falk's stringent internal quality controls.
         Products introduced in 1995 include a new alignment-free drive and a new line of non-lubricated disc couplings. Both products are designed to reduce installation and maintenance costs for the end user.
         In addition to the plant improvements and new product developments, Falk is continuing to expand and upgrade its comprehensive product line to meet global customers' needs, improve operating performance, and reduce costs, which should enable it to increase its market share in the power transmission industry.

An unceasing quest for improvement drives the regular redesign of Sullair products. The encapsulated compressor assembly lines ran multiple shifts through much of 1995 to meet the market demand for the latest generation of these compact packaged units used in a wide variety of light industrial applications.

Sullair's large industrial compressors are developing a strong following in the U.S. textile industry based on their consistent performance and continuous-duty reliability. The Sara Lee Knit Products (Hanes) plant in Jefferson, North Carolina, uses two large compressors with filters and dryers to power its air-operated equipment.

[Large photo:]
Field service representative with maintenance crew preparing to remove large pinion gear in cement mill.

[Caption:]
After more than 20 years of service, a Falk pinion gear is prepared for replacement in a ball mill drive application at Lone Star Cement in Cape Girardeau, Missouri. Falk technical support is on hand to assist the Lone Star work crew to assure a trouble-free installation and minimize down time. Product reliability and customer service are key components of the Falk reputation.

[Small photo:]
Pinion gear immediately after removal from carburizing furnace.

[Caption:]
At a critical point in the heat treating process at the Milwaukee, Wisconsin, plant, a pinion shaft is removed from Falk's new carburizing furnace and transferred to the pollution-free quench tank. Strong vertical integration throughout Falk's production processes provides consistent quality control and reduced manufacturing cycle times.

[Large photo]
Assembly line with encapsulated compressors in various stages of completion.

[Caption]
An unceasing quest for improvement drives the regular redesign of Sullair products. The encapsulated compressor assembly lines ran multiple shifts through much of 1995 to meet the market demand for the latest generation of these compact packaged units used in a wide variety of light industrial applications.

[Small photo]
Worker with large industrial compressor and variety of Hanes products.

[Caption]
Sullair's large industrial compressors are developing a strong following in the U.S. textile industry based on their consistent performance and continuous-duty reliability. The Sara Lee Knit Products (Hanes) plant in Jefferson, North Carolina, uses two large compressors with filters and dryers to power its air-operated equipment.

INDUSTRIAL
STATIONARY
AND PORTABLE
COMPRESSORS

Sullair Corporation is a major multinational manufacturer of rotary screw industrial and portable air compressors, rotary screw compressors for the refrigeration market, rotary screw vacuum systems, and pneumatic construction tools. Filters and dryers are also available for applications requiring extremely clean, dry air. Sullair's industrial compressors range from five-horsepower continuous-duty encapsulated models to 600-horsepower, high-efficiency, two-stage tandem models. Sullair's portable compressors for the construction market range from 70 cfm to 1,600 cfm. With manufacturing operations in the United States and France, joint-venture facilities in Argentina and China, and a licensee serving Australia and New Zealand, Sullair meets the needs of industrial and construction markets around the world.
         Sullair continued its program to expand its encapsulated compressor line in 1995 to meet the growing demands of its global customers. These packaged systems are gaining popularity in a variety of commercial and light industrial applications. Also in 1995, Sullair introduced training programs in China for both distributors and end users, utilizing the highly effective model of aftermarket support developed in the United States and successfully implemented in Europe. The name recognition fostered by these programs has helped to establish Sullair in its growth markets, while standardization of products and manufacturing methods have enhanced its globalization efforts. A consistent image and an expanding worldwide distributor network are providing a strong base for continued growth into the next decade.
         In 1995, Sullair continued to grow in the Middle Eastern and certain European markets, particularly France and England. North America generated moderate growth for the year, consistent with economic activity. Portable compressor sales reflected improved construction market conditions compared with 1994. The textile industry generated the strongest demand for large industrial compressor installations, while oil-free compressors gained acceptance in pharmaceuticals and food processing applications. The brightest spot for both construction and industrial compressors was Asia, where consistent economic growth, the favorable exchange rates, and aggressive marketing efforts combined to produce solid increases.
         Through joint ventures, licensing arrangements, and sales offices, Sullair is successfully penetrating new markets and establishing a worldwide system for regional manufacturing and distribution. Sullair expects to strengthen its position in rotary screw compressors by pursuing opportunities in the expanding economic regions of the world, exploring niche markets with potential global applications, and continuing to develop new products.

FINANCIAL CONTENTS

Management's Discussion and Analysis 25
Consolidated Statement of Earnings 30
Consolidated Statement of Cash Flows 31
Consolidated Balance Sheet 32
Consolidated Statement of Shareholders' Equity 33
Information by Business Segment 34
Quarterly Results 35
Notes to Consolidated Financial Statements 36
Management's Report 45
Independent Auditor's Report 45
Additional 1O-K Information 46
Selected Financial Data 47

Management's Discussion and Analysis

Sales (amounts in millions) and                                    1995                      1994                      1993
                                                          --------------------------------------------------------------------------
increase (decrease) from prior year                       Amount          Change    Amount          Change    Amount          Change
------------------------------------------------------------------------------------------------------------------------------------
Business segment
  Aerospace - Commercial...............................   $      487      12.7%     $      432      (0.5%)    $      434     (16.0%)
            - Military.................................          239     (14.0%)           278     (13.1%)           320      (1.0%)
------------------------------------------------------------------------------------------------------------------------------------
            - Total....................................          726       2.3%            710      (5.9%)           754     (10.2%)
  Industrial...........................................          747      12.7%            663       5.4%            629      (1.6%)
------------------------------------------------------------------------------------------------------------------------------------
     Total.............................................   $    1,473       7.3%     $    1,373      (0.8%)    $    1,383      (6.5%)
====================================================================================================================================

[Bar chart:]

Sales
(millions of dollars)          1991    1992   1993   1994   1995
----------------------------------------------------------------
Aerospace                       808     840    754    710    726
Industrial                      646     639    629    663    747
----------------------------------------------------------------
 Total                        1,454   1,479  1,383  1,373  1,473

The letter to shareholders on pages two through five of this report and the following discussion contain forward-looking statements which are based on assumptions such as the timing, volume, and pricing of customer orders. These assumptions are based on a variety of factors, including estimates of revenue passenger miles, projections of aircraft deliveries, anticipated levels of defense spending, projections of capital spending in a variety of industrial markets, and industry-specific economic outlooks. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those outlined in the forward-looking statements, including the risk of cancellation or adjustment of large aircraft orders, termination of significant government programs (particularly military procurement programs serviced by the Company), decreased demand in markets served by our customers (particularly commercial airline traffic), or lower-than-anticipated penetration of foreign markets.
     Total Company sales increased $100 million to $1,473 million in 1995, from $1,373 million in 1994. Net earnings in 1995 were $79 million, or $1.25 per share, which included a pretax restructuring charge of $58 million. Excluding this restructuring charge and the related period costs, 1995 net earnings were $123 million, or $1.96 per share, compared with $96 million, or $1.46 per share, in 1994.

SALES BY BUSINESS SEGMENT
Aerospace segment sales in 1995 were $726 million, which represents a $16 million increase over 1994 sales and 49.3 percent of total Company sales. Commercial sales in 1995 increased by $55 million compared with 1994 due to a
25.1 percent increase in aftermarket sales. The growth in commercial aftermarket sales reflected the sustained growth in passenger traffic and previously depleted spare parts inventories. Commercial original equipment manufacturer (OEM) sales were flat in 1995 compared with 1994. As a result of a more than 15 percent decrease in military OEM sales and a more than 5 percent decrease in military aftermarket sales, military sales in 1995 were $239 million, a $39 million decrease from 1994.
     Aerospace segment sales in 1994 declined $44 million from 1993 to $710 million, representing 51.7 percent of total Company sales. Military sales were $42 million lower in 1994 than in 1993 with sales to both military OEM and aftermarket customers declining by more than 10 percent. Both commercial OEM and aftermarket sales were flat in 1994 compared with 1993.
     The Company's electric power systems product line (Electric Power) is the largest product line within the Aerospace segment. This product line accounted for 63.6 percent, 62.1 percent, and 59.6 percent of Aerospace segment sales in 1995, 1994, and 1993, respectively. In addition, Electric Power contributed significantly to the profits of the Aerospace segment.
     Industrial segment sales were $747 million in 1995, representing 50.7 percent of total Company sales, compared with 1994 sales of $663 million. Excluding sales from Milton Roy's divested Spectronic Instruments (Spectronic) business, sales at all three Industrial businesses increased by approximately 15 percent,. The sales increases resulted primarily from an upturn in the cyclical markets which the Industrial businesses serve.
     Industrial segment sales increased by $34 million from $629 million in 1993 to $663 million in 1994, representing 48.3 percent of total Company sales. The increase was a result of improved sales from each of the three Industrial businesses. The improvement at Falk and Sullair was due to strong domestic sales resulting from the improved U.S. economy. However, the growth in Falk's sales was offset in part by the effect of the second quarter 1994 divestiture of an 85 percent interest in Sundstrand do Brasil. The increase in Milton Roy's sales was due to the effect of the first quarter acquisitions of HMD Group Limited and the business of The Kontro Company, Inc. (HMD-Kontro) partially offset by lower instruments and European metering pump sales.

Management's Discussion and Analysis


Operating profit (amounts in millions) and                  1995                     1994                      1993
                                                        ------------------------------------------------------------------
operating profit as a percent of net sales              Amount           %        Amount           %       Amount        %
----------------------------------------------------------------------------------------------------------------------------
Business segment
  Aerospace . . . . . . . . . . . . . . . . . . . .    $      54          7.4    $     88         12.4    $     106     14.1
  Industrial  . . . . . . . . . . . . . . . . . . .          121         16.2         106         16.0           84     13.4
----------------------------------------------------------------------------------------------------------------------------
    Total . . . . . . . . . . . . . . . . . . . . .    $     175         11.9    $    194         14.1    $     190     13.8
============================================================================================================================



[Bar Chart:]
Operating Profit
(millions of dollars)                                         1991          1992          1993          1994           1995
----------------------------------------------------------------------------------------------------------------------------
Aerospace . . . . . . . . . . . . . . . . . . . . .            128            91           106            88             54
Industrial. . . . . . . . . . . . . . . . . . . . .             78            82            84           106            121
-----------------------------------------------------------------------------------------------------------------------------
Total . . . . . . . . . . . . . . . . . . . . . . .            206           173           190           194            175
=============================================================================================================================



OPERATING PROFIT BY BUSINESS SEGMENT
Aerospace segment operating profit decreased by $34 million to $54 million in 1995 from $88 million in 1994. Excluding the 1995 restructuring charge of $48 million and the related period costs of $6 million, 1995 operating profit was $108 million, or 14.9 percent of sales. The operating profit increase, excluding the restructuring, was due primarily to the increase in high-margin commercial aftermarket sales in 1995 and the effect of short-term manufacturing inefficiencies in 1994.
    Aerospace segment operating profit was $88 million in 1994 compared with $106 million in 1993. The decrease was due primarily to the previously discussed decline in military sales and the effect of short-term manufacturing inefficiencies partially offset by lower marketing and administrative expenses resulting from the 1992 Aerospace restructuring. The short-term manufacturing inefficiencies, which reduced operating profit substantially in 1994, were related primarily to the transfer of production from the closed Brea and San Diego, California, plants to other Aerospace facilities.
    Industrial segment operating profit was $121 million in 1995 compared with $106 million in 1994. The increase was due primarily to increased sales and higher operating profit margins from all three Industrial businesses, partially offset by the restructuring charge recorded to write down the assets of Spectronic.
    Industrial segment operating profit was $106 million in 1994, a $22 million increase from 1993. The increase was the result of improved sales and operating margins at all three businesses, with gains at Falk and Sullair outpacing those at Milton Roy. Falk's improvement related primarily to the recovering U.S. economy. Sullair also benefited from the improvement in the U.S. economy as well as from improved results from its European operations. Milton Roy benefited from the HMD-Kontro acquisition.

RESTRUCTURING
During 1995, the Company's Board of Directors approved a restructuring plan which resulted in a pretax charge of $58 million. The charge was taken to reduce excess manufacturing capacity caused by reductions in manufacturing volume and increases in manufacturing productivity, and to write down the assets of Spectronic and the Aerospace segment's Advanced Power Technology product line (APT) in anticipation of their divestitures. The charge included $24 million in termination benefits for approximately 350 employees, primarily consisting of workers at the Company's Lima, Ohio, facility. Also included in the charge was $29 million for the write-down of the assets of the Lima facility, Spectronic, and APT, as well as $5 million for the disposition of the Lima facility. The shutdown and disposition of the Lima facility are expected to be completed by the end of 1996 and the sales of Spectronic and a majority interest in APT were completed in the third quarter of 1995. The net effect of related expenses which were not subject to accrual, cost savings, and nonrecurring gains resulted in pretax costs of $5 million in 1995 and are projected to result in pretax benefits of $4 million and $14 million in 1996 and 1997, respectively. Excluding the effect of the Spectronic and APT dispositions, the restructuring reduced cash flow by about $13 million in 1995 and is expected to provide cash flow benefits of about $1 million and $7 million in 1996 and 1997, respectively.
    During 1995, approximately $1 million was paid and charged against the restructuring liability. Additionally, approximately $6 million was charged directly to earnings related primarily to the movement of equipment from the Lima facility to other manufacturing sites.

FOREIGN OPERATIONS AND ACTIVITY
The Company has been expanding its international activity over the past several years, in part through joint-venture operations, acquisitions, and development of foreign subsidiaries. Accordingly, the Company enters into foreign currency forward contracts primarily to protect specific assets and liabilities and certain cash flows from foreign currency exchange rate fluctuations. As a result, foreign exchange rate fluctuations are not expected to have a material impact on the Company's financial condition or operations. For further information related to foreign currency forward contracts see the Summary of Significant Accounting Policies note on pages 36 and 37 and the Financial Instruments With Off-Balance-Sheet Risk note on pages 41 and 42.
    The Company continues to explore a variety of strategies to expand its international presence, including joint ventures and distributor arrangements. Markets in high-growth areas, such as the Asia-Pacific region, continue to be the focus of the Company's efforts. During 1995, Milton Roy increased its ownership in Asia LMI Pte. Ltd., a pump manufacturer in India, to 70 percent. While there is risk inherent in entering these markets, the Company expects its investments to result in long-term benefits.

UNFILLED ORDERS
Unfilled orders increased by $184 million to $931 million at December 31, 1995, compared with $747 million at December 31, 1994. The increase was due primarily to a $172 million long-term contract to provide the propulsion system for the United Kingdom's Royal Navy Spearfish heavyweight torpedo program. Unfilled orders in the Aerospace and Industrial segments increased by $170 million and $14 million, respectively, since the beginning of the year. Aerospace segment unfilled orders at December 31, 1996, are expected to approximate the level at December 31, 1995. Industrial segment unfilled orders at December 31, 1996, are expected to decrease slightly from the level at December 31, 1995.

DIVESTITURES
On July 12, 1995, the Company sold Spectronic for $19 million to Life Sciences International Plc., London, England. On September 6, 1995, the Company sold a majority interest in APT in a leveraged buy out by a management-led group. The losses on both of these sales were recognized as part of the asset write-down included in the restructuring charge discussed earlier.
    On November 12, 1993, the Company sold the assets of Sundstrand Data Control (SDC) to AlliedSignal. For a more detailed discussion, see the Sundstrand Data Control Division Sale note on page 37.

AUXILIARY POWER UNITS
The Company's Power Systems product line includes auxiliary power units (APUs) developed and produced for both the military and commercial aerospace markets. As part of an effort to capitalize on potential growth in certain segments of the commercial APU market, the Company and Labinal, Inc. are parties to a joint venture, Auxiliary Power International Corporation (APIC). Other than the decision by McDonnell Douglas to launch the MD-95, for which APIC is supplying the APU, the Company continues to project that near-term growth opportunities in this market segment will be limited by the development of fewer aircraft by the major airframe manufacturers in the future. Participation in this market has required substantial expenditures by the Company and APIC and APIC's products have encountered strong competition from an established supplier.

ENVIRONMENTAL MATTERS
For a detailed discussion, see the Environmental Matters note on pages 43 and 44.

LIQUIDITY AND CAPITAL RESOURCES
Working capital increased by $20 million to $323 million at December 31, 1995, from $303 million at December 31, 1994. The increase was due primarily to lower notes payable and higher inventories, partially offset by the current portion of the restructuring reserve. Notes payable decreased as available cash was used to reduce short-term debt and inventories increased in response to higher sales and order activity.

Management's Discussion and Analysis

    Net cash flow from operating activities in 1995 increased to $197 million from $108 million in 1994. Excluding the restructuring, which reduced 1995 cash flow by approximately $13 million, the increase was due primarily to improved net earnings in 1995 and a $35 million tax payment related to the gain from the sale of SDC which decreased the 1994 net operating cash flow.
    Net cash flow from operating activities in 1994 was $108 million, a $134 million decrease from 1993. The decrease was due primarily to changes in accounts receivable and inventory balances, which generated $7 million of cash flow during 1994, compared with $82 million in 1993, and the previously mentioned $35 million tax payment related to the gain on the sale of SDC.
    In 1995, the Company used $44 million of cash for investing activities, primarily for the purchase of fixed assets, an investment in an industrial revenue bond (IRB) trust, and the purchase of the ram air turbine product line of Dowty Aerospace Hydraulics, Dowty Group Plc., Cheltenham, England, offset in part by the proceeds from the sale of assets. The IRB trust was formed to fund capital improvements at the Company's Auburn, Alabama, facility and proceeds from the sale of assets included cash received in conjunction with the dispositions of Spectronic and APT. During 1995, the Company used $136 million of cash for financing activities, primarily to repurchase common stock, repay both short-term and long-term borrowings, and pay dividends.
    In 1994, the Company used $77 million of cash for investing activities, primarily for the purchase of fixed assets and the HMD-Kontro acquisition. Financing activities provided $33 million of cash in 1994, primarily net borrowings supported by lines of credit and borrowings for the HMD-Kontro acquisition, partially offset by cash used to repurchase common stock and pay dividends.
    In 1993, the Company generated $144 million of cash from investing activities due primarily to the sale of SDC, partially offset by the purchase of fixed assets. The Company used $364 million of cash for financing activities for repurchases of the Company's stock, debt repayments, and dividend payments.
    At December 31, 1995, a total of $335 million of unsecured revolving domestic credit facilities, all of which was unused, was being provided to the Company by seven banks. The Company also maintains foreign lines of credit for use in foreign operations totaling the equivalent of approximately $20 million, of which $1 million was used at December 31, 1995. The entire unused portion of these credit facilities was available under the Company's most restrictive debt covenants at December 31, 1995. Cash flow from operating activities and access to credit facilities and the commercial paper market provide the Company with current and continuing sources of liquidity.
    The Company issues commercial paper in the United States, which is supported by its domestic revolving credit facilities. At December 31, 1995 and 1994, the Company had $167 million and $193 million of commercial paper outstanding, respectively.


[Bar chart:]
Operating Cash Flow
(millions of dollars)           1991            1992            1993            1994            1995
----------------------------------------------------------------------------------------------------
                                183             231             242             108             197


    On June 20, 1995, the Company was authorized by its Board of Directors to issue up to an additional $150 million of long-term debt. During the fourth quarter of 1995, the Company arranged a private shelf facility with the Prudential Insurance Company of America which will allow it quick access to the private debt market through November 1998. On February 8, 1996, the Company filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission which will facilitate quick access to the public debt market.
    On February 20, 1996, the Company's Board of Directors authorized a two-for-one stock split payable as a 100 percent stock dividend to be distributed on March 19, 1996, to shareholders of record on March 5, 1996. All per share amounts have been adjusted or restated to reflect the split.
    On November 16, 1993, the Company's Board of Directors expanded its authorization for the repurchase of the Company's outstanding common stock to a total of 10 million shares, up 6 million shares from the previous authorization granted on February 16, 1993. The Company will consider a variety of options for the repurchase of the shares, from time to time, including open market, Dutch auction, and other purchases. The Company currently intends to hold the repurchased shares as treasury stock. The Company had purchased 6 million shares through December 31, 1995, pursuant to the repurchase authorization, at a total purchase price of $271 million. Funds for the repurchases were provided by the Company's 4(2) commercial paper program and operating activities.
    In December 1993, the Company recorded an extraordinary loss of $5 million, or $.07 per share, for the early retirement of high-cost, long-term debt. The extraordinary loss was due to the redemption premiums paid to holders of its 9.375% bonds and 12.0% notes, and the writeoff of capitalized debt issuance costs associated with these instruments. Funds used to redeem these instruments were provided by the net proceeds from the sale of SDC.
    Interest expense decreased by $10 million in 1994 compared with 1993 primarily as a result of the debt retirement.
    The Company uses debt to the extent internally generated cash flow is insufficient to meet its requirements.


[Bar chart:]
Capitalization
(millions of dollars)                   1991            1992            1993            1994            1995
-----------------------------------------------------------------------------------------------------------
Debt                                    455             479             282             441             396
Equity                                  692             530             512             494             481
-----------------------------------------------------------------------------------------------------------
  Total                               1,147           1,009             794             935             877
===========================================================================================================


Accordingly, the ratio of its total debt to total capital is important since it indicates the Company's capacity to absorb additional debt. This ratio was
45.2 percent at the end of 1995, compared with 47.1 percent at the end of 1994, and 35.5 percent at the end of 1993. The decrease in 1995 was due primarily to the previously discussed decrease in notes payable and the increase in retained earnings partially offset by the effects of the share repurchase program. Assuming no additional share repurchases, the Company expects the total-debt-to-total-capital ratio to be less than 40 percent by the end of 1996.
    Capital expenditures, cash dividend payments, and working capital requirements will be financed from the Company's continuing sources of liquidity.
    The Company remains actively involved in evaluating potential acquisitions, which may be financed with internal cash flow, debt, stock, or a combination thereof.
    Capital expenditures (excluding leased equipment) consisting primarily of normal replacements of property, plant, and equipment were $62 million in 1995, compared with $54 million in 1994. Capital expenditures in 1996 are expected to be approximately $65 million.
    Total research and development expenditures for the years 1995, 1994, and 1993 were $113 million, $109 million, and $127 million, respectively, of which $47 million, $45 million, and $50 million, respectively, was funded by customers. The Company expects 1996 research and development expenditures to be approximately $120 million, including approximately $50 million of which will be customer funded.

TAX ISSUES
For a detailed discussion, see the Income Taxes note on pages 40 and 41.

GOVERNMENT CONTRACT MATTERS
A portion of the Company's business results from contracts with or for government agencies. Military sales in 1995 were $243 million, of which 42 percent and 58 percent were from prime contracts and subcontracts, respectively. The Company's military sales in 1994 were $279 million, of which 31 percent and 69 percent were from prime contracts and subcontracts, respectively. The Company's military sales in 1993 were $323 million, of which 32 percent and 68 percent were from prime contracts and subcontracts, respectively. In addition, sales where the final customer was the U.S. government represented 75 percent, 87 percent, and 88 percent of total military sales in 1995, 1994, and 1993, respectively.
    For additional discussions on government contract matters, see the Government Contract Matters note on page 44.

OUTLOOK
Aerospace
Certain events, such as recent aircraft orders, airline traffic growth, and the improved profitability of airlines, appear to indicate that momentum is building in the recovery of the commercial aerospace markets. As a result of a strong market position coupled with benefits attributable to recent restructurings, the Company believes that its Aerospace business is well situated to take advantage of this recovery. Additionally, it appears that the Aerospace military market, which had been declining, is stabilizing.

Industrial
Prospects for growth in the Company's Industrial businesses continue to be favorable in the near future, but at a slower pace than the growth experienced in 1995. These businesses will continue to work on penetrating the more rapidly growing economies worldwide in addition to participating in the growth projected for the U.S. economy.

Forecast
The following discussion contains forward-looking information which should be read in conjunction with the cautionary language on page 25 at the beginning of management's discussion and analysis.
    Excluding divested non-core businesses and restructuring costs, the Company projects that 1996 sales will improve by 5 percent to 10 percent, which should generate earnings of between $2.25 and $2.40 per share.
    Total Aerospace sales are expected to grow by 5 percent to 10 percent during 1996 and are expected to generate substantial improvement in the operating profit margin. Included in the 1996 sales growth are projections of a 10 percent to 20 percent increase in the commercial OEM market, an increase of approximately 5 percent in the commercial aftermarket, and a marginal increase in military sales, compared with 1995.
    Total Industrial sales are also expected to grow by about 5 percent to 10 percent excluding Spectronic, with a related improvement in operating profitability.

Consolidated Statement of Earnings
                                   Sundstrand Corporation and Subsidiaries (SNS)

Year ended December 31,                                                                 1995         1994          1993
-------------------------------------------------------------------------------------------------------------------------
(Amounts in millions except per share data)
Net sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $1,473       $1,373         $1,383

Costs and expenses:
  Costs of products sold  . . . . . . . . . . . . . . . . . . . . . . . . . .             957          916            912
  Marketing and administration  . . . . . . . . . . . . . . . . . . . . . . .             297          280            292
  Restructuring charge  . . . . . . . . . . . . . . . . . . . . . . . . . . .              58           -              -
-------------------------------------------------------------------------------------------------------------------------
                                                                                        1,312        1,196          1,204
-------------------------------------------------------------------------------------------------------------------------
Earnings before other income (deductions) . . . . . . . . . . . . . . . . . .             161          177            179

Other income (deductions):
  Interest expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             (33)         (30)           (40)
  Interest income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               5            4              4
  Other, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               2           (2)           (10)
-------------------------------------------------------------------------------------------------------------------------
                                                                                          (26)         (28)           (46)
-------------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations before income taxes
  and extraordinary item  . . . . . . . . . . . . . . . . . . . . . . . . . .             135          149            133
Less income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              56           53             42
-------------------------------------------------------------------------------------------------------------------------

Earnings from continuing operations before extraordinary item . . . . . . . .              79           96             91
Loss from discontinued SDC business,
  prior to discontinuance, net of taxes . . . . . . . . . . . . . . . . . . .               -            -             (1)
Gain on sale of SDC, net of taxes . . . . . . . . . . . . . . . . . . . . . .               -            -             56
-------------------------------------------------------------------------------------------------------------------------

Earnings before extraordinary item  . . . . . . . . . . . . . . . . . . . . .              79           96            146
Extraordinary loss on early retirement of debt, net of taxes  . . . . . . . .               -            -             (5)
-------------------------------------------------------------------------------------------------------------------------

Net earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $   79       $   96         $  141
=========================================================================================================================

Weighted-average number of common shares outstanding
   (adjusted for the stock split) . . . . . . . . . . . . . . . . . . . . . .            62.7         65.4           70.9

Earnings per share (adjusted for the stock split):
  Earnings from continuing operations before extraordinary item . . . . . . .          $ 1.25       $ 1.46         $ 1.28
  Loss from discontinued SDC business, prior to discontinuance  . . . . . . .               -            -           (.01)
  Gain on sale of SDC . . . . . . . . . . . . . . . . . . . . . . . . . . . .               -            -            .78
-------------------------------------------------------------------------------------------------------------------------
  Earnings before extraordinary item  . . . . . . . . . . . . . . . . . . . .            1.25         1.46           2.05
  Extraordinary loss on early retirement of debt  . . . . . . . . . . . . . .               -            -           (.07)
-------------------------------------------------------------------------------------------------------------------------
  Net earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $ 1.25       $ 1.46         $ 1.98
=========================================================================================================================

Cash dividends per common share (adjusted for the stock split)  . . . . . . .          $  .60       $  .60         $  .60

See Notes to Consolidated Financial Statements

Consolidated Statement of Cash Flows
                                   Sundstrand Corporation and Subsidiaries (SNS)

Year ended December 31,                                                              1995            1994          1993
------------------------------------------------------------------------------------------------------------------------
(Amounts in millions)
Cash flow from operating activities:
  Net earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $    79          $   96        $ 141
  Adjustments to reconcile net earnings
      to net cash provided by operating activities:
    Depreciation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           61              60           69
    Amortization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           16              18           19
    Deferred income taxes . . . . . . . . . . . . . . . . . . . . . . . . . .          (14)            (15)           5
    Change in operating assets and liabilities excluding
        the effects of acquisitions and divestitures:
      Accounts receivable . . . . . . . . . . . . . . . . . . . . . . . . . .            6              (2)          41
      Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (32)              9           41
      Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            8               2           11
      Accounts payable  . . . . . . . . . . . . . . . . . . . . . . . . . . .            9              12           (7)
      Accrued expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . .           58             (79)         (17)
  Cash provided by discontinued SDC business  . . . . . . . . . . . . . . . .            -               -           12
  Pretax gain on sale of SDC  . . . . . . . . . . . . . . . . . . . . . . . .            -               -          (90)
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            6               7           17
-----------------------------------------------------------------------------------------------------------------------
    Total adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . .          118              12          101
-----------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities . . . . . . . . . . . . . . . . . .          197             108          242
-----------------------------------------------------------------------------------------------------------------------

Cash flow from investing activities:
  Cash paid for property, plant, and equipment  . . . . . . . . . . . . . . .          (63)            (52)         (58)
  Proceeds from sale of assets  . . . . . . . . . . . . . . . . . . . . . . .           43              10           10
  Cash paid for HMD-Kontro, net of cash acquired  . . . . . . . . . . . . . .            -             (25)           -
  Cash paid for Dowty ram air turbine business  . . . . . . . . . . . . . . .           (8)              -            -
  Investment in IRB trust . . . . . . . . . . . . . . . . . . . . . . . . . .          (14)              -            -
  Investment in equity companies  . . . . . . . . . . . . . . . . . . . . . .           (2)            (10)          (1)
  Proceeds from sale of discontinued SDC business . . . . . . . . . . . . . .            -               -          193
-----------------------------------------------------------------------------------------------------------------------
Net cash provided by (used for) investing activities  . . . . . . . . . . . .          (44)            (77)         144
-----------------------------------------------------------------------------------------------------------------------

Cash flow from financing activities:
  Net borrowings (payments) supported by lines of credit  . . . . . . . . . .          (26)            143          (33)
  Principal payments on long-term debt  . . . . . . . . . . . . . . . . . . .          (23)             (9)        (164)
  Issuance of long-term debt  . . . . . . . . . . . . . . . . . . . . . . . .            8               -            -
  Additional debt for HMD-Kontro acquisition  . . . . . . . . . . . . . . . .            -              25            -
  Purchase of treasury stock  . . . . . . . . . . . . . . . . . . . . . . . .          (60)            (87)        (124)
  Proceeds from stock options exercised . . . . . . . . . . . . . . . . . . .            3               -            -
  Dividends paid  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (38)            (39)         (43)
-----------------------------------------------------------------------------------------------------------------------
Net cash provided by (used for) financing activities  . . . . . . . . . . . .         (136)             33         (364)
-----------------------------------------------------------------------------------------------------------------------

Effect of exchange rate changes on cash . . . . . . . . . . . . . . . . . . .           (8)            (13)         (12)
-----------------------------------------------------------------------------------------------------------------------
  Increase in cash and cash equivalents . . . . . . . . . . . . . . . . . . .            9              51           10
  Cash and cash equivalents at January 1  . . . . . . . . . . . . . . . . . .           66              15            5
-----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at December 31  . . . . . . . . . . . . . . . . . .      $    75          $   66        $  15
=======================================================================================================================

Supplemental cash flow information:
  Interest paid . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $    34          $   32        $  46
  Income taxes paid . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $    64          $   98        $  72

See Notes to Consolidated Financial Statements

Consolidated Balance Sheet
                                   Sundstrand Corporation and Subsidiaries (SNS)

December 31,                                                                                         1995           1994
-------------------------------------------------------------------------------------------------------------------------
(Amounts in millions except share data)
Assets
Current Assets
  Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $        75    $     66
  Accounts receivable, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             281         293
  Inventories, net of progress payments . . . . . . . . . . . . . . . . . . . . . . . . . . .             330         307
  Deferred income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              55          55
  Other current assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              20          14
-------------------------------------------------------------------------------------------------------------------------
    Total current assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             761         735

Property, Plant, and Equipment, net . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             449         459
Intangible Assets, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             266         286
Deferred Income Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              75          62
Other Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              42          45
-------------------------------------------------------------------------------------------------------------------------
                                                                                                  $     1,593    $  1,587
=========================================================================================================================


Liabilities and Shareholders' Equity
Current Liabilities
  Notes payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $       168    $    194
  Long-term debt due within one year  . . . . . . . . . . . . . . . . . . . . . . . . . . . .               7          11
  Accounts payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             102          95
  Accrued salaries, wages, and commissions  . . . . . . . . . . . . . . . . . . . . . . . . .              24          23
  Accrued postretirement benefits other than pensions . . . . . . . . . . . . . . . . . . . .              17          19
  Restructuring liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              27           -
  Other accrued liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              93          90
-------------------------------------------------------------------------------------------------------------------------
    Total current liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             438         432

Long-Term Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             221         236
Accrued Postretirement Benefits Other Than Pensions . . . . . . . . . . . . . . . . . . . . .             363         357
Other Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              90          68

Shareholders' Equity
  Common stock, par value $.50 per share; authorized 150,000,000 shares;
    issued 1995 and 1994 - 37,843,014 shares (including shares in treasury) . . . . . . . . .              19          19
  Additional contributed capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             151         147
  Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             623         582
  Foreign currency translation adjustment . . . . . . . . . . . . . . . . . . . . . . . . . .             (11)         (9)
  Common stock in treasury (at cost); 1995 - 6,995,179 shares
     and 1994 - 6,207,043 shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            (287)       (234)
  Unamortized value of restricted stock issued  . . . . . . . . . . . . . . . . . . . . . . .             (14)        (11)
-------------------------------------------------------------------------------------------------------------------------
                                                                                                          481         494
-------------------------------------------------------------------------------------------------------------------------
                                                                                                  $     1,593    $  1,587
=========================================================================================================================


See Notes to Consolidated Financial Statements

Consolidated Statement of Shareholders' Equity
                                   Sundstrand Corporation and Subsidiaries (SNS)

                                                                                    1995             1994              1993
------------------------------------------------------------------------------------------------------------------------------
(Amounts in millions except share data)
Common Stock
  Balance at December 31  . . . . . . . . . . . . . . . . . . . . . . . . . .    $        19      $        19      $        19
==============================================================================================================================


Additional Contributed Capital
  Balance at January 1  . . . . . . . . . . . . . . . . . . . . . . . . . . .    $       147      $       147      $       139
  Stock issued under employee stock plans . . . . . . . . . . . . . . . . . .              4                -                8
------------------------------------------------------------------------------------------------------------------------------
  Balance at December 31  . . . . . . . . . . . . . . . . . . . . . . . . . .    $       151      $       147      $       147
==============================================================================================================================

Retained Earnings
  Balance at January 1  . . . . . . . . . . . . . . . . . . . . . . . . . . .    $       582      $       525      $       427
  Net earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             79               96              141
  Cash dividends paid . . . . . . . . . . . . . . . . . . . . . . . . . . . .            (38)             (39)             (43)
------------------------------------------------------------------------------------------------------------------------------
  Balance at December 31  . . . . . . . . . . . . . . . . . . . . . . . . . .    $       623      $       582      $       525
==============================================================================================================================

Foreign Currency Translation Adjustment
  Balance at January 1  . . . . . . . . . . . . . . . . . . . . . . . . . . .    $        (9)     $       (11)     $        (9)
  Adjustment for the year . . . . . . . . . . . . . . . . . . . . . . . . . .             (2)               2               (2)
------------------------------------------------------------------------------------------------------------------------------
  Balance at December 31  . . . . . . . . . . . . . . . . . . . . . . . . . .    $       (11)     $        (9)     $       (11)
==============================================================================================================================

Common Stock in Treasury
  Balance at January 1  . . . . . . . . . . . . . . . . . . . . . . . . . . .    $      (234)     $      (154)     $       (39)
  Purchase of 960,200, 1,768,300, and 3,273,300 shares for treasury
    in 1995, 1994, and 1993, respectively . . . . . . . . . . . . . . . . .              (60)             (80)            (131)
  Stock issued under employee stock plans . . . . . . . . . . . . . . . . . .              8                4               17
  Purchase of shares previously issued under
    employee stock plans  . . . . . . . . . . . . . . . . . . . . . . . . . .             (1)              (4)              (1)
------------------------------------------------------------------------------------------------------------------------------
  Balance at December 31  . . . . . . . . . . . . . . . . . . . . . . . . . .    $      (287)     $      (234)     $      (154)
==============================================================================================================================

Unamortized Value of Restricted Stock Issued
  Balance at January 1  . . . . . . . . . . . . . . . . . . . . . . . . . . .    $       (11)     $       (14)     $        (7)
  Stock issued under employee stock plans . . . . . . . . . . . . . . . . . .             (8)              (4)             (12)
  Purchase of shares previously issued under
    employee stock plans  . . . . . . . . . . . . . . . . . . . . . . . . . .              1                4                -
  Net amortization of deferred compensation under
    employee stock plans  . . . . . . . . . . . . . . . . . . . . . . . . . .              4                3                5
------------------------------------------------------------------------------------------------------------------------------
  Balance at December 31  . . . . . . . . . . . . . . . . . . . . . . . . . .    $       (14)     $       (11)     $       (14)
==============================================================================================================================

See Notes to Consolidated Financial Statements

Information by Business Segment
                                   Sundstrand Corporation and Subsidiaries (SNS)

Financial data with respect to the various business segments in which the Company operates are set forth below. Intersegment sales are immaterial. Military sales occur primarily in the Aerospace segment.



                                                                                     1995             1994             1993
------------------------------------------------------------------------------------------------------------------------------
(Amounts in millions)
Net sales
  Aerospace(a)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $       726      $       710      $       754

  Industrial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            747              663              629
------------------------------------------------------------------------------------------------------------------------------
                                                                                 $     1,473      $     1,373      $     1,383
==============================================================================================================================
The above includes:
  Military sales (final customer is primarily the
    U.S. government)  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $       243      $       279      $       323
==============================================================================================================================
  Export sales of domestically manufactured products
    Europe  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $       152      $       137      $       132
    Asia/Pacific Rim  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            134              111              102
    North America . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             83               70               62
    Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             48               49               44
------------------------------------------------------------------------------------------------------------------------------
                                                                                 $       417      $       367      $       340
==============================================================================================================================

(a) Sales of the electric power systems product line were $462 million, $441 million, and $449 million in 1995, 1994, and 1993, respectively.

------------------------------------------------------------------------------------------------------------------------------

Operating profit
  Aerospace . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $        54      $        88      $       106
  Industrial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            121              106               84
------------------------------------------------------------------------------------------------------------------------------
    Total operating profit  . . . . . . . . . . . . . . . . . . . . . . . . .            175              194              190

Interest expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            (33)             (30)             (40)
Interest income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              5                4                4
General corporate expenses  . . . . . . . . . . . . . . . . . . . . . . . . .            (14)             (14)             (15)
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              2               (5)              (6)
------------------------------------------------------------------------------------------------------------------------------
  Earnings from continuing operations before income taxes
    and extraordinary item  . . . . . . . . . . . . . . . . . . . . . . . . .    $       135      $       149      $       133
==============================================================================================================================

------------------------------------------------------------------------------------------------------------------------------

Assets
    Aerospace   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $       813      $       832      $       856
    Industrial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            596              600              527
    Corporate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            184              155              129
------------------------------------------------------------------------------------------------------------------------------
                                                                                 $     1,593      $     1,587      $     1,512
==============================================================================================================================

Capital expenditures (includes leased equipment)
    Aerospace   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $        34      $        28      $        32
    Industrial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             27               19               20
    Corporate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              1                7                4
------------------------------------------------------------------------------------------------------------------------------
                                                                                 $        62      $        54      $        56
==============================================================================================================================

Depreciation and amortization (includes leased equipment)
    Aerospace   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $        53      $        54      $        61
    Industrial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             22               22               23
    Corporate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              2                2                4
------------------------------------------------------------------------------------------------------------------------------
                                                                                 $        77      $        78      $        88
==============================================================================================================================

See Notes to Consolidated Financial Statements

                                   Sundstrand Corporation and Subsidiaries (SNS)

                                                                                     1995             1994             1993
-------------------------------------------------------------------------------------------------------------------------------
(Amounts in millions)
Geographic Areas
Net sales
  Domestic  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $     1,301      $     1,243      $      1,241
  Foreign . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            172              130               142
-------------------------------------------------------------------------------------------------------------------------------
                                                                                 $     1,473      $     1,373      $      1,383
===============================================================================================================================

Operating profit
  Domestic  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $       158      $       180      $        185
  Foreign . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             17               14                 5
-------------------------------------------------------------------------------------------------------------------------------
                                                                                 $       175      $       194      $        190
===============================================================================================================================

Assets
  Domestic  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $     1,405      $     1,409      $      1,348
  Foreign . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            188              178               164
-------------------------------------------------------------------------------------------------------------------------------
                                                                                 $     1,593      $     1,587      $      1,512
===============================================================================================================================

Quarterly Results (Unaudited)

                                                                                         Quarter Ended
-------------------------------------------------------------------------------------------------------------------------------
                                                                 March 31(a)         June 30          Sept. 30       Dec. 31
-------------------------------------------------------------------------------------------------------------------------------
(Amounts in millions except per share data)
1995
  Net sales . . . . . . . . . . . . . . . . . . . . . . . .     $       346      $       377      $       355      $     395
  Gross profit  . . . . . . . . . . . . . . . . . . . . . .     $       120      $       130      $       129      $     137
  Net earnings (loss) . . . . . . . . . . . . . . . . . . .     $       (18)     $        27      $        34      $      36
  Earnings (loss) per share(b)  . . . . . . . . . . . . . .     $      (.29)     $       .44      $       .53      $     .57

1994
  Net sales . . . . . . . . . . . . . . . . . . . . . . . .     $       324      $       331      $       340      $     378
  Gross profit  . . . . . . . . . . . . . . . . . . . . . .     $       100      $       110      $       114      $     133
  Net earnings  . . . . . . . . . . . . . . . . . . . . . .     $        18      $        19      $        24      $      35
Earnings per share(b) . . . . . . . . . . . . . . . . . . .     $       .27      $       .29      $       .36      $     .54

(a) 1995 includes a restructuring charge of $58 million before taxes ($40 million after taxes equivalent to $.64 per share) related to the reduction of manufacturing capacity and the divestiture of two non-core product lines.

(b) Amounts adjusted or restated to reflect the effects of the Company's two-for-one stock split payable in the form of a 100 percent stock dividend authorized by the Board of Directors on February 20, 1996.

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

NATURE OF OPERATIONS
Sundstrand Corporation is a multinational organization engaged in the design, manufacture, and sale of a variety of proprietary, technology-based components and systems for diversified international aerospace and industrial markets. The Industrial and Aerospace businesses are approximately equal in size based on sales. The principal markets for the Aerospace business are airframe manufacturers located primarily in the United States and Europe as well as world airlines. The ultimate customer for a significant portion of the Aerospace business is the United States government. The Industrial businesses serve a wide range of markets, primarily in the United States and Europe, but with growing activity in Asia and South America.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation provide for the inclusion of the accounts of Sundstrand Corporation and all subsidiaries. All intercompany transactions are eliminated in consolidation.
    Estimates are used in the preparation of financial statements in conformity with generally accepted accounting principles. These management estimates, which include estimates of total contract costs used in determining sales to be recorded under long-term contracts, affect the reported amounts included in the financial statements and accompanying footnotes. Actual results could differ from these estimates.
    Cash Equivalents are considered by the Company to be all highly liquid debt instruments purchased with original maturities of three months or less.
    Sales Under Long-Term Contracts, a portion of which are with the U.S. government, are accounted for under the percentage of completion method. The Company enters into long-term contracts which require it to develop or advance state-of-the-art technology products. Sales on developmental contracts are recorded as the related costs are incurred and include estimated profits calculated on the basis of the relationship between costs incurred and total estimated costs (cost-to-cost method of percentage of completion). The Company also enters into long-term contracts for the manufacture of products. Sales on production-type contracts are recorded as deliveries are made (units-of-delivery method of percentage of completion). Marketing and administrative costs are expensed as incurred.
    On a selective basis, the Company may enter into a contract to research and develop or manufacture a product with a loss anticipated at the date the contract is signed. These contracts are entered into in anticipation that profits will be obtained from future contracts for the same or similar products. These loss contracts often provide the Company with intellectual property rights which, in effect, establish it as the sole producer of certain products. Such losses are recognized at the date the Company becomes contractually obligated, with revisions made as changes occur in the related estimates to complete.
    Certain contracts and subcontracts are subject to government audit and review. Information related to government contract matters is presented on page 44.
    Inventories are stated at the lower of cost (principally first-in, first-out method) or market. Certain inventories are valued using the last-in, first-out method. Inventoried costs relating to long-term contracts are accounted for based on the percentage-of-completion methods described above.
    Property, Plant, and Equipment is recorded at cost and depreciation is generally provided on the straight-line basis by charges to expense at rates based on the estimated useful lives of the assets. Estimated useful lives range from 3 to 20 years for machinery and equipment and 10 to 40 years for buildings. Expenditures for new facilities and expenditures that substantially increase the useful lives of the property are capitalized. Maintenance and repairs are expensed as incurred.
    Intangible Assets of $266 million and $286 million at December 31, 1995 and 1994, respectively (net of accumulated amortization of $87 million and $81 million, respectively), consist primarily of goodwill associated with certain acquisitions. Goodwill is amortized primarily over 40 years using the straight-line method.
    The Company annually evaluates whether a change in the estimated useful life of goodwill is warranted or whether the remaining goodwill balance may be impaired. The Company currently believes that no impairment of goodwill has occurred. However, if the estimated cumulative undiscounted cash flow, before interest, over the remaining life of the goodwill indicated an impairment, a reduction for impairment of goodwill would be recorded.
    Stock-based compensation is recorded based on the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."
    Derivative Financial Instruments in the form of foreign currency forward contracts are entered into by the Company as a hedge against foreign currency exposures. These contracts limit the Company's exposure to both favorable and unfavorable currency fluctuations. On contracts which are designated as a hedge of a firm commitment, a net investment in a foreign entity, or an intercompany loan of a long-term nature, gains and losses are deferred and included in the measurement of the hedged transaction upon settlement. Gains and losses on other foreign currency forward contracts, including contracts which relate to anticipated transactions, are reflected in the financial statements in the period in which the currency fluctuation occurs.
    The Company has strict controls regarding the use of derivative financial instruments. The required level of authorization for the use of derivative instruments increases based on their relative risk characteristics. The use of leveraged derivatives is prohibited. In order to manage credit risk related to foreign currency forward contracts, the Company utilizes only highly rated commercial banks or financial institutions for such purposes. Compliance with this policy is monitored on an ongoing basis, and is reviewed and approved annually by the Finance Committee of the Company's Board of Directors.

    Information by Business Segment is presented on pages 34 and 35. Quarterly Results are presented on page 35.

ADDITIONAL STATEMENT OF CASH FLOWS INFORMATION
Excluded from the 1993 Consolidated Statement of Cash Flows was $12 million of non-cash financing activities related to the conversion of Phantom Stock and Cash Equivalent Rights liabilities to Restricted Stock under the Company's Stock Incentive Plan. For additional information on this plan see the Stock Incentive Plan note on pages 42 and 43.

SUNDSTRAND DATA CONTROL DIVISION (SDC) SALE
On November 12, 1993, pursuant to an agreement between AlliedSignal, Inc. (Allied) and the Company dated July 14, 1993, the Company transferred substantially all of the assets, business, and properties which were utilized in connection with the business of SDC to Allied. The purchase price was $191 million and Allied agreed to assume certain liabilities of the business. This resulted in a pretax gain of $96 million and an after-tax gain of $56 million, which included earnings generated since the January 31, 1993, measurement date. Results for prior years have been restated and results for 1993 have been disaggregated to reflect SDC as a discontinued operation.

RESTRUCTURING
During 1995, the Company's Board of Directors approved a restructuring plan which resulted in a pretax charge of $58 million. The charge was taken to reduce excess manufacturing capacity caused by reductions in manufacturing volume and increases in manufacturing productivity, and to write down the assets of Milton Roy's Spectronic Instruments business (Spectronic) and the Aerospace segment's Advanced Power Technology product line (APT) in anticipation of their divestiture. The charge included $24 million in termination benefits for approximately 350 employees, primarily consisting of workers at the Company's Lima, Ohio, facility. Also included in the charge was $29 million for the write-down of the assets of the Lima facility, Spectronic, and APT, as well as $5 million for disposition of the Lima facility. The shutdown and disposition of the Lima facility are expected to be completed by the end of 1996 and the sales of Spectronic and a majority interest in APT were completed in the third quarter of 1995.

    During 1995, approximately $1 million was paid and charged against the restructuring liability. Additionally, approximately $6 million was charged directly to earnings related primarily to the movement of equipment from the Lima facility to other manufacturing sites.

ACCOUNTS RECEIVABLE, NET
The components of net accounts receivable at December 31, 1995 and 1994, were:

(Amounts in millions)                                                                                  1995           1994
-----------------------------------------------------------------------------------------------------------------------------
U.S. government
  Amounts billed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $        33      $       40
  Unbilled costs and accrued profits  . . . . . . . . . . . . . . . . . . . . . . . . . . . .              25              30
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                           58              70
Commercial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             223             223
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                  $       281      $      293
=============================================================================================================================

INVENTORIES
The components of inventories at December 31, 1995 and 1994, were:

(Amounts in millions)                                                                                 1995            1994
-----------------------------------------------------------------------------------------------------------------------------
Raw materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $        51      $       49
Work in process   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             118             117
Finished goods and parts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             179             155
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                          348             321
Less progress payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              18              14
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                  $       330      $      307
=============================================================================================================================

    Prior to the application of progress payments, the inventories shown above included costs of $52 million and $51 million at December 31, 1995 and 1994, respectively, related to long-term contracts.

Notes to Consolidated Financial Statements

PROPERTY, PLANT, AND EQUIPMENT
Property, plant, and equipment at December 31, 1995 and 1994, was classified as follows:

(Amounts in millions)                                                                                    1995      1994
-------------------------------------------------------------------------------------------------------------------------
Land and improvements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $    40     $    39
Buildings and improvements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             230         230
Machinery and equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             792         775
-------------------------------------------------------------------------------------------------------------------------
                                                                                                        1,062       1,044
Less accumulated depreciation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             613         585
-------------------------------------------------------------------------------------------------------------------------
                                                                                                      $   449     $   459
=========================================================================================================================

    During 1994, the Company changed its estimate of the average useful lives used to compute depreciation for certain fixed assets. This change resulted from internal asset management procedures that are designed to ensure continued compliance with government contract accounting requirements and was made to reflect better the estimated periods during which such assets will remain in service. The change had the effect of increasing net earnings by $6 million, or $.08 per share, in the year ended December 31, 1994.

PENSION BENEFITS
The Company has defined benefit pension plans covering substantially all U.S. employees. Pay-related plans generally provide pension benefits that are based on the employee's highest compensation during a three-year period or the employee's average career compensation, prior to retirement. Nonpay-related plans provide benefits of stated amounts for each year of service. Pension plans for U.S. employees have been funded at amounts equal to or greater than the minimum required by ERISA.
    Pension cost for 1995, 1994, and 1993 included:

(Amounts in millions)                                                                   1995         1994           1993
-------------------------------------------------------------------------------------------------------------------------
Service cost of current period  . . . . . . . . . . . . . . . . . . . . . . .         $   16        $   19         $   17
Interest cost on projected benefit obligation   . . . . . . . . . . . . . . .             47            44             39
Less recognized (loss) gain on plan assets  . . . . . . . . . . . . . . . . .            130            (4)            37
Net amortization and deferral . . . . . . . . . . . . . . . . . . . . . . . .             79            (50)           (6)
-------------------------------------------------------------------------------------------------------------------------
Net pension cost  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $   12        $   17         $   13
=========================================================================================================================

    The funded status of the plans at December 31, 1995 and 1994, was:

                                                                                 1995                            1994
------------------------------------------------------------------------------------------------------------------------
                                                                Assets in        Accum-           Assets in     Accum-
                                                                excess of        ulated           excess of     ulated
                                                                accum-           benefits         accum-       benefits
                                                                ulated           in excess        ulated       in excess
(Amounts in millions)                                           benefits         of assets        benefits     of assets
------------------------------------------------------------------------------------------------------------------------
Benefit obligation liability:
  Vested benefits . . . . . . . . . . . . . . . . . . . . .        $    484           $   16          $   370      $   7
  Nonvested benefits  . . . . . . . . . . . . . . . . . . .              55                1               52          -
------------------------------------------------------------------------------------------------------------------------
  Accumulated benefit obligation  . . . . . . . . . . . . .             539               17              422          7
  Effect of projected future
    compensation levels . . . . . . . . . . . . . . . . . .              96                2               83          1
------------------------------------------------------------------------------------------------------------------------
  Projected benefit obligation  . . . . . . . . . . . . . .             635               19              505          8
Less plan assets at market value  . . . . . . . . . . . . .             687                4              586          -
------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation in
  excess of (less than) plan assets . . . . . . . . . . . .             (52)              15              (81)         8
Adjustments for deferrals of
    benefit obligation liability
    not yet recognized in cost:
  Net experience gain . . . . . . . . . . . . . . . . . . .              79               (2)             101          1
  Initial net obligation  . . . . . . . . . . . . . . . . .             (21)               -              (24)         -
  Prior service cost due to
    plan amendments . . . . . . . . . . . . . . . . . . . .              (1)              (1)               1         (1)
Adjustment required to recognize
  minimum liability . . . . . . . . . . . . . . . . . . . .               -                1                -          1
------------------------------------------------------------------------------------------------------------------------
Accrued (prepaid) pension liability . . . . . . . . . . . .        $      5           $   13          $    (3)     $   9
========================================================================================================================

    The projected benefit obligation was determined using an assumed discount rate of 7.25 percent at December 31, 1995, and 8.5 percent at December 31, 1994. The assumed weighted-average long-term rate of compensation increase was
4.0 percent at December 31, 1995, and 5.0 percent at December 31, 1994. The assumed long-term rate of return on plan assets was 9.0 percent at December 31, 1995, and 8.75 percent at December 31, 1994 and 1993. Plan assets consist principally of common stocks and fixed income investments.

    During 1993, SDC was sold and, as a result, future benefits for former employees of this division were fixed causing recognition of an $8 million curtailment gain, which has been reflected in the gain on the sale of SDC.
    The Company also sponsors four defined contribution retirement benefit plans that cover substantially all U.S. and Puerto Rican employees. All of these plans are subject to ERISA. Three of the plans are intended to be maintained under the provisions of Section 401(k) of the Internal Revenue Code of 1986, as amended, and one plan is intended to be maintained under the Puerto Rico Income Tax Act of 1954, as amended. Two of these plans provide that the employer will match certain portions of the employee-directed contributions. The 1995, 1994, and 1993 Company matching contributions to the above plans were less than $1 million in each of the three years.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
The Company provides health and life insurance benefits for retired employees and certain dependents when employees become eligible for these benefits by satisfying plan provisions, which include certain age and/or service requirements. Health and life insurance benefits for retirees of domestic operations are provided through insurance contracts, a group benefit trust or general assets of the Company. Health and life insurance benefits for retirees of foreign operations, where applicable, are provided through government-sponsored plans to which contributions by the Company are required. The health insurance plans covering substantially all U.S. employees are contributory, with contributions adjusted annually, and these plans contain other cost-sharing features such as deductibles and coinsurance. Currently, the Company requires contributions, which are adjusted annually, primarily from employees who retired subsequent to 1991. The Company does not prefund these plans and has the right to modify or terminate any of these plans in the future.
    The components of postretirement benefit cost for 1995, 1994, and 1993 were:

(Amounts in millions)                                                                  1995            1994         1993
-------------------------------------------------------------------------------------------------------------------------
Service cost  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $     3           $    4      $    5
Interest cost . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             21               22          30
Net amortization and deferral . . . . . . . . . . . . . . . . . . . . . . . .             (7)              (3)          -
-------------------------------------------------------------------------------------------------------------------------
Postretirement benefit cost . . . . . . . . . . . . . . . . . . . . . . . . .        $    17           $   23      $   35
=========================================================================================================================

    The funded status of the plans at December 31, 1995 and 1994, was:

(Amounts in millions)                                                                                    1995      1994
------------------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
  Retirees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           $ 193      $ 199
  Eligible active plan participants . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              12         11
  Other active plan participants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              89         56
------------------------------------------------------------------------------------------------------------------------
                                                                                                          294        266
Plan assets at market value . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               -          -
------------------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation in excess of plan assets  . . . . . . . . . . .             294        266
Unrecognized prior period gain  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              74         86
Unrecognized prior service gain . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              22         24
------------------------------------------------------------------------------------------------------------------------
Postretirement benefit liability recognized in the balance sheet  . . . . . . . . . . . . . .           $ 390      $ 376
========================================================================================================================

    The assumed weighted-average annual rate of increase in the per capita cost of medical and prescription drug benefits (applicable only to employees who retired prior to 1992) is 7 percent for 1996 and is assumed to decrease gradually each year from 1996 to 2000 and remain level at 5 percent thereafter. The assumed weighted-average annual rate of increase in the per capita cost of dental benefits (applicable only to employees who retired prior to 1992) is 6 percent in 1996 and is assumed to decrease to 5 percent in 1997 and remain level at that rate thereafter. These rates have no effect on the Company's costs for employees retiring after 1991 as the Company's policy is to increase retiree contributions so that the Company's annual per capita cost increases at the general inflation rate. The assumed annual rate of increase in the general inflation rate (applicable to employees retiring after 1991) is 4 percent.
    A 1 percent increase in the annual health care trend rates would have increased the accumulated postretirement benefit obligation at December 31, 1995 and 1994, by $19 million and $16 million, respectively, and increased postretirement benefit expense for 1995, 1994, and 1993 by $1 million, $1 million, and $4 million, respectively. The weighted-average discount rate used to estimate the accumulated postretirement benefit obligation was 7.5 percent at December 31, 1995, and 8.75 percent at December 31, 1994.
    During 1995, the Company decided to shut down its Lima, Ohio, facility. This decision resulted in the recognition of a $12 million curtailment loss, which was reflected in the restructuring charge. For more information related to this charge see the Restructuring note on page 37. During 1993, SDC was sold and, as a result, future benefits for former employees of this division were fixed causing recognition of a $11 million curtailment gain, which has been reflected in the gain on the sale of SDC.

Notes to Consolidated Financial Statements

INCOME TAXES
Income tax expense for the three years ended December 31, 1995, consisted of the following components:

(Amounts in millions)                                                                   1995             1994       1993
------------------------------------------------------------------------------------------------------------------------
Current income tax expense  . . . . . . . . . . . . . . . . . . . . . . . . .         $   69            $  64      $  37
Deferred income tax expense (benefit) . . . . . . . . . . . . . . . . . . . .            (13)             (11)         5
------------------------------------------------------------------------------------------------------------------------
  Total income tax expense  . . . . . . . . . . . . . . . . . . . . . . . . .         $   56            $  53      $  42
========================================================================================================================

Total income tax expense (benefit) includes:
  State tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $    7            $   9      $   8
  Foreign tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $    8            $   7      $  (3)

    State and foreign income taxes for 1995, 1994, and 1993 were principally current.
    Total income tax expense for each year varied from the amount computed by applying the statutory U.S. federal income tax rate to earnings before income taxes for the reasons set forth in the following reconciliation:

(Amounts in millions)                                                                  1995             1994        1993
-------------------------------------------------------------------------------------------------------------------------
Income tax expense at the statutory rate  . . . . . . . . . . . . . . . . . .          $  47            $  52      $   47
Increases (reductions) in taxes resulting from:
  State taxes based on income, net of federal income taxes  . . . . . . . . .              5                6           5
  Adjustments to prior year accruals  . . . . . . . . . . . . . . . . . . . .              3                4          (3)
  Taxes on subsidiaries at rates other than the
    statutory rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             (1)               1          (2)
  Additional earnings of foreign subsidiaries
    now deemed to be permanently invested . . . . . . . . . . . . . . . . . .              -               (8)          -
  Book/tax difference on sale of stock  . . . . . . . . . . . . . . . . . . .              5                -           -
  Change in federal statutory rate  . . . . . . . . . . . . . . . . . . . . .              -                -          (3)
  FSC tax benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             (5)              (2)         (3)
  Miscellaneous other items . . . . . . . . . . . . . . . . . . . . . . . . .              2                -           1
-------------------------------------------------------------------------------------------------------------------------
    Actual income tax expense . . . . . . . . . . . . . . . . . . . . . . . .          $  56            $  53      $   42
=========================================================================================================================
    "Effective" tax rate  . . . . . . . . . . . . . . . . . . . . . . . . . .           41.8%            36.0%       32.0%

    Significant components of the net deferred tax assets at December 31, 1995 and 1994, were:

(Amounts in millions)                                                                                 1995           1994
-------------------------------------------------------------------------------------------------------------------------
Deferred Tax Assets Arising From:
  Retiree medical . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $  148      $  145
  Restructuring . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              17           1
  Employee benefit plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              14          12
  Environmental reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              11          11
  Warranty reserve  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              11           8
  Recoverable taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               7           9
  Net operating losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               6          14
  Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               6           8
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              25          21
-------------------------------------------------------------------------------------------------------------------------
    Total Deferred Tax Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             245         229
-------------------------------------------------------------------------------------------------------------------------

Deferred Tax Liabilities Arising From:
  Property, plant, and equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              43          41
  Taxes provided on unremitted foreign earnings . . . . . . . . . . . . . . . . . . . . . . .              25          25
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              47          46
-------------------------------------------------------------------------------------------------------------------------
    Total Deferred Tax Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             115         112
-------------------------------------------------------------------------------------------------------------------------
      Net Deferred Tax Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $  130      $  117
=========================================================================================================================

    During the third quarter of 1993, a tax bill was enacted which increased the federal statutory tax rate on the income of corporations from 34 percent to 35 percent. Due to the tax law change, deferred tax assets increased $11 million, of which $8 million was a reduction in goodwill related to the acquisition of the assets of the Westinghouse Electrical Systems Division and $3 million was a reduction in current-year tax expense.
    Domestic and foreign earnings from continuing operations before income taxes for the three years ended December 31, 1995, as shown below, exclude profits recorded on intercompany sales. Net interest expense is allocated between geographic segments based on non-cash assets.

(Amounts in millions)                                                                   1995             1994      1993
-----------------------------------------------------------------------------------------------------------------------
Domestic  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $  121           $  139      $131
Foreign . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             14               10         2
-----------------------------------------------------------------------------------------------------------------------
  Total earnings from continuing operations
    before income taxes and extraordinary item  . . . . . . . . . . . . . . .         $  135           $  149      $133
=======================================================================================================================

    Profits recorded on intercompany sales from foreign entities excluded above were $19 million, $15 million, and $4 million, in 1995, 1994, and 1993, respectively, and were earned primarily by the Company's Singapore subsidiaries.
    At December 31, 1995, total assets of operations outside the United States were $188 million after deducting $26 million due from the Company's domestic operations. The Company's year-end 1995 equity in its foreign operations was $178 million.
    In 1994, recognizing the increase in business opportunities outside the U.S., and in the Far East region in particular, the Company adjusted its planning to recognize that foreign earnings previously earmarked for repatriation would now be considered permanently invested and used for capital investment. As of December 31, 1995 and 1994, the

Company had not provided federal income taxes on $63 million and $67 million, respectively, of undistributed earnings recorded by certain subsidiaries outside the United States, since these earnings were deemed permanently invested.
    For the years 1984 and 1985, the IRS has proposed to increase the Company's taxable income by approximately $225 million based upon the IRS' assertion that certain intercompany loans between the Company and its Sunpac subsidiary in Singapore should be taxed as if they were dividends to the Company. On July 31, 1995, the Company filed a petition with the U.S. Tax Court requesting a redetermination of the asserted deficiency related to this issue. While the amount of the proposed adjustment is material, the Company does not believe the IRS' position will be sustained.
    During 1992, the U.S. Tax Court issued an opinion adverse to the Company for the years 1979 through 1982 related to the issue of whether the payments made upon the resolution of previous government contracts disputes could reduce taxable income in the years in which the revenues from the contracts were reported. In October 1994, the Company ceased its efforts to reverse this decision and made a payment of $18 million to the IRS which did not have a material financial impact on the Company. Additionally, during 1994, the IRS informed the Company that it was disallowing a deduction for the $115 million in payments pursuant to the agreement dated August 29, 1988, which settled the government contracts disputes. While the potential impact of this disallowance is material, the Company does not believe that the IRS' position will be substantially sustained.
    The Company believes that its recorded tax and interest provisions are sufficient to cover the final resolution of any tax deficiencies.

NOTES PAYABLE AND LONG-TERM DEBT
Notes payable consist of commercial paper and bank borrowings and were $168 million and $194 million at an average interest rate of 6.1 percent and 6.3 percent at December 31, 1995 and 1994, respectively. At December 31, 1995, the Company maintained domestic revolving credit facilities totaling $335 million. Commitment fees incurred in 1995 were not material. The Company also maintained foreign lines of credit for use in its foreign operations totaling the equivalent of approximately $20 million at December 31, 1995.
    Under a long-term debt agreement in place at December 31, 1995, payments of dividends are limited by the requirement to maintain a minimum level of net worth. At December 31, 1995, net worth exceeded the maintenance level by $251 million.
    The composition of long-term debt at December 31, 1995 and 1994, was:

(Amounts in millions)                                                                                    1995        1994
-------------------------------------------------------------------------------------------------------------------------
11.05% notes due 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $    5      $   15
9.48% notes due 2001  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             100         100
9.15% notes due 2003  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              50          50
9.34% notes due 2006  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              50          50
Other, including $16 million of variable rate debt,
  weighted average 4.3% at December 31, 1995  . . . . . . . . . . . . . . . . . . . . . . . .              23          32
-------------------------------------------------------------------------------------------------------------------------
                                                                                                          228         247
Less amount due within one year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               7          11
-------------------------------------------------------------------------------------------------------------------------
Long-term debt (less current portion) . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $  221      $  236
=========================================================================================================================

    In November 1995, the Company arranged a private shelf facility with the Prudential Insurance Company of America under which the Company may issue up to $150 million of long-term debt in the private market through November 1998.
    In December 1993, the Company recorded an extraordinary loss of $8 million before taxes, or $5 million after taxes, for the early retirement of debt. The extraordinary loss was due to the redemption premiums paid to holders of the 9.375% bonds and the 12.0% notes, and the writeoff of capitalized debt issuance costs associated with these instruments.
    Total principal payments required under long-term debt agreements for the five years subsequent to December 31, 1995, are $7 million in 1996, $3 million in 1997, $6 million in 1998, $1 million in 1999, and less than $1 million in 2000.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
In the normal course of business, the Company is party to financial instruments with off-balance-sheet risk to meet financing needs and to reduce its own exposure to fluctuations in exchange rates. These financial instruments include financial guarantees and forward exchange contracts. These instruments involve, to varying degrees, elements of credit and/or exchange rate risk in excess of the amount recognized in the financial statements.
    Financial guarantees are conditional commitments issued by the Company to guarantee the payment of certain liabilities of unconsolidated affiliates and unaffiliated entities to third parties. These guarantees are issued primarily to support borrowing arrangements, and are scheduled to expire, subject to extension, from 1996 to 2000. The Company's exposure for financial guarantees is equal to the contractual amount of these guarantees. The contractual amounts and the maximum credit loss in the event of non-performance at December 31, 1995, were both $9 million.

Notes to Consolidated Financial Statements

    Forward exchange contracts are contracts for delivery or purchase of foreign currencies at specified future dates. For forward exchange contracts, the contract amounts represent currency exposure if the other party fails to perform under the contract. At December 31, 1995, the Company had forward exchange contracts maturing primarily during 1996 to sell the equivalent of $103 million and to purchase the equivalent of $58 million in foreign currency. These contracts included $132 million which the Company used to limit its exposure to foreign currency fluctuations related to specific assets and liabilities denominated in a foreign currency, primarily the French franc. The remaining $29 million was used to limit the effects of foreign currency fluctuations on anticipated Singapore dollar cash flow, based on forecasted monthly expenditures. Had all of the forward exchange contracts matured on December 31, 1995, the Company's cash requirement would have been immaterial.

FAIR VALUES OF FINANCIAL INSTRUMENTS
The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:
    Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates their fair value.
    Foreign currency exchange contracts: The fair value of the Company's foreign exchange contracts is estimated based on quoted market prices of comparable contracts.
    Short- and long-term debt: The carrying amounts of the Company's borrowings under its commercial paper programs, its short-term revolving credit agreements, and variable rate long-term debt instruments approximate their fair value. The fair value of the Company's other long-term debt is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.
    The carrying amounts and fair values of the Company's financial instruments at December 31, 1995 and 1994, were:

                                                                                       1995                        1994
-----------------------------------------------------------------------------------------------------------------------
                                                                    Carrying          Fair            Carrying    Fair
(Amounts in millions)                                                Amount           Value            Amount     Value
-----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents . . . . . . . . . . . . . . . . .         $    75          $    75          $    66      $ 66
Foreign exchange contracts  . . . . . . . . . . . . . . . .               -                2                -         -
Short-term debt . . . . . . . . . . . . . . . . . . . . . .             168              168              194       194
Long-term debt  . . . . . . . . . . . . . . . . . . . . . .             228              267              247       257

LEASE ARRANGEMENTS AND RENT EXPENSE
Rent and lease expense for the years 1995, 1994, and 1993 were $15 million, $15 million, and $16 million, respectively. The Company leases certain facilities and equipment under operating leases, many of which contain renewal options and escalation clauses. Minimum future rental commitments under noncancelable operating leases which extend beyond one year are payable as follows: 1996, $9 million; 1997, $7 million; 1998, $5 million; 1999, $5 million; 2000, $5 million; and after 2000, $12 million. Facilities and equipment under capital leases, minimum future rentals receivable under subleases, and contingent rental expenses were not significant for the years 1995, 1994, and 1993.

STOCK INCENTIVE PLAN
During 1992, the Company established a stock incentive plan, which was approved by the Company's shareholders at the April 20, 1993, Annual Meeting. The plan permits up to a maximum of 3.6 million shares of common stock to be granted as nonqualified and incentive stock options and restricted stock to managerial, supervisory, and professional employees. The options are granted, at fair market value, for a term of 10 years and become exercisable in increments of 25 percent of an individual grant on each of the second through fifth anniversary dates of the grant. The approval of this plan included the immediate conversion to Restricted Stock of 891,040 rights under the Company's Phantom Stock Plan and 205,600 rights under the Company's Cash Equivalent Program. In addition, during 1995 and 1994, the Company sold 119,500 and 164,550 shares, respectively, of restricted stock to managerial employees. The restricted stock may not be resold until the restrictions placed on these shares expire. The amount of compensation represented by the sale of restricted stock is being amortized over a nine-year vesting period.
    Transactions involving stock options for the plan are summarized as follows:

                                                                                                               Per Share
                                                                                                Number of       Option
Stock Options                                                                                     Options        Price
------------------------------------------------------------------------------------------------------------------------
Outstanding January 1, 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         721,850         $19.32
Granted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           8,200    18.53-21.92
Canceled  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (41,900)         19.32
Exercised . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               -              -
------------------------------------------------------------------------------------------------------------------------
Outstanding December 31, 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         688,150    18.53-21.92
------------------------------------------------------------------------------------------------------------------------
Granted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         629,900    22.38-23.78
Canceled  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (17,800)         19.32
Exercised . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (16,722)         19.32
------------------------------------------------------------------------------------------------------------------------
Outstanding December 31, 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,283,528    18.53-23.78
------------------------------------------------------------------------------------------------------------------------
Granted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         220,400    32.24-33.03
Canceled  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (35,112)   19.32-22.38
Exercised . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (159,982)   19.32-22.38
------------------------------------------------------------------------------------------------------------------------
Outstanding December 31, 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,308,834    18.53-33.03
========================================================================================================================
Exercisable December 31, 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         237,958    18.53-21.92
========================================================================================================================

    At December 31, 1995 and 1994, shares available for future grants under this plan were 629,380 and 934,168, respectively.

RESTRICTED STOCK PLAN
In accordance with the terms of the Company's restricted stock plan, 114,700 and 9,500 shares of common stock were sold to key managerial employees at their par value during 1995 and 1994, respectively. This common stock may not be resold until the restrictions placed on these shares expire. The amount of compensation represented by the sale of restricted stock is being amortized over a nine-year vesting period. As of December 31, 1995, 206,400 shares were available for granting under this restricted stock plan.

RESEARCH AND DEVELOPMENT
The Company performs research and development under both Company-funded programs and under contracts with others, principally the U.S. government. Company-funded programs include bid and proposal work for both military and commercial products and research and development. All Company-funded research and development is expensed as incurred or expensed in accordance with the Company's policy on contract accounting; customer-funded research and development is accounted for under the Company's contract accounting policy. Total research and development expenditures for the years 1995, 1994, and 1993 were $113 million, $109 million, and $127 million, respectively, of which $47 million, $45 million, and $50 million, respectively, was funded by customers.

ENVIRONMENTAL MATTERS
The Company is subject to numerous environmental laws and regulations and is exposed to liabilities and compliance costs arising from its past and current handling, processing, storing, and disposal of hazardous substances and wastes. These liabilities and costs relate to present facilities, former facilities which have been closed or sold, and to Superfund sites.
    The Company continually monitors its operations with respect to potential environmental issues and has established reserves for onsite and offsite environmental investigation and remediation costs. The amount reserved with respect to any site reflects the Company's estimate of its degree of responsibility, the anticipated method and ultimate cost of remediation and, when applicable, an assessment of the ability of other potentially responsible parties (PRPs) to pay their share of such costs. Although the Company believes its experience provides a reasonable basis for estimating its liability, the ultimate outcome may differ from the Company's estimates. As additional information becomes available, the reserves are reevaluated and adjusted as necessary.
    The Company's expenditures from its reserve for remediation and related studies over the past three years is as follows: 1995 - $3 million; 1994 - $5 million; and 1993 - $5 million. During this same time period, there was a net addition to the reserve of $1 million.
    It is anticipated that expenditures from the environmental reserve will be $5 million in 1996 and $5 million in 1997. Although the Company believes that its environmental reserve is adequate, due to changed circumstances or the discovery of new sites at which the Company is liable, additional accruals could be required in the future that could have a material effect on the results of operations in a particular quarter or annual period. However, the Company believes it is unlikely that there would be any material adverse effect on the Company's overall financial position.
    Environmental expenditures that relate to the day-to-day activities of current operations are expensed or capitalized as appropriate. These expenditures are in addition to the reserve spending. Such expenditures in 1995, 1994, and 1993 were not material and are not expected to be material in 1996 and 1997.
    With respect to present and former plant sites where the Company is presently conducting remediations, such remediations are being conducted pursuant to plans which have been submitted to the appropriate regulatory agencies. For each of these plant sites, the established reserve is believed to be adequate to conduct the required remediation. At certain present and former plant sites, the Company is in the process of evaluating whether remediation will be required or whether the existing contamination is attributable to the Company's activities. Because of the early stage of the evaluation at some of these sites, the Company cannot determine whether the applicable reserve will need to be adjusted.
    Under the Superfund laws, the Company participates as a PRP at 29 sites where environmental remediation is being or will be conducted. At 25 of these sites, the Company anticipates that it will be able to conclude its participation by settling as a de minimis PRP. At two of the Superfund sites, the Company, based upon the volume of waste being attributed to it, will not be able to effect a de minimis resolution. The Company believes, based upon its evaluation of its exposure and the information available from its activity with PRP groups, that its reserve is adequate to satisfy its liability with respect to these 27 sites.

Notes to Consolidated Financial Statements

    The two remaining Superfund sites are located in Rockford, Illinois. At one of the sites, the PRP group, in which the Company participates, has entered into consent decrees with the Illinois Environmental Protection Agency relating to certain investigations and interim remediations which are substantially complete. The PRP group is currently finalizing the results of the investigations to determine the scope of remediation. The Company has established a reserve for this site which it believes, based upon its evaluation of its exposure and information presently known, is adequate to resolve its liability.
    The second Superfund site in Rockford relates to a regional area of groundwater contamination, much of which is located in a highly industrialized area and which involves multiple sources. The Company is alleged to be linked to the site as one of the possible sources. However, due to the location, breadth of contamination, and probable multiple sources, the Department of Justice and the City of Rockford have been seeking a global solution which would involve the businesses located in the area. The Company believes this type of solution is likely and, therefore, its reserve for this site is based upon the assumption that such a solution will occur. Due to the many uncertainties which exist, including the sources, level of contamination, financial viability of potential PRPs, undetermined remediation, and the strength of its defenses, the Company is not able to make any estimates of its potential liability if the indicated type of solution is not reached.

GOVERNMENT CONTRACT MATTERS
Government contracts generally provide for the termination or the adjustment of material terms of such contracts at the election of the government, and the government may pursue contractual, administrative, civil, and criminal remedies for improper or illegal activities associated with obtaining and performing government contracts. Administrative remedies include the suspension, debarment, or ineligibility of all or part of a company from receiving government contracts and government-approved subcontracts. As is the case with any company that performs material amounts of business with the federal government, any such action by the government could have a material impact upon the Company's business. Management is not currently aware of any such situations.
    During 1995, the Company collected approximately $8 million of the previously disclosed $10 million settlement related to a contract for the supply of jet aircraft start units which the U.S. Navy terminated for its convenience in 1986. An additional amount of approximately $2 million is expected to be collected before the end of the second quarter of 1996. The resolution of this issue did not have a material financial impact on the Company.

SUBSEQUENT EVENT
On February 20, 1996, the Company's Board of Directors authorized a two-for-one stock split payable as a 100 percent stock dividend to be distributed on March 19, 1996, to shareholders of record on March 5, 1996. All per share amounts, stock option data, restricted stock data, and market prices of the Company's common stock have been adjusted or restated to reflect the split.

DIVIDENDS AND STOCK PRICE RANGE (UNAUDITED)

                                                                                       Per share of Common Stock
---------------------------------------------------------------------------------------------------------------------------
                                                                                                           Price range
                                                                                   Dividends      -------------------------
                                                                                        Paid             High      Low
---------------------------------------------------------------------------------------------------------------------------
Quarter
1995
    First   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $  .15      $   25  7/16     $22  1/4
    Second  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            .15          30   3/4      25  1/8
    Third   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            .15          34 15/16      28  1/2
    Fourth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            .15          35   3/8      29 9/16
---------------------------------------------------------------------------------------------------------------------------
                                                                                      $  .60
===========================================================================================================================

1994
    First   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $  .15      $   24   1/8     $20  1/2
    Second  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            .15          24 15/16      22  1/4
    Third   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            .15          25   7/8      23 7/16
    Fourth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            .15          26            20  5/8
---------------------------------------------------------------------------------------------------------------------------
                                                                                      $  .60
===========================================================================================================================


[Bar chart:]


Stock Price at Year End
(dollars)                                       1991            1992            1993            1994             1995
---------------------------------------------------------------------------------------------------------------------
                                                18.50           20.13           21.00           22.75           35.19


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

/s/ Robert H. Jenkins                     /s/ Paul Donovan
-----------------------                   ---------------------------
Robert H. Jenkins                         Paul Donovan
President and                             Executive Vice President
Chief Executive Officer                   and Chief Financial Officer

February 20, 1996

------------------------------------------------------------------------------

Independent Auditor's Report

To the Shareholders and Board of Directors, Sundstrand Corporation

We have audited the accompanying consolidated balance sheets of Sundstrand Corporation and subsidiaries as of December 31, 1995 and 1994, and the related statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.
    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sundstrand Corporation and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP
Chicago, Illinois
January 26, 1996
(Except for the Subsequent Event note, as to which the date is February 20,
1996)

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

INTELLECTUAL PROPERTY RIGHTS
The Company owns a large number of patents (expiring through 2012) and other intellectual property rights and interests, e.g., trademarks, trade secrets, and licenses, which are of importance in the aggregate to the conduct of its business and are expected to be of value in the future. In the judgment of the Company, its patents and other intellectual property rights and interests are adequate for the conduct of its business, but the loss or expiration of any single or group of patents or other intellectual properties or interests would not materially affect the conduct of its business as a whole. In the Company's opinion, its design, manufacturing and marketing skills, experience, and reputation are as responsible for its positions in the markets it serves as are its patents and other intellectual property rights and interests.

PROPERTIES
The Company occupies building space totaling approximately 6.6 million square feet, which is divided by business segment as follows: Industrial, 2.9 million square feet; Aerospace, 3.5 million square feet; and corporate offices, .2 million square feet. All building space is owned by the Company, except approximately .8 million square feet of leased space, and is well maintained, in good operating condition, and suitable for its operations. The Company owns approximately 200 acres of vacant land for future expansion.
    Aerospace domestic manufacturing facilities are located in Phoenix, Arizona; San Diego, California; Denver and Grand Junction, Colorado; Rockford, Illinois; York, Nebraska; Lima, Ohio; and Santa Isabel, Puerto Rico.
    Aerospace foreign manufacturing facilities are located in the Republic of Singapore.
    Industrial domestic manufacturing facilities are located in Auburn, Alabama; Arvada, Colorado; Michigan City, Indiana; Acton, Massachusetts; Ivyland, Pennsylvania; and Milwaukee, Wisconsin.
    Industrial foreign manufacturing facilities are located in Eastbourne, England; and Dijon, Montbrison, Pont-St.-Pierre, and St. Priest, France.

COMPETITION
The Company has competitors or potential competitors in each of its product lines. Some of these competitors or potential competitors may have greater financial and personnel resources than the Company. The Company believes that its research and development, proprietary technology, and product and service reputations have been of particular significance in maintaining the Company's competitive standing.

Selected Financial Data, 1991-1995
                                   Sundstrand Corporation and Subsidiaries (SNS)

Year ended December 31,                                           1995(a)     1994(b)       1993   1992(c)(d)(e)   1991(d)(e)
-----------------------------------------------------------------------------------------------------------------------------
(Dollar amounts in millions except per share data)
Summary of Operations
Net Sales
   Aerospace  . . . . . . . . . . . . . . . . . . . . . . . .     $   726     $   710     $   754     $   840         $   808
   Industrial   . . . . . . . . . . . . . . . . . . . . . . .         747         663         629         639             646
-----------------------------------------------------------------------------------------------------------------------------
     Total. . . . . . . . . . . . . . . . . . . . . . . . . .     $ 1,473     $ 1,373     $ 1,383     $ 1,479         $ 1,454
=============================================================================================================================
Operating Profit
   Aerospace  . . . . . . . . . . . . . . . . . . . . . . . .     $    54     $    88     $   106     $    91         $   128
   Industrial   . . . . . . . . . . . . . . . . . . . . . . .         121         106          84          82              78
-----------------------------------------------------------------------------------------------------------------------------
     Total. . . . . . . . . . . . . . . . . . . . . . . . . .     $   175     $   194     $   190     $   173         $   206
=============================================================================================================================
Earnings from continuing operations before
 income taxes, extraordinary item, and cumulative
 effect of accounting change  . . . . . . . . . . . . . . . .     $   135     $   149     $   133     $   110         $   146
Net earnings from continuing operations before extraordinary
 item and cumulative effect of accounting change  . . . . . .     $    79     $    96     $    91     $    70         $    88
Net earnings (loss) available for common shares . . . . . . .     $    79     $    96     $   141     $  (122)        $   109
Return on average equity, after tax . . . . . . . . . . . . .        16.2%       19.0%       27.0%      (19.9%)          16.5%
-----------------------------------------------------------------------------------------------------------------------------
Per Share of Common Stock(f)
Earnings from continuing operations before extraordinary
 item and cumulative effect of accounting change  . . . . . .     $  1.25     $  1.46     $  1.28     $   .97         $  1.23
Earnings (loss) . . . . . . . . . . . . . . . . . . . . . . .     $  1.25     $  1.46     $  1.98     $ (1.68)        $  1.51
Cash dividends  . . . . . . . . . . . . . . . . . . . . . . .     $   .60     $   .60     $   .60     $  .588         $   .55
Market value - high . . . . . . . . . . . . . . . . . . . . .     $ 35.38     $ 26.00     $ 22.38     $ 23.63         $ 18.50
               low  . . . . . . . . . . . . . . . . . . . . .     $ 22.25     $ 20.50     $ 17.50     $ 15.56         $ 11.69
               year-end . . . . . . . . . . . . . . . . . . .     $ 35.19     $ 22.75     $ 21.00     $ 20.13         $ 18.50
Book value  . . . . . . . . . . . . . . . . . . . . . . . . .     $  7.80     $  7.80     $  7.65     $  7.33         $  9.59
-----------------------------------------------------------------------------------------------------------------------------
Year-End Financial Position
Working capital . . . . . . . . . . . . . . . . . . . . . . .     $   323     $   303     $   365     $   490         $   643
Current ratio . . . . . . . . . . . . . . . . . . . . . . . .         1.7         1.7         2.1         2.2             3.4
Total assets  . . . . . . . . . . . . . . . . . . . . . . . .     $ 1,593     $ 1,587     $ 1,512     $ 1,780         $ 1,687
Long-term debt  . . . . . . . . . . . . . . . . . . . . . . .     $   228     $   247     $   255     $   420         $   455
Total debt  . . . . . . . . . . . . . . . . . . . . . . . . .     $   396     $   441     $   282     $   479         $   455
Shareholders' equity  . . . . . . . . . . . . . . . . . . . .     $   481     $   494     $   512     $   530         $   693
Ratio of total debt to total capital  . . . . . . . . . . . .        45.2%       47.1%       35.5%       47.5%           39.6%
Shares outstanding at year end (in millions)  . . . . . . . .        30.8        31.6        33.5        36.1            36.1
-----------------------------------------------------------------------------------------------------------------------------
Other Data
Orders received
   Aerospace  . . . . . . . . . . . . . . . . . . . . . . . .     $   896     $   736     $   527     $   886         $   685
   Industrial   . . . . . . . . . . . . . . . . . . . . . . .         761         701         625         641             626
-----------------------------------------------------------------------------------------------------------------------------
     Total. . . . . . . . . . . . . . . . . . . . . . . . . .     $ 1,657     $ 1,437     $ 1,152     $ 1,527         $ 1,311
=============================================================================================================================
Unfilled orders
   Aerospace  . . . . . . . . . . . . . . . . . . . . . . . .     $   769     $   599     $   572     $   799         $   753
   Industrial   . . . . . . . . . . . . . . . . . . . . . . .         162         148         110         115             113
-----------------------------------------------------------------------------------------------------------------------------
     Total. . . . . . . . . . . . . . . . . . . . . . . . . .     $   931     $   747     $   682     $   914         $   866
=============================================================================================================================
Property, plant, and equipment (excluding leased equipment):
   Additions, at cost   . . . . . . . . . . . . . . . . . . .     $    62     $    54     $    56     $    75         $    64
   Depreciation   . . . . . . . . . . . . . . . . . . . . . .     $    61     $    61     $    69     $    66         $    60
Approximate number of employees . . . . . . . . . . . . . . .       9,200       9,200       9,300      10,800          10,800
Approximate number of shareholders of record  . . . . . . . .       3,700       4,000       4,100       4,300           4,500

(a) Includes a restructuring charge of $58 million before taxes ($40 million after taxes equivalent to $.64 per share) related to the reduction of manufacturing capacity and the divestiture of two non-core product lines.
(b) Includes a reduction of depreciation expense related to a change in depreciable lives of $9 million before taxes ($6 million after taxes equivalent to $.08 per share).
(c) Includes charges of $35 million before taxes ($22 million after taxes equivalent to $.31 per share) for restructuring of, and reduction in employment in the Aerospace segment. Also includes charges of $17 million before taxes ($11 million after taxes equivalent to $.15 per share), exclusive of the cumulative effect, associated with the adoption of SFAS No. 106 and a credit of $9 million before taxes ($6 million after taxes equivalent to $.08 per share) resulting from a change in pension cost assumptions.
(d) Provisions for interest charges for the anticipated resolution of certain tax disputes were $2 million before taxes ($1 million after taxes equivalent to $.02 per share) in 1992, and $2 million before taxes ($1 million after taxes equivalent to $.02 per share) in 1991.
(e) Amounts restated to reflect the Company's Sundstrand Data Control division as a discontinued operation.
(f) Amounts adjusted or restated to reflect the effects of the Company's two-for-one stock split payable in the form of a 100 percent stock dividend authorized by the Board of Directors on February 20, 1996.


BOARD OF DIRECTORS
Don R. O'Hare(4)                                               Thomas G. Pownall(1,2)
Chairman of the Board                                          Retired Chairman
Sundstrand Corporation                                         Martin Marietta Corporation
Director since 1979                                            Director since 1978

Robert H. Jenkins                                              John A. Puelicher(3,4)
President and Chief Executive Officer                          Retired Chairman
Sundstrand Corporation                                         Marshall & Ilsley Corporation
Director since 1995                                            Director since 1977

J. P. Bolduc(1,2,4)                                            Ward Smith(2,3)
Chairman and Chief Executive Officer                           Retired Chairman
JPB Enterprises, Inc.                                          NACCO Industries, Inc.
Director since 1991                                            Director since 1983

Gerald Grinstein(2,3)                                          Robert J. Smuland
Retired Chairman                                               Executive Vice President and Chief Operating Officer, Aerospace
Burlington Northern Santa Fe Corporation                       Sundstrand Corporation
Director since 1991                                            Director since 1993

Charles Marshall(1,2)                                          Berger G. Wallin
Retired Vice Chairman                                          Executive Vice President for Special Projects
American Telephone and Telegraph Company                       Sundstrand Corporation
Director since 1989                                            Director since 1995

Klaus H. Murmann(1,3)                                          (1)Nominating Committee
Chairman and Chief Executive Officer                           (2)Audit Committee
Sauer, Inc.                                                    (3)Compensation Committee
Chairman of the Confederation of German Employers'             (4)Finance Committee
Associations
Director since 1981

Donald E. Nordlund(3,4)
Retired Chairman and Chief Executive Officer
Staley Continental, Inc.
Director since 1976


OFFICERS
Don R. O'Hare                                                    Berger G. Wallin
Chairman of the Board                                            Executive Vice President for Special
Elected Chairman of the                                          Projects
Board September 26, 1994;                                        Elected Executive Vice
also Chief Executive Officer                                     President for Special Projects
from September 26, 1994,                                         January 2, 1995; and Executive
to September 30, 1995;                                           Vice President and Chief Operating
consultant to the Company                                        Officer, Industrial, from August 7,
from August 20, 1991, to                                         1990, to January 1, 1995.
September 25, 1994; and                                          Age 65
Chairman of the Board from
January 1, 1989, to August                                       DeWayne J. Fellows
19, 1991.                                                        Vice President and Controller
Age 73                                                           Controller since February 16, 1989;
                                                                 elected to additional position of
Robert H. Jenkins                                                Vice President August 7, 1990.
President and Chief Executive                                    Age 51
Officer
Elected President and                                            James F. Ricketts
Chief Executive Officer October                                  Vice President and Treasurer
1, 1995; and Executive Vice                                      Elected Vice President and
President, Illinois Tool Works,                                  Treasurer February 28, 1992; and
Inc. from March 1, 1990, to                                      Vice President and Treasurer of
September 30, 1995.                                              Ford New Holland from August 1,
Age 52                                                           1988, to February 27, 1992.
                                                                 Age 49
Paul Donovan
Executive Vice President and                                     Richard M. Schilling
Chief Financial Officer                                          Vice President and General
Chief Financial Officer since                                    Counsel and Secretary
December 2, 1988; elected to                                     Vice President since April 21,
additional position of Executive                                 1978; elected to additional
Vice President August 7, 1990.                                   position of Secretary July 21,
Age 48                                                           1988.
                                                                 Age 58
Robert J. Smuland
Executive Vice President and
Chief Operating Officer, Aerospace
Elected Executive Vice President
and Chief Operating Officer,
Aerospace August 7, 1990.
Age 60

Patrick L. Thomas
Executive Vice President and Chief
Operating Officer, Industrial
Elected Executive Vice President
and Chief Operating Officer,
Industrial January 2, 1995; President
of Milton Roy Company from April 1,
1991, to January 1, 1995; and Vice
President and General Manager of
Sundstrand Fluid Handling from
October 12, 1989, to March 31, 1991.
Age 50


SUNDSTRAND CORPORATE INFORMATION

ANNUAL MEETING
The Company's Annual Meeting will be held in the Wallingford Center at the Clock Tower Resort & Conference Center, 7801 East State Street, Rockford, Illinois, on Tuesday, April 16, 1996, at 11:00 a.m. Central Time.

COMMON STOCK INFORMATION
Sundstrand common stock is listed on the New York, Chicago, and Pacific stock exchanges under the symbol SNS.

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

FORM 10-K AND OTHER FINANCIAL PUBLICATIONS
A copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and other financial publications may be obtained without charge by writing to Investor Relations at the address indicated below or by voice mail at (815) 226-2988.

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


[SNS Listed NYSE:  New York Stock Exchange logo]



                                 [Back Cover]